As filed with the U.S. Securities and Exchange Commission on April 30, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DIAMOND S SHIPPING INC.
(Exact name of registrant as specified in its charter)
Republic of the Marshall Islands	4412	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
33 Benedict Place
Greenwich, Connecticut 06830
(203) 413-2000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Craig H. Stevenson, Jr.
Chief Executive Officer, President and Director
Diamond S Shipping Inc.
33 Benedict Place
Greenwich, Connecticut 06830
(203) 413-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Randi L. Strudler
Bradley Brasser
Jones Day
250 Vesey Street
New York, New York 10281-1047
(212) 326-3939

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.
If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller Reporting Company ☐
Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.   ☐
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be registered	Proposed Maximum Offering Price Per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common shares, par value $0.001(1)	11,684,435	$13.00(2)	$151,897,655(2)	$18,410

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), the common shares being registered hereunder include such indeterminate number of shares as may be issuable as a result of share splits, share dividends or similar transactions.

(2)
Estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low sales prices of the common shares of $13.00 per share as of April 25, 2019 as reported on the New York Stock Exchange, pursuant to Rule 457(c) under the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.
SUBJECT TO COMPLETION DATED APRIL 30, 2019
PRELIMINARY PROSPECTUS
DIAMOND S SHIPPING INC.
11,684,435 Common Shares
This prospectus relates to up to 11,684,435 common shares (the “Shares”) of Diamond S Shipping Inc. (the “Company” or “DSSI”) which may be offered for sale by the selling shareholders named in this prospectus or in a supplement hereto.
We are registering the offer and sale of the Shares to satisfy registration rights we have granted pursuant to a registration rights agreement dated as of March 27, 2019 (the “Registration Rights Agreement”). The registration of the Shares to which this prospectus relates does not require the selling shareholders to offer or sell those Shares. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The selling shareholders will pay or assume brokerage commission and similar charges, if any, incurred in the sale of the Shares.
We are not selling any Shares under this prospectus and will not receive any proceeds from the sale of Shares by the selling shareholders. The Shares to which this prospectus relates may be offered and sold from time to time directly by the selling shareholders or alternatively through underwriters, broker dealers or agents. The selling shareholders will determine at what price they may sell the Shares offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. For additional information on the methods of sale that may be used by the selling shareholders, see the section entitled “Plan of Distribution.” For a list of the selling shareholders, see the section entitled “Principal and Selling Shareholders.”
Our common shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “DSSI.” On April 29, 2019, the last reported sales price of our common shares on the NYSE was $13.09.
Investing in the Shares involves risks. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of risks regarding an investment in the Shares.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
The date of this prospectus is   , 2019.

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You should rely only on the information contained in this prospectus or any prospectus supplement or amendment. We have not, and the selling shareholders have not, authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not, and the selling shareholders are not, making an offer to sell these securities in any jurisdiction where such an offer or sale is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is correct as of any time after its date. Information contained on our website, or any other website operated by us, is not part of this prospectus.
For investors outside the United States: We have not, and the selling shareholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the Shares and the distribution of this prospectus outside the United States.
This prospectus contains forward-looking statements that are subject to a number of risk and uncertainties, many of which are beyond our control. See “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements.”

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
This prospectus includes statements of our expectations, intentions, plans and beliefs that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and are intended to come within the safe harbor protection provided by those sections. These statements relate to future events or our future financial performance. We use words such as “anticipate,” “may,” “believe,” “could,” “should,” “estimate,” “expect,” “intend,” “plan,” “predict,” “potential,” “forecasts,” “project,” and other similar expressions. Forward-looking statements are made based upon management’s current expectations and beliefs concerning future developments and their potential effects on us. Such forward-looking statements are not guarantees of future performance.
The following important factors, and those important factors described elsewhere in this prospectus, could affect (and in some cases have affected) our actual results and could cause such results to differ materially from estimates or expectations reflected in such forward-looking statements:
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the cyclicality of the tanker industry;

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changes in economic and competitive conditions affecting our business, including market fluctuations in charter rates;

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partial dependence on spot market rates, including earnings from any spot market-related vessel pools we may join;

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risks related to an oversupply of tanker vessels;

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changes in fuel prices;

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decreases in the market values of tanker vessels;

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risks related to the management of our growth strategy, counterparty risks and customer relations with key customers;

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applicable laws, regulations and taxes as well as changes to such laws and governmental regulations or their application, and actions taken by regulatory authorities;

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government claims against us and the effect thereof;

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our ability to meet obligations under time charter agreements;

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dependence on third-party managers and a limited number of customers;

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our liquidity, level of indebtedness, operating expenses, capital expenditures and financing;

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our interest rate swap agreements and credit facilities;

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changing political and inter-governmental conditions affecting our industry and business;

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risk of loss, including potential liability from future litigation and potential costs due to environmental damage, vessel collisions and business interruption; risks related to war, terrorism and piracy;

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risks related to the acquisition, modification and operation of vessels;

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future supply of, and demand for, refined products and crude oil, including relating to seasonality;

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risks related to our insurance, including adequacy of coverage and increased premium payments;

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risks related to tax rules applicable to us;

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conflicts of interest between the Company and Capital Ship Management Corp. (“CSM”);

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our ability to clear the oil majors’ risk assessment processes;

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future refined product and crude oil prices and production;

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the carrying values of our vessels and the potential for any asset impairments;

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our ability to maximize the use of our vessels, including the redeployment or disposition of vessels no longer under long-term time charter;

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our continued ability to enter into long-term, fixed-rate time charters with our charterers and to re-charter our vessels as their existing charters expire at attractive rates;

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unexpected costs, charges or expenses resulting from the Transactions (as defined herein);

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uncertainty of our expected financial performance following the Transactions;

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failure to realize the anticipated benefits of the Transactions, including as a result of integrating the businesses;

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failure to maintain effective internal control over financial reporting;

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our ability to implement our business strategy and manage planned growth;

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substantial sales of common shares;

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our ability to meet financial projections;

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conflicts of interest between our significant shareholders and our other shareholders;

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risks related to our common shares, including low liquidity and high volatility;

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our ability to retain and hire key personnel;

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risks related to being an independent public company and an emerging growth company, including with respect to accounting practices and policies;

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failure to comply with the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”);

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risks related to our corporate governance, including the difficulty of changing the composition of our board of directors;

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risks related to dividend payments;

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the lack of shareholder rights due to being incorporated in the Republic of the Marshall Islands;

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the risk that it may be difficult to serve process or enforce a U.S. judgment against us; and

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other factors discussed under “Risk Factors.”

Projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate are necessarily subject to a high degree of uncertainty and risk. When considering these forward-looking statements, you should keep in mind the cautionary statements in this document and in our other SEC filings. These forward-looking statements speak only as of the date on which such statements were made, and we undertake no obligation to update these statements, except as required by the federal securities laws. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register with the SEC the Shares being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and the Shares, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.
You may review a copy of the registration statement, including its exhibits and schedules, free of charge on the internet website maintained by the SEC at www.sec.gov. Information contained on any website referenced in this this prospectus is not incorporated by reference into this prospectus or the registration statement of which this prospectus forms a part.
We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file periodic reports, proxy statements and other information with the SEC.
MARKET DATA
We use market data throughout this prospectus. We have obtained certain market data from publicly available information and industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable, but the accuracy and completeness of the information are not guaranteed. The forecasts and projections are based on industry surveys and the preparers’ experience in the industry, and there is no assurance that any of the projections or forecasts will be achieved. We believe that the surveys and market research others have performed are reliable, but we have not independently verified this information.
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PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the sections entitled “Helpful Information” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors.” In this prospectus, unless the context requires otherwise, hereafter references to the “Company,” “Diamond S,” “we,” “our” or “us” refer to Diamond S Shipping Inc. and its subsidiaries.
Our Business
We provide seaborne transportation of crude oil, refined petroleum and other products in the international shipping markets, operating a fleet of 68 vessels with an aggregate of approximately five million deadweight tons (“dwt”) in carrying capacity. Our vessel operations are composed of two segments: crude tankers, which consists of 15 Suezmax vessels and one Aframax vessel, and product tankers, which consists of 52 medium range (“MR”) vessels.
We are one of the largest publicly listed owners and operators of crude and product tankers in the world. The average age of our overall fleet is approximately 8.8 years weighted by dwt and ownership for the calendar year 2019. Our MR fleet has an average age of approximately 10.5 years, which is approximately equal to the global MR fleet average age. Our Suezmax fleet has an average age of approximately 6.9 years, which compares favorably to the industry average Suezmax age of approximately 9.5 years.
Our full fleet of 68 vessels is active in the market and earning revenue. We do business with large, well-established charterers, which include fully integrated oil companies (oil majors), smaller oil companies (refiners), oil traders, large oil distributors, governments and government agencies, and storage facility operators.
We operate vessels in both spot and time charter markets, with approximately 20% of the fleet on time charter (based on projected revenue days in 2019) with average remaining charter length of 1.2 years as of December 31, 2018. We believes this mix of spot exposure and time charters positions us favorably to benefit from the current rising charter rate environment, while enhancing our ability to maintain an attractive level of cash flows due to the fixed monthly revenue we receive from our time charter agreements.
We believe that we have established a reputation as a safe, high-quality, cost-efficient operator of modern and well-maintained tankers, and our management team strives to maintain high standards of performance, cost-efficient operations, reliability and safety in its operations. Chief Executive Officer Craig H. Stevenson, Jr. leads the management team and has over 40 years of experience in the shipping industry. Based on his previous experience as Chairman and Chief Executive Officer of OMI Corporation from 1998 through 2007, Mr. Stevenson and his team have developed strong relationships with charterers, financing sources, shipyards and other shipping industry participants. In addition, part of our fleet is managed by CSM who we believe has a strong record of vessel safety and compliance with rigorous health, safety and environmental protection standards, and enjoys long-standing relations with charterers with a high level of customer service and support. We intend to leverage the combined experience, reputation and relationships of the management team and CSM to pursue growth in the crude and product tanker sector and create value for our shareholders.
We believe that we are well-positioned to benefit from attractive market opportunities, including the potential for an increase in crude oil transportation distances, an increase in product and crude tonnage demand in connection with requirements of the International Maritime Organization (“IMO”) relating to complying with low sulfur fuel oil standards (the “IMO 2020 Regulations”) and growth opportunities. With respect to the IMO 2020 Regulations, we have committed to installing exhaust gas cleaning systems (“scrubbers”) on five Suezmax vessels, and have options to install scrubbers on the majority of the remaining Suezmax vessels with timing to be determined at our discretion.

The Transactions
Diamond S was formed for the purpose of receiving, via contribution from Capital Product Partners L.P. (“CPLP”), CPLP’s crude and product tanker business and combining that business with the business and operations of DSS Holdings L.P. (“DSS LP”) pursuant to the Transaction Agreement, dated as of November 27, 2018 (as amended, the “Transaction Agreement”), by and among CPLP, DSS LP, Diamond S and the other parties named therein.
Below is a simplified step-by-step description of the sequence of material events relating to the transactions contemplated by the Transaction Agreement (the “Transactions”):
Step 1: Formation
On November 14, 2018, CPLP formed Diamond S as a wholly owned subsidiary. We issued 500 common shares to CPLP at formation. We formed four wholly owned subsidiaries organized under the laws of the Republic of the Marshall Islands, referred to as “Products Merger Entity,” “Crude Merger Entity,” “Management Merger Entity” and “Surviving Merger Entity.”
Step 2: Separation
CPLP separated its product and crude tanker businesses into separate lines of subsidiaries and contribute them to us. We issued 12,724,500 additional common shares in connection with the contribution by CPLP. In the separation, CPLP contributed to us (1) CPLP’s crude and product tanker vessels, (2) an amount in cash equal to $10 million and (3) associated inventories.
Step 3: Distribution
On the March 27, 2019, CPLP distributed on a pro rata basis all 12,725,000 then-outstanding common shares of Diamond S to its unitholders of record as of March 19, 2019.
Step 4: Combination
Immediately following this distribution, (1) DSS Crude Transport Inc., a wholly owned subsidiary of DSS LP, merged with Crude Merger Entity, with DSS Crude Transport Inc. surviving the merger, (2) DSS Products Transport Inc., a wholly owned subsidiary of DSS LP, merged with Products Merger Entity, with DSS Products Transport Inc. surviving the merger, and (3) Diamond S Technical Management LLC, a wholly owned subsidiary of DSS LP, merged with Management Merger Entity, with Diamond S Technical Management LLC surviving the merger. Pursuant to the Transaction Agreement, DSS LP received 27,165,696 common shares of Diamond S in the combination and in turn distributed those common shares to its limited partners. Following these mergers and pursuant to the same plan each of DSS Crude Transport Inc., DSS Products Transport Inc. and Diamond S Technical Management LLC merged with the Surviving Merger Entity, with the Surviving Merger Entity surviving. Surviving Merger Entity subsequently merged with Diamond S, with Diamond S surviving.
The Transactions closed on March 27, 2019 and the Diamond S common shares commenced trading on NYSE on March 28, 2019.
Risks Factors
Ownership of common shares of Diamond S is subject to a number of risks. Please read the information in the section captioned “Risk Factors” for a more thorough description of these and other risks.
Emerging Growth Company Status
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the

“Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding non-binding advisory “say-on-pay” votes on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, the trading market for those securities may be reduced, and the prices of those securities may be traded at lower prices and experience greater volatility.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Emerging growth companies may also take advantage of an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board that require mandatory audit firm rotation or a supplement to the auditors’ report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer. We intend to take advantage of the benefits of this extended transition period for as long as it is available. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that the decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.
We will remain an emerging growth company until the earlier of  (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of our common equity securities pursuant to an effective registration statement under the Securities Act and (b) in which we have total annual gross revenue of at least $1.07 billion, (2) the date on which we are deemed to be a large accelerated filer, which means the market value of our common shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently complete second fiscal quarter, and (3) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.
Our Corporate Information
Our principal executive offices are located at 33 Benedict Place, Greenwich, Connecticut 06830, and our telephone number is (203) 413-2000. Our common shares are listed on the NYSE under the symbol “DSSI.” Our internet website address is www.diamondsshipping.com. Information on our website is not a part of this prospectus.

The Offering
Issuer
Diamond S Shipping Inc.
Shares to be offered by the selling shareholders
11,684,435 common shares(1)
Use of proceeds
We will not receive any proceeds from the sale of the Shares by the selling shareholders.
Risk factors
Investing in the Shares involves substantial risk. For a discussion of risks relating to us, our business and an investment in the Shares, see the section titled “Risk Factors” on page 5 of this prospectus and all other information set forth in this prospectus before investing in the Shares.
Listing
Diamond S common shares are traded on the NYSE under the symbol “DSSI.”

(1)
Securities registered pursuant to the registration statement of which this prospectus is a part are not required to be sold, and such registration does not necessarily indicate that the shareholder intends to sell such securities.

RISK FACTORS
The following are certain risk factors that could affect the Company’s business, financial condition, results of operations, and cash flows. You should carefully consider each of the following risks and all of the other information contained in this prospectus. The risks described below are not the only risks that the Company faces. Additional risks and uncertainties not currently known or that are currently expected to be immaterial also may materially and adversely affect the Company’s business, financial condition, results of operations, cash flows or the price of the Diamond S common shares.
This prospectus also contains forward-looking statements that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by the Company described below and elsewhere in this prospectus. See “Cautionary Statement Regarding Forward-Looking Statements” for information relating to these forward-looking statements.
Risks Related to the Company’s Industry
The highly cyclical nature of the Company’s industry may lead to volatile changes in charter rates and vessel values, which could adversely affect the Company’s business.
The tanker industry is cyclical and volatile in terms of charter rates and profitability, and unfavorable global economic conditions may adversely affect the Company’s ability to charter or re-charter Company vessels or to sell them on the expiration or termination of their charters. Any renewal or replacement charters that the Company enters into may not be sufficient to allow the Company to operate its vessels profitably. The Company expects nine of its charters to expire in 2019. Fluctuations in charter rates and vessel values result from changes in the supply and demand for tanker capacity and changes in the supply and demand for oil and petroleum products. The factors affecting the supply and demand for tankers are outside of the Company’s control, and the nature, timing and degree of changes in conditions that affect supply and demand in the petroleum industry are unpredictable.
The factors that influence demand for tanker capacity include:
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supply and demand for energy resources and oil and petroleum products, which affect customers’ need for vessel capacity;

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regional availability of refining capacity and inventories;

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changes in the production levels of crude oil (including in particular production by the Organization of the Petroleum Exporting Countries (“OPEC”), the United States and other key producers);

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global and regional economic and political conditions, including armed conflicts, terrorist activities, and strikes;

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the distance oil and petroleum products are moved by sea;

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changes in seaborne and other transportation patterns, including changes in the distances that cargoes are transported;

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developments in international trade generally;

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environmental and other legal and regulatory developments;

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construction or expansion of new or existing pipelines or railways;

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weather and natural disasters;

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competition from alternative sources of energy; and

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international sanctions, embargoes, import and export restrictions, nationalizations and wars.

The factors that influence the supply of tanker capacity include:
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supply and demand for energy resources and oil and petroleum products;

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availability and pricing of other energy resources such as natural gas;

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charter and spot market rates, including earnings from any spot market-related vessel pools the Company may join;

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technological innovations;

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availability and cost of capital;

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the number of newbuild deliveries;

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the conversion of vessels from transporting oil and petroleum products to carrying drybulk cargo or vice versa;

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the number of vessels being used for storage or as floating storage and offloading service vessels;

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the scrapping rate of older vessels;

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the number of vessels that are out of service;

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availability and pricing of other energy sources such as natural gas for which tankers can be used or to which construction capacity may be dedicated;

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environmental concerns and regulations;

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port or canal congestion;

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cost and supply of labor; and

•
currency exchange rate fluctuations.

If the Company has to re-charter its tankers when charter hire rates are low, or are unable to re-charter its tankers, its business, financial condition, results of operations, and cash flows could be adversely affected.
Changes to global economic conditions and oil and petroleum product demand, prices and supply could result in decreased demand for the Company’s vessels and services, materially affect the Company’s ability to re-charter its vessels at favorable rates and have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.
Global economic growth is a significant driver in the demand for oil and, as a result, the demand for shipping. Major economic slowdowns can have a significant impact on the global economy and demand for oil, and there is significant uncertainty over long-term economic growth prospects.
Furthermore, there is a general global trend towards energy efficient technologies and alternative sources of energy. In the long term, oil demand may be reduced by an increased reliance on alternative energy sources, or a drive for increased efficiency in the use of oil, as a result of environmental concerns over carbon emissions or high oil prices, which has the potential to significantly decrease demand for oil and shipping.
The Company expects emerging markets, which historically have had more volatile economies, to be a key driver in future oil demand. A slowdown in these economies, such as in China or India, could severely affect global demand for oil and may result in protracted, reduced consumption of oil products and a decreased demand for the Company’s vessels and lower charter rates.
If global economic conditions deteriorate or oil prices increase and, as a result, demand for oil and petroleum products contracts or increases more slowly, the Company may not be able to operate its vessels profitably or employ its vessels at favorable charter rates as they come up for re-chartering. Furthermore, the market value of the Company’s vessels may decline as a result of such events, which may cause the Company to recognize losses upon disposition of the vessels or record impairments and affect its ability to comply with its loan covenants.

In addition, reduced global supply of oil due to coordinated action, such as production cuts by OPEC members and other oil producing nations, or other circumstances may adversely affect demand for the transportation of crude oil and oil tankers.
A deterioration of the current economic conditions or changes in oil demand and supply and the product and crude tanker markets would have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.
The spot market is volatile, and any decrease in spot charter rates in the future may adversely affect the Company’s earnings.
As of December 31, 2018, the Company employed 49 vessels in the spot market on a pro forma basis after giving effect to the Transactions. Additionally, the Company may employ additional vessels that it may acquire in the future in the spot charter market or in spot market-related vessel pools. Although spot chartering is common in the tanker industry, the spot market may fluctuate significantly based upon tanker and oil supply and demand. The successful operation of the Company’s vessels in the competitive spot market depends upon, among other things, obtaining profitable spot charters and minimizing, to the extent possible, time spent waiting for charters and time spent traveling unladen to pick up cargo. The spot market is volatile and, in the past, there have been periods when spot rates have declined below the operating cost of vessels. If future spot charter rates decline, the Company may be unable to operate its vessels trading in the spot market profitably or meet its obligations, including payments on indebtedness. Furthermore, as charter rates for spot charters are fixed for a single voyage which may last up to several weeks, during periods in which spot charter rates are rising, the Company will generally experience delays in realizing the benefits from such rate increases.
The Company cannot predict whether its charterers will, upon the expiration of their charters, re-charter the Company’s vessels on favorable terms or at all. If the Company’s charterers decide not to re-charter its vessels, the Company may not be able to re-charter them on terms similar to its current charters or at all. In the future, the Company may also employ its vessels on the spot charter market, which is subject to greater rate fluctuation than the time charter market. If the Company receives lower charter rates under replacement charters or are unable to re-charter all of its vessels currently under charter and receive lower rates on the spot market, the Company’s business, financial condition, results of operations and cash flows could be materially adversely affected.
An oversupply of tanker vessels or an expansion of the capacity of newly built tankers may lead to reductions in charter hire rates, vessel values and profitability.
The supply of tankers is affected by a number of factors, such as demand for energy resources and oil and petroleum products, the level of charter hire rates, asset and newbuilding prices and the availability of financing, as well as overall economic growth in parts of the world economy, including Asia, and has been increasing as a result of the delivery of substantial newbuilding orders over the last few years. Newly built tankers were delivered in significant numbers starting at the beginning of 2006 and continuing through 2018. If newly built tankers have more capacity than the tankers being scrapped or lost, tanker capacity overall will expand. If the supply of tankers or their capacity increases over time but demand for tanker vessels does not grow correspondingly, charter rates and vessel values will materially decline. If that happens, as the Company’s charters expire, the Company may only be able to re-charter its vessels at reduced or unprofitable rates, or the Company may not be able to charter its vessels at all. A reduction in charter rates and the value of the Company’s vessels may have a material adverse effect on its business, financial condition, results of operations and cash flows.
Charter rates in the Company’s industry can fluctuate substantially, and declines in charter rates or other market deterioration could cause the Company to incur impairment charges.
The Company reviews the carrying values of its vessels for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. Whenever certain indicators of potential impairment are present, such as projected undiscounted cash flows or vessel appraisals, the Company performs a test of recoverability of the carrying amount of the assets. The review for potential impairment indicators and projection of future cash flows related to the vessels is complex and requires the

Company to make various estimates including future freight rates, residual values, future drydockings and operating costs, which are included in the analysis. All of these items have been historically volatile. The Company recognizes an impairment charge if the carrying value is in excess of the estimated future undiscounted net operating cash flows. The impairment loss is measured based on the excess of the carrying amount over the fair market value of the asset.
Although the Company believes that the assumptions used to evaluate potential impairment are reasonable and appropriate at the time they are made, such assumptions are highly subjective and likely to change, possibly materially, in the future. There can be no assurance as to how long charter rates and vessel values will remain at their current levels or whether they will improve by a significant degree. If charter rates were to remain at depressed levels, future assessments of vessel impairments would be adversely affected. Any impairment charges incurred as a result of further declines in charter rates could have a material adverse impact on the Company’s business, financial condition and results of operations.
Changes in fuel prices may adversely affect profits.
Fuel, or bunkers, is typically the largest expense in the Company’s shipping operations for its vessels and changes in the price of fuel may adversely affect the Company’s profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside the Company’s control, including geopolitical developments, supply and demand for oil and gas, actions by OPEC and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, including as a result of the imposition of sulfur oxide emissions limits in 2020 under new regulations (the “IMO 2020 Regulations”) adopted by the International Maritime Organization (“IMO”), which may adversely affect the competitiveness of the Company’s business compared to other forms of transportation and reduce the Company’s profitability.
The market values of tanker vessels are highly volatile, have decreased in the past and may decrease further in the future which may cause the Company to recognize losses if it sells its tankers or record impairments and affect the Company’s ability to comply with its loan covenants and refinance its debt.
Values for tanker vessels can fluctuate substantially over time due to a number of factors, including:
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prevailing economic conditions in the energy markets;

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substantial or extended decline in demand for refined products;

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number of vessels in the world fleet;

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the level of worldwide refined product production and exports;

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changes in the supply-demand balance of the global product tanker market;

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changes in prevailing charter hire rates;

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the physical condition of the vessel;

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the vessel’s size, age, technical specifications, efficiency and operational flexibility;

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demand for crude and product tankers;

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competition from other shipping companies and from other modes of transportation;

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the ability of buyers to access financing and capital; and

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the cost of retrofitting or modifying existing ships as a result of technological advances in ship design or equipment, changes in applicable environmental or other regulations or standards, customer requirements or otherwise.

A decline in the market value of the Company’s vessels could lead to a default under its credit facilities, affect its ability to refinance its existing credit facilities and limit its ability to obtain additional financing and service or refinance its debt. A decline in the market value of the Company’s vessels could cause it to breach covenants in its current or future debt instruments. If the Company does breach such covenants and is unable to remedy the breach, its lenders could accelerate its indebtedness and seek to foreclose on the vessels in its fleet securing those debt instruments or seek other similar remedies. In addition, if a charter contract expires or is terminated by the charterer, the Company may be unable to re-charter the affected vessel at an attractive rate and, rather than continue to incur maintenance and financing costs for that vessel, the Company may seek to dispose of the affected vessel. Any foreclosure on the Company’s vessels or any disposal by the Company of a vessel at a time when the value of its vessels is depressed could have a material adverse impact on its business, financial condition results of operations and cash flows.
Technological innovation could reduce the Company’s charter hire income and the value of its vessels.
The charterhire rates and the value and operational life of a vessel are determined by a number of factors including the vessel’s efficiency, operational flexibility and physical life. Efficiency includes speed, fuel economy and the ability to load and discharge cargo quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. The length of a vessel’s physical life is related to its original design and construction, its maintenance and the impact of the stress of operations. If new tankers are built that are more efficient or more flexible or have longer physical lives than the Company’s vessels, competition from these more technologically advanced vessels could adversely affect the amount of charterhire payments the Company receives for its vessels and the resale value of its vessels could significantly decrease. As a result, the Company’s business, financial condition, results of operations and cash flows could be adversely affected.
The market values of the Company’s vessels may decrease, which could limit the amount of funds that it can borrow or trigger certain financial covenants under its current or future debt facilities and the Company may incur a loss if it sells vessels following a decline in their market value.
The fair market values of the Company’s vessels have generally experienced high volatility. The fair market values for tankers declined significantly from historically high levels reached in 2008, and remain at relatively low levels. Such prices may fluctuate depending on a number of factors, including, but not limited to, the prevailing level of charter rates and day rates, general economic and market conditions affecting the international shipping industry, types, sizes and ages of vessels, supply and demand for vessels, availability of or developments in other modes of transportation, competition from other tanker companies, cost of newbuildings, applicable governmental or other regulations and technological advances. In addition, as vessels grow older, they naturally depreciate in value. If the fair market values of the Company’s vessels further decline, the Company may not be in compliance with certain covenants contained in its secured credit facilities, which may result in an event of default. In such circumstances, the Company may not be able to refinance its debt or obtain additional financing and its subsidiaries may not be able to make distributions to the Company. The prepayment of certain debt facilities may be necessary to cause the Company to maintain compliance with certain covenants in the event that the value of the vessels falls below certain levels. If the Company is not able to comply with the covenants in its secured credit facilities and are unable to remedy the relevant breach, its lenders could accelerate the Company’s debt and foreclose on its fleet.
Additionally, if the Company sells one or more of its vessels at a time when vessel prices have fallen, the sale price may be less than the vessel’s carrying value on the Company’s consolidated financial statements, resulting in a loss on sale or an impairment loss being recognized, ultimately leading to a reduction of net income. Furthermore, if vessel values fall significantly, this could indicate a decrease in the recoverable amount for the vessel and may result in an impairment adjustment in the Company’s financial statements, which could adversely affect its business, financial results and results of operations.
The Company may be required to make significant investments in ballast water management which may have a material adverse effect on the Company’s future performance, results of operations, and financial position.
The International Convention for the Control and Management of Vessels’ Ballast Water and Sediments (the “BWM Convention”) aims to prevent the spread of harmful aquatic organisms from one region to another by establishing standards and procedures for the management and control of ships’ ballast water and sediments. The BWM Convention calls for a phased introduction of mandatory ballast water exchange requirements to be replaced in time with mandatory concentration limits. The BWM

Convention was ratified in September 2016 and entered into force in September 2017. On December 4, 2013, the IMO passed a resolution revising the application dates of the BWM Convention so that the dates are triggered by the entry into force date and not the dates originally in the BWM Convention. This, in effect, makes all vessels delivered before the entry into force date “existing vessels” and allows for the installation of ballast water management systems on such vessels at the first International Oil Pollution Prevention (the “IOPP”) renewal survey following entry into force of the convention. Ships over 400 gross tons generally must comply with a “D-1 standard,” requiring the exchange of ballast water only in open seas and away from coastal waters. The “D-2 standard” specifies the maximum amount of viable organisms allowed to be discharged, and compliance dates vary depending on the IOPP renewal survey. Depending on the date of the IOPP renewal survey, existing vessels must comply with the D-2 standard on or after September 8, 2019. For most vessels, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms. The cost of such systems is estimated by management to be approximately $1.0 million per vessel.
As of February 28, 2019, ten of the vessels in the Company’s fleet currently had ballast water treatment systems installed, and the Company has contracts in place to install ballast water treatment systems for vessels whose compliance date requires such installation in 2019 and 2020. The Company cannot be assured that these systems will be approved by the regulatory bodies of every jurisdiction in which it may wish to conduct its business. Accordingly, the Company may have to make additional investments in these vessels and substantial investments in the remaining vessels in its fleet that do not carry any such equipment. The investment in ballast water treatment systems could have an adverse material impact on the Company’s business, financial condition, results of operations and cash flows depending on the ability to install effective ballast water treatment systems and the extent to which existing vessels must be modified to accommodate such systems.
The Company plans to modify its vessels in order to comply with new air pollution regulations by retrofitting scrubbers on certain vessels and making certain other modifications to the remaining vessels in its fleet. If the Company does not successfully manage the process of installing scrubbers or making modifications to its other vessels, if unforeseen complications arise during installation or operation of scrubbers, or if the Company does not fully realize the anticipated benefits from installing scrubbers, it could adversely affect the Company’s financial condition and results of operations.
In October 2016, the IMO set January 1, 2020 as the implementation date for vessels to comply with IMO 2020 Regulations. Vessel owners and operators may comply with this regulation by (1) using 0.5% sulfur fuels, which will be available to an as-yet unknown extent around the world by 2020 and likely at a higher cost than 3.5% sulfur fuel; (2) installing scrubbers; or (3) by retrofitting vessels to be powered by liquefied natural gas rather than oil fuel.
In consideration of the IMO 2020 Regulations, the Company has signed contracts for the purchase and installation of scrubbers to be installed on five of its vessels, and the Company has options to purchase and install scrubbers on ten additional vessels. These scrubbers are expected to be installed prior to January 1, 2020 or shortly thereafter. The Company may, in the future, determine to purchase additional scrubbers for installation on other vessels owned or operated by the Company. While scrubbers rely on technology that has been developed over a significant period of time for use in a variety of applications, their use for maritime applications is a more recent development. Each vessel will require bespoke modifications to be made in order to install a scrubber, the scope of which will depend on, among other matters, the age and type of vessel, its engine and its existing fixtures and equipment. The purchase and installation of scrubbers will involve significant capital expenditures, and the vessel will be out of operation for as long as 25 to 30 days or more in order for the scrubbers to be installed. In addition, future arrangements that the Company may enter into with respect to shipyard drydock capacity to implement these scrubber installations may be affected by delays or issues affecting vessel modifications being undertaken by other vessel owners at those shipyards, which could cause the Company’s vessels to be out of service for even longer periods or installation dates to be delayed. In addition, as there is a limited operating history of scrubbers on vessels such as those owned or operated by the Company, the operation and maintenance of scrubbers on these vessels is uncertain. Any unforeseen complications or delays in connection with acquiring, installing, operating or maintaining scrubbers installed on the Company’s vessels could adversely affect the Company’s business, financial condition, results of operations and cash flows.

Furthermore, it is uncertain how the availability of high-sulfur fuel oil around the world will be affected by implementation of the IMO 2020 Regulations, and both the price of high-sulfur fuel generally and the difference in cost between the price of such fuel and low-sulfur fuel after January 1, 2020 are also uncertain. Scarcity in the supply of high-sulfur fuel, or a lower-than-anticipated difference in the costs between the two types of fuel, may cause the Company to fail to recognize anticipated benefits from installing scrubbers, which could adversely affect the Company’s business, financial condition results of operations and cash flows.
With respect to owned or operated vessels on which the Company does not install scrubbers, the Company also currently expects to make certain capital expenditures to ensure those vessels are capable of efficiently using low-sulfur fuel. There is limited or no operating history of using low-sulfur fuel on these vessels, so the impact of using such fuel on such vessels is uncertain. The costs of such capital expenditures are not insignificant. In addition, those vessels will likely incur higher fuel costs associated with using more expensive 0.5% sulfur fuel. Such costs may be material and could adversely affect the Company’s business, financial condition results of operations and cash flows, particularly in any case where vessels owned or operated as part of the Company’s business are unable to pass through the costs of higher fuel to charterers due to competition with vessels that have installed scrubbers, market conditions or otherwise.
The Company is subject to complex laws and regulations, including environmental laws and regulations that can adversely affect its business, results of operations, cash flows and financial condition, and its available cash.
The Company’s operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which the Company’s vessels operate or are registered, which can significantly affect the ownership and operation of its vessels. These requirements include, but are not limited to, the U.S. Oil Pollution Act of 1990 (“OPA”), the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), U.S. coastal state laws; requirements of the U.S. Coast Guard (the “USCG”) and the U.S. Environmental Protection Agency (the “EPA”), the U.S. Clean Air Act of 1970 (including its amendments of 1977 and 1990) (the “CAA”), the U.S. Clean Water Act (the “CWA”) and the U.S. Marine Transportation Security Act of 2002 (the “MTSA”), European Union (the “EU”), regulations, and regulations of the IMO, including the International Convention for the Prevention of Pollution from Ships of 1973, as from time to time amended and generally referred to as MARPOL including the designation of Emission Control Areas (“ECAs”) thereunder, the IMO International Convention for the Safety of Life at Sea of 1974 (“SOLAS”), the International Convention on Load Lines of 1966 (the “LL Convention”), the International Convention of Civil Liability for Oil Pollution Damage of 1969 (the “CLC”), the International Convention on Civil Liability for Bunker Oil Pollution Damage (the “Bunker Convention”), and the International Ship and Port Facility Security Code (the “ISPS code”).
Compliance with such laws and regulations, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of the Company’s vessels. The Company may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast and bilge waters, maintenance and inspection, restrictions on anti-fouling paints, development and implementation of emergency procedures and insurance coverage or other financial assurance of the Company’s ability to address pollution incidents.
Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject the Company to liability without regard to whether the Company was negligent or at fault. Under OPA, for example, owners, operators and bareboat charterers are jointly and severally strictly liable for the discharge of oil within the 200-nautical mile exclusive economic zone around the United States (unless the spill results solely from, under certain limited circumstances, the act or omission of a third party, an act of God or an act of war). An oil spill could result in significant liability, including fines, penalties, criminal liability and remediation costs for natural resource damages under other international and U.S. federal, state and local laws, as well as third-party damages, including punitive damages, and could harm the Company’s reputation with current or potential charterers of its tankers.

The Company is required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although the Company has arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.
Recent action by the IMO’s Maritime Safety Committee and United States agencies indicate that cybersecurity regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cybersecurity threats. This may require companies to implement additional procedures for monitoring cybersecurity, which could require additional expenses and/or capital expenditures. However, the impact of such regulations is difficult to predict at this time.
If the Company fails to comply with international safety regulations, it may be subject to increased liability, which may adversely affect its insurance coverage and may result in a denial of access to, or detention in, certain ports.
The operation of the Company’s vessels is affected by the requirements set forth in the IMO’s International Management Code for the Safe Operation of Ships and for Pollution Prevention (the “ISM Code”) promulgated by the IMO under SOLAS. The ISM Code requires the party with operational control of a vessel to develop and maintain an extensive “Safety Management System” that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. Failure to comply with the ISM Code may subject the Company to increased liability and may invalidate existing insurance or decrease available insurance coverage for the Company’s affected vessels and such failure may result in a denial of access to, or detention in, certain ports, which could have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows.
The Company operates tankers worldwide, and as a result, it is exposed to inherent operational and international risks, which may adversely affect its business and financial condition.
The operation of an ocean-going vessel carries inherent risks. The Company’s vessels and their cargoes are at risk of being damaged or lost because of events such as marine disasters, bad weather and other acts of God, business interruptions caused by mechanical failures, grounding, fire, explosions and collisions, human error, war, terrorism, piracy and other circumstances or events. Changing economic, regulatory and political conditions in some countries, including political and military conflicts, have from time to time resulted in attacks on vessels, mining of waterways, piracy, terrorism, labor strikes and boycotts. These hazards may result in death or injury to persons, loss of revenues or property, payment of ransoms, environmental damage, higher insurance rates, damage to the Company’s customer relationships, market disruptions, and interference with shipping routes (such as delay or rerouting), which may reduce the Company’s revenue or increase its expenses and also subject it to litigation. In addition, the operation of tankers has unique operational risks associated with the transportation of oil. An oil spill may cause significant environmental damage, and the associated costs could exceed the insurance coverage available to the Company. Compared to other types of vessels, tankers are exposed to a higher risk of damage and loss by fire, whether ignited by a terrorist attack, collision, or other cause, due to the high flammability and high volume of the oil transported in tankers.
If the Company’s vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and may be substantial. The Company may have to pay drydocking costs that its insurance does not cover in full. The loss of revenues while these vessels are being repaired and repositioned, as well as the actual cost of these repairs, may adversely affect the Company’s business, financial condition, results of operations and cash flows. In addition, space at drydocking facilities is sometimes limited and not all drydocking facilities are conveniently located. The Company may be unable to find space at a suitable drydocking facility or its vessels may be forced to travel to a drydocking facility that is not conveniently located to the vessels’ positions. The loss of earnings while these vessels are forced to wait for space or to travel to more distant drydocking facilities may adversely affect the Company’s business, financial condition, results of operations and cash flows. Further, the total loss of any of the

Company’s vessels could harm its reputation as a safe and reliable vessel owner and operator. If the Company is unable to adequately maintain or safeguard its vessels, it may be unable to prevent any such damage, costs, or loss which could negatively impact its business, financial condition, results of operations, and cash flows.
Increased inspection procedures could increase costs and disrupt the Company’s business.
International shipping is subject to various security and customs inspection and related procedures in countries of origin and destination and trans-shipment points. Inspection procedures can result in the seizure of the cargo and/or the Company’s vessels, delays in the loading, offloading or delivery and the levying of customs duties, fines or other penalties against the Company. It is possible that changes to inspection procedures could impose additional financial and legal obligations on the Company.
Furthermore, changes to inspection procedures could also impose additional costs and obligations on the Company’s customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.
Political instability, terrorist or other attacks, war or international hostilities can affect the tanker industry, which may adversely affect the Company’s business.
The Company conducts most of its operations outside of the United States, and its business, financial condition, results of operations and cash flows may be adversely affected by the effects of political instability, terrorist or other attacks, war or international hostilities. Continuing conflicts and recent developments in North Korea, Russia, Ukraine, China, the Middle East, including Iran, Iraq, Syria and the Arabian Peninsula, and North Africa, including Libya and Egypt, and the presence of the United States and other armed forces in these regions, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further world economic instability and uncertainty in global financial markets. As a result of the above, insurers have increased premiums and reduced or restricted coverage for losses caused by terrorist acts generally. Future terrorist attacks could result in increased volatility of the financial markets and negatively impact the U.S. and global economy. These uncertainties could also adversely affect the Company’s ability to obtain additional financing on terms acceptable to the Company or at all.
In the past, political instability has also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea, the Gulf of Guinea off the coast of West Africa, and the Gulf of Aden off the coast of Somalia. Any of these occurrences could have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows.
The Company’s international activities increase the compliance risks associated with economic and trade sanctions imposed by the United States, the European Union and other jurisdictions.
Certain countries (including the Crimea region of Ukraine, Cuba, Iran, North Korea and Syria), entities, persons and organizations are targeted by economic sanctions and embargoes imposed by the United States, the EU and other jurisdictions, and certain countries (currently North Korea, Iran, Sudan and Syria), have been identified as state sponsors of terrorism by the U.S. Department of State. Such economic sanctions and embargo laws and regulations vary in their application with regard to countries, entities, persons and organizations and the scope of activities they subject to sanctions.
The Company’s international operations and activities could expose it to risks associated with trade and economic sanctions, prohibitions or other restrictions imposed by the United States or other governments or organizations, including the United Nations, the EU and its member countries. In the event of a violation, the Company may be subject to fines and other penalties.
If the Company’s vessels call on ports located in countries that are subject to comprehensive sanctions and embargoes imposed by the U.S. or other governments, its reputation and the market for its securities may be adversely affected.

These sanctions and embargo laws and regulations may be strengthened, relaxed or otherwise modified over time. Governments may seek to impose modifications to prohibitions/restrictions on business practices and activities, which may increase compliance costs and risks.
Iran
Since 2010, the scope of sanctions imposed against Iran, the government of Iran and persons engaging in certain activities or doing certain business with and relating to Iran has been expanded by a number of jurisdictions, including the United States, the EU and Canada. In 2010, the United States enacted the Comprehensive Iran Sanctions Accountability and Divestment Act (“CISADA”), which expanded the scope of the former Iran Sanctions Act. The scope of U.S. sanctions against Iran were expanded subsequent to CISADA by, among other U.S. laws, the National Defense Authorization Act of 2012 (“2012 NDAA”), the Iran Threat Reduction and Syria Human Rights Act of 2012 (“ITRA”), Executive Order 13608, Executive Order 13662, and the Iran Freedom and Counter-Proliferation Act of 2012 (“IFCA”). The foregoing laws, among other things, expanded the application of prohibitions on non-U.S. companies, such as the Company, limiting the ability of non-U.S. companies and other non-U.S. persons to do business or trade with Iran.
U.S. economic sanctions on Iran fall into two general categories: “primary” sanctions, which prohibit U.S. persons or U.S. companies and their foreign branches (and in some instances foreign subsidiaries owned or controlled by U.S. persons), U.S. citizens, U.S. permanent residents, and persons within the territory of the United States from engaging in all direct and indirect trade and other transactions with Iran without U.S. government authorization, and “secondary” sanctions, which apply to all persons and under which non-U.S. persons can face negative consequences for engaging in certain types of activities involving Iran.
Most of the EU sanctions and U.S. secondary sanctions with respect to Iran (including, inter alia, CISADA, ITRA, and IFCA) were suspended in 2016 through the implementation of the Joint Comprehensive Plan of Action (the “JCPOA”) entered into between the permanent members of the United Nations Security Council (China, France, Russia, the United Kingdom and the United States) and Germany. However, the U.S. sanctions have been reimposed as a result of the United States’ withdrawal from the JCPOA.
EU sanctions remain in place in relation to the export of arms and military goods, missiles-related goods and items that might be used for internal repression. Also, certain nuclear-related EU sanctions remain in place, such as restrictions related to graphite and certain raw or semi-finished metals and goods listed in the Nuclear Suppliers group or that could contribute to nuclear-related activities.
Numerous individuals and entities remain sanctioned and the prohibition to make available, directly or indirectly, economic resources or funds to or for the benefit of sanctioned parties remains. “Economic resources” is widely defined and it remains prohibited to provide vessels for a fixture from which a sanctioned party (or parties related to a sanctioned party) directly or indirectly benefits. It is therefore still necessary to carry out due diligence on the parties and cargoes involved in fixtures involving Iran.
Russia and Ukraine
As a result of the crisis in Ukraine and the annexation of Crimea by Russia in 2014, both the United States and the EU have implemented sanctions against certain persons and entities.
The EU has imposed travel bans and asset freezes on certain persons and entities pursuant to which it is prohibited to make available, directly or indirectly, economic resources or assets to or for the benefit of the sanctioned parties. Certain Russian ports, including Kerch Commercial Port, Sevastopol Commercial Seaport and Feodosia Commercial Port are subject to the above restrictions. Other entities are subject to sanctions which limit the provision of equity and debt financing to the listed entities. In addition, various restrictions on trade have been implemented which, amongst others, include a prohibition on the import into the EU of goods originating in Crimea or Sevastopol, a prohibition on the supply of certain goods and technologies suited for use in the transport, telecommunications, energy or oil, gas and mineral resources sectors to anyone in or for use in Crimea or Sevastopol, as well as restrictions on trade in certain dual-use and military items and restrictions in relation to various items of technology associated with the oil industry for use in deep water exploration and production, Arctic oil exploration and production or shale oil projects in Russia. As such, it is important to carry out due diligence on the parties and cargoes involved in fixtures relating to Russia.
The United States has imposed sanctions against certain designated Russian entities and individuals (“U.S. Russian Sanctions Targets”). These sanctions block the property and all interests in property of the U.S. Russian Sanctions Targets. This effectively prohibits U.S. persons from engaging in any economic or commercial transactions with the U.S. Russian Sanctions Targets unless the same are authorized by the U.S. Treasury Department. Similar to EU sanctions, U.S. sanctions also entail restrictions on certain exports from the United States to Russia and the imposition of Sectoral Sanctions which restrict the provision of equity and debt financing to designated Russian entities, as well as restrict certain dealings in goods, services or technology in support of exploration or production for deepwater, Arctic offshore or shale projects that involve certain designated Russian entities. While the prohibitions of these sanctions are not directly applicable to the Company, the Company has compliance measures in place to guard against transactions with U.S. Russian Sanctions Targets which may involve the United States or U.S. persons and thus implicate restrictions. The United States also maintains prohibitions on trade with Crimea.
The U.S.’s “Countering America’s Adversaries Through Sanctions Act” (Public Law 115-44) authorizes imposition of new sanctions on Iran, Russia, and North Korea. These sanctions prohibit a variety of activities involving Russia.
Venezuela-Related Sanctions
The U.S. sanctions with respect to Venezuela prohibit dealings with designated persons and entities, and curtail the provision of financing to Petróleos de Venezuela, S.A. and other government entities. EU sanctions against Venezuela are primarily governed by EU Council Regulation 2017/2063 of November 13, 2017 concerning restrictive measures in view of the situation in Venezuela. The EU sanctions with respect to Venezuela include financial sanctions and restrictions on listed persons, an arms embargo, restrictions related to items that can be used for internal repression, and related prohibitions and restrictions.
Other U.S. Economic Sanctions and Sanctions Targets
In addition to Iran and certain Venezuelan and Russian entities and individuals, as indicated above, the United States maintains economic sanctions against Syria, Cuba, North Korea, the Crimea region of Ukraine and sanctions against entities and individuals (such as entities and individuals in the foregoing targeted countries, designated terrorists and narcotics traffickers) whose names appear on the List of Specially Designated Nationals and Blocked Persons maintained by the U.S. Treasury Department (collectively, “Sanctions Targets”). The Company is subject to the prohibitions of these sanctions to the extent that any transaction or activity that the Company engages in involves Sanctions Targets and a U.S. person or otherwise has a nexus to the United States. It is also subject to the secondary sanctions that apply to certain dealings with Sanctions Targets.
Other EU Economic Sanctions Targets
The European Union also maintains sanctions against Syria, North Korea and certain other countries and against persons, entities, groups or organizations listed by the EU. These restrictions can apply to the Company’s operations and as such, to the extent that these countries may be involved in any business it is important to carry out checks to ensure compliance with all relevant applicable restrictions and to carry out due diligence checks on counterparties and cargoes.
Possible Conflict of Laws and Risks Related to Blocking Regulation
In 2018, the EU expanded the scope of its Blocking Regulation — Council Regulation (EC) No. 2271/96 of 22 November 1996, in reaction to the United States’ withdrawal from the JCPOA and the associated re-imposition of various sanctions on Iran. The scope of the Blocking Regulation was expanded by including certain U.S. sanctions that were lifted or waived following the JCPOA and which have been or will be re-imposed, including any actions based thereon or resulting therefrom. The Blocking Regulation already covered certain other U.S. sanctions against Cuba, Iran, and Libya. EU operators are prohibited from complying with the blocked U.S. sanctions.

A violation of the EU Blocking Regulation, where applicable, can give rise to enforcement actions and result in the imposition of penalties. EU operators are also entitled to recover any damages from anyone causing damage to that operator by the application of the blocked sanctions or by actions based thereon or resulting therefrom, or from any person acting on its behalf or intermediary. This can give rise to conflicting obligations under EU and U.S. legislation, and to risks of claims for damages by EU operators when companies or natural persons act in compliance with the blocked sanctions of the United States.
If and when the EU Blocking Regulation applies, the Company needs to be aware of possible conflicting obligations. It is also important for the Company to assess possible risks related to action for damages under the EU Blocking Regulation, when carrying out its operations.
Compliance and Related Risks
Given the prohibitions described above and the nature of the Company’s business, there is a sanctions risk for it due to the worldwide trade of the Company’s vessels. To reduce the risk of violating economic sanctions, the Company has a policy of compliance with applicable economic sanctions laws and have implemented and continue to implement and adhere to compliance procedures to avoid economic sanctions violations.
The Company does not generally do business in sanctions-targeted jurisdictions unless an activity is not restricted or it is authorized by the appropriate governmental or other sanctions authority. In addition, the Company’s charter agreements include provisions that restrict trades of the Company’s vessels to countries or to sub-charterers targeted by economic sanctions unless such trades involving sanctioned countries or persons are permitted under applicable economic sanctions and embargo regimes. In order to maintain the Company’s compliance with applicable sanctions and embargo laws and regulations, the Company monitors and reviews the movement of its vessels, as well as the cargo being transported by its vessels, on a continuing basis.
Although the Company believes that it is in compliance with all applicable sanctions and embargo laws and regulations, and intends to maintain such compliance, there can be no assurance that the Company will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact the Company’s ability to access U.S. capital markets and conduct its business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in the Company. In addition, certain institutional investors may have investment policies or restrictions that prevent them from holding securities of companies that have contracts with countries identified by the U.S. government as state sponsors of terrorism. The determination by these investors not to invest in, or to divest from, the Company’s securities may adversely affect the price at which the Company’s securities trade.
Although the Company intends to comply with all applicable sanctions and embargo laws and regulations, and although the Company has various policies and controls designed to help ensure the Company’s compliance with these economic sanctions and embargo laws, it is nevertheless possible that third-party charterers of the Company’s vessels, or their sub-charterers, may arrange for vessels in the Company’s fleet to call on ports located in one or more sanctioned countries. The Company’s charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve the Company or its vessels, and those violations could in turn negatively affect the Company’s reputation.
Despite, for example, relevant provisions in charter agreements forbidding the use of the Company’s vessels in trade that would violate economic sanctions, the Company’s charterers may nevertheless violate applicable sanctions and embargo laws and regulations and those violations could in turn negatively affect the Company’s reputation and be imputed to the Company. It is possible that the charterers of the Company’s vessels may violate applicable sanctions, laws and regulations, using its vessels or otherwise, and the applicable authorities may seek to review the Company’s activities as the vessel owner.
Should one of the Company’s charterers engage in actions that involve the Company or its vessels and that may, if completed, represent violations of economic sanctions and embargo laws or regulations, the Company would rely on its monitoring and control systems, including documentation, such as bills of lading, regular check-ins with the crews of the Company’s vessels and electronic tracking systems on its vessels to detect such actions on a prompt basis and seek to prevent them from occurring.

Notwithstanding the above, it is possible that new, or changes to existing, sanctions-related legislation or agreements may impact the Company’s business. The Company is regularly monitoring developments in the United States, the EU and other jurisdictions that maintain economic sanctions, including developments in implementation and enforcement of such sanctions programs. Expansion of sanctions programs, embargoes and other restrictions in the future (including additional designations of countries and persons subject to sanctions), or modifications in how existing sanctions are interpreted or enforced, could prevent the Company’s vessels from calling in ports in sanctioned countries or could limit their cargoes. If any of the risks described above materialize, it could have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows.
Current or future counterparties of the Company may be affiliated with persons or entities that are or may be in the future the subject of sanctions imposed by the United States, the EU, and/or other governmental international bodies. If the Company determines that such sanctions require it to terminate existing or future contracts to which the Company or its subsidiaries are party or if the Company is found to be in violation of such applicable sanctions, its business, financial condition, results of operations and cash flows may be adversely affected or it may suffer reputational harm. Currently, the Company does not believe that any of its existing counterparties are affiliated with persons or entities that are subject to such sanctions.
Although the Company does not believe that current sanctions and embargoes prevent its vessels from making all calls to ports in the sanctioned countries, potential investors could view such port calls negatively, which could adversely affect the Company’s reputation and the market Diamond S common shares. Some investors may decide to divest their interest, or not to invest, in the Company simply because it does business with companies that do business in sanctioned countries. Investor perception of the value of the Company’s securities may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.
Given the Company’s relationship with its affiliates and subsidiaries, the Company cannot give any assurance that an adverse finding against any of the affiliates and subsidiaries by a governmental or legal authority with respect to the matters discussed herein or any future matter related to regulatory compliance by the Company or the affiliates and subsidiaries, will not have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows.
In 2018, prior to the separation of CPLP’s crude and product tanker vessels in connection with the Transactions, one vessel then-owned by CPLP made a port call in Iran in March 2018 while the vessel was sublet by an unaffiliated charterer under a voyage charter. In 2017, vessels then-owned by CPLP and chartered under time charter parties to a subsidiary of Capital Maritime & Trading Corp. (“CMTC”), CPLP’s sponsor and the parent of CPLP’s general partner, made the following port calls to Iran and Sudan: four port calls to Iran to load crude oil, three port calls to Iran to discharge vegetable oils and two port calls to Sudan to discharge palm and vegetable oils. In addition, in 2017, one vessel then-owned by CPLP made a port call to Sudan to discharge fuel oil while employed under a voyage charter to an unaffiliated third party. Each of these port calls occurred while the respective vessel was chartered out to an unaffiliated charterer or sub-charterer under the instructions of such charterer or sub-charterer.
The Company believes all such port calls were made in compliance with applicable economic sanctions laws and regulations, including those of the United States, the European Union and other relevant jurisdictions.
The smuggling of drugs or other contraband onto the Company’s vessels may lead to governmental claims against it.
The Company expects that its vessels will call in ports where smugglers attempt to hide drugs and other contraband on vessels, with or without the knowledge of crew members. To the extent the Company’s vessels are found with contraband, whether inside or attached to the hull of its vessel and whether with or without the knowledge of any of its crew, the Company may face governmental or other regulatory claims which could have an adverse effect on its business, financial condition, results of operations and cash flows.

Maritime claimants could arrest or attach the Company’s vessels, which would have a negative effect on its cash flows.
Crew members, suppliers of goods and services to a vessel, shippers of cargo, lenders, and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting or attaching a vessel through foreclosure proceedings. The arrest or attachment of one or more of the Company’s vessels could interrupt its business or require it to pay large sums of money to have the arrest lifted, which would have a negative effect on its cash flows.
In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel, which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in the Company’s fleet for claims relating to another of its ships.
Governments could requisition the Company’s vessels during a period of war or emergency, which may negatively impact its business, financial condition, results of operations and cash flows.
A government could requisition one or more of the Company’s vessels for title or hire. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition the Company’s vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of the Company’s vessels may negatively impact its business, financial condition, results of operations and cash flows.
Risks Related to the Company’s Business and Operations
The failure of the Company’s charterers to meet their obligations under its charter agreements could cause the Company to suffer losses or otherwise adversely affect its business.
The Company has entered into, and may enter into in the future, various contracts, including, without limitation, charter and pooling agreements relating to the employment of its vessels, newbuilding contracts, debt facilities, and other agreements. Such agreements subject the Company to counterparty risks. The ability and willingness of each of the Company’s counterparties to perform its obligations under a contract with it will depend on a number of factors that are beyond the Company’s control and may include, among other things, general economic conditions, the condition of the maritime and offshore industries, and the overall financial condition of the counterparty.
In addition, with respect to the Company’s charter arrangements, in depressed market conditions, the Company’s charterers may no longer need a vessel that is then under charter or may be able to obtain a comparable vessel at lower rates. As a result, charterers may seek to renegotiate the terms of their existing charter agreements or avoid their obligations under those contracts. If the Company’s charterers fail to meet their obligations to the Company or attempt to renegotiate the Company’s charter agreements, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements the Company secures in the spot market or on time charters may be at lower rates. As a result, the Company could sustain significant losses which could have a material adverse effect on its business, financial condition, results of operations and cash flows.
The Company relies on a limited number of customers. The loss of a key customer could result in a significant loss of revenue in a given period.
The Company has derived, and may continue to derive, a significant portion of its revenues from a limited number of customers. Trafigura Group Pte. Ltd. and Petroleo Brasileiro S.A. each respectively accounted for 11.3% and 10.3%, and together accounted for 21.6%, of the Company’s voyage revenue during the pro forma fiscal year ended December 31, 2018. In the future, the loss of any significant customer or a substantial decline in the amount of services requested by a significant customer could have a material adverse effect on the Company’s business, results of operations, financial condition and cash flows.

Additionally, oil and natural gas companies, refineries and energy companies have undergone significant consolidation and additional consolidation is possible. Consolidation results in fewer companies to charter or contract for the Company’s services. Merger activity may result in a budget for a combined company that is less than the combined budget of the companies before consolidation. Future consolidation of the Company’s customer base could reduce demand for its vessels and could have a material adverse impact on its business, financial condition, results of operations and cash flows.
The Company may have difficulty managing its planned growth properly, and any significant corporate transactions that may not achieve their intended results.
One of the Company’s principal strategies is to continue to grow by expanding its operations and adding to its fleet. The Company’s future growth will primarily depend upon a number of factors, some of which may not be within its control. These factors include the Company’s ability to:
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identify suitable tankers and/or shipping companies for acquisitions at attractive prices;

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obtain required financing for the Company’s existing and new operations;

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identify businesses engaged in managing, operating or owning tankers for acquisitions or joint ventures;

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integrate any acquired tankers or businesses successfully with the Company’s existing operations, including obtaining any approvals and qualifications necessary to operate vessels that the Company acquires;

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hire, train and retain qualified personnel and crew to manage and operate the Company’s growing business and fleet;

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identify additional new markets;

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enhance the Company’s customer base; and

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improve the Company’s operating, financial and accounting systems and controls.

The Company’s failure to effectively identify, purchase, develop and integrate additional tankers or businesses could adversely affect its business, financial condition, results of operations and cash flows. The number of employees that perform services for the Company and its current operating and financial systems may not be adequate as the Company implements its plan to expand the size of its fleet, and it may not be able to effectively hire more employees or adequately improve those systems. Future acquisitions may also require additional equity issuances or debt issuances (with amortization payments). If any such events occur, the Company’s financial condition may be adversely affected. The Company cannot give any assurance that it will be successful in executing its growth plans or that it will not incur significant expenses and losses in connection with its future growth.
Growing any business by acquisition presents numerous risks, such as undisclosed liabilities and obligations, difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers and integrating newly acquired operations into existing infrastructures. The expansion of the Company’s fleet may impose significant additional responsibilities on its management and may necessitate an increase in the number of personnel. Other risks and uncertainties include distraction of management from current operations, insufficient revenue to offset liabilities assumed, potential loss of significant revenue and income streams, unexpected expenses, inadequate return of capital, potential acceleration of taxes currently deferred, regulatory or compliance issues, the triggering of certain covenants in the Company’s debt instruments (including accelerated repayment) and other unidentified issues not discovered in due diligence. As a result of the risks inherent in such transactions, the Company cannot guarantee that any such transaction will ultimately result in the realization of the anticipated benefits of the transaction or that significant transactions will not have a material adverse impact on its business, financial condition, results of operations and cash flows.

If the Company purchases and operates secondhand vessels, it will be exposed to increased operating costs which could adversely affect its earnings and, as its fleet ages, the risks associated with older vessels could adversely affect its ability to obtain profitable charters.
The Company’s current business strategy includes additional future growth through the acquisition of secondhand vessels, newbuild resales as well as vessel orders from shipyards. While the Company typically inspects secondhand vessels prior to purchase, this does not provide the Company with the same knowledge about their condition that it would have had if these vessels had been built for and operated exclusively by it. Generally, the Company does not receive the benefit of warranties from the builders for the secondhand vessels that it acquires.
In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel efficient than more recently constructed vessels due to improvements in engine technology. Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to the Company’s vessels and may restrict the type of activities in which the vessels may engage. As the Company’s vessels age, market conditions may not justify those expenditures or enable it to operate its vessels profitably during the remainder of their useful lives, which could have a material adverse impact on its business, financial condition, results of operations and cash flows.
Any vessel modification projects the Company undertakes could have significant cost overruns or delays or fail to achieve the intended results.
Market volatility and higher fuel prices, coupled with increased regulation and concern about the environmental impact of the international shipping industry, have led to an increased focus on fuel efficiency and controlling emissions. Many shipowners have implemented vessel modification programs for their existing ships in an attempt to capture potential efficiency gains and to comply with emissions requirements. The Company will consider making modifications to its fleet where it believes the efficiency gains will result in a positive return for its shareholders. However, these types of projects are subject to risks of delay and cost overruns, resulting from shortages of equipment, unforeseen engineering problems, work stoppages, unanticipated cost increases, inability to obtain necessary certifications and approvals and shortages of materials or skilled labor, among other problems. In addition, any completed modification may not achieve the full expected benefits or could even compromise the Company’s fleet’s ability to operate at higher speeds, which is an important factor in generating additional revenue in an improving freight rate environment. The failure to successfully complete any modification project the Company undertakes or any significant cost overruns or delays in any retrofitting projects could have a material adverse impact on its business, financial condition, results of operations and cash flows.
The Company may experience operational problems with vessels that reduce revenue and increase costs.
Product and crude tankers are complex vessels and their operation is technically challenging. Marine transportation operations are subject to mechanical risks and problems, in addition to challenges resulting from harsh weather conditions on the high seas. Operational problems may lead to loss of revenue or higher than anticipated operating expenses or require additional capital expenditures. Any of these results could have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows.
The Company relies on information systems to conduct its business, and failure to protect these systems against security breaches could have a material adverse impact on its business, financial condition, results of operations and cash flows.
The Company relies on information technology systems and networks to manage and operate its business. These systems may be damaged, intruded upon, shutdown or cease to function properly (whether by planned upgrades, force majeure, telecommunications failures, hardware or software break-ins or viruses, other cyber-security incidents or otherwise) and the Company may suffer any resulting interruptions in its ability to manage and operate its business. The Company’s operations could be targeted by individuals or groups seeking to sabotage or disrupt its information technology systems and networks, or to steal data. A successful cyberattack could materially disrupt the Company’s operations, including the safety or operation of its vessels, or lead to unauthorized release of information or alteration of information on its systems. Any such attack or other breach of the Company’s information technology systems could have a material adverse impact on its business, financial condition, results of operations and cash flows.
If the Company is unable to operate its vessels profitably, it may be unsuccessful in competing in the highly competitive international tanker market, which would negatively affect its financial condition and its ability to expand its business.
The operation of tanker vessels and transportation of petroleum products is extremely competitive, in an industry that is capital intensive and highly fragmented. Competition arises primarily from other tanker owners, including major oil companies as well as independent tanker companies, some of whom have substantially greater resources than the Company does. Competition for the transportation of oil and petroleum products can be intense and depends on price, location, size, age, condition and the acceptability of the tanker and its operators to the charterers. The Company may be unable to compete effectively with other tanker owners, including major oil companies as well as independent tanker companies.
The Company’s market share may decrease in the future. The Company may not be able to compete profitably as it expands its business into new geographic regions or provide new services. New markets may require different skills, knowledge or strategies than the Company uses in its current markets, and the competitors in those new markets may have greater financial strength and capital resources than the Company does. Inability to compete effectively could have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows.
The Company’s growth depends on its ability to expand relationships with existing customers and obtain new customers, for which it will face substantial competition.
The process of obtaining new charters is highly competitive, generally involves an intensive screening process and competitive bids and often extends for several months. Contracts are awarded based upon a variety of factors, including:
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the operator’s industry relationships, experience and reputation for customer service, quality operations and safety;

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the operator’s construction management experience, including the ability to obtain on-time delivery of new vessels according to customer specifications;

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the quality and age of the vessels;

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the quality, experience and technical capability of the crew;

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the operator’s willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

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the competitiveness of the bid in terms of overall price.

The Company’s ability to obtain new customers will depend upon a number of factors, including its ability to:
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successfully manage its liquidity and obtain the necessary financing to fund its anticipated growth;

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attract, hire, train and retain qualified personnel and managers to manage and operate its fleet;

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identify and consummate desirable acquisitions, joint ventures or strategic alliances; and

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identify and capitalize on opportunities in new markets.

The Company expects competition for providing transportation services from a number of experienced companies. As a result, the Company may be unable to expand its relationships with existing customers or to obtain new customers on a profitable basis, if at all, which could have a material adverse impact on its business, financial condition, results of operations and cash flows.

The Company’s operating results are subject to seasonal fluctuations.
Tanker markets are typically stronger in the winter months as a result of increased oil consumption in the northern hemisphere but weaker in the summer months as a result of lower oil consumption in the northern hemisphere and refinery maintenance that is typically conducted in the warmer months. In addition, unpredictable weather patterns during the winter months in the northern hemisphere tend to disrupt vessel routing and scheduling. The oil price volatility resulting from these factors has historically led to increased oil trading activities in the winter months. As a result, revenues generated by the Company’s vessels have historically been weaker during the quarters ended June 30 and September 30 and stronger in the quarters ended March 31 and December 31.
Exchange rate fluctuations could adversely affect the Company’s revenues, financial condition and operating results.
The Company generates a substantial part of its revenues in U.S. dollars, but may incur costs in other currencies. The difference in currencies could in the future lead to fluctuations in its net income due to changes in the value of the U.S. dollar relative to other currencies. The Company has not hedged its exposure to exchange rate fluctuations, and as a result, its U.S. dollar denominated results of operations and financial condition could suffer as exchange rates fluctuate, which could have a material adverse impact on its business, financial condition, results of operations and cash flows.
If the Company does not set aside funds and is unable to borrow or raise funds for vessel replacement, at the end of a vessel’s useful life the Company’s revenue will decline, which would adversely affect its business, financial condition, results of operations and cash flows.
If the Company does not set aside funds and is either unable to borrow or raise funds for vessel replacement or can only do so at higher interest rates, it may be unable to replace some or all of the vessels in its current fleet upon the expiration of their remaining useful lives, which it expects to occur between 2031 to 2042, depending on the vessel. The Company’s cash flows and income are dependent on the revenues earned by the chartering of its vessels. Higher interest rates would affect the Company’s financial condition even for vessels it is able to replace. If the Company is unable to replace the vessels in its fleet upon the expiration of their useful lives or only do so at higher interest rates, its business, financial condition, results of operations and cash flows could be materially adversely affected.
The Company’s insurance may not be adequate to cover its losses that may result from its operations due to the inherent operational risks of the tanker industry.
The Company carries insurance to protect itself against most of the accident-related risks involved in the conduct of its business, including marine hull and machinery insurance, protection and indemnity insurance, which include pollution risks, crew insurance and war risk insurance. However, the Company may not be adequately insured to cover losses from its operational risks, which could have a material adverse effect on the Company. Additionally, the Company’s insurers may refuse to pay particular claims and its insurance may be voidable by the insurers if the Company takes, or fails to take, certain action, such as failing to maintain certification of its vessels with applicable maritime regulatory organizations. Any significant uninsured or under-insured loss or liability could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows. In addition, the Company may not be able to obtain adequate insurance coverage at reasonable rates in the future during adverse insurance market conditions which could have a material adverse effect on its business, financial condition, results of operations and cash flows.
Changes in the insurance markets attributable to terrorist attacks, political uncertainty, piracy, safety incidents or environmental disasters may also make certain types of insurance more difficult for the Company to obtain due to increased premiums or reduced or restricted coverage for losses caused by terrorist acts, piracy or environmental disasters generally, which could have a material adverse impact on its business, financial condition, results of operations and cash flows.

Because the Company obtains some of its insurance through protection and indemnity associations, which result in significant expenses to it, it may be required to make additional premium payments.
The Company may be subject to increased premium payments, or calls, in amounts based on its claim records, the claim records of CSM or technical managers, as well as the claim records of other members of the protection and indemnity associations through which the Company receives insurance coverage for tort liability, including pollution-related liability. The Company’s protection and indemnity associations may not have sufficient resources to cover claims made against them. The Company’s payment of these calls could result in significant expense to the Company, which could have a material adverse effect on its business, results of operations, financial condition and cash flows.
Changes in the insurance markets or increased risks to other members of the Company’s protection and indemnity associations attributable to terrorist attacks, piracy, environmental disasters or other maritime and non-maritime perils may cause increases to premiums and may make certain types of insurance more difficult for the Company to obtain due to increased premiums or reduced or restricted coverage, which could have a material adverse impact on its business, financial condition, results of operations and cash flows.
Various tax rules may adversely impact the Company’s results of operations and financial position.
The Company may be subject to taxes in the United States and other jurisdictions in which it operates. If the Internal Revenue Service (the “IRS”), or other taxing authorities disagree with the positions the Company has taken on its tax returns, the Company could face additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on the Company’s results of operations and financial position. In addition, complying with new tax rules, laws or regulations could impact the Company’s financial condition, and increases to federal or state statutory tax rates and other changes in tax laws, rules or regulations may increase the Company’s effective tax rate. Any increase in the Company’s effective tax rate could have a material adverse impact on its business, financial condition, results of operations and cash flows.
U.S. tax authorities could treat the Company as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences for U.S. shareholders.
A foreign corporation will be treated as a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of  “passive income” or (2) at least 50% of the average value of the corporation’s assets produce or are held for the production of those types of  “passive income.” For purposes of these tests, “passive income” includes dividends, interest and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.
Based on current and anticipated operations, the Company believes that it is not currently a PFIC nor does it expect to become a PFIC. The Company’s belief is based principally on the advice it has received that the gross income it derives from its time chartering activities should constitute services income rather than rental income. Accordingly, the Company intends to take the position that such income does not constitute passive income, and the assets that it owns and operates in connection with the production of such income, in particular, the vessels, should not constitute passive assets for purposes of determining whether the Company is a PFIC. However, no assurance can be given that the IRS or a U.S. court of law will accept this position, and there is accordingly a risk that the IRS or a U.S. court could determine that the Company is or was a PFIC. Moreover, no assurance can be given that the Company would not constitute a PFIC for any future taxable year if there were to be a change in the Company’s assets, income or operations.

If the IRS were to find that the Company is or has been a PFIC for any taxable year, the Company’s U.S. shareholders would face adverse U.S. federal income tax consequences and incur certain information reporting obligations. Under the PFIC rules, unless those shareholders make an election available under the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (which election could itself have adverse consequences for such shareholders), such shareholders would be subject to U.S. federal income tax at the then prevailing maximum rates on ordinary income plus interest, in respect of excess distributions and upon any gain from the disposition of their Diamond S common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of the Diamond S common shares.
The Company may have to pay tax on U.S.-source shipping income, which would reduce its earnings.
Under the Code, a foreign corporation that recognizes income attributable to transportation that begins or ends (but that does not begin and end) in the United States, as the Company and its subsidiaries do, may be subject to U.S. federal income taxation under one of two alternative tax regimes unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury Regulations thereunder: the 4% gross basis tax or the net basis tax and branch tax. The imposition of any such taxation would have a negative effect on the Company’s business and would decrease its earnings available for distribution to its shareholders.
The Company and its subsidiaries cannot be certain that the Company will qualify for this statutory tax exemption. There are factual circumstances beyond the Company’s control that could prevent the Company from qualifying for this tax exemption and that could cause the Company to become subject to U.S. federal income tax on its U.S. source shipping income. In particular, the Company may not qualify for exemption under Section 883 of the Code for a particular taxable year if shareholders with a five percent or greater interest in its common shares (“5% Shareholders”) owned, in the aggregate, 50% or more of its outstanding common shares for more than half the days during the taxable year, and there do not exist sufficient 5% Shareholders that are qualified shareholders for purposes of Section 883 of the Code to preclude nonqualified 5% Shareholders from owning 50% or more of the Company’s common shares for more than half the number of days during such taxable year or the Company is unable to satisfy certain substantiation requirements with regard to its 5% Shareholders. The Company believes that there is a risk that this 5% Shareholder exception could apply to the Company, especially in its first year of operation.
The Company’s inability to attract and retain qualified personnel could have an adverse effect on its business.
Attracting and retaining skilled personnel is an important factor in the Company’s future success. The market for qualified personnel is highly competitive and the Company cannot be certain that it will be successful in attracting and retaining qualified personnel in the future. Failure to attract and retain qualified personnel could have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows.
The Company is dependent on its in-house ship and technical management subsidiary and its third-party technical managers and other agents for the commercial, technical and administrative management of its business, and their ability to hire and retain key personnel, and the failure of the Company’s in-house ship and technical management subsidiary or its third-party technical managers and other agents to satisfactorily perform their services may adversely affect the Company’s business. The Company’s success also depends upon its technical managers’ ability to hire and retain key personnel. The underperformance by these firms could adversely affect the Company’s business prospects and financial condition. The loss of any of the Company’s technical managers’ services or failure by any of its technical managers to perform its obligations could materially and adversely affect the results of its operations. If any of the Company’s technical management agreements were to be terminated or if any of their terms were to be altered, the Company’s business could be adversely affected, as it may not be able to immediately replace such services. Even if replacement services were immediately available, the terms offered could be less favorable than those under the Company’s current technical management agreements.

In such outsourcing arrangements, the Company has transferred direct control over technical and commercial management of some of its vessels while maintaining significant oversight and audit rights and must rely on third party service providers to, among other things:
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comply with contractual commitments, including with respect to safety, quality and environmental compliance of the operations of the Company’s vessels;

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comply with requirements imposed by the U.S. government, the U.N. and the EU (1) restricting calls on ports located in countries that are subject to sanctions and embargoes and (2) prohibiting bribery and other corrupt practices;

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respond to changes in customer demands for the Company’s vessels;

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obtain supplies and materials necessary for the operation and maintenance of the Company’s vessels;

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mitigate the impact of labor shortages and/or disruptions relating to crews on the Company’s vessels; and

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provide services to the Company’s vessels of the same quality and at similar costs to those provided to its other customers.

The failure of third-party service providers to meet such commitments could lead to legal liability or other damages. Failure by such providers to comply with relevant laws may subject the Company to liability or damage its reputation. Furthermore, damage to any such third party’s reputation, relationships or business may reflect on the Company directly or indirectly, and could have a material adverse impact on its business, financial condition, results of operations and cash flows.
There may be conflicts of interest between the Company and CSM that may not be resolved in the Company’s favor.
In addition to managing the Company’s vessels, CSM also manages ships on behalf of CPLP, CMTC and other parties. Conflicts of interest may arise between CSM’s obligations to other parties, on the one hand, and the Company or the Company’s shareholders, on the other hand. As a result of these conflicts, CSM may favor the interests of other parties over the Company’s interests or those of the Company’s shareholders. This could have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows.
The Company’s tanker vessels’ present and future employment could be adversely affected by an inability to clear the oil majors’ risk assessment process.
Shipping, and especially crude oil, refined product and chemical tankers have been, and will remain, heavily regulated. The so-called “oil majors”, together with a number of commodities traders, represent a significant percentage of the production, trading and shipping logistics (terminals) of crude oil and refined products worldwide. Concerns for the environment have led the oil majors to develop and implement a strict ongoing due diligence process when selecting their commercial partners. This vetting process has evolved into a sophisticated and comprehensive risk assessment of both the vessel operator and the vessel, including physical ship inspections, completion of vessel inspection questionnaires performed by accredited inspectors and the production of comprehensive risk assessment reports. In the case of term charter relationships, additional factors are considered when awarding such contracts, including:
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office assessments and audits of the vessel operator;

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the operator’s environmental, health and safety record;

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compliance with the standards of the IMO;

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compliance with heightened industry standards that have been set by several oil companies;

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shipping industry relationships, reputation for customer service, technical and operating expertise;

•
compliance with oil majors’ codes of conduct, policies and guidelines, including transparency, anti-bribery and ethical conduct requirements and relationships with third parties;

•
shipping experience and quality of ship operations, including cost-effectiveness;

•
quality, experience and technical capability of crews;

•
the ability to finance vessels at competitive rates and overall financial stability;

•
relationships with shipyards and the ability to obtain suitable berths;

•
construction management experience, including the ability to procure on-time delivery of new vessels according to customer specifications;

•
willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•
competitiveness of the bid in terms of overall price.

Should CSM not continue to successfully clear the oil majors’ risk assessment processes on an ongoing basis, the Company’s vessels’ present and future employment, as the well as the Company’s relationship with the Company’s existing charterers and the Company’s ability to obtain new charterers, whether medium- or long-term, could be adversely affected. Such a situation may lead to the oil majors’ terminating existing charters and refusing to use the Company’s vessels in the future, which would adversely affect the Company’s business, financial condition, results of operations and cash flows.
Marine transportation is inherently risky, and an incident involving significant loss of, or environmental contamination by, any of the Company’s vessels could harm the Company’s reputation and business.
The Company’s vessels and their cargoes are at risk of being damaged or lost because of events such as:
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marine disasters;

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bad weather;

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mechanical failures;

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grounding, fire, explosions and collisions;

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piracy;

•
human error; and

•
war and terrorism.

An accident involving any of the Company’s vessels could result in any of the following:
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environmental damage, including liabilities and costs to recover spilled oil or other petroleum products, and to pay for environmental damage and ecosystem restoration where the spill occurred;

•
death or injury to persons, or loss of property;

•
delays in the delivery of cargo;

•
loss of revenues from, or termination of, charter contracts;

•
governmental fines, penalties or restrictions on conducting business;

•
higher insurance rates; and

•
damage to the Company’s reputation and customer relationships generally.

Any of these results could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.

Failure to comply with the FCPA could result in fines, criminal penalties, contract terminations and an adverse effect on the Company’s business.
The Company may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. The Company is committed to doing business in accordance with applicable anti-corruption laws and has adopted a code of conduct and ethics which is consistent and in full compliance with the FCPA. The Company is subject, however, to the risk that it, its affiliated entities, the Company’s or its affiliated entities’ respective officers, directors, employees and agents may take actions determined to be in violation of such anti-corruption laws, including the FCPA. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties and curtailment of operations in certain jurisdictions, and might adversely affect the Company’s business, financial condition, results of operations and cash flows. In addition, actual or alleged violations could damage the Company’s reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of the Company’s senior management.
The Company may not achieve some or all of the expected benefits of the Transactions.
There is a risk that some or all of the expected benefits of the Transactions may fail to materialize, or may not occur within the time periods anticipated. The realization of such benefits may be affected by a number of factors, many of which are beyond the Company’s control, including but not limited to the strength or weakness of the economy and competitive factors in the areas where it does business, the effects of competition in the markets in which it operates, and the impact of changes in the laws and regulations regulating the seaborne transportation or refined petroleum products industries or affecting domestic or foreign operations. The challenge of coordinating previously separate businesses makes evaluating the Company’s business and future financial prospects following the Transactions difficult. The Company’s ability to realize anticipated benefits and cost savings will depend, in part, on its ability to successfully integrate the operations of CPLP’s tanker business and DSS LP in a manner that results in various benefits, including, among other things, an expanded market reach and operating efficiencies, and that does not materially disrupt existing relationships nor result in decreased revenues. Prior to the Transactions, DSS LP was a privately held company and CPLP’s tanker business was an integrated part of CPLP. The past financial performance of each of CPLP’s tanker business and DSS LP may not be indicative of future financial performance. Realization of the anticipated benefits of the Transactions will depend, in part, on the Company’s ability to successfully integrate its business. The Company expects to devote attention to coordinating processes of reporting and procedures for oversight. The diversion of management’s attention and any delays or difficulties encountered in connection with the Transactions and the coordination of the two companies’ operations could have an adverse effect on the Company’s business, financial condition, results of operations and cash flows. The consummation of the Transactions and the integration of the businesses may also result in additional and unforeseen expenses.
Risks Related to the Company’s Indebtedness and Financing
Servicing the Company’s current or future indebtedness limits funds available for other purposes and if the Company cannot service its debt, it may lose its vessels.
Borrowings under the Company’s debt facilities require the Company to dedicate a part of its cash flow from operations to paying interest on its indebtedness. These payments limit funds available for working capital, capital expenditures and other purposes. Amounts borrowed under the Company’s secured debt facilities bear interest at variable rates. Increases in prevailing rates could increase the amounts that the Company would have to pay to its lenders, even though the outstanding principal amount remains the same, and the Company’s net income and cash flows would decrease. The Company expects its earnings and cash flow to vary from year to year due to the cyclical nature of the tanker industry. If the Company does not generate or reserve enough cash flow from operations to satisfy its debt obligations, it may have to make alternative financial arrangements which may include seeking to raise additional capital, refinancing or restructuring its debt, selling tankers, or reducing or delaying capital investments. However, these alternative financial arrangements, if necessary, may not be sufficient to allow the Company to meet its debt obligations.

If the Company is unable to meet its debt obligations or if some other default occurs under its debt facilities, the Company’s lenders could elect to declare that debt, together with accrued interest and fees, to be immediately due and payable and proceed against the collateral vessels securing that debt even though the majority of the proceeds used to purchase the collateral vessels did not come from the Company’s debt facilities.
The Company’s debt financing agreements contain restrictive covenants and financial covenants which may limit the Company’s ability to conduct certain activities, and further, the Company may be unable to comply with such covenants, which could result in a default under the terms of such agreements. The Company’s debt agreements impose operating and financial restrictions on it. These restrictions may limit the Company’s ability, or the ability of its subsidiaries party thereto, to, among other things:
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pay dividends and make capital expenditures if there is a default under its debt facilities;

•
make capital expenditures unless related to the use, operation, trading, repairs and maintenance work on collateral vessels or improvements to collateral vessels;

•
incur additional indebtedness, including the issuance of guarantees;

•
create liens on its assets;

•
change the flag, class or management of its vessels or terminate or materially amend the management agreement relating to each vessel;

•
sell the Company’s vessels;

•
merge or consolidate with, or transfer all or substantially all the Company’s assets to, another person; or

•
enter into a new line of business.

Therefore, the Company will need to seek permission from its lenders in order to engage in certain corporate actions if such actions do not otherwise comply with the restrictions under its debt facilities. The Company’s lenders’ interests may be different from the Company’s, and the Company may not be able to obtain its lenders’ permission when needed. This may limit the Company’s ability to pay dividends, finance its future operations or capital requirements, make acquisitions or pursue business opportunities.
In addition, the terms and conditions of certain of the Company’s borrowings require it to maintain specified financial ratios and satisfy financial covenants, including ratios and covenants based on the market value of the vessels in its fleet. Should the Company’s charter rates or vessel values materially decline in the future, it may seek to obtain waivers or amendments from its lenders with respect to such financial ratios and covenants, or it may be required to take action to reduce its debt or to act in a manner contrary to its business objectives to meet any such financial ratios and satisfy any such financial covenants. If the Company is not able to obtain such waivers to agree to such amendments with its lenders or reduce its debt due to the decline in its vessel values it will likely be in default of such covenants, including its collateral maintenance covenant.
Events beyond the Company’s control, including changes in the economic and business conditions in the shipping markets in which it operates, may affect its ability to comply with these covenants. The Company cannot provide any assurance that it will meet these ratios or satisfy these covenants or that its lenders will waive any failure to do so or amend these requirements. A breach of any of the covenants in, or the Company’s inability to maintain the required financial ratios under, the Company’s credit facilities would prevent it from borrowing additional money under its credit facilities and could result in a default under its credit facilities. If a default occurs under the Company’s credit facilities, the lenders could elect to declare the outstanding debt, together with accrued interest and other fees, to be immediately due and payable and foreclose on the collateral securing that debt, which could constitute all or substantially all of the Company’s assets. Moreover, in connection with any waivers or amendments to the Company’s credit facilities that the Company may obtain, the Company’s lenders may impose additional operating and financial restrictions on the Company or modify the terms of its existing credit facilities. These restrictions may further restrict the Company’s ability to, among other things, pay dividends, repurchase its common shares, make capital expenditures, or incur additional indebtedness.

Furthermore, the Company’s debt agreements contain cross-default provisions that may be triggered if the Company defaults under the terms of any one of its financing agreements. In the event of default by the Company under one of its debt agreements, the lenders under the Company’s other debt agreements could determine that the Company is in default under such other financing agreements. Such cross defaults could result in the acceleration of the maturity of such indebtedness under these agreements and the lenders thereunder may foreclose upon any collateral securing that indebtedness, including the Company’s vessels, even if the Company was to subsequently cure such default. In the event of such acceleration or foreclosure, the Company might not have sufficient funds or other assets to satisfy all of its obligations, which would have a material adverse effect on its business, financial condition, results of operations and cash flows.
The Company’s interest rate swap agreements are subject to counterparty risks and may be insufficient to protect it against volatility in LIBOR rates and amounts due under its credit facilities.
The Company has partially hedged against the floating interest rate risks under its credit facilities that are not cash flow hedges and are reported in income and, accordingly, could materially affect the Company’s reported income in any period. Moreover, in light of current economic uncertainty, the Company may be exposed to the risk that one or more counterparties to its interest rate swap agreements may be unable to perform its obligations thereunder. LIBOR rates have recently been volatile, with the spread between those rates and prime lending rates widening significantly at times. These conditions are the result of the recent disruptions in the international credit markets. Amounts borrowed under the Company’s credit facilities, which the Company has partially hedged, bear interest at annual rates of between 2.20% and 3.25% above LIBOR. If one or more of the counterparties to the Company’s interest rate swap agreements fails to perform its obligations thereunder, or if the Company chooses not to, or is unable to, enter into such swap agreements for future debt instruments, the Company may be exposed to increased interest rates and additional interest rate volatility, which could have a material adverse impact on its business, financial condition, results of operations and cash flows.
If the Company is in breach of any of the terms of its credit facilities, a significant portion of its obligations may become immediately due and payable, and the lenders’ commitments to make further loans to the Company, if any, may terminate. This can adversely affect the Company’s ability to execute its business strategy or make cash distributions.
The Company’s ability to comply with the covenants and restrictions contained in its credit facilities and any other debt instruments it may enter into in the future may be affected by events beyond the Company’s control, including prevailing economic, financial and industry conditions. If the Company is in breach of any of the restrictions, covenants, ratios or tests in its credit facilities, or if the Company triggers a cross-default currently contained in its credit facilities or any interest rate swap agreements, or in any such facility or agreement it may enter into, pursuant to their terms, a significant portion of the Company’s obligations may become immediately due and payable, and the Company’s lenders’ commitment to make further loans to the Company, if any, may terminate. The Company may not be able to reach agreement with its lenders to amend the terms of the loan agreements or waive any breaches and the Company may not have, or be able to obtain, sufficient funds to make any accelerated payments, which could have a material adverse impact on its business, financial condition, results of operations and cash flows.
Risks Related to Diamond S Common Shares
The Diamond S common shares are currently thinly traded, and there is no guarantee that an active and liquid trading market for the Diamond S common shares will develop.
There is currently limited trading volume in Diamond S common shares, and an active and liquid trading market for Diamond S common shares may not develop. In the absence of an active and liquid trading market:
•
holders of Diamond S common shares may not be able to liquidate their positions in the Diamond S common shares;

•
the market price of Diamond S common shares may experience more price volatility; and

•
there may be less efficiency in carrying out holders’ purchase and sale orders.

The price of Diamond S common shares may be volatile.
The price of Diamond S common shares may fluctuate due to a variety of factors, including:
•
actual or anticipated fluctuations in the Company’s quarterly and annual results and those of other public companies in its industry;

•
mergers and strategic alliances in the product tanker industry;

•
market prices and conditions in the product tanker and oil industries;

•
introduction of new technology by the Company or its competitors;

•
commodity prices and in particular prices of oil and natural gas;

•
the ability or willingness of OPEC to set and maintain production levels for oil;

•
oil and gas production levels by non-OPEC countries;

•
changes in government regulation;

•
potential or actual military conflicts or acts of terrorism;

•
natural disasters affecting the supply chain or use of petroleum products;

•
the failure of securities analysts to publish research about the Company, or shortfalls in the Company’s operating results from levels forecast by securities analysts;

•
the Company’s capital structure;

•
additions or departures of key personnel;

•
announcements concerning the Company or its competitors; and

•
the general state of the securities market.

These broad market and industry factors may materially reduce the Company’s share price, regardless of the Company’s operating performance.
Reports published by analysts, including projections in those reports that exceed the Company’s actual results, could adversely affect the price and trading volume of Diamond S common shares.
The Company currently expects that securities research analysts will establish and publish their own periodic projections for the Company’s business. These projections may vary widely and may not accurately predict the results the Company actually achieves. The Company’s share price may decline if its actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on the Company downgrades the Company’s shares or publishes inaccurate or unfavorable research about the Company’s business, the Company’s share price could decline. If one or more of these analysts ceases coverage of the Company or fails to publish reports on the Company regularly, the Company’s share price or trading volume could decline. While the Company expects research analyst coverage, if no analysts commence coverage of the Company, the trading price and volume for Diamond S common shares could be adversely affected.
There may be circumstances in which the interests of the Company’s significant shareholders could be in conflict with other shareholders.
As of March 31, 2019, funds managed by WLR and First Reserve owned 24% and 20% and CMTC and its affiliates owned approximately 6% of the outstanding Diamond S common shares, respectively, and have the ongoing right, subject to certain conditions and limitations, to nominate directors to the board of directors of the Company, as more fully described in the section entitled “Certain Relationships and Related Person Transactions.” Circumstances may arise in which these shareholders may have an interest in pursuing or preventing acquisitions, divestitures or other transactions, including the issuance of additional shares or debt, that, in their judgment, could enhance their investment in the Company or another company in which they invest. Such transactions might adversely affect the Company or other holders of Diamond S common shares.
Furthermore, shareholders may have more difficulty in protecting their interests in connection with actions taken by the Company’s significant shareholders than they would as shareholders of a corporation incorporated in the United States.

In addition, the holdings by the Company’s significant shareholders may adversely affect the trading price of Diamond S common shares because investors may perceive disadvantages in owning shares in companies with significant shareholders.
The Company may issue additional Diamond S common shares or other equity securities without shareholder approval, which would dilute their ownership interests and may depress the Company’s share price.
The Company may issue additional shares of Diamond S common shares or other equity securities of equal or senior rank in the future in connection with, among other things, future vessel acquisitions, repayment of outstanding indebtedness or the Company’s equity incentive plan, without shareholder approval in a number of circumstances.
Future sales of shares may cause the market price for Diamond S common shares to decline.
Sales of substantial amounts of Diamond S common shares in the public market, or the perception that these sales may occur, could adversely affect the Company’s share price and impair its ability to raise capital through the sale of additional equity securities. As of March 31, 2019, the Company had 39,890,696 shares outstanding of which 12,725,000 shares were freely tradable, without restriction, in the public market unless held by the Company’s “affiliates,” as defined under Rule 405 of the Securities Act. The remaining shares were “restricted securities,” as that term is defined in Rule 144 under the Securities Act, subject to the applicable holding period, volume, manner of sale and other limitations under Rule 144 or Rule 701 of the Securities Act. The Company has registered the shares held by certain the DSS LP limited partners and by CMTC and its affiliates on a shelf registration statement of which this prospectus is a part. The sales of significant amounts of Diamond S common shares, or the perception in the market that this will occur, may result in the lowering of the Company’s share price.
The Company will incur increased costs and obligations as a result of being an independent public company.
As an independent publicly traded company, the Company will incur significant legal, accounting and other expenses that the Company was not required to incur in the recent past, particularly after the Company is no longer an “emerging growth company” as defined under the JOBS Act. In addition, new and changing laws, regulations and standards relating to corporate governance and public disclosure, including the Dodd Frank Act and the rules and regulations promulgated and to be promulgated thereunder, as well as under the Sarbanes-Oxley Act, the JOBS Act, and the rules and regulations of the SEC and NYSE, have created uncertainty for public companies and increased the Company’s costs and the time that the Company’s board of directors and management must devote to complying with these rules and regulations. The Company expects these rules and regulations to increase its legal and financial compliance costs and lead to a diversion of management time and attention from revenue generating activities.
Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert management’s attention from implementing the Company’s growth strategy, which could prevent the Company from improving its business, financial condition, results of operations and cash flows. The Company has made, and will continue to make, changes to its internal controls and procedures for financial reporting and accounting systems to meet its reporting obligations as a publicly traded company. However, the measures the Company takes may not be sufficient to satisfy its obligations as a publicly traded company.
As an emerging growth company, the Company cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make Diamond S common shares less attractive to investors.
The Company is an emerging growth company as defined in the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to obtain an assessment of the effectiveness of the Company’s internal controls over financial reporting from its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. The Company cannot predict if investors will find its shares less attractive because it will rely on these exemptions. If some investors find the Company’s shares less attractive as a result, there may be a less active market for the Company’s shares and its share price may be more volatile.
In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This allows an emerging growth company to delay the adoption of these accounting standards until they would otherwise apply to private companies. The Company intends to take advantage of the benefits of this extended transition period, for as long as it is available. As a result, the Company’s financial statements may not be comparable to those of companies that comply with such new or revised accounting standards.
Pursuant to the JOBS Act, the Company’s independent registered public accounting firm will not be required to attest to the effectiveness of the Company’s internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act for so long as it is an emerging growth company.
Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of the Company’s internal control over financial reporting, starting with the second annual report that it files with the SEC after the consummation of its initial public listing, and generally requires in the same report a report by its independent registered public accounting firm on the effectiveness of its internal control over financial reporting. However, as an emerging growth company, the Company’s independent registered public accounting firm will not be required to attest to the effectiveness of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act until it is no longer an emerging growth company. The Company could be an emerging growth company for up to five years.
Failure to maintain effective internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.
The Company is subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act and the Dodd-Frank Act and is required to prepare its financial statements according to the rules and regulations required by the SEC. The Sarbanes-Oxley Act requires that the Company, among other things, establish and maintain effective internal controls and procedures for financial reporting and disclosure purposes. Internal control over financial reporting is complex and may be revised over time to adapt to changes in the Company’s business, or changes in applicable accounting rules. The Company cannot provide any assurance that its internal control over financial reporting will be effective in the future or that a material weakness will not be discovered with respect to a prior period for which the Company had previously believed that internal controls were effective. If the Company is not able to maintain or document effective internal control over financial reporting, its independent registered public accounting firm will not be able to certify as to the effectiveness of the Company’s internal control over financial reporting when the Company becomes subject to those requirements. Matters impacting the Company’s internal controls may cause it to be unable to report its financial information on a timely basis, or may cause it to restate previously issued financial information, and thereby subject it to adverse regulatory consequences, including sanctions or investigations by the SEC or violations of applicable stock exchange listing rules. There could also be a negative reaction in the financial markets due to a loss of investor confidence in the Company and the reliability of its financial statements. Confidence in the reliability of the Company’s financial statements is also likely to suffer if the Company or its independent registered public accounting firm reports a material weakness in the Company’s internal control over financial reporting. This could have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows by, for example, leading to a decline in the Company’s share price and impairing its ability to raise additional capital.
If the Company does not develop and implement all required accounting practices and policies, it may be unable to provide the financial information required of a U.S. publicly traded company in a timely and reliable manner.
Prior to the Transactions, the Company did not adopt all of the financial reporting and disclosure procedures and controls required of a U.S. publicly traded company because its operations were either part of a privately held company or a segment of a larger public company. The Company expects that the implementation of all required accounting practices and policies and the hiring of additional financial staff will increase its operating costs and could require significant time and resources from the Company’s management and employees. If the Company fails to develop and maintain effective internal controls and procedures and disclosure procedures and controls, the Company may be unable to provide financial information and required SEC reports that a U.S. publicly traded company is required to provide in a timely and reliable fashion. Any such delays or deficiencies could penalize the Company, including by limiting its ability to obtain financing, either in the public capital markets or from private sources and hurt the Company’s reputation and could thereby impede its ability to implement its growth strategy. In addition, any such delays or deficiencies could result in the Company’s failure to meet the requirements for continued listing of the Diamond S common shares on the NYSE.
Certain provisions of the Company’s articles of incorporation and bylaws may make it difficult for shareholders to change the composition of its board of directors and may discourage, delay or prevent a merger or acquisition that some shareholders may consider beneficial.
Certain provisions of the Company’s articles of incorporation and bylaws may have the effect of delaying or preventing changes in control if its board of directors determines that such changes in control are not in the best interests of the Company and its shareholders. The provisions in the Company’s articles of incorporation and bylaws include, among other things, those that:
•
authorize the Company’s board of directors to issue preferred shares and to determine the price and other terms, including preferences and voting rights, of those shares without shareholder approval;

•
establish advance notice procedures for nominating directors or presenting matters at shareholder meetings;

•
authorize the removal of directors only for cause or pursuant to a plan of merger, consolidation or reorganization approved by the shareholders;

•
allow only the Company’s board of directors to fill vacancies;

•
limit the persons who may call special meetings of shareholders;

•
limit the persons who may bring any business before an annual meeting to shareholders who beneficially own at least 10% of the then outstanding Diamond S common shares; and

•
provide certain of the Company’s shareholders the right to designate up to five members of the Company’s board of directors.

While these provisions may have the effect of encouraging persons seeking to acquire control of the Company to negotiate with its board of directors, they could enable the board of directors to hinder or frustrate a transaction that some, or a majority, of the shareholders may believe to be in their best interests and, in that case, may prevent or discourage attempts to remove and replace incumbent directors.
These provisions may frustrate or prevent any attempts by the Company’s shareholders to replace or remove its current management by making it more difficult for shareholders to replace members of its board of directors, which is responsible for appointing the members of its management.
The Company may be restricted from paying dividends on Diamond S common shares.
As a holding company, the Company will depend on its subsidiaries’ ability to pay distributions to the Company to pay cash dividends to holders of Diamond S common shares. The Company’s dividends must be authorized by its board of directors, in its sole discretion. Any determination to pay or not pay cash dividends will depend on the Company’s available cash balances, anticipated cash needs, results of operations, financial condition, expected market conditions, investment opportunities, credit agreement restrictions and other factors the Company’s board of directors may deem relevant. In addition, Marshall Islands law generally prohibits the payment of dividends other than from surplus (defined as net assets in excess of stated capital, and stated capital for shares with par value generally means the aggregate par value of the issued shares), but in case there is no surplus, dividends may be declared or paid out of the net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. No dividends can be declared or paid when the Company is insolvent or if the payment of the dividend would render the Company insolvent.
The Company is incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law or a bankruptcy law and, as a result, shareholders may have fewer rights and protections under Republic of the Marshall Islands law than under the law of a typical jurisdiction in the United States.
The Company’s corporate affairs are governed by its articles of incorporation and bylaws and by the Republic of the Marshall Islands Business Corporations Act (the “BCA”). The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the law of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, the Company’s public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or significant shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction. Additionally, the Republic of the Marshall Islands does not have a legal provision for bankruptcy or a general statutory mechanism for insolvency proceedings. As such, in the event of a future insolvency or bankruptcy, the Company’s shareholders and creditors may experience delays in their ability to recover their claims after any such insolvency or bankruptcy.
It may be difficult to serve process on or enforce a U.S. judgment against the Company, its officers and its directors because the Company is a foreign corporation.
The Company is a corporation formed in the Republic of the Marshall Islands, and a substantial portion of its assets are located outside of the United States. As a result, the Company’s shareholders may have difficulty serving legal process within the United States upon the Company. The Company’s shareholders may also have difficulty enforcing, both in and outside the United States, judgments they may obtain in U.S. courts against the Company in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of the Republic of the Marshall Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. As a result, it may be difficult or impossible for the Company’s shareholders to bring an original action against the Company or against these individuals in a court in the Republic of the Marshall Islands in the event that the Company’s shareholders believe that their rights have been infringed under the U.S. federal securities laws or otherwise because the courts in the Republic of the Marshall Islands would not have subject matter jurisdiction to entertain such a suit.

USE OF PROCEEDS
We are filing the registration statement of which this prospectus forms a part to permit holders of the Shares described in the section entitled “Principal and Selling Shareholders” to sell such Shares. We will not receive any proceeds from the sale of our shares by the selling shareholders.
DETERMINATION OF OFFERING PRICE
The selling shareholders will determine at what price they may sell the Shares offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.
MARKET FOR THE SECURITIES
Our common shares are listed on the NYSE under the symbol “DSSI” and have been trading since March 28, 2019. No established public trading market existed for our common shares prior to March 28, 2019. As of March 31, 2019, we had 39,890,696 common shares outstanding and 35 record holders of our common shares.
Pursuant to the registration statement of which this prospectus forms a part, 11,684,435 common shares are registered under the Securities Act for sale by the selling shareholders.
DIVIDEND POLICY
The Company intends to pay regular quarterly cash dividends on Diamond S common shares but there can be no assurance that the Company will pay dividends or as to the amount of any dividend. The payment and the amount of dividends paid will be subject to the sole discretion of the Company’s board of directors and will depend, among other things, on available cash balances, anticipated cash needs, results of operations, financial condition, expected market conditions, investment opportunities and credit agreement restrictions binding the Company or its subsidiaries, as well as other relevant factors.

SELECTED HISTORICAL COMBINED FINANCIAL DATA OF ATHENA
The following tables set forth selected historical combined financial and other data of the crude and product tanker business of CPLP (referred to as “Athena” in this prospectus). The selected historical combined financial data was carved out from the financial information of CPLP as described below.
Diamond S was formed for the purpose of effecting the Transactions, which included the contribution from CPLP of all of CPLP’s crude and product tankers, an amount in cash equal to $10 million and associated inventories followed by the combination with DSS LP. Prior to the consummation of the Transactions, Diamond S did not conduct any business and did not have any material assets or liabilities.
The selected historical financial data of Athena set forth below as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016 has been derived from the audited combined carve-out financial statements of Athena, which are included elsewhere in this prospectus.
The historical results set forth below do not indicate results expected for any future periods. The selected financial data set forth below are qualified in their entirety by, and should be read in conjunction with, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Athena” and the audited combined carve-out financial statements of Athena and notes related thereto included elsewhere in this prospectus.
This data may not be comparable to, or indicative of, future operating results. Different factors affect Athena’s results of operations, including among others, the number of vessels in the fleet, prevailing charter rates, management and administrative services fees, as well as financing arrangements.
The combined carve-out financial statements of Athena were prepared in accordance with U.S. GAAP. Presentation of earnings per unit information is not applicable in the combined carve-out financial statements, since the assets and liabilities of Athena prior to the distribution were owned by CPLP.
	For the Years Ended December 31,
(in thousands)	2018	2017	2016
Income Statement Data:
Revenues	$148,318	$97,806	$101,506
Revenues – related party	13,342	34,676	26,681
Total revenues	161,660	132,482	128,187
Expenses
Voyage expenses(1)	37,202	10,537	6,568
Voyage expenses–related party(1)	—	—	360
Vessel operating expenses(2)	59,962	47,119	38,329
Vessel operating expenses – related party(2)	8,444	7,192	6,533
General and administrative expenses	3,832	3,979	3,960
Vessel depreciation and amortization	40,274	38,014	36,814
Total operating expenses	149,714	106,841	92,564
Operating income	11,946	25,641	35,623
Interest expense and finance costs	(2,578)	(583)	(93)
Other income/(expense)	167	(321)	118
Net income	$9,535	$24,737	$35,648

	As of December 31,
(in thousands)	2018	2017
Balance Sheet Data:
Fixed assets	$643,682	$607,528
Total assets	679,599	618,580
Total long-term liabilities	55,320	15,426
Net parent investment(3)	600,074	584,457
	For the Years Ended December 31,
(in thousands)	2018	2017	2016
Cash Flow Data:
Net cash provided by operating activities	$35,476	$64,495	$68,545
Net cash used in investing activities	(41,837)	(359)	(17,192)
Net cash provided by/(used in) financing activities	4,838	(60,566)	(52,602)

(1)
Voyage expenses primarily consist of brokerage commissions, port expenses, canal dues and bunkers.

(2)
Vessel operating expenses consist of management fees payable to CSM pursuant to the terms of three separate management agreements and actual operating expenses, such as crewing, repairs and maintenance, insurance, stores, spares, lubricants and other operating expenses incurred in respect of Athena’s vessels.

(3)
Net parent investment represents CPLP’s interest in Athena’s net assets and includes Athena’s cumulative earnings as adjusted for cash distributions to and cash contributions from CPLP.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DSS LP
The following tables set forth selected historical consolidated financial and other data of DSS LP. The selected historical financial data of DSS LP set forth below as of December 31, 2018 and March 31, 2018, for the nine months ended December 31, 2018 and for the years ended March 31, 2018 and 2017 has been derived from the audited consolidated financial statements of DSS LP, which are included elsewhere in this prospectus.
The historical results set forth below do not indicate results expected for any future periods. The selected financial data set forth below are qualified in their entirety by, and should be read in conjunction with, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of DSS LP” and the audited consolidated financial statements of DSS LP and notes related thereto included elsewhere in this prospectus.
This data may not be comparable to, or indicative of, future operating results. Different factors affect DSS LP’s results of operations, including among others, the number of vessels in the fleet, prevailing charter rates, management and administrative services fees, as well as financing arrangements.
The consolidated financial statements of DSS LP were prepared in accordance with U.S. GAAP.
	For the Nine Months Ended December 31, 2018	For the Years Ended March 31,
(in thousands)		2018	2017
Income Statement Data:
Revenues	$275,473	$302,943	$303,797
Vessel expenses(1)	85,206	109,176	103,000
Voyage expenses(2)	137,774	89,912	43,344
Depreciation and amortization expense	66,101	86,625	81,048
Loss on sale of vessels(3)	19,970	—	—
General and administrative	11,384	14,642	13,201
Other corporate expenses(4)	678	483	580
Management fees	—	1,018	1,293
Operating (loss) income	(45,640)	1,088	61,331
Total other expense – Net	(26,874)	(32,425)	(37,510)
Net (loss) income	(72,514)	(31,337)	23,821
Less: net (loss) income attributable to noncontrolling interest(5)	(135)	776	(138)
Net (loss) income attributable to DSS Holdings L.P.	$(72,379)	$(30,561)	$23,683

(in thousands)	As of December 31, 2018	As of March 31, 2018
Balance Sheet Data:
Cash and cash equivalents including restricted cash	$88,158	$84,340
Total current assets	150,302	166,824
Vessels, net	1,454,286	1,565,900
Total assets	1,649,855	1,769,926
Debt	639,541	691,736
Total DSS Holdings L.P. and Affiliated Entity partners’ equity	945,239	1,019,360
Noncontrolling interest(5)	34,607	34,693
	For the Nine Months Ended December 31, 2018	For the Years Ended March 31,
(in thousands)		2018	2017
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$23,487	$34,025	$103,889
Investing activities	28,008	48,640	(179,714)
Financing activities	(47,677)	(67,676)	(7,469)

(1)
Vessel operating expenses consist of technical management fees, crewing, repairs and maintenance, insurance, stores, spares, lubricants and other operating expenses incurred in respect of DSS LP’s vessels.

(2)
Voyage expenses primarily consist of brokerage commissions, port expenses, canal dues and bunkers.

(3)
In November 2018, DSS LP agreed to sell two 2009-built MR vessels for $34.9 million of total proceeds and repaid $24.7 million in related debt.

(4)
Other corporate expenses represent administrative expenses primarily related to restructuring and merger and acquisition advisory activities.

(5)
DSS LP indirectly holds a 51% ownership interest in NT Suez Holdco LLC, a Marshall Islands limited liability company, formed on September 23, 2014, which is a joint venture with an affiliate of the Company’s largest shareholder.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined financial information is presented to illustrate the consummation of the Transactions. The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The pro forma adjustments are based on available information and were prepared using certain assumptions set forth in the notes thereto to give effect to the Transactions.
The accompanying unaudited pro forma condensed combined financial information gives effect to adjustments that are (1) directly attributable to the Transactions, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statement of operations, and are expected to have a continuing impact on the consolidated results. The unaudited pro forma condensed combined balance sheet gives effect to the Transactions as if they had occurred on December 31, 2018 and the unaudited pro forma condensed combined statements of operations give effect to the Transactions as if they had occurred on January 1, 2018. The unaudited pro forma condensed combined financial information excludes the information of Diamond S prior to CPLP’s contribution of 25 crude and product tankers since prior to this contribution Diamond S had no significant assets, liabilities, revenues or expenses.
The unaudited pro forma condensed combined financial information is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of operating results that would have been achieved had the Transactions been completed as of January 1, 2018 and does not intend to project the future financial results of Diamond S after the Transactions. The unaudited pro forma condensed combined balance sheet does not purport to reflect what the Company’s financial condition would have been had the Transactions been completed on December 31, 2018 or for any future or historical period. The unaudited pro forma condensed combined financial information does not reflect the cost of any integration activities or the benefits from the Transactions and the synergies that may be derived.
The combination of CPLP’s crude and product tanker business with the business of DSS LP (the “combination”) reflects an asset acquisition under the guidelines of the Financial Accounting Standards Board (“FASB”) ASC 805, and ASU 2017-01, whereby DSS LP is the accounting acquirer of Athena’s contributions of 25 crude and product tankers and associated inventories, $10 million in cash plus prorated charter hire and net payments received from the “Lockbox Date” (as defined in the Transaction Agreement”) with specific arrangements relating to the funding of working capital. As the accounting acquirer, all of DSS LP’s assets, liabilities and results of operations will be recorded at their historical cost basis. The unaudited pro forma condensed combined financial statements also include the effect of the acquisition by DSS LP of the Athena business, which will value the acquired assets and liabilities at the cost of the acquisition, including transaction costs, on the basis of relative fair values.
Athena’s fiscal year ends on December 31 and, prior to January 2019, DSS LP’s fiscal year ended on March 31. In January 2019, DSS LP changed its fiscal year end to December 31. The unaudited pro forma condensed combined balance sheet combines the audited combined carve-out balance sheet of Athena as of December 31, 2018 and the audited consolidated balance sheet of DSS LP as of December 31, 2018. The unaudited pro forma condensed combined statement of operations for the fiscal year ended December 31, 2018 combines the audited combined carve-out statement of comprehensive income of Athena for the fiscal year ended December 31, 2018 and the unaudited consolidated statement of operations of DSS LP for the four quarterly periods ended December 31, 2018. The unaudited consolidated statement of operations of DSS LP for the four quarterly periods ended December 31, 2018 was determined by adding (without any material adjustments) DSS LP’s audited consolidated statement of operations for the nine months ended December 31, 2018 to DSS LP’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2018. DSS LP’s unaudited condensed consolidated statement of operations for the three months ended March 31, 2018 is not included in this document.

The unaudited pro forma condensed combined financial information presented below should be read in conjunction with the following information:
•
Notes to the unaudited pro forma condensed combined financial information.

•
Audited combined carve-out financial statements of Crude and Product Tanker Business of Capital Product Partners L.P. as of and for the fiscal year ended December 31, 2018 included in this prospectus.

•
Audited consolidated financial statements of DSS Holdings L.P. as of and for the nine months ended December 31, 2018 included in this prospectus.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of December 31, 2018
(in thousands except for share and per share information)
	Athena Historical*	DSS LP Historical	Pro Forma Adjustments	Notes	Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$2,586**	$83,054	$(14,500)	(1)	$71,140
Trade accounts receivable	13,181	42,637	(13,181)	(2)	42,637
Prepayment and other assets	1,882	3,731	(801)	(2),(3)	4,812
Inventories	7,183	20,880	28,063
Total current assets	24,832	150,302	(28,482)		146,652
Non-current assets
Vessels, net	643,682	1,454,286	(104,832)	(4)	1,993,136
Other property	—	756	—		756
Deferred drydocking, net	2,219	33,287	(2,219)	(2),(4)	33,287
Time charter asset	7,531	93	369	(2),(5)	7,993
Restricted cash	300	5,104	(300)	(1),(2)	5,104
Long-term prepaid expenses	1,035	3,377	—		4,412
Other	—	2,650	—		2,650
Total non-current assets	654,767	1,499,553	(106,782)		2,047,338
Total assets	$679,599	$1,649,855	$(135,464)		$2,193,990
Liabilities and Equity
Current liabilities
Current portion of long-term debt	$3,146	$97,315	$9,531	(6)	$109,992
Trade accounts payable	11,458	8,782	(11,458)	(2)	8,782
Time charter liability	—	—	400	(5)	400
Due to related parties	47	—	(47)	(2)	—
Accrued liabilities	7,800	16,535	(7,800)	(2)	16,535
Derivative liability	—	630	—		630
Deferred revenue, current	1,754	3,622	(142)		5,234
Total current liabilities	24,205	126,884	(9,516)		141,573
Long-term liabilities
Long-term debt	55,318	542,225	240,283	(6)	837,826
Derivative liability	—	900	—		900
Deferred revenue	2	—	(2)		—
Total long-term liabilities	55,320	543,125	230,765		838,726
Total liabilities	79,525	670,009	240,281		980,299
Equity
Common shares with no par value, actual; as adjusted – common shares with 0.001 par value, 110,000,000 shares authorized, 38,560,606 shares issued and outstanding	—	—	39	(7)	39
Contributed capital	600,074	994,771	(1,594,845)	(7)	—
Additional paid-in capital	—	2,558	1,228,577	(7)	1,231,135
Accumulated other comprehensive income	—	4,387	—		4,387
Accumulated deficit	—	(56,477)	—		(56,477)
Noncontrolling interest	—	34,607	—		34,607
Total equity	600,074	979,846	(366,229)		1,213,691
Total liabilities and equity	$679,599	$1,649,855	$(135,464)		$2,193,990

*
As of December 31, 2018, Athena SpinCo Inc. (now known as Diamond S Shipping Inc.) had no assets, $3 of liabilities and $3 of stockholders’ deficit. See the audited consolidated balance sheet of Athena SpinCo Inc. (now known as Diamond S Shipping Inc.) and the notes thereto beginning on page F-3 of this prospectus.

**
Includes current restricted cash.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Fiscal Year Ended December 31, 2018
(in thousands except for share and per share information)
	Athena For the Year Ended December 31, 2018	DSS LP For the Four Quarterly Periods Ended December 31, 2018	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenues	$148,318	$368,617	$(2,575)	(1)	$514,360
Revenues-related party	13,342	—	—		13,342
Total revenues	161,660	368,617	(2,575)		527,702
Voyage expenses	37,202	182,509	—		219,711
Vessel operating expenses	59,962	113,271	—		173,233
Vessel operating expenses-related party	8,444	—	—		8,444
General and administrative expenses	3,832	16,184	—		20,016
Loss on sale of vessels	—	19,970	—		19,970
Depreciation and amortization	40,274	88,155	(9,916)	(2)	118,513
Operating income (loss)	11,946	(51,472)	7,341		(32,185)
Other (expense)/income, net
Interest expense and finance cost	(2,578)	(36,679)	(13,971)	(3)	(53,228)
Other (expense)/income	167	1,574	—		1,741
Total other expense, net	(2,411)	(35,105)	(13,971)		(51,487)
Net income/(loss)	9,535	(86,577)	(6,631)		(83,673)
Less: Net loss attributable to noncontrolling interest	—	(471)	—		(471)
Net income/(loss) attributable to the Company’s shareholders	$9,535	$(86,106)	$(6,631)		$(83,202)
Weighted average shares outstanding – basic and diluted					38,560,606
Loss per share					$(2.16)

Notes to Unaudited Pro Forma Condensed Combined Financial Information
(dollars in thousands)
1.   Description of the Transactions
On November 27, 2018, CPLP and DSS LP entered into the Transaction Agreement pursuant to which Diamond S received, via contribution from CPLP, CPLP’s crude and product tankers and associated inventories, $10 million in cash plus the amount of charter hire received in advance but not yet earned and net payments received from the Lockbox Date with specific arrangements relating to the funding of working capital, and such assets were combined with DSS LP’s business and operations. As a result of the Transaction Agreement, subject to any disposal of vessels in accordance with the Transaction Agreement, following the combination, the Company owns 68 vessels, consisting of 52 product tankers and 16 crude tankers. The Transactions did not require a vote of the holders of the CPLP common units.
The Company lists its Diamond S common shares on the NYSE under the trading symbol “DSSI.”
2.   Accounting Policies
During the preparation of this unaudited pro forma condensed combined financial information, management of DSS LP has performed a preliminary review and comparison of Athena’s U.S. GAAP accounting policies with DSS LP’s U.S. GAAP accounting policies. For purposes of preparing the unaudited pro forma condensed combined financial information, both Athena’s and DSS LP’s historical audited consolidated financial statements were prepared under U.S. GAAP. The only differences in the application of U.S. GAAP are noted in 4.A and 5.A below, and the difference in this application is not considered significant. No material adjustments were identified as a result of this exercise. The resulting pro forma condensed combined financial information has not been audited.
Management of the Company plans to conduct a final review of the Athena accounting policies in an effort to determine if differences in accounting policies require further adjustment or reclassification of the Athena statement of profit or loss or reclassification of assets or liabilities to conform to DSS LP’s accounting policies and classifications, as required by acquisition accounting rules. As a result of that review, management may identify differences that, when conformed, could have a material impact on this unaudited pro forma condensed combined financial information.
3.   Accounting for the Combination
The unaudited pro forma condensed combined financial information is prepared under consideration of requirements of ASC 805 and ASU 2017-01. The combination is accounted for using DSS LP as the accounting acquirer. However, the Company believes that based on the terms of the Transaction Agreement, the combination did not meet the requirements of a business combination. As a result, the combination is accounted for as an asset acquisition, which values acquired assets and liabilities at the cost of the acquisition, including transaction costs, on the basis of relative fair value.
The factors that were considered in determining that DSS LP should be treated as the accounting acquirer in the Transactions were the relative voting rights and the composition of senior management and board of directors of the Company. As a result of the Transactions, former DSS LP limited partners and holders of CPLP units own approximately 68% and 32%, respectively, of the Company. In addition, the former senior management of DSS LP leads the Company following the Transactions. Following the Transactions, the board of directors of the Company consists of seven members, three that were initially nominated by DSS LP and two that were initially nominated by CMTC and its affiliates. The Company believes that based on the respective voting rights of the initial shareholders, the continuity of DSS LP senior management, and the composition of the board of directors of the Company are the most significant factors in determining that DSS LP is the accounting acquirer.
The combination was determined to not meet the requirements of a business combination under ASU 2017-01. The combination consisted of acquiring vessels and associated time charter contracts, which are concentrated in a group of similar identifiable assets, and therefore not considered a business. As of December 31, 2018, approximately 97% of Athena’s total assets acquired and liabilities assumed, exclusive of cash, were comprised of vessels.

The following represents a preliminary calculation for the net asset valuation of Athena’s acquired assets and assumed liabilities (in thousands):
	Amount	Notes
Vessels’ value	$516,500	(a)
Cash	11,158	(b)
Inventories	7,183
Other current assets	1,081	(b)
Above-market value of time charter contracts, net	7,500	(c)
Long term prepaid expenses	1,035	(d)
Deferred revenue	(1,612)	(b)
Net asset value of Athena	$542,845

(a)
The carrying value of these assets are adjusted in accordance with the principles set forth under ASC Topic 820, “Fair Value Measurement” to include current market values obtained from at least two independent ship brokers. The appraisals, which are the basis for determining allowable borrowings under the new financing agreements, obtained in December 2018 reflect the average values to be approximately $516,500.

(b)
Pursuant to the Transaction Agreement, Athena’s cash represents $10,000 plus the amount of charter received in advance but not yet earned ($1,612 in deferred revenue), less prepaid insurance. Other current assets include prepaid insurance as well as bonded stores and cash on board the 25 vessels.

(c)
This amount represents an estimate of the fair value of the time charters acquired as of December 31, 2018, which considers the differential between the stated time charter rate and the contracts’ fair value at the time of the acquisition.

(d)
Long-term prepaid expenses consist of prepaid capital items related to future scrubber and ballast water treatment installations.

The aforementioned values are based upon December 31, 2018 estimated values and could have materially changed at closing.
4.   Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments as of December 31, 2018
A.   Adjustments for adoption of certain U.S. GAAP pronouncements
While both Athena and DSS LP prepared historical financial statements in accordance with U.S. GAAP, Athena has early adopted Accounting Standards Update 2014-09, “Revenue from Contracts with Customers” for the reporting period commencing January 1, 2018. The effect of the implementation was insignificant as most of Athena’s revenue is generated under time charter arrangements. As a result, no adjustment was made to reflect the differences in revenue recognition policies by Athena and DSS LP.
B.   Pro Forma Adjustments
The decrease in cash and cash equivalents, including restricted cash, of  $14,800 is composed of the following:
	Amount	Notes
Cash contributed by CPLP	$7,114	(a)
Add: cash for deferred revenue less prepaid insurance	1,158	(b)
Less: net cash provided in financing activities	5,678	(c)
Less: transaction costs	(28,750)	(d)
	$(14,800)

(1)
Cash and cash equivalents

(a)
The cash contribution of  $7,114, when added to Athena’s cash on hand of  $2,886, totals Athena’s $10,000 cash contribution requirement pursuant to the Transaction Agreement.

(b)
Further adjustments of  $1,158 represent cash contributed by CPLP for revenues paid, but not earned, less related commissions and net of prepaid insurance costs, which, pursuant to the Transaction Agreement, DSS LP was required to reimburse CPLP.

(c)
Refer to (6)(a), Current portion and long-term debt, below. It was expected that the Company would provide an additional $5,678 of cash in connection with financing Athena’s 25 vessels and three vessels that was under a revolver in DSS LP. The Company expected to borrow $335,000 while extinguishing two facilities: $309,000 related to Athena’s debt and $20,322 related to a revolver collateralized by three of DSS LP’s vessels. The restricted cash of Athena was eliminated as a result of this financing.

(d)
Transaction costs paid by the Company were estimated to approximate $28,750, which includes $6,400 of deferred financing costs discussed in (6) below. The Company expected to use cash on hand or drawdowns under the new debt facility to pay the transaction costs. In connection with the Transaction Agreement, reimbursement of expenses by the Company to CPLP are capped. Certain costs related to debt financing can be deferred and amortized over the debt obligation in accordance with U.S. GAAP.

(2)
Other assets & liabilities

The working capital prior to closing is generally borne by CPLP. In-progress spot voyages are prorated, and cash is settled upon settlement of the voyage. Accounts receivable, accounts payable and accrued liabilities relating to periods prior to the Lockbox Date are settled by CPLP.
(3)
Prepayments

The decrease in prepaid expenses of  $801 consists of prepaid costs that, per the Transaction Agreement, were not acquired by DSS LP. The prepaid expenses that were acquired by DSS LP are bonded stores and cash on board the vessels, and prepayments related to capital expenditures, insurance and commissions related to deferred revenues. Per the Transaction Agreement, the value for bonded stores and cash on board the vessels, and the prepaid capital expenditures were provided to CPLP in shares; the value of the prepaid insurance and commissions related to deferred revenues were paid to CPLP in cash.
(4)
Vessels, net

(a)
The $538,850 balance sheet amount of Athena’s vessels at December 31, 2018, is comprised of the estimated fair value of the vessels of  $516,500, which is based on the consideration of market values from independent brokers as of the balance sheet date, and the estimated transaction costs of  $22,350, which is the $28,750 total transaction costs less the $6,400 of deferred financing costs.

(b)
Deferred drydocking costs are considered in the market values of the vessels.

(5)
Above/below-market time charter contracts

In accordance with ASC Topic 820, “Fair Value Measurement”, the carrying value of above/ below-market time charter contracts are revalued at the time of acquisition. Pursuant to the Transaction Agreement, an independent broker determines the value of all charters as of the Lockbox Date. For purposes of the unaudited pro forma adjustment, the Company estimates the value of  $7,900 above market time charter contracts (assets) and $400 to below market time charter contracts using a Lockbox Date of February 20, 2019. The fair value estimate by the Company considers future cash flows of the time charters compared to future charter rates using a discounted cash flow model.

(6)
Current portion and long-term debt

In conjunction with the Transactions, Athena debt of  $58,464 was extinguished, along with $20,322 of DSS LP debt. This was replaced with new borrowings of  $335,000, offset by $6,400 of deferred financing costs, which are included in the transaction costs of  $28,750 noted in (1)(d) above. This results in an increase in pro forma debt of  $249,814. In total, on a combined pro forma basis at December 31, 2018, the Company had debt of  $947,818, of which $109,992 is classified as a current liability and $837,826 is classified as a long-term liability.
(7)
Equity

In connection with the Transactions, contributed capital is converted into common shares of 0.001 par value using 38,560,606 issued shares with the remaining net value attributed to additional paid-in capital. The pro forma incremental equity is calculated as follows:
DSS LP Historical Total Equity		$979,846
Cost of net assets acquired	542,845
Cash paid	(309,000)
Pro Forma incremental equity		233,845
Pro Forma Combined Total Equity		$1,213,691

5.
Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments for the Year Ended December 31, 2018

A.   Adjustments for adoption of certain U.S. GAAP pronouncements
While both Athena and DSS LP prepared historical financial statements in accordance with U.S. GAAP, Athena has early adopted ASC 2014-09, “Revenue from Contracts with Customers” for the reporting period commencing January 1, 2018. The effect of the implementation was insignificant as most of Athena’s revenue is generated under time charter arrangements. As a result, no adjustment was made to reflect the differences in revenue recognition policies by Athena and DSS LP.
B.   Pro Forma Adjustments
(1)
Revenue

(a)
Revenue has been reduced by $2,575 to eliminate Athena’s historical amortization of time charter contracts acquired of  $2,510 and amortize the revalued time charter contracts acquired of  $5,085, as noted above in (5) Above/below-market time charter contracts, amortized over periods of the remaining term of the applicable time charter contract.

(2)
Depreciation

(a)
Depreciation expense for the period has been reduced by $9,916 as a result of the fair value adjustment to the carrying balance of the vessels owned as of January 1, 2018 as part of the preliminary purchase price allocation, and the application of depreciation, calculated on a straight-line basis over the anticipated remaining useful life of 25 years from date of delivery up to the vessel’s estimated salvage value, using the vessel’s lightweight tonnage multiplied by an estimated scrap rate of  $300 per ton.

(3)
Interest expense and finance cost

(a)
Interest expense for the period has been increased by $12,910 as a result of the estimated borrowing costs of the new financing facility in connection with the Transactions. The estimated expense is based on an estimated drawing $335,000 in the form of term and revolver loans using quarterly repayments under a 17-year amortization profile and an interest rate reflective of the three-month LIBOR rate plus a margin of 265 basis points. Prior to the Transactions, Athena was dependent on CPLP for financing requirements as CPLP used a centralized approach and certain debt-related transactions were accounted for through the net parent investment account.
(b)
Finance costs are increased by $1,061 for the net effect of the estimated annual amortization of the borrowing costs associated with the new financing facility, which are amortized over the life of the expected term and revolver loans less the prior borrowing costs associated with Athena’s debt prior to the Transactions.

6.   Loss Per Share
The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the aggregate shares to be distributed pursuant to the Transaction Agreement. The pro forma basic and diluted weighted average shares outstanding are determined by the factor to which DSS LP’s net asset value is to the net asset value of Athena multiplied by the number of shares distributed to CPLP unitholders after the effective date. The distribution was made on the basis of one Diamond S common share for every 10.19149 CPLP common units or 10.19149 CPLP general partner units.
The weighted average numbers of common shares outstanding were calculated as follows for the year ended December 31, 2018:
Indicative common shares distributed to CPLP holders	12,725,000(a)
Ownership percentage estimated attributable to CPLP holders	33%
Net asset value attributable to Diamond S (thousands)	227,895
Ownership percentage estimated to DSS LP holders	67%
Indicative net asset value of DSS LP	462,695
Factor of DSS LP net asset value to Diamond S net asset value	2.03x
Indicative common shares distributed to DSS LP holders	25,835,606
Pro forma total shares outstanding – basic and diluted	38,560,606

(a)
Consists of 500 shares issued by Athena SpinCo Inc. (now known as Diamond S Shipping Inc.) at formation and 12,724,500 additional shares issued by Diamond S for the contribution by CPLP.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ATHENA
The following is a discussion of the historical results of operations and liquidity and capital resources of CPLP’s carve-out crude and product tanker business (referred to as “Athena” in this prospectus), and unless otherwise specified does not include a discussion of the historical results of operations and liquidity of DSS LP’s business and operations or pro forma information after giving effect to the Transactions.
You should read the following discussion in conjunction with the audited combined carve-out financial statements of Athena and the corresponding notes and the unaudited pro forma condensed combined financial statements and the corresponding notes included elsewhere in this prospectus. This Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please refer to “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.
Spin-Off from CPLP
CPLP is an international owner of tanker, container and drybulk vessels that was organized in January 2007 by CMTC, an international shipping company with a long history of operating and investing in the shipping market. Prior to the Transactions, CPLP’s total fleet consisted of 36 high specification vessels with an average age of approximately 8.5 years. CPLP’s total fleet consisted of  (1) three Suezmax crude oil tankers (0.5 million dwt), one Aframax crude oil tanker (0.1 million dwt) and 21 MR product tankers (1.0 million dwt) (these vessels together represent CPLP’s tanker fleet), (2) ten neo-panamax container carrier vessels (0.9 million dwt) (these vessels together represent CPLP’s container fleet) and (3) one Capesize bulk carrier (0.2 million dwt) (this vessel represents CPLP’s drybulk fleet).
On November 27, 2018, CPLP announced its intent to separate its crude and product tanker business, which consisted of 25 vessels, from CPLP’s remaining businesses by means of the separation of CPLP’s crude and product tanker vessels and distribution of Diamond S common shares to CPLP unitholders.
The accompanying historical combined carve-out financial statements of Athena have been prepared on a carve-out basis in accordance with U.S. GAAP. U.S. GAAP requires Athena to make estimates and assumptions that affect the reported amounts of assets and liabilities, and revenues and expenses during the reporting periods. Actual results could differ from these estimates. The historical financial results for the carved-out assets reflect expense allocations made to Athena by CPLP for certain corporate functions and shared services provided by CPLP. Where possible, these allocations were made by CPLP pro-rata based on Athena’s percentage of total CPLP’s fleet ownership days. Such items do not necessarily reflect what actual expenses would have been if Athena had been operating as a separate standalone public company. These items are discussed further in Note 2(a) of the accompanying audited combined carve-out financial statements of Athena.
The historical audited combined carve-out financial statements of Athena have been derived from CPLP’s consolidated financial statements and accounting records. Therefore, these financial statements reflect, in conformity with U.S. GAAP, Athena’s financial position, results of operations, comprehensive income and cash flows as historically operated as part of CPLP prior to the separation of CPLP’s crude and product tanker vessels and distribution of Diamond S common shares to CPLP unitholders. They may not be indicative of future performance and do not necessarily reflect what Athena’s combined business, financial condition, results of operations, and cash flows would have been had Athena operated as a separate, publicly traded company during the periods presented.
For purposes of the following sections of the MD&A, the term “Athena” is used when referring to CPLP’s crude and product tanker business in respect of the periods discussed in this section.

Overview
Prior to consummation of the Transactions, Diamond S did not conduct any business as a separate company and had no material assets and liabilities. The operations of the assets transferred to Diamond S are presented as if the transfer had been consummated prior to all historical periods presented in the accompanying audited combined carve-out financial statements of Athena at the carrying amounts of such assets and liabilities reflected in CPLP’s books and records.
The crude and product tankers that comprise the Athena business are capable of carrying a wide range of cargoes, including crude oil, refined oil products, such as gasoline, diesel, fuel oil and jet fuel, edible oils and certain chemicals, such as ethanol.
Prior to the consummation of the Transactions, Athena sought to rely on medium- to long-term, fixed-rate period charters and cost-efficient management of its vessels via CSM. As vessels come up for re-chartering, Athena has sought to redeploy them on terms that reflect its expectations of the market conditions prevailing at the time.
The strategies that Diamond S intends to pursue following the Transactions are described in the section entitled “Business — Chartering Strategy.”
The Charters
Athena generates revenues by charging its charterers for the use of its vessels. Historically, Athena has provided services to its charterers under time or bareboat charter agreements. As of December 31, 2018, 16 of Athena’s vessels were either trading in the period market or were expected to commence period employment. For information on the markets targeted by Diamond S following the Transactions, see the section entitled “Business — Chartering Strategy.”
Athena’s vessels are currently under contracts with CSSA S.A. (Total S.A.), Repsol, Empresa Publica Flota Petrolera Ecuatoriana EP Flopec (“Flopec”), Petroleo Brasileiro S.A. (“Petrobras”), Tesoro Far East Maritime Company (“Tesoro”), Louis Dreyfus Company Suisse SA (“Dreyfus”) and Shell Tankers Singapore Private Limited (“Shell”). Athena re-chartered a total of 17 and nine vessels in the years ended December 31, 2018 and 2017, respectively.
For the year ended December 31, 2018, Petrobras accounted for 33% of total revenue. For the year ended December 31, 2017, Petrobras and CMTC accounted for 34% and 26% of total revenue, respectively. For the year ended December 31, 2016, Petrobras and CMTC accounted for 33% and 21% of total revenue, respectively.
Vessel Acquisitions and Dispositions in 2018
Acquisition of the M/T Anikitos
On May 4, 2018, Athena completed the acquisition of the M/T Anikitos, an eco-type MR product tanker (50,082 dwt IMO II/III chemical product tanker built in 2016, Samsung Heavy Industries (Ningbo) Co., Ltd.), from CMTC for total consideration of  $31.5 million.
The M/T Anikitos is currently employed by Petrobras at a gross daily rate of  $15,300, with earliest charter expiry in June 2020. The charterer has the option to extend the time charter for 18 months (+/-30 days) at the same gross daily rate.
Athena financed the acquisition with $15.9 million in cash and the assumption of a $15.6 million term loan (the “Anikitos tranche”) under a credit facility previously arranged by CMTC with ING Bank N.V. (the “2015 credit facility”). The Anikitos tranche is required to be repaid in 13 consecutive equal quarterly installments of  $0.4 million, beginning two years from the anniversary of the delivery of the M/T Anikitos, plus a balloon payment of  $11 million, which is payable concurrently with the final quarterly installment in June 2023. The Anikitos tranche bears interest at LIBOR plus a margin of 2.50%.
Acquisition of the M/T Aristaios
In January 2018, Athena completed the acquisition of the M/T Aristaios, an eco-type crude tanker (113,689 dwt, Ice Class 1C, built in 2017, Daehan Shipbuilding Co. Ltd., South Korea), from CMTC for a total consideration of  $52.5 million.

The M/T Aristaios is currently employed under a time charter by Tesoro at a gross daily rate of $26,400. The Tesoro charter commenced in January 2017 with duration of five years +/-45 days.
Athena financed the acquisition of the M/T Aristaios with $24.2 million in cash and the assumption of a $28.3 million term loan under a credit facility previously arranged by CMTC with Crédit Agricole Corporate and Investment Bank and ING Bank NV (the “Aristaios credit facility”). The Aristaios credit facility bears interest at LIBOR plus a margin of 2.85% and is payable in 12 consecutive semi-annual installments of approximately $0.9 million beginning in July 2018, plus a balloon payment of  $17.3 million payable concurrently with the last semi-annual installment due in January 2024.
Vessel Acquisitions and Dispositions in 2017
There were no acquisitions or dispositions of vessels in 2017.
Vessel Acquisitions and Dispositions in 2016
Acquisition of the M/T Amor
On October 24, 2016, Athena completed the acquisition of the M/T Amor, an eco-type MR product (49,999 dwt IMO II/III chemical product tanker built 2015, Samsung Heavy Industries (Ningbo) Co., Ltd.) from CMTC for total consideration of  $32.7 million.
The M/T Amor was employed under a time charter by Cargill at a gross daily rate of  $17,500. The Cargill charter commenced in October 2015 with duration of two years +/-30 days.
Athena financed the acquisition with $16.9 million in cash and the assumption of a $15.8 million term loan (the “Amor tranche”) under the 2015 credit facility. The Amor tranche is required to be repaid in 17 consecutive equal quarterly installments of  $0.3 million, beginning two years from the anniversary of the delivery of the M/T Amor, plus a balloon payment of  $10.2 million, which is payable concurrently with the final quarterly installment in November 2022. The Amor tranche bears interest at LIBOR plus a margin of 2.50%.
Factors to Consider When Evaluating Athena’s Results
You should consider the following factors when evaluating Athena’s results of operations:
•
Size of Athena’s Fleet.   During the year ended December 31, 2018, the weighted average number of Athena’s vessels increased by 1.6 vessels compared to the year ended December 31, 2017, as Athena took delivery of the M/T Aristaios on January 17, 2018 and the M/T Anikitos on May 4, 2018. During 2017, the weighted average number of Athena’s vessels increased by 0.8 vessels compared to 2016, as Athena took delivery of the M/T Amor on October 24, 2016. As Athena acquired or disposed of vessels, its results of operations reflected the contribution to revenue of, and the expenses associated with, a varying number of vessels over time, which may affect the comparability of its results year-on-year. Please see “— Overview — Accounting Treatment and Considerations” for information on the accounting treatment of vessel acquisitions for the period under review and Note 1 (General Information) to the audited combined carve-out financial statements of Athena included herein.

•
Management Structure and Operating Expenses.   Athena’s vessels have, over time, been managed under three separate technical and commercial management agreements with CSM: (1) the fixed fee management agreement, (2) the floating fee management agreement and (3), with respect to the vessels acquired as part of the merger with Crude Carriers in 2011, the Crude Carriers management agreement. Each agreement has a different operating expenses structure. In 2017, three vessels, which were previously managed under the fixed fee management agreement and were employed under bareboat charter agreements transitioned to a floating fee arrangement and incurred operating expenses. During the year ended December 31, 2018, two vessels, which were previously managed under the fixed fee management agreement and were employed under bareboat charter agreements, transitioned to a floating fee arrangement and incurred operating expenses. Following the Transactions, Athena’s vessels continue to be managed by CSM under new commercial and technical management agreements. For information on Diamond S’s new management agreements and the fees it has agreed to pay to CSM, see “Business — The Company’s Managers.”
Trends and Factors Affecting Future Results of Operations
The principal factors that have affected Athena’s results of operations, and may in the future affect Diamond S’ results of operations, are the economic, regulatory, financial, credit, political and governmental conditions prevailing in the tanker market and shipping industry generally and in the countries and markets in which the Athena vessels are chartered.
The world economy has experienced significant economic and political upheavals in recent history. In addition, credit supply has been constrained and financial markets have been particularly turbulent. Protectionist trends, global growth and demand for the seaborne transportation of goods, including oil and oil products and overcapacity and deliveries of newly-built vessels have affected, and may further affect, the tanker market and shipping industry in general and the business, financial condition, results of operations and cash flows of Athena or Diamond S, as applicable.
Some of the key factors that have affected Athena’s business, financial condition, results of operations and cash flows, and may in the future affect Diamond S’ business, financial condition, results of operations and cash flows, include the following:
•
levels of oil product demand and inventories;

•
supply and demand for crude oil and oil products;

•
charter hire levels (under time and bareboat charters) and the ability to re-charter vessels at competitive rates as their current charters expire;

•
developments in vessel values, which may affect compliance with covenants under credit facilities and/or debt refinancing;

•
compliance with covenants in credit facilities, including covenants relating to the maintenance of vessel value ratios;

•
the level of debt and the related interest expense and amortization of principal;

•
access to debt and equity and the cost of capital required to acquire additional vessels;

•
supply and order-book of tanker vessels;

•
the ability to increase the size of the fleet and make additional acquisitions that are accretive to earnings;

•
the ability of the commercial and chartering operations to successfully employ vessels at economically attractive rates, particularly as charters expire and the fleet expands;

•
the continuing demand for crude oil and oil products from China, India, Brazil and Russia and other emerging markets;

•
the ability to comply with new maritime regulations, the more restrictive regulations for the transport of certain products and cargoes and the increased costs associated therewith;

•
changes in fuel prices, including as a result of the imposition of sulfur oxide emissions limits in 2020 under new regulations adopted by the IMO (for those vessels that are not retrofitted with scrubbers);

•
the effective and efficient technical management of the vessels;

•
the costs associated with upcoming dry-docking of vessels;

•
the ability to obtain and maintain major international oil company approvals and to satisfy technical, health, safety and compliance standards;

•
the strength of and growth in the number of the customer relationships, especially with major international oil companies and major commodity traders;

•
the prevailing spot market rates and the number of vessels operating in the spot market; and

•
the ability to acquire and sell vessels at satisfactory prices.

Please read “Risk Factors” for a discussion of certain risks that may affect the business, financial condition, results of operations and cash flows of Diamond S, and “Business — Chartering Strategy” for a discussion of the strategies that Diamond S intends to pursue.
Results of Operations
Year Ended December 31, 2018 Compared to the Year Ended December 31, 2017
Athena’s results of operations for the years ended December 31, 2018 and 2017, respectively, differ primarily due to:
•
the increase in the weighted average number of Athena’s vessels as it took delivery of the M/T Aristaios on January 17, 2018 and the M/T Anikitos on May 4, 2018;

•
lower charter rates as a result of weaker market conditions for product and crude tankers on the back of increased tonnage availability, high oil and oil product inventories and OPEC/Non-OPEC oil production cuts; and

•
the increase in the number of vessels in Athena’s fleet incurring operating expenses following the redelivery by its charterer of the M/T Alexandros II in December 2017, the M/T Aristotelis II in May 2018 and the M/T Aris II in June 2018, which were each previously employed on bareboat charters.

Total Revenues
Total revenues, consisting of time, voyage and bareboat charter revenues, amounted to $161.7 million for the year ended December 31, 2018 and $132.5 million for the year ended December 31, 2017.
The year-on-year increase of  $29.2 million was primarily attributable to an increase in vessel operating days as the weighted average size of Athena’s fleet expanded by 1.6 vessels in 2018, as well as the increase in the number of voyage charters under which certain of the vessels were employed in 2018, compared to 2017, partly offset by the increase in the number of off-hire days in 2018 compared to 2017 and lower charter rates earned by certain of the vessels compared to the average charter rates earned in 2017 as result of, among other factors, weaker market conditions for product and crude tankers.
For the year ended December 31, 2018, related party revenues decreased to $13.3 million, compared to $34.7 million for the year ended December 31, 2017 as the average number of vessels chartered by CMTC decreased by 5.0 vessels.
Time, voyage and bareboat charter revenues are mainly comprised of the charter hires received from unaffiliated third-party charterers and CMTC, and are generally affected by the number of vessel operating days, the average number of vessels in Athena’s fleet and the charter rates.
For the year ended December 31, 2018, Petrobras accounted for 33% of total revenues.
Voyage Expenses
Total voyage expenses amounted to $37.2 million for the year ended December 31, 2018, compared to $10.5 million for the year ended December 31, 2017. The increase of  $26.7 million was primarily attributable to the increase in the number of voyage charters under which certain of the vessels were employed in 2018, compared to 2017.

Voyage expenses primarily consist of bunkers, port expenses, canal dues and commissions. Commissions are paid to shipbrokers for negotiating and arranging charter party agreements on Athena’s behalf. Voyage expenses incurred during time and bareboat charters are paid for by the charterer, except for commissions, which are paid for by Athena. Voyage expenses incurred during voyage charters are paid for by Athena.
Vessel Operating Expenses
For the year ended December 31, 2018, Athena’s total vessel operating expenses amounted to $68.4 million compared to $54.3 million for the year ended December 31, 2017. The $14.1 million increase in total vessel operating expenses primarily reflects the expansion in the weighted average size of Athena’s fleet and the increase in the number of vessels in Athena’s fleet incurring operating expenses, following the redelivery of the M/T Alexandros II, the M/T Aristotelis II and the M/T Aris II, which were previously employed under bareboat charters.
Total vessel operating expenses for the year ended December 31, 2018 include expenses of  $8.4 million incurred under the management agreements with CSM, compared to $7.2 million during the year ended December 31, 2017.
See Note 9 (Voyage expenses and vessel operating expenses) to the audited combined carve-out financial statements of Athena included in this prospectus for further information on the composition of Athena’s vessel operating expenses.
General and Administrative Expenses
General and administrative expenses amounted to $3.8 million for the year ended December 31, 2018 compared to $4.0 million for the year ended December 31, 2017. General and administrative expenses include board of directors’ fees and expenses, audit and certain legal fees, and other fees related to the expenses of a publicly traded company. General and administrative expenses represent allocation of the expenses incurred by CPLP based on the number of calendar days Athena’s vessels operated under CPLP.
Vessel Depreciation and Amortization
Depreciation and amortization amounted to $40.3 million for the year ended December 31, 2018, compared to $38.0 million for the year ended December 31, 2017. The increase was mainly due to the increase in the average number of vessels in Athena’s fleet.
Depreciation is expected to increase if the average number of vessels in Athena’s fleet increases.
Total Other Expense, net
Total other expense, net for the year ended December 31, 2018 increased by $1.5 million, compared to the year ended December 31, 2017. The increase reflects mainly interest expense and finance costs incurred following the assumption of term loans amounting to $44.0 million constituting part of the consideration for the acquisitions of the M/T Aristaios and the M/T Anikitos in January and May 2018, respectively.
Interest expense and finance costs include interest expense, amortization of financing charges, commitment fees and bank charges.
The weighted average interest rate on the loans outstanding for the year ended December 31, 2018 was 4.79%, compared to 3.59% for the year ended December 31, 2017.
Please also refer to Note 6 (Long-Term Debt) to the audited combined carve-out financial statements of Athena included in this prospectus.
Net Income
Net income for the year ended December 31, 2018 amounted to $9.5 million compared to $24.7 million for the year ended December 31, 2017.

Year Ended December 31, 2017 Compared to Year Ended December 31, 2016
Athena’s results of operations for the years ended December 31, 2017 and 2016 differ primarily due to:
•
the increase in the weighted average number of Athena’s vessels as it took delivery of the M/T Amor on October 24, 2016;

•
lower charter rates as a result of weaker market conditions for product and crude tankers on the back of increased tonnage availability, high oil and oil product inventories and OPEC/Non-OPEC oil production cuts; and

•
the increase in the number of vessels in Athena’s fleet incurring operating expenses following the redelivery by their charterer of the M/T Atlantas II in September 2016 and the M/T Aiolos and the M/T Aktoras in March 2017, which were previously employed on bareboat charters.

Total Revenues
Total revenues, consisting of time, voyage and bareboat charter revenues, amounted to $132.5 million for the year ended December 31, 2017 compared to $128.2 million for the year ended December 31, 2016.
The increase of  $4.3 million was primarily attributable to the increase in vessel operating days as the weighted average size of Athena’s fleet expanded by 0.8 vessels in 2017 and the decrease in the number of off-hire days incurred by Athena’s vessels during the year 2017, partly offset by lower charter rates earned by certain of Athena’s vessels compared to the average charter rates earned during the year 2016 as result of, among other factors, weaker market conditions for product and crude tankers.
For the year ended December 31, 2017, related party revenues increased to $34.7 million, compared to $26.7 million for the year ended December 31, 2016 as the average number of vessels chartered by CMTC increased by 2.3 vessels.
Time, voyage and bareboat charter revenues are mainly comprised of the charter hires received from unaffiliated third-party charterers and CMTC, and are generally affected by the number of vessel operating days, the average number of vessels in Athena’s fleet and the charter rates.
For the year ended December 31, 2017, Petrobras and CMTC accounted for 34% and 26% of total revenues, respectively.
Voyage Expenses
Total voyage expenses amounted to $10.5 million for the year ended December 31, 2017, compared to $6.9 million for the year ended December 31, 2016. The increase of  $3.6 million was primarily attributable to the increase in the number of voyage charters under which certain of Athena’s vessels were employed during the year 2017, compared to the year 2016.
Voyage expenses primarily consist of bunkers, port expenses, canal dues and commissions. Commissions are paid to shipbrokers for negotiating and arranging charter party agreements on Athena’s behalf. Voyage expenses incurred during time and bareboat charters are paid for by the charterer, except for commissions, which are paid for by Athena. Voyage expenses incurred during voyage charters are paid for by Athena. Please also refer to Note 9 (Voyage expenses and vessel operating expenses) to the audited combined carve-out financial statements of Athena included in this prospectus for further information on the composition of Athena’s voyage expenses.
Vessel Operating Expenses
For the year ended December 31, 2017, Athena’s total vessel operating expenses amounted to $54.3 million compared to $44.9 million for the year ended December 31, 2016. The $9.4 million increase in total vessel operating expenses primarily reflects the expansion in the weighted average size of Athena’s fleet and the increase in the number of vessels in Athena’s fleet incurring operating expenses, following the redelivery of the M/T Atlantas II, the M/T Aktoras and the M/T Aiolos, which were previously employed under bareboat charters.

Total vessel operating expenses for the year ended December 31, 2017 include expenses of  $7.2 million incurred under the management agreements Athena has with CSM, compared to $6.5 million during the year ended December 31, 2016.
General and Administrative Expenses
General and administrative expenses amounted to $4.0 million for each of the years ended December 31, 2017 and 2016. General and administrative expenses include board of directors’ fees and expenses, audit and certain legal fees, and other fees related to the expenses of a publicly traded company. General and administrative expenses represent allocation of the expenses incurred by CPLP based on the number of calendar days of Athena’s vessels operated under CPLP.
Vessel Depreciation and Amortization
Depreciation and amortization amounted to $38.0 million for the year ended December 31, 2017, compared to $36.8 million for the year ended December 31, 2016. The increase was due to the increase in the average number of vessels in Athena’s fleet.
Total Other (Expense)/Income, Net
Total other expense, net for the year ended December 31, 2017 increased by $0.9 million, compared to the year ended December 31, 2016. The increase reflects mainly interest expense and finance costs incurred following the assumption of a $15.8 million term loan which constituted part of the consideration for the acquisition of M/T Amor in October 2016 and foreign exchange losses.
Interest expense and finance costs include interest expense, amortization of financing charges, commitment fees and bank charges.
The weighted average interest rate on the loans outstanding for the year ended December 31, 2017 was 3.59%, compared to 3.07% for the year ended December 31, 2016.
Net Income
Net income for the year ended December 31, 2017 amounted to $24.7 million compared to $35.6 million for the year ended December 31, 2016.
Liquidity and Capital Resources
As of December 31, 2018 and 2017, total cash and cash equivalents were $2.9 million and $4.4 million, including restricted cash of  $1.3 million and $0.0 million, respectively. As of December 31, 2018 and 2017, Athena did not have available any undrawn amount under any credit facilities.
Generally, Athena’s primary sources of funds have been cash from operations and cash contributed by CPLP. As part of CPLP, Athena was dependent upon CPLP for the major part of its working capital and financing requirements as CPLP uses a centralized approach to cash management and financing of its operations. Accordingly, none of CPLP’s cash and cash equivalents or debt at the corporate level have been assigned to Athena. Transactions with CPLP are included in the accompanying combined carve-out statements of cash flows within net cash used in financing activities.
Total net parent investment as of December 31, 2018 amounted to $600.1 million compared to $584.5 million as of December 31, 2017, corresponding to an increase of  $15.6 million. The increase primarily reflects net transfers from parent of  $6.1 million and net income for the year ended December 31, 2018 of  $9.5 million. Total net parent investment as of December 31, 2017 amounted to $584.5 million compared to $620.3 million as of December 31, 2016, corresponding to a decrease of  $35.8 million. The decrease primarily reflects total net transfers to parent company of  $60.6 million partly off-set by net income for the year ended December 31, 2017 of  $24.7 million.
Effective upon completion of the Transactions, Diamond S has indebtedness outstanding under the new term loan and revolving credit facilities arranged in connection with the Transactions and indebtedness under previously existing credit facilities of DSS LP. See “Description of Material Indebtedness.”

Passage of environmental legislation or other regulatory initiatives have in the past, and may in the future, have a significant impact on the operations of Athena or Diamond S, as applicable. Regulatory measures can increase the costs related to operating and maintaining the Athena vessels and may require Diamond S to retrofit its vessels with new equipment.
Among other capital expenditures, in consideration of the IMO 2020 Regulations, Athena contracted for the purchase and installation of scrubbers on three of its vessels. These scrubbers are expected to be installed prior to January 1, 2020 or shortly thereafter, and are expected to translate into an aggregate capital expenditures of at least $8.9 million. Diamond S may, in the future, determine to purchase additional scrubbers for installation on other vessels owned or operated by the Company.
In addition, with respect to vessels on which Diamond S has not contracted for the installation of scrubbers, management of Diamond S also expects to make certain capital expenditures to ensure those vessels are capable of efficiently using low-sulfur fuel and estimates that the costs of such capital expenditures are significant.
Furthermore, Athena has contracts in place to install ballast water treatment systems for four vessels whose compliance date requires such installation in 2019 and 2020. Total estimated cost is $4.0 million.
Please read “Risk Factors — Risks Related to the Company’s Industry” and “Business — Environmental and Other Regulations” for a discussion of environmental compliance, regulatory developments and initiatives that may impact Diamond S following the Transactions.
Cash Flows
The following table summarizes Athena’s cash and cash equivalents provided by or used in operating, financing and investing activities for the periods presented below (presented in millions):
	For the Years Ended December 31,
(in thousands)	2018	2017	2016
Net Cash Provided by Operating Activities	$35.5	$64.5	$68.5
Net Cash Used in Investing Activities	$(41.8)	$(0.4)	$(17.2)
Net Cash Provided by/(Used in) Financing Activities	$4.8	$(60.6)	$(52.6)
Net Cash Provided by Operating Activities
Net cash provided by operating activities was $35.5 million for the year ended December 31, 2018, compared to $64.5 million for the year ended December 31, 2017. The decrease of  $29.0 million was mainly attributable to, among other factors, lower charter rates affecting Athena’s revenues and an increase in total expenses, including vessel voyage, operating and total other expenses, net, and the negative effect of the changes in Athena’s operating assets and liabilities amounting of  $16.0 million. Changes in Athena’s operating assets and liabilities were driven mainly by an increase in trade accounts receivable and prepayments and other assets and an increase in inventories mainly due to the increase in the average number of vessels in Athena’s fleet and the increase in the number of voyage charters performed by certain vessels in Athena’s fleet compared to the year ended December 31, 2017. Net cash provided by operating activities was also negatively affected by an increase of  $1.8 million in drydocking costs paid in the year ended December 31, 2018 compared to the year ended December 31, 2017.
Net cash provided by operating activities was $64.5 million for the year ended December 31, 2017, compared to $68.5 million for the year ended December 31, 2016. The decrease of  $4.0 million was mainly attributable to, among other factors, lower charter rates affecting Athena’s revenues and an increase in Athena’s total expenses, including vessel voyage, operating and total other expenses, net, partly set off by the positive effect of the changes in Athena’s operating assets and liabilities amounting to $5.1 million. Changes in Athena’s operating assets and liabilities were driven mainly by an increase in deferred revenue representing cash received in advance for services to be rendered in future periods an increase in accrued liabilities and trade accounts payable and the decrease in drydocking costs paid in 2017 compared to 2016.

Net Cash Used in Investing Activities
Net cash used in investing activities refers primarily to cash used for vessel acquisitions and improvements.
Net cash used in investing activities for the year ended December 31, 2018 increased to $41.8 million compared to $0.4 million during the year ended December 31, 2017, principally because Athena acquired two vessels, the M/T Aristaios and the M/T Anikitos, in 2018, while it made no such acquisitions in 2017.
Net cash used in investing activities for the year ended December 31, 2017 decreased to $0.4 million compared to $17.2 million during the year ended December 31, 2016, principally because Athena acquired no vessels in 2017, compared with the acquisition of the shares of the company owning the M/T Amor, during the year 2016. Cash consideration paid for vessel improvements during the year ended December 31, 2017 amounted to $0.4 million compared to $0.3 million during the year ended December 31, 2016.
Net Cash Provided by/(Used in) Financing Activities
As part of CPLP, Athena is dependent upon CPLP for the major part of its working capital and financing requirements as CPLP uses a centralized approach to cash management and financing of its operations. Financial transactions relating to Athena are accounted for through the Net Parent Investment account. Accordingly, none of CPLP’s cash and cash equivalents or debt at the corporate level have been assigned to Athena in the audited combined carve-out financial statements. Net Parent Investment represents CPLP’s interest in Athena’s net assets and includes Athena’s cumulative earnings (loss) as adjusted for cash distributions to and cash contributions from CPLP. Transactions with CPLP are reflected in the accompanying combined carve-out statements of cash flows as a financing activity.
For the years ended December 31, 2018, 2017 and 2016, cash contribution by CPLP amounted to $40.0 million, nil and $16.9 million, respectively, referring to contributions for the acquisition of vessels while cash distributions to CPLP amounted to $33.9 million, $60.6 million and $69.5 million, respectively. During the year ended December 31, 2018 payments of long-term debt amounted to $1.2 million compared to nil for the year ended December 31, 2017. This increase was due to the amortization of the Aristaios credit facility and the Amor Tranche of the 2015 credit facility.
Off-Balance Sheet Arrangements
As of December 31, 2018 and 2017, Athena had not entered into any off-balance sheet arrangements.
Contractual Obligations and Contingencies
The following table summarizes Athena’s long-term contractual obligations as of December 31, 2018 (in thousands of U.S. dollars).
	Payment due by period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Long-term Debt Obligations	$58,464	$3,146	$8,777	$28,290	$18,251
Interest Obligations(1)	12,024	3,074	5,364	3,564	22
Management fee(2)	25,138	8,203	13,126	3,809	—
Total:	$95,626	$14,423	$27,267	$35,663	$18,273

(1)
For Athena’s Aristaios and 2015 credit facilities, interest has been estimated based on the LIBOR Bloomberg forward rates and the margins as of December 31, 2018 of 2.85% and 2.5%, respectively.

(2)
The fees payable to CSM represent fees for the provision of commercial and technical services, such as crewing, repairs and maintenance, insurance, stores, spares and lubricants under the CSM management agreements. Management fees under the floating fee and Crude Carriers management agreements have been increased annually based on the United States Consumer Price Index for December 2018.

Comparison of Possible Excess of Carrying Value Over Estimated Charter-Free Market Value of Certain Vessels
The table set forth below indicates (i) the carrying value of each of Athena’s vessels as of December 31, 2018 and 2017; (ii) which of Athena’s vessels CPLP’s management believes has a charter free market value below its carrying value; and (iii) the aggregate difference between carrying value and market value represented by such vessels. This aggregate difference represents the approximate analysis of the amount by which CPLP’s management believes Athena would have had to reduce its net income if it sold all of such vessels in the prevailing environment, on industry standard terms, in cash transactions, and to a willing buyer where Athena was not under any compulsion to sell, and where the buyer was not under any compulsion to buy. For purposes of this calculation, CPLP’s management assumed that the vessels would be sold at a price that reflects its estimate of their current basic market values.
CPLP’s management’s estimates of basic market value assumed that the vessels were all in good and seaworthy condition without need for repair and, if inspected, would be certified in class without notations of any kind. CPLP’s management’s estimates were based on the average of two estimated market values for the vessels received from third-party independent shipbrokers approved by CPLP’s banks. You should note that vessel values are highly volatile; as such, CPLP’s management’s estimates may not be indicative of the current or future basic market value of the vessels or prices that Diamond S could achieve if it were to sell them.
Vessels (in millions of U.S. dollars)	Carrying value as of December 31, 2018	Carrying value as of December 31, 2017
M/T Atlantas II	$16.9*	$18.1*
M/T Assos	$21.3*	$22.9*
M/T Aktoras	$17.2*	$18.4*
M/T Agisilaos	$17.7*	$19.0*
M/T Arionas	$18.0*	$19.2*
M/T Avax	$20.1*	$21.5*
M/T Aiolos	$18.0*	$19.2*
M/T Axios	$20.4*	$21.8*
M/T Atrotos	$20.8*	$22.3*
M/T Akeraios	$21.0*	$22.3*
M/T Apostolos	$23.3*	$24.9*
M/T Anemos I	$23.5*	$24.9*
M/T Alexandros II	$27.4*	$29.0*
M/T Aristotelis II	$28.0*	$29.6*
M/T Aris II	$28.3*	$29.9*
M/T Ayrton II	$29.4*	$31.2*
M/T Alkiviadis	$18.8*	$20.3*
M/T Miltiadis M II	$35.5*	$38.0*
M/T Amoureux	$37.5*	$39.7*
M/T Aias	$37.4*	$39.6*
M/T Active	$31.2*	$32.5*
M/T Amor	$28.9	$30.3*
M/T Amadeus	$31.5*	$32.9*
M/T Aristaios	$41.4	—
M/T Anikitos	$30.2	—
Total	$643.7	$607.5

*
Indicates vessels for which CPLP’s management believes that, as of December 31, 2018 and 2017, the basic charter-free market value is lower than the carrying value. CPLP’s management believes that the aggregate carrying value of these vessels, assessed separately, exceeded their aggregate basic charter-free market value by approximately $136.0 million and $132.9 million as of December 31, 2018 and 2017, respectively. As discussed in “— Critical Accounting Policies — Vessel Lives and Impairment,” CPLP’s management believes that the carrying values of the vessels as of December 31, 2018 and 2017 were recoverable as the undiscounted projected net operating cash flows of the vessels exceeded their carrying value by a significant amount.

Critical Accounting Policies
This MD&A is based upon Athena’s audited combined carve-out financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires Athena to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of Athena’s audited combined carve-out financial statements. Actual results may differ from these estimates under different assumptions or conditions.
Critical accounting policies are those that reflect significant judgments or uncertainties, and which could potentially result in materially different results under different assumptions and conditions. Athena has described below what it believes are its most critical accounting policies. For a description of all of Athena’s significant accounting policies, see Note 2 (Significant Accounting Policies) to the audited combined carve-out financial statements of Athena included in this prospectus.
Vessel Lives and Impairment
The carrying value of each of Athena’s vessels represents its original cost (contract price plus initial expenditures) at the time of delivery or purchase less accumulated depreciation or impairment charges. The carrying values of Athena’s vessels may not represent their fair market value at any point in time since the market prices of secondhand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings. In recent years changing market conditions resulted in a decrease in charter rates and values of assets. Athena considers these market developments as indicators of potential impairment of the carrying amount of its assets.
Athena performed impairment analyses by means of undiscounted cash flow tests as of December 31, 2018 and 2017 on the basis of estimates and assumptions relating to projected undiscounted net operating cash flows, which were based on the following considerations:
•
the charter revenues from existing time charters for the fixed fleet days (Athena’s remaining charter agreement rates);

•
vessel operating expenses;

•
drydocking expenditures;

•
an estimated gross daily time charter equivalent for the unfixed days (based on the ten-year average historical one-year time charter equivalent) over the remaining economic life of each vessel, excluding days of scheduled off-hires;

•
residual value of vessels;

•
commercial and technical management fees;

•
a utilization rate (defined as the proportion of operating days over available days) of 97.7% based on the fleet’s historical performance; and

•
the remaining estimated life of Athena’s vessels.

Although Athena believes that the assumptions used to evaluate potential impairment, which are largely based on the historical performance of its fleet, are reasonable and appropriate, such assumptions are highly subjective. There can be no assurance as to how long charter rates and vessel values will remain at their currently low levels or whether they will improve by any significant degree. Charter rates may remain at depressed levels for some time, which could adversely affect Athena’s revenue and profitability, and future assessments of vessel impairment.
Athena’s assumptions, based on historical trends, and Athena’s accounting policies are as follows:
•
In accordance with the prevailing industry standard, depreciation is calculated using an estimated useful life of 25 years for Athena’s vessels, commencing on the date the vessel was originally delivered from the shipyard;

•
Estimated useful life of vessels takes into account design life, commercial considerations and regulatory restrictions based on Athena’s fleet’s historical performance;

•
Estimated charter rates are based on rates under existing vessel contracts and thereafter at market rates at which Athena expects it can re-charter its vessels based on market trends. Athena believes that the ten-year average historical time charter equivalent is appropriate (or less than ten years if appropriate data is not available) for the following reasons:

 –
it reflects more accurately the earnings capacity of the type, specification, deadweight capacity and average age of Athena’s vessels;

 –
it reflects the type of business concluded by Athena (period as opposed to spot);

 –
it includes at least one market cycle; and

 –
respective data series are adequately populated;

•
Estimates of vessel utilization, including estimated off-hire time and the estimated amount of time Athena’s vessels may spend operating on the spot market, are based on the historical experience of Athena’s fleet;

•
Estimates of operating expenses and drydocking expenditures are based on historical operating and drydocking costs based on the historical experience of Athena’s fleet and Athena’s expectations of future operating requirements;

•
Vessel residual values are a product of a vessel’s lightweight tonnage and an estimated scrap rate of $180 per ton; and

•
The remaining estimated lives of Athena’s vessels used in its estimates of future cash flows are consistent with those used in its depreciation calculations.

The impairment test that Athena conducts is most sensitive to variances in future time charter rates. Based on the sensitivity analysis performed for December 31, 2018 and 2017, Athena would begin recording impairment on the first vessel that will incur impairment by vessel type for time charter declines from their ten-year historical averages as follows:
	Percentage Decline from which Impairment Would Be Recorded
Vessel	Year Ended December 31, 2018	Year Ended December 31, 2017
Product tankers	8.7%	15.5%
Suezmax tankers	27.7%	35.2%
Aframax tankers	27.8%	—

As of December 31, 2018 and 2017, Athena’s current rates for time charters on average were above/ (below) their ten-year historical averages as follows:
	Time Charter Rates as Compared with Ten-year Historical Average (as Percentage Above/(Below))
Vessel	As of December 31, 2018	As of December 31, 2017
Product tankers	6.67%	4.2%
Aframax tankers	48.8%	—
Suezmax vessels(1)	—	(15.9)%

(1)
As at December 31, 2018 Athena’s Suezmax vessels were operated under voyage charters.

Based on the above assumptions Athena determined that the undiscounted cash flows support the vessels’ carrying amounts as of December 31, 2018 and 2017.
Recent Accounting Pronouncements
Please see Note 2(n) (Significant Accounting Policies — Recent Accounting Pronouncements) to the audited combined carve-out financial statements of Athena included in this prospectus.
Quantitative and Qualitative Disclosures about Market Risk
Foreign Exchange Risk
Athena does not have a material currency exposure risk. Athena generates all of its revenues in U.S. dollars and incurs less than 21% of its expenses in currencies other than U.S. dollars. For accounting purposes, expenses incurred in currencies other than the U.S. dollar are translated into U.S. dollars at the exchange rate prevailing on the date of each transaction. As of December 31, 2018 and 2017, less than 4% and 6% of Athena’s liabilities, respectively, were denominated in currencies other than U.S. dollars. These liabilities were translated into U.S. dollars at the exchange rate prevailing on December 31, 2018 and 2017, respectively. Athena has not hedged currency exchange risks.
Interest Rate Risk
The international tanker industry is capital intensive, requiring significant amounts of investment, a significant portion of which is provided in the form of long-term debt. Athena’s current debt contains interest rates that fluctuate with LIBOR. Athena’s 2015 credit facility bears an interest margin of 2.50% per annum over U.S. dollar LIBOR and the Aristaios credit facility bears an interest margin of 2.85% per annum over U.S. dollar LIBOR. Therefore, Athena is exposed to the risk that its interest expense may increase if interest rates rise.
For the periods under review, Athena did not have and, currently, it has no interest rate swap agreements outstanding. Any increases by the lenders to their “funding costs” under Athena’s credit facilities will lead to proportional increases in the relevant interest amounts payable under such credit facilities on a quarterly basis. As an indication of the extent of Athena’s sensitivity to interest rate changes based upon its debt level, an increase of 100 basis points in LIBOR would have resulted in an increase in Athena’s interest expense by approximately $0.5 million, $0.2 million and $0.0 million for the years ended December 31, 2018, 2017 and 2016, respectively assuming all other variables had remained constant.
Concentration of Credit Risk
Financial instruments which potentially subject Athena to significant concentrations of credit risk consist principally of cash and cash equivalents. As part of CPLP, Athena is dependent upon CPLP for the major part of its working capital and financing requirements as CPLP uses a centralized approach to cash management and financing of its operations. As a consequence Athena does not maintain significant cash balances. CPLP places cash and cash equivalents, consisting mostly of deposits, with creditworthy financial institutions as rated by qualified rating agencies. Athena does not obtain rights to collateral to reduce its credit risk.
Inflation
Inflation has had a minimal impact on vessel operating expenses, drydocking expenses and general and administrative expenses to date. Athena does not consider inflation to be a significant risk to direct expenses in the current and foreseeable economic environment. However, in the event that inflation becomes a significant factor in the global economy, inflationary pressures would result in increased operating, voyage and financing costs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF DSS LP
The following is a discussion of the historical results of operations and liquidity and capital resources of DSS LP, and unless otherwise specified does not include a discussion of the historical results of operations and liquidity of Athena or the pro forma information after giving effect to the Transactions.
You should read the following discussion in conjunction with the audited consolidated financial statements of DSS LP and the corresponding notes and the unaudited pro forma condensed combined financial statements and the corresponding notes included elsewhere in this prospectus. This MD&A contains forward-looking statements. The matters discussed in these forward-looking statements are subject to risk, uncertainties, and other factors that could cause actual results to differ materially from those made, projected or implied in the forward-looking statements. Please refer to “Risk Factors” and “Cautionary Statement Concerning Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements.
Overview
Prior to the Transactions, DSS LP provided seaborne transportation of crude oil, refined petroleum and other products in the international shipping markets, operating a fleet of 43 vessels with an aggregate of approximately 3.5 million deadweight tons (“dwt”) in carrying capacity. Prior to the Transactions, DSS LP’s vessel operations were composed of two segments: crude tankers, which consisted of 12 Suezmax vessels, and product tankers, which consisted of 31 MR vessels. As part of the Transactions, the entities owning these vessels merged with subsidiaries of Diamond S.
The strategies that Diamond S intends to pursue following the Transactions are described in the section entitled “Business — Chartering Strategy.”
Factors to Consider When Evaluating DSS LP’s Results
Change to Fiscal Year End
In January 2019, DSS LP’s board of directors approved changing DSS LP’s fiscal year end to December 31 of each calendar year from March 31.
Dispositions of the Alpine Minute and Alpine Magic
In November 2018, DSS LP’s board of directors approved selling the Alpine Minute and Alpine Magic, both 2009-built MR vessels. DSS LP reached an agreement to sell the Alpine Minute for $17.8 million less a 1% broker commission payable to a third party. DSS LP reached an agreement to sell the Alpine Magic for $17.0 million less a 1% broker commission payable to a third party. In December 2018, DSS LP completed the sale of the Alpine Minute and Alpine Magic, receiving total proceeds of  $34.9 million, and repaying related debt of  $24.7 million. The loss on sale of the vessels was $20.0 million, which was recorded to the consolidated statements of operations for the nine months ended December 31, 2018.
Vessel Employment
During the years ended March 31, 2018 and 2017, DSS LP employed some of its vessels in vessel pools. In addition to costs incurred during a pool vessel’s employment, DSS LP paid management fees to the pool. None of DSS LP’s vessels operated in pools during the nine months ended December 31, 2018.
Other Trends and Factors Affecting DSS LP’s Future Results of Operations
The principal factors that have affected DSS LP’s results of operations, and may in the future affect Diamond S’ results of operations, are the economic, regulatory, financial, credit, political and governmental conditions prevailing in the tanker market and shipping industry generally and in the countries and markets in which the DSS LP vessels are chartered.

The world economy has experienced significant economic and political upheavals in recent history. In addition, credit supply has been constrained and financial markets have been particularly turbulent. Protectionist trends, global growth and demand for the seaborne transportation of goods, including oil and oil products and overcapacity and deliveries of newly-built vessels have affected, and may further affect, the tanker market and shipping industry in general and the business, financial condition, results of operations and cash flows of DSS LP or Diamond S, as applicable.
Some of the key factors that have affected DSS LP’s business, financial condition, results of operations and cash flows, and may in the future affect Diamond S’ business, financial condition, results of operations and cash flows, include the following:
•
levels of oil product demand and inventories;

•
supply and demand for crude oil and oil products;

•
charter hire levels (under time and bareboat charters) and the ability to re-charter vessels at competitive rates as their current charters expire;

•
developments in vessel values, which may affect compliance with covenants under credit facilities and/or debt refinancing;

•
compliance with covenants in credit facilities, including covenants relating to the maintenance of vessel value ratios;

•
the level of debt and the related interest expense and amortization of principal;

•
access to debt and equity and the cost of capital required to acquire additional vessels;

•
supply and order-book of tanker vessels;

•
the ability to increase the size of the fleet and make additional acquisitions that are accretive to earnings;

•
the ability of the commercial and chartering operations to successfully employ vessels at economically attractive rates, particularly as charters expire and the fleet expands;

•
the continuing demand for crude oil and oil products from China, India, Brazil and Russia and other emerging markets;

•
the ability to comply with new maritime regulations, the more restrictive regulations for the transport of certain products and cargoes and the increased costs associated therewith;

•
changes in fuel prices, including as a result of the imposition of sulfur oxide emissions limits in 2020 under new regulations adopted by the IMO (for those vessels that are not retrofitted with scrubbers);

•
the effective and efficient technical management of the vessels;

•
the costs associated with upcoming dry-docking of vessels;

•
the ability to obtain and maintain major international oil company approvals and to satisfy technical, health, safety and compliance standards;

•
the strength of and growth in the number of the customer relationships, especially with major international oil companies and major commodity traders;

•
the prevailing spot market rates and the number of vessels operating in the spot market; and

•
the ability to acquire and sell vessels at satisfactory prices.

Please read “Risk Factors” for a discussion of certain risks that may affect the business, financial condition, results of operations and cash flows of Diamond S, and “Business — Chartering Strategy” for a discussion of the strategies that Diamond S intends to pursue.

Results of Operations
Nine Months Ended December 31, 2018 Compared to the Year Ended March 31, 2018
DSS LP’s results of operations for the nine months ended December 31, 2018 and the year ended March 31, 2018, respectively, differ primarily due to:
•
the number of operating and revenue days as a result of the change in fiscal year end; and

•
lower charter rates as a result of weaker market conditions for product and crude tankers on the back of increased tonnage availability, high oil and oil product inventories and OPEC/Non-OPEC oil production cuts.

Total Revenues
Total revenues, consisting of time and voyage charter revenues, amounted to $275.5 million for the nine months ended December 31, 2018 and $302.9 million for the year ended March 31, 2018.
The decrease of  $27.4 million was primarily attributable to the lower operating and revenue days in the nine months ended December 31, 2018 by approximately 4,000 days coupled with lower charter rates as a result weaker market conditions for product and crude tankers.
For the nine months ended December 31, 2018, DSS LP primarily employed its vessels by voyage charters as compared with the year ended March 31, 2018, with approximately 73% of the fleet operating in pools that provide the benefits of large scale operations.
Voyage Expenses
Total voyage expenses amounted to $137.8 million for the nine months ended December 31, 2018, compared to $89.9 million for the year ended March 31, 2018. The increase of  $47.9 million was primarily attributable to the increase in the number of voyage charters under which certain of the vessels were employed in the nine months ended December 31, 2018, compared to the year ended March 31, 2018.
Voyage expenses primarily consist of bunkers, port expenses, canal dues and commissions. Commissions were paid to shipbrokers for negotiating and arranging charter party agreements on DSS LP’s behalf. Voyage expenses incurred during time and pools are paid for by the charterer or pool manager, except for commissions, which were paid for by DSS LP. Voyage expenses incurred during voyage charters were paid for by DSS LP.
Vessel Expenses
For the nine months ended December 31, 2018, total vessel expenses amounted to $85.2 million compared to $109.2 million for the year ended March 31, 2018. The $24.0 million decrease in vessel expenses primarily reflects approximately 4,000 less operating days in the nine months ended December 31, 2018 compared to the year ended March 31, 2018.
Vessel expenses include crew wages and associated costs, the cost of insurance premiums, expenses relating to repairs and maintenance, lubricants and spare parts, technical management fees and other miscellaneous expenses.
Vessel Depreciation and Amortization
Depreciation and amortization amounted to $66.1 million for the nine months ended December 31, 2018, compared to $86.6 million for the year ended March 31, 2018. The decrease was due to the nine month depreciation and amortization compared with the twelve month depreciation and amortization for the year ended March 31, 2018.
General and Administrative Expenses
General and administrative expenses amounted to $11.4 million for the nine months ended December 31, 2018 compared to $14.6 million for the year ended March 31, 2018. The decrease in general and administrative expenses of  $3.2 million was primarily due to lower operating days in the nine months ended December 31, 2018 than the year ended March 31, 2018.

Other Corporate Expenses
Other corporate expenses increased by $0.2 million to $0.7 million in the nine months ended December 31, 2018 from $0.5 million for the year ended March 31, 2018. The increase was primarily driven by legal and audit fees associated with filing the registration statement on Form 10 in connection with the Transactions.
Management Fees
Management fees, which consist of pool management fees, decreased by $1.0 million from $1.0 million for the year ended March 31, 2018 to zero for the nine months ended December 31, 2018. The decrease was due to the change in employment from pools in the year ended March 31, 2018 to voyage charters in the nine months ended December 31, 2018.
Loss on Sale of Assets
In December 2018, DSS LP sold two vessels, receiving total proceeds of  $34.9 million and repaying debt of  $24.7 million. The carrying value of the assets was $20.0 million above the sale price, which was recorded as a loss in the nine months ended December 31, 2018. There were no vessel sales for the year ended March 31, 2018.
Total Other Expense, net
Total other expense, net, which includes term loan interest, amortization of deferred financing charges and commitment fees and net of interest income, was $26.9 million for the nine months ended December 31, 2018 compared to $32.4 million for the year ended March 31, 2018. The decrease of $5.6 million was primarily a result of the decrease in the number of days of interest expense included in the nine months ended December 31, 2018.
Net Income (Loss) Attributable to Noncontrolling Interest
The net income (loss) attributable to noncontrolling interest was a net loss of  $0.1 million for the nine months ended December 31, 2018 compared to a net loss of  $0.8 million for the year ended March 31, 2018. The net loss attributable to noncontrolling interest primarily represents a 49% interest in NT Suez Holdco LLC, which owns and operates two Suezmax vessels and is 51% owned by DSS LP. The decreases in the net loss of  $0.7 million was mainly attributable to higher charter rates achieved as a result of better fuel efficiencies from long haul voyages.
Year Ended March 31, 2018 Compared to Year Ended March 31, 2017
DSS LP’s results of operations for the years ended March 31, 2018 and 2017 differ primarily due to:
•
the increase in the weighted average number of vessels as DSS LP took delivery of the four Suezmax vessels in the latter part of the year ended March 31, 2017;

•
lower charter rates as a result of weaker market conditions for product and crude tankers on the back of increased tonnage availability, high oil and oil product inventories and OPEC/Non-OPEC oil production cuts; and

•
the increase in voyage expenses due to the product tankers redelivering from pools and subsequent employment in voyage charters.

Total Revenues
Total revenues, consisting of time, voyage and pool revenues, amounted to $302.9 million for the year ended March 31, 2018 compared to $303.8 million for the year ended March 31, 2017.
The decrease of  $0.9 million was primarily attributable to lower charter rates as a result of weaker market conditions for crude and product tankers, partially offset by the increase in vessel operating days as the weighted average size of the fleet expanded by 1.4 vessels in 2018.

Voyage Expenses
Total voyage expenses amounted to $89.9 million for the year ended March 31, 2018, compared to $43.3 million for the year ended March 31, 2017. The increase of  $46.6 million was primarily attributable to the increase in the number of voyage charters that were employed during the year ended March 31, 2018 compared to the year ended March 31, 2017.
Vessel Expenses
For the year ended March 31, 2018, vessel operating expenses increased by $6.2 million to $109.2 million from $103.0 million for the year ended March 31, 2017. The increase was primarily attributable to the expansion in the weighted average size of the fleet from 43.6 vessels to 45.0 vessels as a result of the delivery of four Suezmax vessels in the latter part of the year ended March 31, 2017.
Depreciation and Amortization
Depreciation and amortization amounted to $86.6 million for the year ended March 31, 2018, compared to $81.0 million for the year ended March 31, 2017. The increase of  $5.6 million was due to the increase in the average number of vessels in the fleet.
General and Administrative Expenses
General and administrative expenses increased $1.4 million to $14.6 million for the year ended March 31, 2018 from $13.2 million for the year ended March 31, 2017. The increase was primarily attributable to an increase in personnel costs as a result of the increase in staff to commercially manage vessels redelivering from pools for employment on voyage charters.
Other Corporate Expenses
Other corporate expenses were $0.5 million for the year ended March 31, 2018 compared to $0.6 million for the year ended March 31, 2017. The decrease of  $0.1 million was primarily related to a decline in legal fees associated with legal restructuring activities.
Management Fees
Management fees, which consist of pool management fees, decreased by $0.3 million from $1.3 million in the year ended March 31, 2017 to $1.0 million in the year ended March 31, 2018. The decrease was due to the change from employment of vessels in pools requiring fees to employment on voyage charters during the latter half of the year ended March 31, 2018.
Total Other Expense, net
Total other expense, net, which includes term loan interest, amortization of deferred financing charge and commitment fees and is presented net of interest income, was $32.5 million for the year ended March 31, 2018 compared to $31.1 million for the year ended March 31, 2017. The increase of  $1.4 million was primarily a result of the increase in the number of days of interest expense from two term loan facilities associated with four newbuild Suezmaxes delivered in the latter half of the year ended March 31, 2017.
Net Income (Loss) Attributable to Noncontrolling Interest
The net income (loss) attributable to noncontrolling interest was a loss of  $0.8 million for the year ended March 31, 2018 compared to a net income of  $0.1 million for the year ended March 31, 2017. The net loss/income attributable to noncontrolling interest primarily represents a 49% interest in NT Suez Holdco LLC, which owns and operates two Suezmax vessels and is 51% owned by DSS LP. The decrease of $0.9 million was mainly attributable lower charter rates as a result of weaker market conditions due to increased tonnage availability, high oil and oil product inventories and OPEC/Non-OPEC oil production cuts.

Liquidity and Capital Resources
As of December 31, 2018, and March 31, 2018, total cash and cash equivalents were $88.2 million and $84.3 million, including restricted cash of  $5.1 million and $5.0 million, respectively. As of December 31, 2018, and March 31, 2018, DSS LP had $19.3 million and $49.2 million available and undrawn under its credit facilities. However, included in the undrawn amount is one facility, which amounts to $17.9 million in each year above, that was terminated upon commencement of the Transactions.
Generally, primary sources of funds have been cash from operations and undrawn amounts under credit facilities.
Effective upon completion of the Transactions, Diamond S has indebtedness outstanding under the new term loan and revolving credit facilities arranged in connection with the Transactions and indebtedness under previously existing credit facilities of DSS LP. See “Description of Material Indebtedness.”
Passage of environmental legislation or other regulatory initiatives have in the past, and may in the future, have a significant impact on the operations of DSS LP or Diamond S, as applicable. Regulatory measures can increase the costs related to operating and maintaining the DSS LP vessels and may require Diamond S to retrofit its vessels with new equipment.
Among other capital expenditures, in consideration of the IMO 2020 Regulations, DSS LP contracted for the purchase and installation of scrubbers on two of its Suezmax vessels. These scrubbers are expected to be installed prior to January 1, 2020 or shortly thereafter and are expected to translate into aggregate capital expenditures of at least $4.7 million. Diamond S may, in the future, determine to purchase additional scrubbers for installation on other vessels owned or operated by the Company.
In addition, with respect to vessels on which Diamond S has not contracted for the installation of scrubbers, management of Diamond S also expects to make certain capital expenditures to ensure those vessels are capable of efficiently using low-sulfur fuel and estimates that the costs of such capital expenditures are significant.
Furthermore, DSS LP has contracts in place to install ballast water treatment systems for four vessels whose compliance date requires such installation in 2019 and 2020. Total estimated cost is $11.4 million.
Please read “Risk Factors — Risks Related to the Company’s Industry” and “Business — Environmental and Other Regulations” for a discussion of environmental compliance, regulatory developments and initiatives that may impact Diamond S following the Transactions.
Cash Flows
The following table summarizes DSS LP’s cash and cash equivalents provided by or used in operating, financing and investing activities for the periods presented below (presented in millions):
	For the Nine Months Ended December 31, 2018	For the Years Ended March 31,
(in thousands)		2018	2017
Net Cash Provided by Operating Activities	$23.5	$34.0	$103.9
Net Cash Provided by/ (Used in) Investing Activities	$28.0	$48.6	$(179.7)
Net Cash Used in Financing Activities	$(47.7)	$(67.7)	$(7.5)
Net Cash Provided by Operating Activities
Net cash provided by operating activities was $23.5 million for the nine months ended December 31, 2018, compared to $34.0 million for the year ended March 31, 2018. The decrease of  $10.5 million was mainly attributable to, among other factors, lower charter rates affecting our revenues offset by the positive effect of the changes in DSS LP’s operating assets and liabilities amounting of  $32.7 million. Changes in DSS LP’s operating assets and liabilities were driven mainly by decreases in trade accounts receivable and pool working capital as a result of the change from pool employment to voyage charters.

Net cash provided by operating activities was $34.0 million for the year ended March 31, 2018, compared to $103.9 million for the year ended March 31, 2017. The decrease of  $69.9 million was mainly attributable to, among other factors, lower charter rates affecting DSS LP’s revenues and the negative effect of the changes in operating assets and liabilities amounting to $12.3 million. Changes in DSS LP’s operating assets and liabilities were driven mainly by an increase drydocking costs by $15.3 million offset by the increase in accounts payable and accrued expenses as a result of voyage charters associated with newbuild deliveries.
Net Cash Used in Investing Activities
Net cash used in investing activities refers primarily to cash used for vessel acquisitions or dispositions and improvements.
Net cash provided by investing activities for the nine months ended December 31, 2018 was $28.0 million compared to $48.6 million during the year ended March 31, 2018. The decrease of $20.6 million was primarily attributable to vessel sales of two product takers in the nine months ended December 31, 2018 with total proceeds of  $34.9 million offset by $52.5 million in proceeds from the maturities of time deposits in the year ended March 31, 2018.
Net cash provided by investing activities for the year ended March 31, 2018 increased by $228.4 million to $48.6 million from cash used in investing activities of  $179.7 million during the year ended March 31, 2017. The increase was mainly related to payments for newbuild construction in the year ended March 31, 2017 of  $123.8 million and the timing of the investment in time deposits, which were invested in the year ended March 31, 2017 and matured in the year ended March 31, 2018.
Net Cash Used in Financing Activities
Net cash used in financing activities for the nine months ended December 31, 2018 was $47.7 million compared to $67.7 million during the year ended March 31, 2018. The decrease in $20.0 million of cash used in financing activities was primarily driven by an increase in borrowings under revolving credit facilities in the nine months ended December 31, 2018 offset by the impact of recouponing DSS LP’s interest rate swaps.
Net cash used in financing activities for the year ended March 31, 2018 was $67.7 million compared to $7.5 million during the year ended March 31, 2017. The increase of  $60.2 million was primarily due to mandatory payments on long term debt. The year ended March 31, 2017 also included proceeds from two new term loans associated with the delivery of four newbuild Suezmax vessels, which amounted to $141.0 million and $60.0 million in dividends paid to the partners.
Off-Balance Sheet Arrangements
As of December 31, 2018 and March 31, 2018, DSS LP had not entered into any off-balance sheet arrangements.
Contractual Obligations and Contingencies
The following table summarizes DSS LP’s long-term contractual obligations as of December 31, 2018 (in thousands of U.S. dollars).
	Payment due by period
	Total	Less than 1 year	1 – 3 years	3 – 5 years	More than 5 years
Long-term Debt Obligations	$646,688	$97,315	$507,498	$41,875	$—
Interest Obligations(1)	76,274	31,678	44,083	513	—
Capital Commitments	13,230	11,122	2,108	—	—
Total:	$736,192	$140,115	$553,689	$42,388	$—

(1)
Interest has been estimated based on the LIBOR Bloomberg forward rates and the prescribed margin for each of DSS LP’s facilities. Please see Note 7 to the audited consolidated financial statements of DSS LP for details on the margins for each facility.

Critical Accounting Policies
This MD&A is prepared in accordance with U.S. GAAP. The preparation of these financial statements requires DSS LP to make estimates and judgments that affect the reported amount of assets and liabilities, revenues and expenses and related disclosure of contingent assets and liabilities at the date of our financial statements. Actual results may differ from these estimates under different assumptions or conditions.
Critical accounting policies are those that reflect significant judgments or uncertainties, and which could potentially result in materially different results under different assumptions and conditions. DSS LP has described below what DSS LP’s management believes are its most critical accounting policies. For a description of all of DSS LP’s significant accounting policies, see Note 2 (Significant Accounting Policies) to the audited consolidated financial statements of DSS LP included in this prospectus.
Revenue Recognition
Revenues are generated from time charters, pool arrangements and voyage charters.
DSS LP recognizes revenues over the term of the time charter when there is a time charter agreement, where the rate is fixed or determinable, service is provided and collection of the related revenue is reasonably assured. DSS LP does not recognize revenue during days the vessel is off-hire. Where the time charter contains a profit or loss sharing arrangement, the profit or loss is recognized based on amounts earned or incurred as of the reporting date.
Revenues from pool arrangements are recognized based on its portion of the net distributions reported by the relevant pool, which represents the net voyage revenue of the pool after voyage expenses and pool manager fees.
Under a voyage charter agreement, the revenues are recognized on a pro rata basis based on the relative transit time in each period. The period over which voyage revenues are recognized commences at the time the vessel departs from its last discharge port and ends at the time the discharge of cargo at the next discharge port is completed. DSS LP does not begin recognizing revenue until a charter has been agreed to by the customer and DSS LP, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage. DSS LP does not recognize revenue when a vessel is off-hire. Estimated losses on voyages are provided for in full at the time such losses become evident.
Vessel Lives and Impairment
The carrying value of each of DSS LP’s vessels represents its original cost (contract price plus initial expenditures) at the time of delivery or purchase less accumulated depreciation or impairment charges. The carrying values of vessels may not represent their fair market value at any point in time since the market prices of secondhand vessels tend to fluctuate with changes in charter rates and the cost of newbuildings. In recent years changing market conditions resulted in a decrease in charter rates and values of assets. DSS LP’s management considers these market developments as indicators of potential impairment of the carrying amount of its assets.
In developing estimates of future undiscounted cash flows, DSS LP makes assumptions and estimates about the vessels’ future performance, with the significant assumptions being related to charter rates, fleet utilization, vessels’ operating expenses, vessels’ capital expenditures and drydocking requirements, vessels’ residual value and the estimated remaining useful life of each vessel. The assumptions used to develop estimates of future undiscounted cash flows are based on historical trends. Specifically, DSS LP utilizes the rates currently in effect for the duration of their current time charters, without assuming additional profit-sharing. For periods of time where DSS LP’s vessels are not fixed on time charters, DSS LP utilizes an estimated daily time charter equivalent for its vessels’ unfixed days based on the most recent ten year historical one-year time charter average.
Although DSS LP management believes that the assumptions used to evaluate potential impairment are reasonable and appropriate at the time they were made, such assumptions are highly subjective and likely to change, possibly materially, in the future. There can be no assurance as to how long charter rates and vessel values will remain at their current low levels or whether they will improve by a significant degree. If charter rates were to remain at depressed levels, future assessments of vessel impairment would be adversely affected.
In recent years, the market values of vessels have experienced particular volatility, with substantial declines in many of the charter-free market value, or basic market value, of various vessel classes. As a result, the market value of DSS LP’s vessels may have declined below their carrying values, even though DSS LP did not impair their carrying values under its impairment accounting policy. This is due to DSS LP’s management’s belief that future undiscounted cash flows expected to be earned by such vessels over their operating lives would exceed such vessels’ carrying amounts.
The estimates of basic market value assume that DSS LP’s vessels are all in good and seaworthy condition without need for repair and, if inspected, would be certified in class without notations of any kind. The estimates are based on the estimated market values for DSS LP’s vessels that it has received from independent ship brokers, reports by industry analysts and data providers that focus on DSS LP’s industry and related dynamics affecting vessel values and news and industry reports of similar vessel sales. Vessel values are highly volatile and as such, the estimates may not be indicative of the current or future market value of the vessels or prices that Diamond S could achieve it we were to sell them.
The table set forth below indicates (i) the carrying value of each of vessel as of December 31, 2018 and March 31, 2018; (ii) which of the DSS LP vessels management believes has a charter free market value below its carrying value; and (iii) the aggregate difference between carrying value and market value represented by such vessels. This aggregate difference represents the approximate analysis of the amount by which management believes DSS LP would have had to reduce its net income if it sold all of such vessels in the prevailing environment, on industry standard terms, in cash transactions, and to a willing buyer where DSS LP was not under any compulsion to sell, and where the buyer was not under any compulsion to buy. For purposes of this calculation, DSS LP management assumed that the vessels would be sold at a price that reflects its estimate of their current basic market values.
Vessels (in millions of U.S. dollars)	Carrying value as of December 31, 2018	Carrying value as of March 31, 2018
Adriatic Wave	$26.6*	$27.8*
Aegean Wave	$26.9*	$28.0*
Alpine Madeleine	$24.7*	$25.8*
Alpine Mathilde	$24.6*	$25.8*
Alpine Magic	$—	$27.7*
Alpine Maya	$27.5*	$28.7*
Alpine Melina	$27.6*	$28.7*
Alpine Mia	$25.0*	$26.0*
Alpine Minute	$-—	$27.4*
Alpine Moment	$26.2*	$27.3*
Alpine Mystery	$26.5*	$27.3*
Atlantic Aquarius	$24.7*	$25.9*
Atlantic Breeze	$20.8*	$21.8*
Atlantic Frontier	$23.2*	$24.3*
Atlantic Gemini	$24.6*	$25.8*
Atlantic Grace	$24.7*	$25.8*
Atlantic Leo	$24.8*	$25.9*
Atlantic Lily	$24.9*	$25.9*
Atlantic Mirage	$26.4*	$27.6*
Atlantic Muse	$26.2*	$27.4*

Vessels (in millions of U.S. dollars)	Carrying value as of December 31, 2018	Carrying value as of March 31, 2018
Atlantic Olive	$25.0*	$26.1*
Atlantic Pisces	$26.6*	$27.7*
Atlantic Polaris	$26.3*	$27.4*
Atlantic Rose	$24.9*	$26.0*
Atlantic Star	$24.7*	$25.8*
Atlantic Titan	$24.9*	$26.0*
Citron	$20.3*	$21.2*
Citrus	$21.9*	$22.7*
High Jupiter	$24.9*	$26.0*
High Mars	$24.9*	$26.0*
High Mercury	$24.8*	$25.9*
High Saturn	$24.7*	$25.8*
Pacific Jewel	$25.7*	$26.8*
Brazos	$54.0*	$55.9*
Pecos	$54.4*	$56.4*
San Saba	$51.0*	$52.8*
Sabine	$51.2*	$53.0*
Rio Grande	$55.2*	$57.1*
Red	$55.5*	$57.4*
Colorado	$56.2*	$58.1*
Frio	$55.9*	$57.8*
Trinity	$64.4*	$66.3*
San Jacinto	$65.2*	$67.1*
Loire	$57.9*	$59.5*
Namsen	$58.0*	$59.7*
Total	$1,454.3	$1,565.9

*
Indicates vessels for which DSS LP’s management believes that, as of December 31, 2018 and as of March 31, 2018, the basic charter-free market value is lower than the carrying value. DSS LP’s management believes that the aggregate carrying value of these vessels, assessed separately, exceeded their aggregate basic charter-free market value by approximately $244.2 million and $243.3 million as of December 31, 2018 and March 31, 2018, respectively. DSS LP’s management believes that the carrying values of the vessels as of December 31, 2018 and March 31, 2018 were recoverable as the undiscounted projected net operating cash flows of the vessels exceeded their carrying value by a significant amount.

Recent Accounting Pronouncements
New Accounting Standard Adopted
In October 2016, the FASB issued ASU No. 2016-17 “Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control” (“ASU 2016-17”), which amends the variable interest entity (“VIE”) guidance within Topic 810. ASU 2016-17 does not change the two required characteristics for a single decision maker to be the primary beneficiary, which are power and economics, but it revised one aspect of the related analysis. ASU 2016-17 changes how a single decision maker of a VIE treats indirect variable interest held through related parties that are under common control when determining whether it is the primary beneficiary of that VIE. ASU 2016-17 requires consideration of such indirect interests on a proportionate basis instead of being the equivalent of direct interests in their entity, thereby making consolidation less likely. For nonpublic entities, ASU 2016-17 is effective for annual reporting periods beginning after December 15, 2016, and interim reporting periods within annual reporting periods beginning after December 15, 2017, allowing for earlier adoption as permitted in the ASUs. DSS LP adopted ASU 2016-17 during the nine months ended December 31, 2018; this adoption had no impact on DSS LP’s consolidated financial statements.
New Accounting Standards to be Implemented
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle is that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. For nonpublic entities, ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019, allowing for earlier adoption as permitted in the ASU, and ASU 2014-09 shall be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. DSS LP has adopted ASU 2014-09 as of January 1, 2019, (the “Adoption Date”). In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers. This update provides further guidance on applying collectability criterion to assess whether the contract is valid and represents a substantive transaction on the basis whether a customer has the ability and intention to pay the promised consideration. The requirements of this standard include an increase in required disclosures. Management has assembled an internal project team and is currently analyzing contracts with customers covering the significant streams of Diamond S’ annual revenues under the provisions of the new standard as well as changes necessary to information technology systems, processes and internal controls to capture new data and address changes in financial reporting. Management is applying the modified retrospective transition method and will recognize the cumulative effect of adopting this standard as an adjustment to the opening balance of retained earnings as of the Adoption Date. Prior periods will not be retrospectively adjusted. Diamond S continues to make progress in its implementation and assessment of the new revenue standard. While the assessment is still ongoing, based on the progress made to date, Diamond S expects that the timing of recognition of revenue for certain ongoing charter contracts will be impacted as well as the timing of recognition of certain voyage related costs. While the assessment of certain effects of the adoption of the ASU 2014-09 are ongoing, the timing of recognition will primarily impact spot voyage charters. Under ASU 2014-09, revenue will be recognized from when the vessel arrives at the load port until the completion of discharge at the discharge port instead of recognizing revenue from the discharge of the previous voyage provided an agreed non-cancellable charter between Diamond S and the charterer is in existence, the charter rate is fixed and determinable, and collectability is reasonably assured. The financial impact of adoption will depend on the number of spot voyages and time charter arrangements as well as their percentage of completion at the adoption date. Diamond S expects that the adoption of ASU 2014-09 will result in an increase in the opening accumulated deficit balance as of the Adoption Date in the consolidated balance sheet of approximately $2.5 million to $3.0 million as a result of the adjustment of revenue and voyage expenses. The above estimate could potentially change upon further evaluation. Additionally, Diamond S is currently evaluating the adjustment, if any, to other expenses such as vessel expenses in the consolidated statements of operations and the additional presentation and disclosure requirements of ASU 2014-09 on the consolidated financial statements.
In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The standard addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. For nonpublic entities, ASU 2016-01 is effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019, allowing for earlier adoption as permitted in the ASU. Diamond S is currently evaluating the potential impact of this pronouncement on the consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), which establishes a comprehensive new lease accounting model. ASU 2016-02 clarifies the definition of a lease, requires a dual approach to lease classification similar to current lease classifications, and causes lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset for leases with a lease term of more than twelve months. For nonpublic entities, ASU 2016-02 is effective for annual periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020, with early adoption permitted. Diamond S is currently evaluating the potential impact of this pronouncement on the consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”). The objective of ASU 2017-01 is to provide guidance to entities when evaluating whether a transaction should be accounted for as an acquisition or disposal of a business. An entity first determines whether substantially all of the fair value of gross assets acquired is concentrated in a single identifiable asset, or a group of similar identifiable assets. If this threshold is met, the assets acquired would not represent a business, and no further assessment is required. If the initial screen is not met, ASU 2017-01 requires that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to produce output and removes the evaluation of whether a market participant could replace the missing elements. For nonpublic entities, ASU 2017-01 is effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019, allowing for earlier adoption as permitted in the ASUs, and shall be applied prospectively. Diamond S adopted ASU 2017-01 on January 1, 2019, and based on management’s interepretation of ASU 2017-01, the Transactions are to be accounted for as an asset acquisition.
Quantitative and Qualitative Disclosures About Market Risk
Interest Rate Risk
DSS LP was, and Diamond S is, exposed to the impact of interest rate changes primarily through floating-rate borrowings that require it to make interest payments based on LIBOR. Significant increases in interest rates could adversely affect operating margins, results of operations and our ability to service debt. DSS LP used, and Diamond S uses, interest rate swaps to reduce its exposure to market risk from changes in interest rates. The principal objective of these contracts is to minimize the risks and costs associated with floating-rate debt.
DSS LP was, and Diamond S is, exposed to the risk of credit loss in the event of non-performance by the counterparties to the interest rate swap agreements. In order to minimize counterparty risk, DSS LP only entered, and Diamond S expects to only enter, into derivative transactions with counterparties that are rated A- or better by Standard & Poor’s Financial Services LLC or A3 or better by Moody’s Investors Service, Inc. at the time of the transactions. In addition, to the extent possible and practical, interest rate swaps are entered into with different counterparties to reduce concentration risk.
From time to time, DSS LP has considered, and Diamond S may continue to consider, entering into interest rate swap agreements to modify its exposure to interest rate movements and to manage its interest expense. As of December 31, 2018, 28% of DSS LP’s debt was fixed and 72% was variable. Based on DSS LP’s December 31, 2018 outstanding variable rate debt balance, a one percentage point increase in annual LIBOR interest rates would increase its annual interest expense by approximately $4.6 million.
Inflation
Inflation has only a moderate effect on DSS LP’s expenses given current economic conditions. In the event that significant global inflationary pressures appear, these pressures would increase Diamond S’ operating, voyage, general and administrative and financing costs.

Foreign Exchange Risk
The shipping industry’s functional currency is the U.S. dollar. All of DSS LP’s revenues and most of its operating costs are in U.S. dollars. DSS LP incurred, and Diamond S expects to incur, certain operating expenses, such as vessel and general and administrative expenses, in currencies other than the U.S. dollar, and the foreign exchange risk associated with these operating expenses has historically been immaterial. If foreign exchange risk becomes material in the future, Diamond S may seek to reduce its exposure to fluctuations in foreign exchange rates through the use of short-term currency forward contracts and through the purchase of bulk quantities of currencies at rates that management considers favorable. For contracts which qualify as cash flow hedges for accounting purposes, hedge effectiveness would be assessed based on changes in foreign exchange spot rates with the change in fair value of the effective portions being recorded in accumulated other comprehensive loss.

BUSINESS
The Company provides seaborne transportation of crude oil, refined petroleum and other products in the international shipping markets, operating a fleet of 68 vessels with an aggregate of approximately five million dwt in carrying capacity. The Company’s vessel operations are composed of two segments: crude tankers, which consists of 15 Suezmax vessels and one Aframax vessel, and product tankers, which consists of 52 MR vessels.
The Company is one of the largest publicly listed owners and operators of crude and product tankers in the world. The average age of the Company’s overall fleet is approximately 8.8 years weighted by dwt and ownership for the calendar year 2019. Its MR fleet has an average age of approximately 10.5 years, which is approximately equal to the global MR fleet average age. The Company’s Suezmax fleet has an average age of approximately 6.9 years, which compares favorably to the industry average Suezmax age of approximately 9.5 years.
The Company’s full fleet of 68 vessels is active in the market and earning revenue. The Company does business with large, well-established charterers, which include fully integrated oil companies (oil majors), smaller oil companies (refiners), oil traders, large oil distributors, governments and government agencies, and storage facility operators.
The Company operates vessels in both spot and time charter markets, with approximately 20% of the fleet on time charter (based on projected revenue days in 2019) with average remaining charter length of 1.2 years as of December 31, 2018. The Company believes this mix of spot exposure and time charters positions the Company favorably to benefit from the current rising charter rate environment, while enhancing its ability to maintain an attractive level of cash flows due to the fixed monthly revenue the Company receives from its time charter agreements.
The Company believes that it has established a reputation as a safe, high-quality, cost-efficient operator of modern and well-maintained tankers, and the Company’s management team strives to maintain high standards of performance, cost-efficient operations, reliability and safety in its operations. Chief Executive Officer Craig H. Stevenson, Jr. leads the management team and has over 40 years of experience in the shipping industry. Based on his previous experience as Chairman and Chief Executive Officer of OMI Corporation from 1998 through 2007, Mr. Stevenson and his team have developed strong relationships with charterers, financing sources, shipyards and other shipping industry participants. In addition, part of the Company’s fleet will continue to be managed by CSM, the manager of CPLP’s fleet, who the Company believes has a strong record of vessel safety and compliance with rigorous health, safety and environmental protection standards, and enjoys long-standing relations with charterers with a high level of customer service and support. The Company intends to leverage the combined experience, reputation and relationships of the management team and CSM to pursue growth in the crude and product tanker sector and create value for its shareholders.
The Company believes that it is well-positioned to benefit from attractive market opportunities, including the potential for an increase in crude oil transportation distances, an increase in product and crude tonnage demand in connection with the IMO 2020 Regulations and growth opportunities. With respect to the IMO 2020 Regulations, the Company has committed to installing scrubbers on five Suezmax vessels, and has options to install scrubbers on the majority of the remaining Suezmax vessels with timing to be determined at the Company’s discretion.
The Company’s Fleet
The table below summarizes key information as of December 31, 2018 about the vessels in the Company’s fleet, including their employment either on time charters or in the spot market.

VESSELS IN THE COMPANY’S FLEET AS OF DECEMBER 31, 2018
Vessel	Year Built	Shipyard	Capacity (DWT)	Employment Time/Spot	Charter Firm End	Profit- Sharing(1)
PRODUCT TANKERS
Active	2015	Samsung (Ningbo)	50,136	Spot
Adriatic Wave	2009	STX	51,549	Spot
Aegean Wave	2009	STX	51,510	Spot
Agisilaos	2006	Hyundai Mipo	36,760	Time	March 2019
Aiolos	2007	Hyundai Mipo	36,725	Spot
Akeraios	2007	Hyundai Mipo	47,781	Time	March 2019
Aktoras	2006	Hyundai Mipo	36,759	Time	December 2019
Alexandros II	2008	STX	51,258	Time	June 2020
Alkiviadis	2006	Hyundai Mipo	36,721	Time	March 2020
Alpine Madeleine	2008	Hyundai Mipo	49,999	Spot
Alpine Mathilde	2008	Hyundai Mipo	49,999	Spot
Alpine Maya	2010	STX	51,501	Spot
Alpine Melina	2010	STX	51,483	Spot
Alpine Mia	2008	Hyundai Mipo	49,999	Spot
Alpine Moment	2009	Hyundai Mipo	49,999	Spot
Alpine Mystery	2009	Hyundai Mipo	49,999	Spot
Amadeus	2015	Samsung (Ningbo)	50,108	Time	October 2019
Amor	2015	Samsung (Ningbo)	49,999	Spot
Anemos I(2)	2007	Hyundai Mipo	47,782	Time	January 2019
Anikitos	2016	Samsung (Ningbo)	50,082	Time	June 2020
Apostolos(2)	2007	Hyundai Mipo	47,782	Time	January 2019
Arionas	2006	Hyundai Mipo	36,725	Spot
Aris II	2008	STX	51,218	Time	September 2020
Aristotelis II	2008	STX	51,226	Time	July 2020
Assos	2006	Hyundai Mipo	47,872	Time	August 2020
Atlantas II	2006	Hyundai Mipo	36,760	Spot
Atlantic Aquarius	2008	Hyundai Mipo	49,999	Spot
Atlantic Breeze	2007	Hyundai Mipo	49,999	Spot
Atlantic Frontier	2007	Hyundai Mipo	49,999	Spot
Atlantic Gemini	2008	Hyundai Mipo	49,999	Spot
Atlantic Grace	2008	Hyundai Mipo	49,999	Spot
Atlantic Leo	2008	Hyundai Mipo	49,999	Spot
Atlantic Lily	2008	Hyundai Mipo	49,999	Spot
Atlantic Mirage	2009	STX	51,476	Time	July 2019	✓
Atlantic Muse(2)	2009	STX	51,498	Time	January 2019	✓
Atlantic Olive	2008	Hyundai Mipo	49,999	Spot
Atlantic Pisces	2009	Hyundai Mipo	49,999	Spot
Atlantic Polaris	2009	Hyundai Mipo	49,999	Spot
Atlantic Rose	2008	Hyundai Mipo	49,999	Spot
Atlantic Star	2008	Hyundai Mipo	49,999	Spot

Vessel	Year Built	Shipyard	Capacity (DWT)	Employment Time/Spot	Charter Firm End	Profit- Sharing(1)
Atlantic Titan	2008	Hyundai Mipo	49,999	Spot
Atrotos	2007	Hyundai Mipo	47,786	Spot
Avax	2007	Hyundai Mipo	47,834	Time	July 2020
Axios	2007	Hyundai Mipo	47,872	Time	June 2020
Ayrton II	2009	STX	51,260	Time	July 2020
Citron	2007	Hyundai Mipo	49,999	Spot
Citrus	2008	Hyundai Mipo	49,995	Spot
High Jupiter	2008	STX	51,603	Spot
High Mars	2008	STX	51,542	Spot
High Mercury	2008	STX	51,501	Spot
High Saturn	2008	STX	51,527	Spot
Pacific Jewel	2009	Iwagi Zosen	48,012	Time	July 2019	✓
CRUDE TANKERS
Aias	2008	Universal Shipbuilding	150,393	Spot
Amoureux	2008	Universal Shipbuilding	149,993	Spot
Aristaios	2017	Daehan	113,689	Time	November 2021
Brazos	2012	Samsung	158,537	Spot
Colorado	2012	Samsung	158,615	Spot
Frio	2012	Hyundai Heavy	159,000	Spot
Miltadis M II	2006	Daewoo Shipbuilding	162,397	Spot
Pecos	2012	Samsung	158,465	Spot
Red	2012	Hyundai Heavy	159,068	Spot
Rio Grande	2012	Hyundai Heavy	159,056	Spot
Sabine	2012	Samsung	158,493	Spot
San Jacinto	2016	Hyundai Heavy	158,658	Spot
San Saba	2012	Hyundai Heavy	159,018	Spot
Trinity	2016	Hyundai Heavy	158,734	Spot
JOINT VENTURE VESSELS(3)
Loire	2016	New Times	157,463	Spot
Namsen	2016	New Times	157,543	Spot
Total: 68 Vessels			5,002,746

(1)
Profit-sharing refers to a contractual arrangement contained in some of the Company’s time charters to receive a pre-determined percentage of the charterer’s voyage profits in excess of a pre-determined floor rate (e.g., the contractual base charter rate) when the charterer’s voyage profits exceed the amount the charterer pays to the Company as the floor rate. This is calculated on an annual basis. While there is no assurance that any charterer will realize charter rates that will produce sufficient profits during an annual period to trigger a profit-sharing provision, if any such charterer does so, the Company is entitled to receive the applicable percentage of its voyage profits beyond the base charter rate.

(2)
The M/T Apostolos, the M/T Anemos I and the M/T Atlantic Muse time charters were terminated in January 2019.

(3)
The Company owns 51% of the entity (NT Suez Holdco LLC) that owns these two crude tankers.

Average Contracted Daily Time Charter Rates
The following table summarizes the percentage of contracted revenue days to total revenue days for the Company’s current fleet in each of the fiscal years ending December 31, 2018 and 2017, respectively, with the related average contracted charter rate in each of the respective periods:
Fiscal Year Ended	% of Available Days Contracted	Average Contracted Base Rate Per Day(1)
December 31, 2018	31.6%	$15,376
December 31, 2017	33.8%	$15,125

(1)
Does not include potential incremental revenue from profit-sharing.

Chartering Strategy
Generally, the Company operates its vessels on time charters or in the spot market.
Time Charters
Time charters, including bareboat charters, give the Company a fixed and stable cash flow for a known period of time. Time charters also mitigate in part the seasonality of the spot market business, which is generally weaker in the summer and autumn seasons. In the future, the Company may opportunistically look to enter further of its vessels into time charter contracts. These time charter contracts may include profit-sharing agreements, which enable the Company to benefit if the spot market increases. As of December 31, 2018, 19 of the vessels in the Company’s fleet are employed under long-term time charters (with initial terms of one year or greater).
The Company’s time charters have attractive fixed base rates for the life of the charters, and three of the Company’s time charters provide for profit-sharing. The fixed base rates provide the Company with stable cash flow and limit the Company’s exposure to rate volatility while the profit-sharing provisions allow the Company to share in the charterer’s voyage profits when spot rates, on a time charter equivalent basis, are higher than the base charter rates and the Company’s charterers are able to earn voyage profits in excess of that base charter on an annual basis. The Company does business with large, well-established charterers such as Trafigura, Shell, BP and Petrobras.
Spot Market
A spot market charter, including voyage charters, is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed freight per ton of cargo or a specified total amount. Under spot market voyage charters, the Company pays voyage expenses such as port, canal and bunker costs. Spot charter rates are volatile and fluctuate on a seasonal and year-to-year basis. Fluctuations derive from imbalances in the availability of cargoes for shipment and the number of vessels available at any given time to transport these cargoes. Vessels operating in the spot market generate revenue that is less predictable, but may enable the Company to capture increased profit margins during periods of improvements in tanker rates. The Company also considers short-term time charters (with initial terms of less than one year) as spot market voyages. As of December 31, 2018, 49 of the pro forma vessels in the Company’s fleet are employed directly in the spot market.
The Company’s Managers
The Company’s joint venture over which it has management control, Diamond Anglo Ship Management Pte. Ltd. (“DASM”), and two third-party ship managers, Executive Ship Management (Singapore) (“ESM”) and Fleet Management Limited (Hong Kong) (“FML”), provide the Company commercial, technical and administrative services with respect to the vessels historically owned by DSS LP. As of December 31, 2018, DASM provided these services to 33 of the Company’s vessels, EMS provided services to seven of the Company’s vessels and FML provided services to three of the Company’s vessels. The Company expects that over the course of the first two quarters of 2019, the vessels currently managed by ESM and FML will transition to be managed by DASM. Commercial services primarily involve business development, vessel chartering and service delivery. Technical services primarily include vessel operation, maintenance and crewing services for the vessels in the Company’s fleet. Administrative services primarily include office, accounting, legal and insurance services. DASM operates under a safety management system in compliance with the IMO’s ISM Code and certified by Det Norske Veritas (DNV) Re. DASM’s management systems also comply with the Quality Standard ISO 9001, the Environmental Management Standard ISO 14001, and the Occupational Health & Safety Management System 18001.
CSM provides expertise in various functions critical to the Company’s operations for the Company’s remaining 25 vessels. Pursuant to the management and administrative services agreements the Company entered with CSM, the Company will receive human resources, financial and other administrative services, including bookkeeping, accounting services, administrative and clerical services and technical management services, including commercial management of the vessels, vessel maintenance and crewing (not required for vessels subject to bareboat charters), purchasing, insurance and shipyard supervision. CSM operates under a safety management system in compliance with the IMO’s ISM Code and certified by Lloyd’s Register. CSM’s management systems also comply with the Quality Standard ISO 9001, the Environmental Management Standard ISO 14001, the Occupational Health & Safety Management System 18001 and the Energy Management Standard 50001, all of which are certified by Lloyd’s. CSM has furthermore implemented an “Integrated Management System Approach” verified by Lloyd’s. CSM also adopted “Business Continuity Management” principles in cooperation with Lloyd’s.
Each of the Company’s vessel-owning subsidiaries may also employ an unrelated third-party technical manager. The Company currently employs three large and experienced unrelated third-party technical managers, which primarily provide vessel operation, maintenance and crewing services. The Company pays its technical managers directly for their services.
The Company’s Indebtedness
See the section entitled “Description of Material Indebtedness” for a description of the Company’s long-term debt, consisting of credit facilities (revolving loans, term loans, and lines of credit).
Employees
The Company employs a staff of approximately 40 employees who provide services for the Company. Four of these employees act as the Company’s executive officers.
The Company’s Customers
The Company’s customers include large, well-established charterers, which include fully integrated oil companies (oil majors), refiners, oil traders, large oil distributors, governments and government agencies and storage facility operators. The Company’s tanker fleet is employed through a mix of medium- to long-term time charters, time charters with profit arrangements and spot charters.
The Company believes that developing strong relationships with the end users of the Company’s services allows the Company to better satisfy their needs with appropriate and capable vessels. A prospective customer’s financial condition, creditworthiness and reliability track record are important factors in negotiating the Company’s vessels’ employment.
Below is a brief description of the Company’s current key customers:
•
Chevron Corp. is involved in virtually every facet of the energy industry, including exploration, production, and transportation of crude oil. They refine, market, and distribute transportation fuels and lubricants, and they manufacture and sell petrochemicals and additives.

•
Hyundai Merchant Marine is an integrated logistics company, operating around 130 vessels. HMM has worldwide global service networks and diverse logistics facilities.

•
Petrobras, a publicly held Brazilian multinational energy corporation and a significant oil producer. Petrobras also owns oil refineries, oil tankers, and is a major distributor of oil products.

•
Repsol Trading S.A., a subsidiary of Repsol S.A., an oil and gas conglomerate.

•
Shell Tankers Singapore Private Limited, a subsidiary of Royal Dutch Shell plc, is a large oil major.

The Company has derived, and may continue to derive, a significant portion of its revenues from a limited number of customers. Trafigura Group Pte. Ltd. and Petroleo Brasileiro S.A. each respectively accounted for 11.3% and 10.3%, and together accounted for 21.6%, of the Company’s voyage revenue during the pro forma fiscal year ended December 31, 2018.
The loss of any significant customer or a substantial decline in the amount of services requested by a significant customer could harm the Company’s business, financial condition, results of operations and cash flows.
Major Oil Company Vetting Process
Shipping in general, and crude oil and refined product tankers, in particular, have been, and will remain, heavily regulated. Many international and national rules, regulations and other requirements, whether imposed by the classification societies, international statutes (the IMO, SOLAS, MARPOL, etc.), national and local administrations or industry, must be complied with in order to enable a shipping company to operate and a vessel to trade.
Traditionally there have been relatively few large players in the oil trading business and the industry is continuously consolidating. The so-called “oil majors companies,” such as BP, Chevron Corporation, ExxonMobil Corporation, Royal Dutch Shell plc, Statoil ASA, and Total S.A., together with a few smaller companies, represent a significant percentage of the production, trading and, especially, shipping logistics (terminals) of crude and refined products worldwide. Concerns for the environment, health and safety have led the oil majors to develop and implement a strict due diligence process when selecting their commercial partners. This vetting process has evolved into a sophisticated and comprehensive risk assessment of both the vessel operator and the vessel.
While a plethora of parameters are considered and evaluated prior to a commercial decision, the oil majors, through their association, the Oil Companies International Marine Forum (“OCIMF”), have developed and are implementing two basic tools: (1) a Ship Inspection Report Programme (“SIRE”) and (2) the Tanker Management & Self-Assessment (“TMSA”) Program. The former is a physical ship inspection based upon a thorough vessel inspection questionnaire and performed by accredited OCIMF inspectors, resulting in a report being logged on SIRE, while the latter is a recent addition to the risk assessment tools used by the oil majors.
Based upon commercial needs, there are three levels of risk assessment used by the oil majors: (1) terminal use, which will clear a vessel to call at one of the oil major’s terminals; (2) voyage charter, which will clear the vessel for a single voyage; and (3) term charter, which will clear the vessel for use for an extended period of time. The depth, complexity and difficulty of each of these levels of assessment vary. Results of a recent SIRE inspection, the manager’s TMSA rating, the vessel’s current certification and recent operation history will be reviewed by a customer before using a vessel for a voyage charter. Additional scrutiny of the vessel, the manager and the owner will be undertaken in the case of a customer fixing a vessel for a time charter. A good safety and environmental record is essential to ensure that the Company’s vessels are acceptable to its customers.
The International Shipping Industry
The seaborne transportation industry is a vital link in international trade, with ocean-going vessels representing the most efficient and often the only method of transporting large volumes of basic commodities and finished products. Demand for oil tankers is dictated by world oil demand and trade, which is influenced by many factors, including international economic activity; geographic changes in oil production, processing, and consumption; oil price levels; inventory policies of the major oil and oil trading companies; and strategic inventory policies of countries such as the United States, China and India.
Shipping demand, measured in tonne-miles, is a product of  (a) the amount of cargo transported in ocean-going vessels, multiplied by (b) the distance over which this cargo is transported. The distance is the more variable element of the tonne-mile demand equation and is determined by seaborne trading patterns, which are principally influenced by the locations of production and consumption. Seaborne trading patterns are also periodically influenced by geo-political events that divert vessels from normal trading patterns, as well as by inter-regional trading activity created by commodity supply and demand imbalances.
Demand for tankers and tonnage of oil shipped is primarily a function of global oil consumption, which is driven by economic activity, as well as the long-term impact of oil prices on the location and related volume of oil production. Global oil demand returned to limited growth in 2010 and has since been expanding at a modest pace, driven by a steady rise in Asia.
Tonnage of oil shipped is also influenced by transportation alternatives (such as pipelines) and the output of refineries. Over the past few years, refinery output in the United States has increased significantly as a result of ample and growing domestic crude supply and an abundance of cheap natural gas. In 2018, refinery runs in the United States reached new record levels, resulting in an increase in petroleum product exports. The key markets for products from the United States were Latin America, including Mexico, Brazil, Chile and Colombia among others, as well as Europe. Over the past few years, Asia and the Middle East have also experienced a significant increase in their refinery capacity.
Competition
The Company operates in markets that are highly competitive and based primarily on supply and demand. The Company competes for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on the Company’s reputation and that of CSM. The Company competes primarily with other independent tanker vessel owners and with major oil companies that own and operate their own vessels. The Company’s competitors may have more resources than the Company and may operate vessels that are newer, and therefore more attractive to charterers, than the Company’s vessels. Ownership of tanker vessels is highly fragmented and is divided among publicly listed companies, state-controlled owners and private shipowners.
Although the Company believes that at the present time no single company has a dominant position in the markets in which the Company competes, that could change and the Company may face substantial competition for medium- to long-term charters from a number of experienced companies who may have greater resources or experience than the Company does when the Company tries to re-charter its vessels.
The Company believes the Company’s ability to comply better with the rigorous standards of major oil companies relative to less qualified or experienced operators allows the Company to effectively compete for new charters.
Seasonality
The Company’s tankers operate in markets that have historically exhibited seasonal variations in tanker demand and, therefore, in spot charter rates. This seasonality may result in quarter-to-quarter volatility in the Company’s results of operations. Tanker markets are typically stronger in the winter months and spring season as a result of increased oil consumption used for heating in the northern hemisphere, and stock building of refined products in advance of the summer season, respectively, and weaker in the summer months as stocks decline. Additionally, unpredictable weather patterns during the winter months tend to disrupt vessel routing and scheduling, which historically has increased oil price volatility and oil trading activities in the winter. The Company cannot guarantee that the historical seasonal variations will exist in the future. Vessels operating in the medium- to long-term charters are however not generally subject to the effect of these seasonable variations in demand.
Properties
The Company owns no property other than the Company’s vessels. The Company leases office space at 33 Benedict Place, Greenwich, Connecticut 06830.
Environmental and Other Regulations
Government laws and regulations significantly affect the ownership and operation of the Company’s vessels. The Company is subject to various international conventions and treaties, national, state and local laws and regulations in force in the countries in which the Company’s vessels may operate or are registered.

Compliance with such laws, regulations and other requirements entails significant expense, including vessel inspections, repairs, modifications and implementation of certain operating procedures.
A variety of government, quasi-governmental and private organizations subject the Company’s vessels to both scheduled and unscheduled inspections. These organizations include the local port authorities, national authorities, harbor masters or equivalent entities, classification societies, relevant flag state (country of registry), labor organizations (including, but not limited to, the International Transport Workers’ Federation), and charterers, particularly terminal operators and oil companies. Some of these entities require the Company to obtain permits, licenses, certificates and approvals for the operation of the Company’s vessels. The Company’s failure to maintain necessary permits, licenses, certificates or approvals could require the Company to incur substantial costs or temporarily suspend operation of one or more of the vessels in the Company’s fleet, or lead to the invalidation or reduction of the Company’s insurance coverage.
The Company believes that the heightened levels of environmental and quality concerns among insurance underwriters, financial institutions, regulators and charterers have led to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the industry. Increasing environmental concerns have created a demand for tankers that conform to stricter environmental standards and those standards are set to increase in stringency in the short to medium term. The Company is required to maintain operating standards for all of its vessels that emphasize operational safety, quality maintenance, continuous training of the Company’s officers and crews and compliance with applicable local, national and international environmental laws and regulations. The Company believes that the operation of its vessels is in substantial compliance with applicable environmental laws and regulations and that the Company’s vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of its operations; however, because such laws and regulations change frequently and often impose stricter requirements, the Company cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of the Company’s vessels. In addition, any future serious marine incident that results in significant oil pollution, release of hazardous substances, loss of life or otherwise causes significant adverse environmental impact, such as the 2010 Deepwater Horizon oil spill in the Gulf of Mexico, could result in additional legislation or regulation that could negatively affect the Company’s profitability.
It should be noted that the United States is currently experiencing changes in its environmental policy, the results of which have yet to be fully determined. For example, in April 2017, the U.S. President signed an executive order regarding environmental regulations, specifically targeting the U.S. offshore energy strategy, which may affect parts of the maritime industry and the Company’s operations. Furthermore, recent action by the IMO’s Maritime Safety Committee and U.S. agencies indicate that cybersecurity regulations for the maritime industry are likely to be further developed in the near future in an attempt to combat cybersecurity threats. For example, cyber-risk management systems must be incorporated by ship owners and managers by 2021. The Company is also subject to data privacy and security laws and regulations in various countries where it operates. These laws and regulations continue to evolve, and recent developments indicate more countries will adopt stricter and more comprehensive data privacy and security laws. These laws and regulations may cause the Company to develop and adopt additional procedures for monitoring cybersecurity and privacy compliance, which could require additional expenses and/or capital expenditures. However, the impact of such regulations is difficult to predict at this time.
The Company and its technical manager are also operating in compliance with several ISO standards and in accordance with the ISM Code and maintain the documents of compliance to manage tankers. The Company’s technical managers have obtained the ISO 9001 (quality management systems), ISO 14001(environmental management systems) and ISO 18001 certifications (occupational health and safety management systems) in accordance with the standards of the ISO.
International Maritime Organization
The IMO is the United Nations agency for maritime safety and the prevention of pollution by ships. The IMO has adopted several international conventions that regulate the international shipping industry, including but not limited to the International Convention on Civil Liability for Oil Pollution Damage of 1969, generally referred to as CLC, the International Convention on Civil Liability for Bunker Oil Pollution

Damage, and the International Convention for the Prevention of Pollution from Ships of 1973, or the MARPOL Convention. The MARPOL Convention is broken down into six Annexes, each of which establishes environmental standards relating to different sources of pollution: Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried in bulk, in liquid or packaged form, respectively; Annexes IV and V relate to sewage and garbage management, respectively; and Annex VI, lastly, relates to air emissions. Annex VI was separately adopted by the IMO in September of 1997.
In 2012, the IMO’s Marine Environmental Protection Committee (the “MEPC”) adopted a resolution amending the International Code for the Construction and Equipment of Ships Carrying Dangerous Chemicals in Bulk (the “IBC Code”). The provisions of the IBC Code are mandatory under MARPOL and the SOLAS Convention. These amendments, which entered into force in June 2014, pertain to revised international certificates of fitness for the carriage of dangerous chemicals in bulk and identifying new products that fall under the IBC Code as well as reclassification of existing products under the amended IBC Code. The Company may need to make certain financial expenditures to comply with these amendments.
In 2013, the MEPC adopted a resolution amending MARPOL Annex I Condition Assessment Scheme (“CAS”). These amendments became effective on October 1, 2014, and require compliance with the 2011 International Code on the Enhanced Programme of Inspections during Surveys of Bulk Carriers and Oil Tankers, which provides for enhanced inspection programs for vessels at or older than 15 years of age. The Company may need to make certain financial expenditures to comply with these amendments.
Air Emissions
In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution from vessels. Effective May 2005, Annex VI sets limits on nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after January 1, 2000. It also prohibits “deliberate emissions” of  “ozone depleting substances,” defined to include certain halons and chlorofluorocarbons. “Deliberate emissions” are not limited to times when the ship is at sea; they can for example include discharges occurring in the course of the ship’s repair and maintenance. Emissions of  “volatile organic compounds” from certain tankers, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls (PCBs)) are also prohibited. Annex VI also includes a global cap on the sulfur content of fuel oil (see below).
The MEPC adopted amendments to Annex VI on October 10, 2008, which entered into force on July 1, 2010. The amended Annex VI seeks to further reduce air pollution from vessels by, among other things, implementing a progressive phased reduction of the amount of sulfur contained in any fuel oil used on board ships. On October 27, 2016, at its 70th session, the MEPC agreed to implement a global 0.5% m/m sulfur oxide emissions limit (reduced from the current 3.50%) starting from January 1, 2020.
This limitation can be met by using low-sulfur compliant fuel oil, alternative fuels, or certain exhaust gas cleaning systems. Once the cap becomes effective, ships will be required to obtain bunker delivery notes and International Air Pollution Prevention (“IAPP”) Certificates from their flag states that specify sulfur content. This subjects ocean-going vessels to stringent emissions controls, and may cause the Company to incur additional costs.
Shipowners can meet the new requirements by continuing to use fuel types which exceed the 0.5% sulfur limit and retrofitting an approved Exhaust Gas Cleaning System (also known as scrubbers) to remove sulfur from exhaust, which can require a substantial capital expenditure and prolonged offhire of the vessel during installation; or use petroleum fuels such as marine gasoil, which meet the 0.5% sulfur limit. Several technology options exist for disposal of the waste stream created through operation of exhaust gas scrubbers; open loop, closed loop, or hybrid type. Coastal states and local port authorities may prohibit the direct overboard disposal of such wastes or restrict their transfer from the vessel to shore based facilities.
The impacts of such evolving regulations are difficult to predict at this time and may represent additional costs to the Company.
Sulfur content standards are even stricter within certain Emission Control Areas (“ECAs”). As of January 1, 2015, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of 0.1%. Amended Annex VI establishes procedures for designating new ECAs. Currently, the IMO has designated four ECAs, including specified portions of the Baltic Sea area, North Sea area, North American area and United States Caribbean area. Ocean-going vessels in these areas will be subject to stringent emission controls and may cause the Company to incur additional costs. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA or the states where the Company operates, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of the Company’s operations.
Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for marine diesel engines, depending on their date of installation. At the MEPC meeting held from March to April 2014, amendments to Annex VI were adopted which address the date on which Tier III Nitrogen Oxide (“NOx”) standards in ECAs will go into effect. Under the amendments, Tier III NOx standards apply to ships that operate in the North American and U.S. Caribbean Sea ECAs to control NOx emissions on ships with a marine diesel engine installed and constructed on or after January 1, 2016. Tier III requirements could apply to areas that will be designated for Tier III NOx in the future. At MEPC 70 and MEPC 71, the MEPC approved the North Sea and Baltic Sea as ECAs for nitrogen oxide for ships built after January 1, 2021. The EPA promulgated equivalent (and in some senses stricter) emissions standards in late 2009. As a result of these designations or similar future designations, the Company may be required to incur additional operating or other costs.
As determined at the MEPC 70, the new Regulation 22A of MARPOL Annex VI is effective as of March 1, 2018 and requires ships above 5,000 gross tonnage to collect and report annual data on fuel oil consumption to an IMO database, with the first year of data collection commencing on January 1, 2019.
As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. All ships are now required to develop and implement Ship Energy Efficiency Management Plans (“SEEMPS”), and new ships must be designed in compliance with minimum energy efficiency levels per capacity mile as defined by the Energy Efficiency Design Index. Under these measures, by 2025, all new ships built will be 30% more energy efficient than those built in 2014.
The Company may incur costs to comply with these revised standards. Additional or new conventions, laws and regulations may be adopted that could require the installation of expensive emission control systems and could adversely affect the Company’s business, financial condition, results of operations and cash flows.
Safety Management System Requirements
The IMO also adopted the International Convention for the Safety of Life at Sea and the International Convention on Load Lines which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL Convention standards. The Convention on Limitation of Liability for Maritime Claims (the “LLMC”) sets limitations of liability for a loss of life or personal injury claim or a property claim against ship owners. The Company believes that all of its vessels are in substantial compliance with SOLAS and LL Convention standards.
The Company’s operations are also subject to environmental standards and requirements contained in the ISM Code, promulgated by the IMO under Chapter IX of SOLAS. The ISM Code requires the owner of a vessel, or any person who has taken responsibility for operation of a vessel, to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. The Company relies upon the safety management system that has been developed for the Company’s vessels for compliance with the ISM Code. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels, may result in degraded vessel material condition, may result in increased onboard safety incidents and may result in a denial of access to, or detention in, certain ports.
The ISM Code requires that vessel operators also obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel’s management with code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. The Company’s technical managers have obtained documents of compliance for their offices and safety management certificates for all of the Company’s vessels for which the certificates are required by the ISM Code. These documents of compliance and safety management certificates are renewed as required.
Noncompliance with the ISM Code and other IMO regulations may subject the shipowner or bareboat charterer to increased liability, may lead to decreases in, or invalidation of, available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The USCG and EU authorities have indicated that vessels not in compliance with the ISM Code by the applicable deadlines will be prohibited from trading in U.S. and EU ports, as the case may be.
The Company has obtained applicable documents of compliance and safety management certificates for all of the Company’s vessels for which the certificates are required by the IMO. The document of compliance and safety management certificate are renewed as required.
The SOLAS regulation II-1/3-10 on goal-based ship construction standards for bulk carriers and oil tankers, which entered into force on January 1, 2012, requires that all oil tankers and bulk carriers of 150 meters in length and above, for which the building contract is placed on or after July 1, 2016, satisfy applicable structural requirements conforming to the functional requirements of the International Goal-based Ship Construction Standards for Bulk Carriers and Oil Tankers.
Amendments to SOLAS Chapter VII apply to vessels transporting dangerous goods and require those vessels be in compliance with the International Maritime Dangerous Goods Code (the “IMDG Code”).
Effective January 1, 2018, the IMDG Code includes (1) updates to the provisions for radioactive material, reflecting the latest provisions from the International Atomic Energy Agency, (2) new marking, packing and classification requirements for dangerous goods, and (3) new mandatory training requirements.
The IMO has also adopted the International Convention on Standards of Training, Certification and Watchkeeping for Seafarers (the “STCW”). As of February 2017, all seafarers are required to meet the STCW standards and be in possession of a valid STCW certificate. Flag states which have ratified the SOLAS and STCW conventions typically delegate the responsibility for compliance verification activities to Classification Societies, who are acting as Recognized Organizations on the flag state’s behalf.
Pollution Control and Liability Requirements
The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatory nations to such conventions. For example, the IMO adopted the BWM Convention in 2004. The BWM Convention entered into force on September 9, 2017. The BWM Convention requires ships to manage their ballast water to remove, render harmless, or avoid the uptake or discharge of new or invasive aquatic organisms and pathogens within ballast water and sediments. The BWM Convention’s implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits, and require all ships to carry a ballast water record book and an international ballast water management certificate.
On December 4, 2013, the IMO passed a resolution revising the application dates of the BWM Convention so that the dates are triggered by the entry into force date and not the dates originally in the BWM Convention. This, in effect, makes all vessels delivered before the entry into force date “existing vessels” and allows for the installation of ballast water management systems on such vessels at the first IOPP renewal survey following entry into force of the convention. The MEPC adopted updated guidelines for approval of ballast water management systems (G8) at MEPC 70. At MEPC 71, the schedule regarding the BWM Convention’s implementation dates was also discussed and amendments were introduced to extend the date existing vessels will become subject to certain ballast water standards. Ships over 400 gross tons generally must comply with a “D-1 standard,” requiring the exchange of ballast water only in open seas and away from coastal waters. The “D-2 standard” specifies the maximum amount of viable organisms allowed to be discharged, and compliance dates vary depending on the IOPP renewal dates. Depending on the date of the IOPP renewal survey, existing vessels must comply with the D-2 standard on or after September 8, 2019. For most ships, compliance with the D-2 standard will involve installing on-board systems to treat ballast water and eliminate unwanted organisms. Costs of establishing and maintaining compliance may be substantial.

Once mid-ocean ballast or exchange ballast water treatment requirements become mandatory under the BWM Convention, the cost of compliance could increase for ocean carriers and may be material. However, many countries already regulate the discharge of ballast water carried by vessels from country to country to prevent the introduction of invasive and harmful species via such discharges. The United States, for example, requires vessels entering its waters from another country to conduct mid-ocean ballast exchange, or undertake some alternate measure, and to comply with certain reporting requirements. The costs of compliance with a mandatory mid-ocean ballast exchange could be material, and it is difficult to predict the overall impact of such a requirement on the Company’s operations.
The IMO adopted the International Convention on Civil Liability for Oil Pollution Damage of 1969, as amended by different Protocols in 1976, 1984, and 1992, and amended in 2000 (the “CLC”). Under the CLC and depending on whether the country in which the damage results is a party to the 1992 Protocol to the CLC, a vessel’s registered owner may be strictly liable, subject to certain affirmative defenses, for pollution damage caused in the territorial waters of a contracting state by discharge of persistent oil. The 1992 Protocol changed certain limits on liability, expressed using the International Monetary Fund currency unit of Special Drawing Rights. The limits on liability have since been amended so that the compensation limits on liability were raised. The right to limit liability is forfeited under the CLC where the spill is caused by the shipowner’s actual fault and under the 1992 Protocol where the spill is caused by the shipowner’s intentional or reckless act or omission where the shipowner knew pollution damage would probably result. The CLC requires ships over 2,000 tons covered by it to maintain insurance covering the liability of the owner in a sum equivalent to an owner’s liability for a single incident. The Company believes that its protection and indemnity insurance will cover the liability under the plan adopted by the IMO.
The IMO also adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or Bunker Convention, to impose strict liability on shipowners for pollution damage, including the cost of preventative measures, in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention, which became effective on November 21, 2008, requires registered owners of ships over 1,000 gross tons to maintain insurance or other financial security for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the LLMC). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship’s bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.
P&I Associations (as defined below) in the International Group issue the required Bunkers Convention “Blue Cards” to provide evidence that there is in place insurance meeting the liability requirements. All of the Company’s vessels have received “Blue Cards” from their P&I Associations and are in possession of a CLC state-issued certificate attesting that the required insurance coverage is in force.
IMO regulations also require owners and operators of vessels to adopt shipboard marine pollution emergency plans and/or shipboard marine pollution emergency plans for both petroleum cargoes as well as noxious liquid substances in accordance with the guidelines developed by the IMO.
Anti-fouling Requirements
In 2001, the IMO adopted the International Convention on the Control of Harmful Anti-fouling Systems on Ships (the “Anti-fouling Convention”). The Anti-fouling Convention, which entered into force on September 17, 2008, prohibits the use of organotin compound coatings to prevent the attachment of mollusks and other sea life to the hulls of vessels. Vessels of over 400 gross tons engaged in international voyages will also be required to undergo an initial survey before the vessel is put into service or before an International Anti-fouling System Certificate is issued for the first time; and subsequent surveys when the anti-fouling systems are altered or replaced. The Company has obtained Anti-fouling System Certificates for all of the Company’s vessels that are subject to the Anti-fouling Convention.
Compliance Enforcement
Noncompliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels, may result in the suspension or removal of the vessels regulatory trading documents, which may result in the denial of access to, or detention in, some ports. The USCG and EU authorities have indicated that vessels not in compliance with the applicable IMO conventions by the applicable deadlines will be prohibited from trading in U.S. and EU ports, respectively. As of the date of this prospectus, each of the Company’s vessels are certified in accordance with applicable IMO conventions, however, there can be no assurance that such certificates can be maintained in the future. The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on the Company’s operations.
U.S. Regulations
The U.S. Oil Pollution Act of 1990 (“OPA”) and the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”)
OPA established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade or operate with the United States, its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S. territorial sea and its 200 nautical mile exclusive economic zone. The United States has also enacted CERCLA which applies to the discharge of hazardous substances other than oil, except in limited circumstances, whether on land or at sea. OPA and CERCLA both define “owner and operator” in the case of a vessel as any person owning, operating or chartering by demise, the vessel. Accordingly, both OPA and CERCLA impact the Company’s operations.
Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels, including bunkers (fuel). OPA defines these other damages broadly to include:
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injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;

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injury to, or economic losses resulting from, the destruction of real and personal property;

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net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

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loss of subsistence use of natural resources that are injured, destroyed or lost;

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lost profits or impairment of earning capacity due to injury, destruction or loss of, or loss of use of, real or personal property or natural resources; and

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net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective December 21, 2015, the USCG adjusted the limits of OPA liability such that for a tank vessel, other than a single-hull tank vessel, over 3,000 gross tons liability is limited to the greater of  $2,200 per gross ton or $18,796,800. These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (1) report the incident where the responsible party knows or has reason to know of the incident; (2) reasonably cooperate and assist as requested in connection with oil removal activities; or (3) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311(c), (e)) or the Intervention on the High Seas Act.
CERCLA contains a similar liability regime whereby owners and operators of vessels can be held liable for cleanup, removal and remedial costs, as well as damages for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of  $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.
OPA and CERCLA each preserve the right to recover damages under other existing laws, including maritime tort law. OPA and CERCLA both require owners and operators of vessels to establish and maintain with the USCG evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Under the regulations, evidence of financial responsibility may be demonstrated by insurance, surety bond, self-insurance or guaranty. An owner or operator of more than one vessel is required to demonstrate evidence of financial responsibility for the entire fleet in an amount equal to the financial responsibility requirement of the vessel having the greatest maximum liability under OPA. Each of the Company’s shipowning subsidiaries that has vessels trading in U.S. waters has applied for, and obtained from the U.S. Coast Guard National Pollution Funds Center, three-year certificates of financial responsibility (“COFR”), supported by guarantees, which the Company purchased from an insurance based provider. The Company believes that it will be able to continue to obtain the requisite guarantees and that the Company will continue to be granted COFRs from the USCG for each of the Company’s vessels that is required to have one.
The 2010 Deepwater Horizon oil spill in the Gulf of Mexico resulted in additional regulatory initiatives or statutes, including the raising of liability caps under OPA, new regulations regarding offshore oil and gas drilling, and a pilot inspection program for offshore facilities. However, the status of several of these initiatives and regulations is currently in flux. For example, the U.S. Bureau of Safety and Environmental Enforcement (the “BSEE”) announced a new Well Control Rule in April 2016, but pursuant to orders by the U.S. President in early 2017, the BSEE announced in August 2017 that this rule would be revised. In January 2018, the U.S. President proposed leasing new sections of U.S. waters to oil and gas companies for offshore drilling, vastly expanding the U.S. waters that are available for such activity over the next five years. The effects of the proposal are subject to litigation and remain uncertain. Compliance with any new requirements of OPA may substantially impact the Company’s cost of operations or require it to incur additional expenses to comply with any new regulatory initiatives or statutes. Additional legislation or regulations applicable to the operation of the Company’s vessels that may be implemented in the future could adversely affect its business.
OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA. Many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. Some of these laws are more stringent than U.S. federal law. Moreover, some states have enacted legislation providing for unlimited liability for discharge of pollutants within their waters, although in some cases, states which have enacted this type of legislation have not yet issued implementing regulations defining tanker owners’ responsibilities under these laws. The Company intends to comply with all applicable state regulations in the ports where its vessels call.
Through the Company’s P&I Association membership, the Company expects to maintain pollution liability coverage insurance in the amount of  $1 billion per incident for each of its vessels. If the damages from a catastrophic spill were to exceed the Company’s insurance coverage, it could have a material adverse effect on the Company’s business, financial condition, results of operations and cash flows.
Other U.S. Environmental Initiatives
The U.S. Clean Air Act of 1970, as amended, requires the EPA to promulgate standards applicable to emissions of volatile organic compounds and other air contaminants. The Company’s vessels are subject to vapor control and recovery requirements for certain cargoes when loading, unloading, ballasting, cleaning and conducting other operations in regulated port areas and emission standards for engines designated as Category 3 marine diesel engines operating in U.S. waters. The marine diesel engine emission standards are currently limited to new engines beginning with the 2004 model year. On April 30, 2010, the EPA promulgated final emission standards for Category 3 marine diesel engines equivalent to those adopted in the amendments to Annex VI to MARPOL. The emission standards apply in two stages: near-term standards for engines apply for engines manufactured after 2011 and long-term standards requiring an 80% reduction in nitrogen dioxides apply from 2016 for other regulated engines. In 2013, the EPA amended its marine diesel engine requirements to temporarily allow marine equipment manufacturers to use allowances if a compliant marine engine is not available. Future compliance with these standards may cause the Company to incur costs to install control equipment on the Company’s vessels.
The CWA prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA.
The EPA and the USCG have also enacted rules relating to ballast water discharge, compliance with which requires the installation of equipment on the Company’s vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial costs, and/or otherwise restrict the Company’s vessels from entering U.S. waters. The EPA requires a permit regulating ballast water discharges and other discharges incidental to the normal operation of certain vessels within U.S. waters under the Vessel General Permit for Discharges Incidental to the Normal Operation of Vessels (“VGP”). EPA regulations require vessels 79 feet in length or longer (other than commercial fishing and recreational vessels) to comply with the VGP authorizing ballast water and bilge water discharges and other discharges incidental to the operation of vessels. The VGP imposes technology and water-quality based effluent limits for certain types of discharges and establishes specific inspection, monitoring, recordkeeping and reporting requirements to ensure the effluent limits are met. On March 28, 2013, the EPA re-issued the VGP for another five years from the effective date of December 19, 2013. The 2013 VGP focuses on authorizing discharges incidental to operations of commercial vessels, and contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in U.S. waters, stringent requirements for exhaust gas scrubbers, and requirements for the use of environmentally acceptable lubricants. For a new vessel delivered to an owner or operator after December 19, 2013 to be covered by the VGP, the owner must submit a Notice of Intent (“NOI”) at least 30 days (or 7 days for eNOIs) before the vessel operates in U.S. waters. The Company has submitted NOIs for its vessels where required.
The revised USCG regulations on ballast water management entered into force June 21, 2012. U.S. legislation requires the ballast water treatment system to be type approved by the USCG. All ships calling at U.S. ports and intending to discharge ballast water must either carry out exchange or treatment, in addition to fouling and sediment management. The exchange of ballast water will only be allowed until the implementation deadlines for treatment systems as shown in the table below. A third option is to use potable water (from the U.S. public water system) and in such case the ballast tanks need to be cleaned and sediments removed beforehand.
Implementation Schedule for the USCG Ballast Water Treatment Standard
	Vessel’s Ballast Water Capacity	Date Constructed	Vessel’s Compliance Date
New vessels	All	On or after December 1, 2013	On delivery
Existing vessels	Less than 1500 m3	Before December 2013	First scheduled drydocking after January 1, 2016
	1500 – 5000 m3	Before December 1, 2013	First scheduled drydocking after January 1, 2014
	Greater than 5000 m3	Before December 1, 2013	First scheduled drydocking after January 1, 2016

As of January 1, 2014, vessels were technically subject to the phasing-in of these standards, and the USCG must approve any technology before it is placed on a vessel. The USCG first approved said technology in December 2016, and continues to review ballast water management systems. The USCG may also provide waivers to vessels that demonstrate why they cannot install the new technology.
The new USCG regulations also contain some additional requirements to the ship’s operation, which are summarized below:
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clean ballast tanks regularly to remove sediments;

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rinse anchors and chains when the anchor is retrieved;

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remove fouling from the hull, piping and tanks on a regular basis;

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maintain a ballast water management plan that includes the above in addition to ballast water management (no requirement that the plan must be approved);

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maintain records of ballast and fouling management; and

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submit a report form 24 hours before calling at a U.S. port.

The EPA, on the other hand, has taken a different approach to enforcing ballast discharge standards under the VGP. On December 27, 2013, the EPA issued an enforcement response policy in connection with the new VGP in which the EPA indicated that it would take into account the reasons why vessels do not have the requisite technology installed, but will not grant any waivers. In addition, through the CWA certification provisions that allow U.S. states to place additional conditions on the use of the VGP within state waters, a number of states have proposed or implemented a variety of stricter ballast requirements including, in some states, specific treatment standards. Compliance with the EPA, USCG and state regulations could require the installation of equipment on the Company’s vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, or may otherwise restrict the Company’s vessels from entering U.S. waters.
Two recent United States court decisions should be noted. First, in October 2015, the Second Circuit Court of Appeals issued a ruling that directed the EPA to redraft the sections of the 2013 VGP that address ballast water. However, the Second Circuit stated that 2013 VGP will remains in effect until the EPA issues a new VGP. The effect of such redrafting remains unknown. Second, on October 9, 2015, the Sixth Circuit Court of Appeals stayed the Waters of the United States (“WOTUS”) rule, which aimed to expand the regulatory definition of  “waters of the United States,” pending further action of the court. In response, regulations have continued to be implemented as they were prior to the stay on a case-by-case basis. In February 2017, the U.S. President issued an executive order directing the EPA and U.S. Army Corps of Engineers to publish a proposed rule rescinding or revising the WOTUS rule. In January 2018, the EPA and Army Corps of Engineers issued a final rule pursuant to the President’s order, under which the Agencies will interpret the term “waters of the United States” to mean waters covered by the regulations, as they are currently being implemented, within the context of the Supreme Court decisions and agency guidance documents, until February 6, 2020. Litigation regarding the status of the WOTUS rule is currently underway. On December 11, 2018, EPA and the Army Corps of Engineers proposed a revised definition for WOTUS. The effect of the proposed rulemaking and the current litigation upon the Company’s operations is unknown.
Sanctions or Restrictive Regimes
The expanded scope of U.S. sanctions in recent years has affected non-U.S. companies. In particular, sanctions against Iran have been significantly expanded. In 2012, for example, the U.S. signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012 (“TRA”), which placed further restrictions on the ability of non-U.S. companies to do business or trade with Iran and Syria. A major provision in the TRA is that issuers of securities must disclose to the SEC in their annual and quarterly reports filed after February 6, 2013 if the issuer or “any affiliate” has “knowingly” engaged in certain activities involving Iran during the timeframe covered by the report. This disclosure obligation is broad in scope in that it requires the reporting of activity that would not be considered a violation of U.S. sanctions as well as violative conduct, and is not subject to a materiality threshold. The SEC publishes these disclosures on its website and the U.S. President must initiate an investigation in response to all disclosures.
In addition to the sanctions against Iran, the U.S. also has sanctions that target other countries, entities and individuals. These sanctions have certain extraterritorial effects that need to be considered by non-U.S. companies. It should also be noted that other governments have implemented sanctions. The Company believes that it is in compliance with all applicable sanctions and embargo laws and regulations imposed by the U.S., the United Nations or EU countries and intend to maintain such compliance. However, there can be no assurance that the Company will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to not invest or divest their interest in the Company. Additionally, some investors may decide to not invest or divest their interest in the Company simply because the Company may do business with companies that do business in sanctioned countries. Investor perception of the value of the Company’s shares may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.
European Union Regulations
In October 2009, EU Directive 2009/123/EC (amending Directive 2005/35/EC) imposed criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims.
The EU has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The EU also adopted and extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the EU with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply. Furthermore, the EU has implemented regulations requiring vessels to use reduced sulfur content fuel for their main and auxiliary engines. The EU Directive 2005/33/EC (amending Directive 1999/32/EC) introduced requirements parallel to those in Annex VI relating to the sulfur content of marine fuels. In addition, the EU imposed a 0.1% maximum sulfur requirement for fuel used by ships at berth in EU ports.
As mentioned above, the EU has restrictive measures (so-called ‘sanctions’) in place relating to a variety of persons, entities, groups or organizations and jurisdictions. The Company believes that it is in compliance with those sanctions but there can be no assurance that the Company will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to not invest or divest their interest in the Company.
In 2018, the EU expanded the scope of its Blocking Regulation — Council Regulation (EC) No. 2271/ 96 of 22 November 1996, in reaction to the United States’ withdrawal from the JCPOA and the associated re-imposition of various sanctions on Iran. The scope of the Blocking Regulation was expanded by including certain U.S. sanctions that were lifted or waived following the JCPOA and which have been or will be re-imposed, including any actions based thereon or resulting therefrom. The Blocking Regulation already covered certain other U.S. sanctions against Cuba, Iran, and Libya. EU operators are prohibited from complying with the blocked U.S. sanctions. Any violation can give rise to enforcement actions and result in the imposition of penalties. EU operators are also entitled to recover any damages from anyone causing damage to that person by the application of the blocked sanctions or by actions based thereon or resulting therefrom, or from any person acting on its behalf or intermediary. If and when applicable, the Blocking Regulation can give rise to conflicting obligations under EU and U.S. legislation. It can also give rise to risks of claims for damages by EU operators when companies or natural persons act in compliance with the blocked sanctions of the United States.
The Company believes that it is in compliance with the EU’s Blocking Regulation, to the extent it would be applicable to its operations, and is not aware of any enforcement actions or claims for damages on the basis of the EU’s Blocking Regulation. However, there can be no assurance that the Company will in the future be in compliance and will not face such claims for damages, particularly in view of the possible conflict of laws and as the exact restrictions of the Blocking Regulation may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and any such violation or claim for damages could result in some investors deciding, or being required, to not invest or divest their interest in the Company.
Greenhouse Gas Regulation
Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the UN Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions with targets extended through 2020. International negotiations are continuing with respect to a successor to the Kyoto Protocol, and restrictions on shipping emissions may be included in any new treaty. In December 2009, more than 27 nations, including the U.S. and China, signed the Copenhagen Accord, which includes a non-binding commitment to reduce greenhouse gas emissions. The 2015 UN Climate Change Conference in Paris resulted in the Paris Agreement, which entered into force on November 4, 2016 and does not directly limit greenhouse gas emissions from ships. On June 1, 2017, the U.S. President announced that it is withdrawing from the Paris Agreement. The timing and effect of such action has yet to be determined. At MEPC 70 and MEPC 71, a draft outline of the structure of the initial strategy for developing a comprehensive IMO strategy on reduction of greenhouse gas emissions from ships was approved. In accordance with this roadmap, an initial IMO strategy for reduction of greenhouse gas emissions was adopted at MEPC 72 in April, 2018. The IMO may implement market-based mechanisms to reduce greenhouse gas emissions from ships at the upcoming MEPC session.
The EU made a unilateral commitment to reduce its member states’ overall greenhouse gas emissions from 20% of 1990 levels by 2020. The EU also committed to reduce its emissions by 20% under the Kyoto Protocol’s second period from 2013 to 2020. Starting in January 2018, large ships calling at EU ports are required to collect and publish data on carbon dioxide emissions and other information.
In the United States, the EPA issued a finding that greenhouse gases endanger the public health and safety, adopted regulations to limit greenhouse gas emissions from certain mobile sources, and proposed regulations to limit greenhouse gas emissions from large stationary sources. However, in March 2017, the President signed an executive order to review and eliminate certain EPA initiatives to cut greenhouse gas emissions. Regulatory rules to implement elements of this order have been proposed and the outcome of these efforts are not yet known. Although mobile source and electric utility emissions regulations do not apply to greenhouse gas emissions from vessels, the EPA or individual U.S. states could enact environmental regulations that would affect the Company’s operations. For example, California has introduced a cap-and-trade program for greenhouse gas emissions, aiming to reduce emissions 40% by 2030.
Any passage of climate control legislation or other regulatory initiatives by the IMO, the EU, the United States or other countries where the Company operates, or any treaty adopted at the international level to succeed the Kyoto Protocol or Paris Agreement, that restricts emissions of greenhouse gases could require the Company to make significant financial expenditures which the Company cannot predict with certainty at this time. Even in the absence of climate control legislation, the Company’s business may be indirectly affected to the extent that climate change may result in sea level changes or more intense weather events.
International Labour Organization
The International Labour Organization (“ILO”) is a specialized agency of the UN with headquarters in Geneva, Switzerland. The ILO has adopted the Maritime Labor Convention 2006 (“MLC 2006”). A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance will be required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. The MLC 2006 came into force on August 20, 2013. The Company has procedures in place to ensure full compliance with MLC 2006.
Vessel Security Regulations
Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002 (“MTSA”) came into effect. To implement certain portions of the MTSA, in July 2003, the USCG issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. The regulations also impose requirements on certain ports and facilities, some of which are regulated by the EPA.
Similarly, Chapter XI-2 of the SOLAS Convention imposes detailed security obligations on vessels and port authorities, and mandates compliance with the International Ship and Port Facility Security Code, or the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism.
To trade internationally, a vessel must obtain an International Ship Security Certificate (“ISSC”) from a recognized security organization approved by the vessel’s flag state. Ships operating without a valid certificate may be detained, expelled from, or refused entry at port until they obtain an ISSC. The following are among the various requirements, some of which are found in the SOLAS Convention: on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;
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on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

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the development of vessel security plans;

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ship identification number to be permanently marked on a vessel’s hull;

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a continuous synopsis record kept onboard showing a vessel’s history, including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address;

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compliance with flag state security requirements; and

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ships operating without a valid certificate may be detained at port until it obtains an ISSC, or it may be expelled from port, or refused entry at port.

The USCG regulations, intended to be aligned with international maritime security standards, exempt from MTSA vessel security measures non-U.S. vessels, provided such vessels have on board a valid ISSC that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. The Company has implemented the various security measures addressed by MTSA, SOLAS and the ISPS Code, and the Company’s fleet is in compliance with applicable security requirements. Future security measures could have a significant financial impact on the Company.
Vessel Recycling & the IMO Hong Kong Convention
The Hong Kong International Convention for the Safe and Environmentally Sound Recycling of Ships (the “Hong Kong Convention”) is a multilateral convention that aims to ensure vessels, being recycled once they reach the end of their operational lives, do not pose any unnecessary risks to the environment, human health, and safety. The Hong Kong Convention has yet to be ratified by the required number of countries to enter into force. Upon the Hong Kong Convention’s entry into force, however, each commercial vessel over 500 gross tonnes sent for recycling will have to carry an inventory of its hazardous materials. The hazardous materials, whose use or installation is prohibited in certain circumstances, are listed in an appendix to the Hong Kong Convention. Vessels will be required to have surveys to verify their inventory of hazardous materials initially, throughout their lives, and prior to the vessels being recycled. The Hong Kong Convention will enter into force 24 months after the date on which 15 IMO Member States, representing 40% of world merchant shipping by gross tonnage, have ratified or approved accession.
Inspection by Classification Societies
Every internationally traded seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built to and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.
The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.
For maintenance of the class, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:
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Annual Surveys.   For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable for special equipment classed, within three months before or after each anniversary date of the date of commencement of the class period indicated in the certificate.

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Intermediate Surveys.   Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and after each class renewal survey. Intermediate hull surveys are to be carried out at or between the occasion of the second or third annual survey and typically consist of ballast and cargo tank internal examinations, the scope of which are vessel age dependent.

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Class Renewal Surveys.   Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery, including the electrical plant, and for any special equipment classed, at five year intervals. At the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society permits a 15 month grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear or structural corrosion beyond allowable limits. In lieu of the execution of the entire special survey every five years, a vessel owner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed throughout a five-year cycle.

At an owner’s application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.
All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.
Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. Two such underwater hull examinations are required during the five-year survey cycle. If any defects are found, the classification surveyor will issue a “recommendation” which must be rectified by the ship owner within mutually agreed upon time limits.
Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in-class” by a classification society which is a member of the International Association of Classification Societies (“IACS”). The IACS has adopted harmonized Common Structural Rules, which apply to oil tankers and bulk carriers constructed on or after July 1, 2015. The IACS rules attempt to create a level of consistency between IACS members. All the Company’s vessels are certified as being “in-class” by the American Bureau of Shipping or the Korean Register of Shipping. All new and secondhand vessels that the Company purchases must be certified prior to their delivery under the Company’s standard purchase contracts and memoranda of agreement. If the vessel is not certified on the scheduled date of closing, the Company has no obligation to take delivery of the vessel.
If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, drydocking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable which could cause the Company to be in violation of certain covenants in the Company’s loan agreements. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on the Company’s business, financial condition, results of operations and cash flows.
In addition to the classification inspections, many of the Company’s customers regularly inspect the Company’s vessels as a precondition to chartering them for voyages. The Company believes that its product and crude tankers are well-maintained, high-quality vessels and that this provides the Company with a competitive advantage in the current environment of increasing regulation and customer emphasis on quality.
Efficiency Trends in the Shipping Industry
Market volatility and higher fuel prices, coupled with increased regulation and concern about the environmental impact of the international shipping industry, have led to an increased focus on fuel efficiency. Many companies have achieved significant efficiency gains through a process called “slow steaming.” These gains are realized by running vessels at substantially less than maximum speed and result in lower fuel costs.
Shipbuilders and operators have also studied a number of potential design innovations to increase the efficiency of tanker vessels. Many shipbuilders have incorporated some of these changes into their designs and are marketing these ships as “eco-ships.” Alternatively, some operators, have implemented vessel modification programs for their existing ships in an attempt to capture potential efficiency gains. The Company will consider making modifications to the Company’s current fleet that the Company believes would make its existing vessels more fuel efficient and competitive as compared with newer vessels being delivered currently. The Company believes it can effect these modifications without compromising the Company’s fleet’s ability to operate at higher speeds, which is an important factor in generating additional revenue in an improving freight rate environment. With respect to vessels in the Company’s current fleet that are employed under time charters, the Company will consider installing any new technologies when the vessels either trade in the spot market or are re-contracted.
Risk of Loss and Liability Insurance
General
The operation of any cargo vessel includes risks such as mechanical failure, human error, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities, labor strikes, piracy attacks and acts of God. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which in certain circumstances imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for vessel owners and operators trading in the U.S. market. While the Company believes that its present insurance coverage is adequate, not all risks can be insured against, and there can be no guarantee that any specific claim will be paid, or that the Company will always be able to obtain adequate insurance coverage at reasonable rates.
Marine and War Risks Insurance
The Company has in force marine and war risks insurance for all of the Company’s vessels. The Company’s marine hull and machinery insurance covers risks of particular average and actual or constructive total loss from collision, fire, grounding, engine breakdown and other insured named perils up to an agreed amount per vessel. The Company’s war risks insurance covers the risks of particular average and actual or constructive total loss from confiscation, seizure, capture, vandalism, malicious acts, terrorism, acts of piracy, sabotage and other war-related named perils. The Company has also arranged coverage for increased value for each vessel. Under this increased value coverage, in the event of total loss of a vessel, the Company will be able to recover amounts in excess of those recoverable under the hull and machinery policy in order to compensate for additional costs associated with replacement of the loss of the vessel. Each vessel is covered up to at least its fair market value at the time of the insurance attachment and subject to a fixed deductible per each single accident or occurrence, but excluding actual or constructive total loss.
Protection and Indemnity Insurance
Protection and indemnity insurance is provided by mutual protection and indemnity associations (“P&I Associations”) and covers the Company’s third-party liabilities in connection with its shipping activities. This includes third-party liability and other related expenses resulting from injury, illness or death of crew, passengers and other third parties, loss of or damage to cargo, claims arising from collisions with other vessels, damage to third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal subject to agreed deductibles per any one accident or occurrence. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by mutual protection and indemnity associations, or “clubs.”
As a member of P&I Associations that are, in turn, members of the International Group of P&I Clubs (the “International Group”), the Company carries protection and indemnity insurance coverage for pollution with a standalone limit of  $1 billion per vessel per incident. The P&I Associations that comprise the International Group insure approximately 90% of the world’s ocean-going tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. Although the P&I Associations compete with each other for business, they have found it beneficial to pool their larger risks under the auspices of the International Group. This pooling is regulated by a contractual agreement which defines the risks that are to be pooled and exactly how these risks are to be shared by the participating P&I Associations. The Company is subject to calls payable to the associations of which the Company is a member based on its claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Associations comprising the International Group. Athena’s vessels may be subject to supplemental calls which are based on estimates of premium income and anticipated and paid claims. Such estimates are adjusted each year by the board of directors of the P&I Association until the closing of the relevant policy year, which generally occurs within three years from the end of the policy year. Supplemental calls, if any, are expensed when they are announced and according to the period they relate to.
Legal Proceedings
The Company is not currently a party to any lawsuit that, if adversely determined, would have a material adverse effect on the Company’s business, financial condition, results of operations or cash flows. As such, the Company does not believe that pending legal proceedings, taken as a whole, should have any significant impact on the Company’s financial statements. In the future the Company may, from time to time, be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. While the Company expects that these claims would be covered by the Company’s existing insurance policies, those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. The Company has not been involved in any legal proceedings which may have, or have had, a significant effect on the Company’s business, financial condition, results of operations or cash flows, nor is the Company aware of any proceedings that are pending or threatened which may have a significant effect on the Company’s business, financial condition, results of operations or cash flows.
In December 2017, the Amoureux Carriers Corp. SPV (“ACC”), a subsidiary of the Company which owns the crude tanker M/T Amoureux, entered into a settlement agreement with the U.S. Department of Justice concerning ACC’s failure to maintain an accurate oil record book in violation of the CWA. Under the terms of the settlement agreement, ACC paid a criminal fine of  $700,000 and is required to implement a comprehensive environmental compliance program and undergo three years of probation.

Exchange Controls
Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to holders of Diamond S common shares that are not residents or citizens of the Republic of the Marshall Islands.

MANAGEMENT
Directors and Executive Officers
The following table and biographies set forth information as to the Company’s directors and executive officers.
The following table sets forth the name, age, and position of each current director.
Name	Age	Position
Directors
Alexandra Kate Blankenship	54	Director
Gerasimos G. Kalogiratos	41	Director
Harold L. Malone III	44	Director
Nadim Z. Qureshi	44	Chairman
Craig H. Stevenson, Jr.	65	Chief Executive Officer, President and Director
Bart H. Veldhuizen	52	Director
Gerasimos Ventouris	67	Director
Executive Officers
Michael G. Fogarty	52	Senior Vice President — Commercial
Kevin M. Kilcullen	42	Chief Financial Officer
Sanjay Sukhrani	57	Chief Operating Officer
Background and Experience of the Company’s Directors and Executive Officers
Directors
Alexandra Kate Blankenship, Director
Mrs. Blankenship has served as a director of Diamond S since March 2019. Mrs. Blankenship joined Frontline Ltd in 1994 and served as its Chief Accounting Officer and Company Secretary until October 2005. Among other positions, she has served on the board of numerous companies, including as director and audit committee member of North Atlantic Drilling Ltd. from 2011 to 2018, Archer Limited from 2007 to 2018, Golden Ocean Group Limited from 2004 to 2018, Frontline Ltd. from August 2003 to 2018, Avance Gas Holding Limited from 2013 to 2018, Ship Finance International Limited from October 2003 to 2018, Golar LNG Limited from 2003 to 2015, Golar LNG Partners LP from 2007 to 2015, Seadrill Limited from 2005 to 2018 and Seadrill Partners LLC from 2012 to 2018. Ms. Blankenship is a Member of the Institute of Chartered Accountants in England and Wales. Ms. Blankenship brings valuable expertise and over 20 years of experience in international shipping.
Gerasimos (Jerry) G. Kalogiratos, Director
Mr. Kalogiratos has served as a director of Diamond S since March 2019. Mr. Kalogiratos was appointed as the Chief Executive and Chief Financial Officer of the general partner of CPLP on June 12, 2015 and remained as Chief Financial Officer until February 28, 2018. He joined the CPLP’s board of directors in December 2014 and has previously served in the position of Chief Operating Officer. Mr. Kalogiratos joined CMTC in 2005 and was part of the team that completed the IPO of CPLP in 2007. He has also served as Chief Financial Officer and director of NYSE-listed Crude Carriers before its merger with CPLP in September 2011. Before he joined CMTC, he worked in equity sales in Greece. Mr. Kalogiratos has over 13 years of experience in the shipping and finance industries, specializing in vessel acquisition and projects and shipping finance, and brings valuable industry experience to the board of directors.

Harold (Hal) L. Malone III, Director
Mr. Malone has served as a director of Diamond S since March 2019. Mr. Malone is Head of Transportation for Invesco Private Capital, Inc., a private investing division of Invesco Ltd., having joined in 2017. Mr. Malone has also served on the Board of Directors for Navigator Holdings Ltd., an owner and operator of liquefied gas carriers, since July 2017 and Nautical Bulk Holdings Ltd, a dry bulk shipping company. Prior to joining Invesco Private Capital, Inc., Mr. Malone served as the Chief Strategic Officer for the Navig8 Group. Before Navig8, he spent over 18 years in investment banking, most recently as a Managing Director in the maritime group at Jefferies LLC. Mr. Malone’s has significant expertise in the shipping industry as well as finance.
Nadim Z. Qureshi, Director
Mr. Qureshi has served as a director of Diamond S since March 2019. Mr. Qureshi has served as Managing Partner at Invesco Private Capital, Inc., a private investing division of Invesco Ltd., since 2018, and previously served as Managing Director from 2015. Mr. Qureshi was also a Director of Nexeo Solutions, from 2016 to 2017. He was a Partner at Quinpario Partners LLC from 2012 to 2015. Mr. Qureshi held a number of roles including Senior Vice President at Solutia Inc. from 2005 to 2012. Mr. Qureshi was previously with Charles River Associates International and Arthur D. Little Management Consulting and Teknor Apex Company. Mr. Qureshi’s has expertise in investing and finance.
Craig H. Stevenson, Jr., Chief Executive Officer, President and Director
Mr. Stevenson has served as Chief Executive Officer and a director of Diamond S since March 2019. Mr. Stevenson previously served as Chief Executive Officer, President and as a member of the board of directors of DSS LP since it was founded in 2007. Mr. Stevenson was formerly the Chairman of the Board and Chief Executive Officer of OMI Corporation, having first joined in 1993 as Senior Vice President — Commercial. In 2007, Mr. Stevenson oversaw the sale of OMI, and subsequently founded DSS LP. Mr. Stevenson was non-executive Chairman and subsequently a board member of Ship Finance International Limited, a NYSE-listed diversified shipping company, from September 2007 until September 2009. He is currently non-executive Chairman of Intermarine, one of the largest project cargo carriers in the world, and a Director of the American Bureau of Shipping, the second largest classification society. Mr. Stevenson attended Lamar University, where he graduated with a degree in Business Administration. As the Company’s Chief Executive Officer and President, Mr. Stevenson provides the board of directors with knowledge of the daily affairs of the Company and with essential experience, insight and expertise in the shipping industry.
Bart H. Veldhuizen, Director
Mr. Veldhuizen has served as a director of Diamond S since March 2019. Mr. Veldhuizen has been working in the shipping industry since 1994 on both the banking and non-banking sides. Mr. Veldhuizen previously served on the board of managing directors of DVB Bank SE where he was, among other things, responsible for the bank’s Shipping & Offshore franchises. Mr. Veldhuizen is also a former director of Seadrill Partners LLC and Golar LNG Partners LP. He started his career with Van Ommeren Shipping, a Dutch public shipping and storage company after which he joined DVB Bank SE as a shipping banker. In 2000, he joined Smit International, a publicly listed Maritime service provider active in salvage, marine contracting and harbor towage. In 2003, he joined NIBC Bank, a Dutch-based merchant bank. From August 2007 until October 2011, he was the Managing Director & Head of Shipping of Lloyds Banking Group plc. From 2011 to 2015, through his private company Swaen Marine, he advised various hedge funds and private equity firms on a variety of shipping investments in both the credit and hard asset spaces. Mr. Veldhuizen currently serves on the board of Eagle Bulk Shipping Inc., a Nasdaq listed integrated drybulk shipping company. Mr. Veldhuizen brings over 20 years of valuable, relevant experience in international shipping finance and banking to the board of directors.
Gerasimos (Gerry) Ventouris, Director
Mr. Ventouris has served as a director of Diamond S since March 2019. Mr. Ventouris has been Chief Operating Officer of the CPLP GP since June 2015, as well as Chief Commercial Officer of CSM since 2003. In this capacity, Mr. Ventouris has overseen over the last fifteen years the commercial and technical management, newbuilding contracting and supervision of a large diversified fleet of more than 50 vessels. Mr. Ventouris started his career with Union Commercial Steamship and ascended to the position of Operations and Chartering Manager. He has also held leadership roles in Sougerka Maritime Co. Ltd. and Aegean Shipping. Mr. Ventouris brings considerable experience to the board, having been involved in the shipping industry in various capacities for over 40 years.
Executive Officers
Michael G. Fogarty, Senior Vice President — Commercial
Mr. Fogarty has served as Senior Vice President — Commercial of Diamond S since March 2019. Mr. Fogarty previously served as Senior Vice President — Commercial of DSS LP since June 2011. Prior to joining DSS LP, Mr. Fogarty was a Chartering Manager at Gemini Tankers from 2004 to 2011. Prior to his tenure at Gemini Tankers, Mr. Fogarty was responsible for chartering crude and product tankers at OMI from 1996 to 2004 and was in the Operations Department at OMI from 1993 to 1996. Mr. Fogarty also worked in operations at American Trading and Transportation from 1991 to 1993. From 1989 to 1991, Mr. Fogarty sailed on oil tankers and articulated tug boats and oil tank barges.
Kevin M. Kilcullen, Chief Financial Officer
Mr. Kilcullen has served as Chief Financial Officer of Diamond S since April 2019. Immediately prior to joining Diamond S, Mr. Kilcullen served as Chief Financial Officer at Team Tankers International Ltd. since February 2016. Prior to that, he was employed as Chief Financial Officer at Principal Maritime Tankers Corporation (“Principal”) in Southport, Connecticut. Prior to joining Principal in 2012, Mr. Kilcullen was a Senior Vice President at Jefferies Capital Partners, an international private equity investment firm and was primarily responsible for investments in the maritime industry. Preceding that, he was an investment banker at ING Barings. Mr. Kilcullen holds a B.A. in economics from Harvard University and an M.B.A. from Columbia University.
Sanjay Sukhrani, Chief Operating Officer
Mr. Sukhrani has served as Chief Operating Officer of Diamond S since March 2019. Mr. Sukhrani previously served as Chief Operating Officer of DSS LP since 2010 and from March 2009 to 2010 as Vice President — Operations. Prior to joining DSS LP, Mr. Sukhrani was Vice President/General Manager of Gemini Tankers, part of Teekay, from May 2007 to March 2009. Mr. Sukhrani was Head of Operations of OMI from September 2001 to May 2007 and served as a Vice President of OMI from the third quarter of 2004 through May 2007. Mr. Sukhrani has sailed for 17 years on tankers, bulk carriers and container vessels, including five years as a Master. Mr. Sukhrani graduated from New York University’s Stern School of Business and holds a master’s degree in business administration.
Board Composition
The Company is managed under the direction of the Company’s board of directors which consists of seven directors. The board of directors has determined that the following directors meet the independence requirements set forth in the NYSE listing standards: Alexandra Kate Blankenship, Harold L. Malone III, Nadim Z. Qureshi and Bart H. Veldhuizen.
The Company’s articles of incorporation require its board of directors to consist of no fewer than three and no more than 15 members. The Company’s bylaws provide that its board of directors will consist of seven members. The Company’s directors are elected annually. The Company’s articles of incorporation prohibit cumulative voting, as defined in Section 71(2) of the BCA.
Pursuant to the Transaction Agreement, certain of the Company’s shareholders, namely funds managed by each of WLR and First Reserve, as well as CMTC and its affiliates, have the on-going right (subject to certain conditions and limitations) to designate nominees to the board of directors of the Company, as more fully described in the section of this prospectus entitled “Certain Relationships and Related Person Transactions.”

Board Committees
The Company’s board of directors has an audit committee, a compensation committee and a nominating and corporate governance committee. Each committee consists of at least three directors. The stock exchange transition rules provide that a minority of the members of each committee are exempt from independence requirements for one year from the date of the Company’s original listing on NYSE. The Company intends to cause each of its committees to be comprised of only directors that qualify as independent under NYSE and SEC rules within one year from the date of the Company’s original listing.
The Company’s board of directors has adopted written charters under which the Company’s committees operate. Copies of the charters, which satisfy the applicable NYSE and SEC rules, are available on the Company’s website at www.diamondsshipping.com.
Audit Committee.   The audit committee is comprised of at least three directors. Membership of the audit committee includes Ms. Blankenship (Chair), Mr. Veldhuizen and Mr. Malone. Each member of the audit committee has the ability to read and understand fundamental financial statements. The Company’s board has determined that Ms. Blankenship and Mr. Veldhuizen satisfy the SEC and NYSE requirements relating to independence of audit committee members. The Company’s board of directors expects to appoint a third director who satisfies the SEC and NYSE requirements relating to independence of audit committee members and who is financially literate to replace Mr. Malone as a member of the audit committee within one year of the consummation of the Transactions. The Company’s board has determined that Ms. Blankenship meets the requirements of an “audit committee financial expert” as defined by the rules of the SEC. The Company’s independent auditors report directly to the audit committee.
The audit committee oversees the Company’s accounting and financial reporting processes and the audits of the Company’s financial statements. The functions and responsibilities of the audit committee includes:
•
reviewing with the Company’s independent auditors its plans for, and the scope of, its annual audit and other examinations;

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reviewing the audited annual financial statements and quarterly financial information with management and the Company’s independent auditors;

•
reviewing all public releases from the Company that contain earnings and other financial information;

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ensuring an anonymous and independent avenue for confidential submission of concerns regarding questionable accounting or auditing matters and addressing any submission raised by the Company’s employees regarding questionable accounting or auditing matters;

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establishing procedures for the confidential receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters;

•
annually reviewing and reassessing the adequacy of the audit committee charter;

•
identifying and recommending to the shareholders the appointment, retention, compensation, oversight and termination of the services of the Company’s independent auditors, reviewing any disagreements between management and the auditors regarding financial reporting and reviewing the scope of the annual audit and establishing the fees to perform the annual audit;

•
establishing policies and procedures for the review and pre-approval by the audit committee of permissible non-audit services to be performed by the Company’s independent auditors;

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reviewing the Company’s internal control systems and significant changes in internal controls, the Company’s internal audit procedures and the Company’s disclosure controls and procedures, and management reports thereon;

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evaluating management’s implementation of mandated changes to accounting and reporting requirements, as outlined by the Company’s independent auditors, or other recommendations made by the Company’s independent auditors;

•
reviewing matters related to the Company’s corporate compliance activities; and

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considering possible conflicts of interest of members of the Company’s board of directors and management and making recommendations to prevent, minimize or eliminate such conflicts of interest.

The audit committee will also conduct appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis and will approve all such transactions.
Compensation Committee.   The compensation committee is comprised of at least three directors. Membership of the compensation committee includes Mr. Qureshi (Chair), Ms. Blankenship and Mr. Kalogiratos. The Company’s board has determined that Mr. Qureshi and Ms. Blankenship satisfy the NYSE requirements relating to independence of compensation committee members. The Company’s board of directors expects that Mr. Kalogiratos will step down as a member of the compensation committee within one year of the consummation of the Transactions.
The compensation committee establishes, administers and reviews the Company’s policies, programs and procedures for compensating the Company’s executive officers and directors. The functions and responsibilities of the compensation committee includes:
•
establishing compensation philosophy and policies applicable to the Company’s key officers, including the Company’s Chief Executive Officer;

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approving annual bonus, if any, and long-term equity incentive plans;

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approving performance measures, goals and objectives under performance-based incentive plans for the Company’s key officers;

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establishing guidelines for long-term equity grants and monitoring equity ownership and dilution;

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approving appointments, terminations, employment agreements, consulting agreements, severance arrangements, change in control arrangements and related compensation and benefit packages;

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reviewing and recommending compensation for members of the Company’s board of directors;

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overseeing regulatory compliance with respect to compensation matters, including policies on structuring compensation programs to preserve tax deductibility; and

•
annually reviewing and reassessing the adequacy of the compensation committee charter.

Nominating and Corporate Governance Committee.   The nominating and corporate governance committee is comprised of at least three directors. Membership of the nominating and corporate governance committee includes Mr. Veldhuizen (Chair), Mr. Malone and Mr. Kalogiratos. The Company’s board has determined that Mr. Veldhuizen and Mr. Malone satisfy the NYSE requirements relating to independence of nominating and corporate governance committee members. The Company’s board of directors expects that Mr. Kalogiratos will step down as a member of the nominating and corporate governance committee within one year of the consummation of the Transactions.
The functions and responsibilities of the nominating and corporate governance committee includes:
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reviewing, and making recommendations regarding the composition and appropriate size of the Company’s board of directors;

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monitoring and making recommendations with respect to the purpose, structure and operations of the various committees of the Company’s board of directors and the qualifications and criteria for membership on each committee of the Company’s board of directors;

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making recommendations regarding changes in the composition of the committees of the Company’s board of directors;

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reviewing and reporting to the Company’s board of directors on a periodic basis regarding matters of corporate governance and corporate responsibility and sustainability;

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identifying individuals qualified to become members of the Company’s board of directors and recommending candidates to the Company’s board of directors to fill new or vacant positions; and

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annually reviewing and reassessing the adequacy of the nominating and corporate governance committee charter.

Compensation Committee Interlocks and Insider Participation
No interlocking relationship exists between the Company’s board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.
Board of Directors Role in Risk Oversight
After careful consideration, the Company’s board of directors has determined that risk oversight is a function best served by the entire board of directors. Certain elements of risk oversight related to financial risks, including internal controls and potential conflicts of interest, usually are reviewed initially by the audit committee. Similarly, risks posed by the Company’s compensation practices are initially reviewed by the compensation committee and risks associated with the independence of the board of directors are initially reviewed by the nominating and corporate governance committee. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, to facilitate oversight of risk by the entire board of directors, each committee regularly reports about such risks to the entire board of directors. Senior management may also report directly to the board of directors regarding risk management. The board of directors and senior management regularly engage in discussions regarding material risks the Company faces so that all members of the board of directors understand the risks associated with the business and the Company’s strategy and that the board of directors and management agree on the appropriate level of the Company’s risk.
Code of Business Conduct and Ethics
All of the Company’s employees, including the Company’s executive officers, and directors are required to comply with the Company’s Code of Business Conduct and Ethics. The purpose of these corporate policies is to ensure to the greatest possible extent that the Company’s business is conducted in a consistently legal and ethical manner. The text of the Code of Business Conduct and Ethics is available on the Company’s website (www.diamondsshipping.com) and is also available in print. The Company will also post on the Company’s website any amendment to, or waiver from, a provision of the Company’s Code of Business Conduct and Ethics as required by law.
In addition, the board of directors has adopted certain Corporate Governance Guidelines. These principles were adopted by the board of directors to best ensure that the board of directors adequately performs its function as the overseer of management and to help ensure that the interests of the board of directors and management align with the interests of the shareholders. The text of the Corporate Governance Guidelines is available on the Company’s website (www.diamondsshipping.com) and is also available in print.

EXECUTIVE COMPENSATION
As an emerging growth company under the JOBS Act, the Company is eligible for certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, exemptions from certain narrative and tabular disclosure obligations regarding executive compensation in the Company’s proxy statements, including the requirement to include a Compensation Discussion and Analysis section and to provide information relating to the ratio of total compensation of the Company’s Chief Executive Officer to the median of the annual total compensation of all of the Company’s employees, as required by the Dodd-Frank Act, and an exemption from the requirement to hold a non-binding shareholder advisory vote on executive compensation. The Company is also permitted to provide scaled down financial disclosure. Furthermore, the Company has opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” which require compensation disclosure for the Company’s principal executive officer and the two most highly compensated executive officers (other than the Company’s principal executive officer) serving as executive officers at the end of the last completed fiscal year.
This section describes the executive compensation program in place for the Company’s named executive officers (“NEOs”) for the year ended December 31, 2018, who are:
(1)
Craig H. Stevenson, Jr.

(2)
Sanjay Sukhrani

(3)
Michael G. Fogarty

Summary Compensation Table
The Company’s executive officers are appointed by the Company’s board of directors as the Company’s executive officers. The Company’s board of directors’ compensation committee generally administers the compensation program for the NEOs. Each of the NEOs was employed by DSS LP prior to the Transactions. Therefore, the information provided in this section reflects compensation earned by the NEOs in connection with all services rendered to DSS LP during the year ended on December 31, 2018:
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)	All Other Compensation ($)(2)	Total ($)
Craig H. Stevenson, Jr. Chief Executive Officer	2018	969,000	726,800	—	24,024	1,719,824
Sanjay Sukhrani Chief Operating Officer	2018	481,950	180,800	—	21,216	683,966
Michael G. Fogarty Senior Vice President – Commercial	2018	428,400	160,700	—	8,727	607,827

(1)
Cash bonuses have historically been earned on a calendar year basis to the Company’s NEOs. The amounts shown in the table represent cash bonuses earned for calendar 2017 and paid in fiscal year 2018 by the Company’s managers to the NEOs.

(2)
Amount represents (a) the matching contribution made by DSM to each executive’s 401(k) account, which contributions are made on the same terms and conditions as offered to all employees of DSM and (b) group term life insurance provided to each executive, which is provided to all employees of DSM on the same terms and conditions.

Equity Incentive Plan
In connection with the distribution and combination, the Company’s board of directors adopted the Equity and Incentive Compensation Plan (the “Equity Plan”). The material terms of the Equity Plan are as follows:
Purpose:   The purpose of the Equity Plan is to attract and retain non-employee directors, employees and certain consultants and to provide those persons incentives and rewards for service and/or performance.
Administration; Effectiveness:   The Equity Plan is administered by the compensation committee of the Company’s board of directors. The compensation committee has the authority to determine eligible participants in the Equity Plan and to interpret and make determinations under the Equity Plan. Any interpretation or determination by the compensation committee under the Equity Plan will be final and conclusive. The compensation committee may delegate all or any part of its authority under the Equity Plan to any subcommittee thereof and may delegate its administrative duties or powers to one or more of the Company’s officers, agents or advisors.
Shares Available for Awards Under the Equity Plan:   Subject to adjustment and certain share counting rules, as further described in the Equity Plan, the number of Diamond S common shares available for awards under the Equity Plan shall be, in the aggregate, 3,989,000 shares, with such shares subject to adjustment to reflect any split or combination of Diamond S common shares. The available shares may be shares of original issuance, treasury shares or a combination of the foregoing. The Equity Plan also limits the maximum aggregate value at grant for awards to non-employee directors in any calendar year to $350,000.
Share Counting:   The aggregate number of Diamond S common shares available to be awarded under the Equity Plan will be reduced by one share for every one share subject to awards of option rights or appreciation rights granted under the Equity Plan and two shares for every one share subject to all other types of awards granted under the Equity Plan. If an award granted under the Equity Plan is cancelled or forfeited, expires, is settled for cash or is unearned, the shares subject to such award will, to the extent of such cancellation, forfeiture, expiration, cash settlement or unearned amount, again be available for issuance at the rate of one share for every one share subject to awards of option rights or appreciation rights and at the rate of two shares for every one share subject to all other types of awards.
Types of Awards Under the Equity Plan:   Pursuant to the Equity Plan, the Company may grant stock options, appreciation rights, restricted stock, restricted stock units, performance shares, performance units, cash incentive awards and certain other awards based on or related to Diamond S common shares. Each grant of an award under the Equity Plan will be evidenced by an award agreement, which will contain such terms and provisions as the compensation committee may determine, consistent with the Equity Plan. Those terms and provisions include the number of Diamond S common shares subject to each award, vesting terms and provisions that apply upon events such as the retirement, death, disability of the participant or in the event of a change in control. A brief description of the types of awards which may be granted under the Equity Plan is set forth below.
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Stock Options:   Stock options granted under the Equity Plan may be either “incentive stock options” (as defined in Section 422 of the Code) or non-qualified stock options. Incentive stock options may only be granted to employees. Except with respect to substitute awards, incentive stock options and non-qualified stock options must have an exercise price per share that is not less than the fair market value of a Diamond S common share on the date of grant. The term of a stock option may not extend more than ten years after the date of grant. Each grant will specify the form of consideration to be paid in satisfaction of the exercise price.

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Appreciation Rights:   An appreciation right is a right to receive an amount equal to 100%, or such lesser percentage as the compensation committee may determine, of the spread between the base price and the fair market value of a Diamond S common shares on the date of exercise. An appreciation right may be paid in cash, Diamond S common shares or any combination thereof. Except with respect to substitute awards, the base price of an appreciation right may not be less than the fair market value of a Diamond S common share on the date of grant. The term of an appreciation right may not extend more than ten years from the date of grant.

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Restricted Stock:   Restricted stock constitutes an immediate transfer of the ownership of Diamond S common shares to the participant in consideration of the performance of services, entitling such participant to dividend, voting and other ownership rights, subject to a substantial risk of forfeiture and restrictions on transfer determined by the compensation committee for a period of time determined by the compensation committee or until certain management objectives specified by the compensation committee are achieved. Each such grant or sale of restricted stock may be made without additional consideration or in consideration of a payment by the participant that is less than the fair market value per share of Diamond S common shares on the date of grant. Any grant of restricted stock will require all dividends paid thereon during the period of any restrictions to be automatically deferred until the vesting of such restricted stock and/or reinvested in additional shares of restricted stock.

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Restricted Stock Units:   Restricted stock units constitute an obligation to deliver Diamond S common shares, cash or a combination thereof, to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of management objectives) during the restriction period applicable to such restricted stock units as the compensation committee may specify. During the restriction period applicable to such restricted stock units, the participant will have no right to transfer any rights under the award and will have no rights of ownership in the Diamond S common shares underlying the restricted stock units and no right to vote them. Rights to dividend equivalents may be extended to and made part of any restricted stock unit award at the discretion of, and on the terms determined by, the compensation committee; provided, that dividend equivalents will be deferred until and paid contingent upon the vesting of such restricted stock units. Each grant of restricted stock units will specify that the amount payable with respect to such restricted stock units will be paid in cash, Diamond S common shares or a combination of the two.

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Cash Incentive Awards; Performance Shares and Performance Units:   A performance share is a bookkeeping entry that records the equivalent of one Diamond S common share, and a performance unit is a bookkeeping entry that records a unit equivalent to $1.00 or such other value, as determined by the compensation committee. Each grant will specify the number or amount of performance shares or performance units, or the amount payable with respect to cash incentive awards, being awarded, which number or amount may be subject to adjustment to reflect changes in compensation or other factors. These awards become payable to participants upon the achievement of specified management objectives and upon such terms and conditions as the compensation committee determines at the time of grant. Each grant may specify with respect to the management objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of performance shares or performance units, or the amount payable with respect to cash incentive awards, that will be earned if performance is at or above the minimum or threshold level or is at or above the target level but falls short of maximum achievement. Each grant will specify the time and manner of payment of cash incentive awards, performance shares or performance units that have been earned, and any grant may further specify that any such amount may be paid or settled in cash, Diamond S common shares, restricted stock, restricted stock units or any combination thereof. Any grant of performance shares or performance units may provide for the payment of dividend equivalents in cash or in additional Diamond S common shares.

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Other Awards:   The compensation committee may grant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Diamond S common shares or factors that may influence the value of such Diamond S common shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Diamond S common shares, purchase rights for Diamond S common shares, awards with value and payment contingent upon the Company’s performance of specified subsidiaries, affiliates or other business units or any other factors designated by the compensation committee and awards valued by reference to the book value of the Diamond S common shares or the value of securities of, or the performance of, the Company’s subsidiaries, affiliates or other business units.

Adjustments; Corporate Transactions:   The compensation committee will make or provide for such adjustments in: (1) the number and kind of Diamond S common shares covered by outstanding stock options, appreciation rights, restricted stock, restricted stock units, performance shares and performance units granted under the Equity Plan; (2) if applicable, the number and kind of Diamond S common shares covered by other awards granted pursuant to the Equity Plan; (3) the exercise price or base price provided in outstanding stock options and appreciation rights; (4) cash incentive awards; and (5) other award terms, as the compensation committee determines to be equitably required in order to prevent dilution or enlargement of the rights of participants that otherwise would result from (1) any extraordinary cash dividend, stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (2) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets or issuance of rights or warrants to purchase securities or (3) any other corporate transaction or event having an effect similar to any of the foregoing.
In the event of any such transaction or event, or in the event of a change in control (as defined in the applicable award agreement), the compensation committee may provide in substitution for any or all outstanding awards under the Equity Plan such alternative consideration (including cash), if any, as it may in good faith determine to be equitable under the circumstances and will require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each stock option or appreciation right with an exercise price or base price greater than the consideration offered in connection with any such transaction or event or change in control, the compensation committee may in its discretion elect to cancel such stock option or appreciation right without any payment therefor. The compensation committee will make or provide for such adjustments in the number of Diamond S common shares available for issuance under the Equity Plan and the share limits of the Equity Plan as the compensation committee in its sole discretion may in good faith determine to be appropriate in connection with such transaction or event (provided that any adjustment to the limit on the number of Diamond S common shares that may be issued upon exercise of incentive stock options will be made only if and to the extent such adjustment would not cause any option intended to qualify as an incentive stock option to fail to so qualify).
Amendment and Termination of the Equity Plan:   The Company’s board of directors generally may amend the Equity Plan from time to time in whole or in part. However, if any amendment (1) would materially increase the benefits accruing to participants under the Equity Plan for purposes of applicable stock exchange rules, (2) would materially increase the number of Diamond S common shares which may be issued under the Equity Plan, (3) would materially modify the requirements for participation in the Equity Plan, or (4) must otherwise be approved by the Company’s shareholders in order to comply with applicable law or the rules of the NYSE, then such amendment will be subject to shareholder approval and will not be effective unless and until such approval has been obtained. The Company’s board of directors may, in its discretion, terminate the Equity Plan at any time. Termination of the Equity Plan will not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. No grant will be made under the Equity Plan more than ten years after the effective date of the Equity Plan, but all grants made on or prior to such date shall continue in effect thereafter subject to the terms of the Equity Plan.
401(k) Plan
The Company’s 401(k) plan is available to all DSM employees, including the Company’s executive officers, who meet the plan’s eligibility requirements. The 401(k) plan is a defined contribution plan, which permits employees to make contributions up to the statutory limits. The Company matches employee contributions on a one-to-one basis up to 6% of total eligible compensation. Employee contributions and the Company’s matching contributions are immediately and fully vested when made.
Director Compensation
CPLP approved the Equity Plan on March 17, 2019 in its capacity as the sole shareholder of the Company at that time. On March 18, 2019, the Company’s board of directors approved grants to each of the non-employee directors of restricted common stock or restricted stock units, as applicable at the election of the respective director, valued at $85,000 per director effective as of the 11th trading day on which the Diamond S common shares traded on the New York Stock Exchange and will vest on the one-year anniversary of the grant date (subject to certain conditions related to the director’s continued service) or, if earlier, upon a change of control of the Company or termination of the director due to death or disability.
Non-employee directors will each receive a cash retainer in the amount of  (a) $85,000 per year, plus (b) $20,000, $15,000 or $12,000 if such director serves as a chairperson of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee, respectively, plus (c) $10,000, $7,500 or $6,000 if such director serves on the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee, respectively. Such sums will be payable from time to time as may be determined by the Company’s board of directors or pursuant to the terms of any deferred compensation plan for directors that may be adopted. The non-employee directors will also receive equity grants annually with a value equal to $85,000.
Indemnification of Directors and Officers
The Company is a corporation incorporated and existing under the laws of the Republic of the Marshall Islands. Section 60 of the BCA provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe such person’s conduct was unlawful.
A Marshall Islands corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
To the extent that a director or officer of a Marshall Islands corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraphs, or in the defense of a claim, issue or matter therein, such director or officer shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation as authorized under Section 60 of the BCA.

Section 60 of the BCA also permits a Marshall Islands corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 60 of the BCA.
The indemnification and advancement of expenses provided by, or granted pursuant to, Section 60 of the BCA are not exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
The Company’s articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages to the Company for actions taken as a director to the fullest extent permitted by the BCA.
The Company’s articles of incorporation also provide that the Company must indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or an officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. Such persons will be indemnified and held harmless by the Company to the fullest extent permitted or required by the BCA against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith.
The Company’s articles of incorporation also expressly authorize the advancement of certain expenses (including attorneys’ fees and expenses) to directors and officers and the carrying of directors’ and officers’ insurance providing indemnification for the Company’s directors and officers.
The Company has entered into indemnification agreements with its directors and officers that provide for indemnification to the fullest extent permitted by the laws of the Republic of the Marshall Islands.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Under a written policy adopted by the Company’s board of directors, the nominating and corporate governance committee is responsible for reviewing and approving all transactions between us and certain “related persons,” such as the Company’s executive officers, directors and owners of more than 5% of its voting securities. In reviewing a transaction, the nominating and corporate governance committee considers the relevant facts and circumstances, including the benefits to the Company, any impact on director independence and whether the terms are consistent with a transaction available on an arms-length basis. Only those related person transactions that are determined to be in (or not inconsistent with) the Company’s best interests and the best interests of the Company’s shareholders are permitted to be approved. No committee member may participate in any review of a transaction in which the member or any of his or her family members is the related person. The text of the related persons transaction policy is available on the Company’s website (www.diamondsshipping.com) and is available in print. The Company will also post on the Company’s website any amendment to, or waiver from, a provision of the policy as required by law.
Related person transactions for the last three fiscal years are described below.
Registration Rights Agreement
Effective as of the closing of the Transactions, Diamond S entered into a Registration Rights Agreement with CMTC and its affiliates (collectively, the “CMTC Holders”) in respect of the Diamond S common shares distributed to them in the distribution, as well as with DSS LP’s limited partners in respect of the Diamond S common shares issued on a private placement basis in the Transactions. The Diamond S common shares that can be registered under the Registration Rights Agreement are referred to as the “registrable securities” in this section.
The Registration Rights Agreement contains certain lock-up arrangements with funds managed by WL Ross & Co. LLC (“WLR”) party to the Registration Rights Agreement (collectively, the “WLR Investors”) and funds managed by First Reserve party to the Registration Rights Agreement (collectively, the “First Reserve Investors”). Under these arrangements, during the initial 180 days following the closing of the Transactions, the WLR Investors and the First Reserve Investors are not permitted to transfer any of their registrable securities other than to certain permitted affiliate transferees. Further, for 180 days after the expiration of the initial lock-up period, each of the WLR Investors and the First Reserve Investors are not permitted to transfer any of their registrable securities in an amount that exceeds its pro rata portion of the greater of  (1) 25% of the outstanding Diamond S common shares on the last day of the initial lock-up period and (2) 20% of the total reporting trading volume of the Diamond S common shares during the prior 180-day period.
Under the Registration Rights Agreement, subject to certain exceptions, Diamond S is required to use reasonable best efforts to file a shelf registration statement to register for resale the registrable securities (other than shares subject to lock-up arrangements as long as these arrangements are in effect) as soon as reasonably practicable after the closing of the Transactions and keep such shelf registration statement effective until the earlier of  (1) the date on which each of the holders thereof has completed the sale of all of its registrable securities and (2) the date on which the registrable securities can be sold freely without volume and manner of sale limitations pursuant to Rule 144 promulgated under the Securities Act.
In addition to lock-up arrangements described above, the WLR Investors and the First Reserve Investors (considered together) may not participate in (1) more than eight demand registrations prior to the fifth anniversary of the expiration of the first lock-up period, (2) more than one demand registration prior to the first anniversary of the expiration of the first lock-up period, and (3) more than two demand registrations during each one-year period beginning on (and including) the first anniversary of the expiration of the first lock-up period.
The Registration Rights Agreement also contains certain customary rights of the holders of registrable securities to be included in an underwritten offering undertaken by Diamond S or other shareholders of Diamond S.

The Registration Rights Agreement permits Diamond S to suspend the use of any registration statement in certain circumstances if the Chief Executive Officer, Chief Financial Officer or Chief Legal Officer believes in good faith that the use of such registration statement would require Diamond S to make public disclosure in the registration statement of material information that has not yet been made public and that Diamond S has a bona fide business purpose for not disclosing. Diamond S is not permitted to suspend the use of any registration statement pursuant to these provisions for more than 60 days during any rolling period of 180 days, except that during the period beginning on closing and ending one year after the expiration of the initial lock-up period, Diamond S will not be permitted to suspend the use of any registration statement for more than 30 days during any rolling period of 180 days.
Diamond S is required to pay all expenses related to its registration obligations under the Registration Rights Agreement, except for any underwriting discounts, selling commissions of each shareholder’s counsel beyond the one law firm to be paid for by Diamond S, any expenses required by law and any transfer taxes relating to the sale or disposition of registrable securities by such shareholder.
The Registration Rights Agreement also provides for customary indemnification obligations of both Diamond S and the shareholders in connection with any registration statement. In general, Diamond will indemnify each holder receiving registration rights for any liability arising out of any violation or alleged violation of the Securities Act or any other similar federal or state law and any actual or alleged material misstatements or omissions contained in a registration statement or related prospectus, except for misstatements or omissions relating to the information provided by that holder. Each holder receiving registration rights will provide Diamond S with corresponding indemnification relating to the information provided by such holder.
Director Designation Agreement
Diamond S has entered into separate director designation agreements (the “Director Designation Agreements”) with specified investors.
These investors include:
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the “Former CPLP Holders,” which include CMTC and certain of its affiliates; and

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the “Former DSS Holders,” which include the WLR Investors and the First Reserve Investors.

Each separate Director Designation Agreement entitles each such investor, in connection with any election of directors by the shareholders, to have the board of directors of Diamond S nominating committee include in the slate of candidates recommended to the shareholders for election as directors a specified number of nominees designated by such investor. Diamond S is required to use its commercially reasonable efforts to cause the election of the candidates so designated.
The number of candidates that the Former CPLP Holders are collectively entitled to designate is based on the Former CPLP Holders’ ownership of Diamond S common shares. Initially, the Former CPLP Holders are collectively entitled to designate two nominees. However, (1) if the Former CPLP Holders reduce their beneficial ownership by 25% or more, but less than 50%, from that owned as at the closing, they will, without further action, only be entitled to designate one nominee and (2) if the Former CPLP Holders reduce such beneficial ownership by 50% or more from that owned as at the closing, they will, without further action, no longer have any nomination rights under the Director Designation Agreement.
Initially, the WLR Investors (collectively as a single Former DSS Holder) and the First Reserve Investors (collectively as a single Former DSS Holder) are each entitled to designate three nominees. If the three designated nominees of each Former DSS Holder differ, the board of directors will select three nominees from the aggregate nominees designated so long as one nominee from each Former DSS Holder that has any right to a nominee is included. However, if Former DSS Holders reduce their combined beneficial ownership and as a result thereof: (1) their combined beneficial ownership is reduced by 50% or more, but less than 75%, from that owned at closing, each will, without further action, only be entitled to designate up to two nominees (with any discrepancies resolved in the same manner as described above); (2) their combined beneficial ownership is reduced by more than 75% of that owned at closing, but either still beneficially own 5% or more of the then outstanding Diamond S common shares, the Former DSS Holder will, without further action, only be entitled to designate one nominee (with any discrepancies resolved in the same manner as described above, but disregarding the requirement that the board selection include one nominee from each Former DSS Holder having the nomination rights); and (3) if the Former DSS Holder owns less than 5% of the then outstanding Diamond S common shares it will, without further action, no longer have any nomination rights under the Director Designation Agreement.
In the event that the size of the board of directors of Diamond S is increased or decreased, the number of directors that each such investor is permitted to designate will be proportionally adjusted to be equal to the number of directors that such investor was entitled to designate as a percentage of the total number of directors on the board immediately prior to such change.
In addition, until the annual meeting of Diamond S shareholders to be held in 2024, each such investor will be required to vote its Diamond S common shares to confirm any nominee nominated and recommended by the board.
The Company and each such investor will also agree that, until the annual meeting of shareholders to be held in 2022, the Chairman of the board of directors will be designated by WLR provided that if WLR and its affiliates reduce their beneficial ownership in the Company by 50% or more from that owned as at the closing, they will cease to have the right to designate the Chairman, and the board of directors will select the Chairman.
Subject to applicable legal requirements, the Company provides that its articles of incorporation and bylaws accommodate the rights and obligations set forth herein. See “Description of Diamond S Common Shares.”
Management and Services Agreement, Commercial Management Agreement and Technical Management Agreements
Diamond S has entered into a Management and Services Agreement with CSM, the former manager of CPLP’s fleet, pursuant to which the operations of the vessels contributed by CPLP to Diamond S will continue to be managed by CSM for a period of time (the “Management and Services Agreement”). Under the Management and Services Agreement, CSM has agreed to provide certain commercial and technical and ship management consultancy services to Diamond S in respect of the operation of the vessels contributed by CPLP.
Mr. Gerasimos Ventouris, the Chief Operating Officer of CPLP and the Chief Commercial Officer of CSM, is expected to serve on the board of directors of Diamond S.
Pursuant to the Management and Services Agreement, (1) Diamond S and CSM entered into a separate commercial management agreement, under which CSM is responsible to provide certain commercial management services, including obtaining employment for the vessels, arranging for the provision of bunker fuels, voyage accounting and collecting sums due to Diamond S, issuing voyage instructions, appointing agents and arranging necessary surveys associated with the commercial operation of the vessels (the “Commercial Management Agreement”) and (2) each owner of a vessel contributed by CPLP and CSM entered into separate agreements for technical management services, including managing the day-to-day operations of the vessels, ensuring regulatory and classification society compliance, arranging for dry docking, repairs, alterations and maintenance, arranging the supply of stores, provisions, spares and lubricating oil, appointing supervisors and technical consultants, supervising the sale of the vessels, arranging for the testing of bunkers and arranging the hire of qualified officers and crew (collectively, the “Technical Management Agreements”).
Under the Management and Services Agreement, Diamond S compensates CSM with (1) a daily technical management fee of  $850 per vessel for technical management services, subject to an annual increase based on the total percentage increase in the consumer price index in the immediately preceding 12 months, (2) a reimbursement for all reasonable and documented direct and indirect costs, liabilities, legal expenses and other expenses incurred by CSM in providing any technical management services not covered in (1) above, (3) a commercial management fee of 1.25% of all gross charter revenues generated by each vessel, and (4) an annual commercial management consultancy fee of  $2.0 million.
The term of the Management and Services Agreement, the Commercial Management Agreement and the Technical Management Agreements will last five years from the closing of the Transactions unless terminated upon 120 days’ notice by either Diamond S or CSM in the case that (1) a change of control of

Diamond S or CSM occurs, (2) an event that would be deemed as giving cause occurs, (3) a receiver is appointed for all or substantially all the property of Diamond S or CSM, (4) an order is made to wind-up Diamond S or CSM is issued, or (5) a final judgment that has a material adverse effect is issued against Diamond S or CSM. Upon an early termination of the Management and Services Agreement other than for cause, a change of control or a material breach by CSM, the fee will be adjusted as at the effective date of the termination and become immediately payable.
Pursuant to the Management and Services Agreement, CSM has a right of first refusal, exercisable up to four times, to provide technical management services for up to a total of 29 vessels. If Diamond S sells or otherwise disposes of vessels such that CSM provides technical management services to fewer than 25 vessels, Diamond S is required to work in good faith to replace such vessels within six months; however, in any case, Diamond S has agreed to promptly take all necessary actions to ensure that CSM manage no fewer than 20 vessels. In the event of a vessel sale for which no replacement occurs, CSM is entitled to a termination fee equal to $400 per day times the number of days remaining in the term.
Employment of Craig Stevenson III
Craig Stevenson III, the son of Craig H. Stevenson, Jr., the Chief Executive Officer of DSS LP and the Chief Executive Officer of Diamond S, was employed as Vice President — Business Development of DSS LP in 2017 and 2018. Craig Stevenson III received total compensation of approximately $385,700 and $408,237 in each of the years ended December 31, 2018 and 2017, respectively.
NT Suez HoldCo LLC
Diamond S owns 51% of NT Suez Holdco LLC (“NT Suez”), which owns two Suezmax crude tankers. The other 49% interest in NT Suez is owned by WLR/TRF Shipping S.a.r.l (“WLR/TRF”). WLR/TRF is indirectly owned by funds managed or jointly managed by WLR, including WLR Recovery Fund V DSS AIV, L.P. and WLR V Parallel ESC, L.P., which are also shareholders of Diamond S.

DESCRIPTION OF DIAMOND S COMMON SHARES
The following is a description of the material terms of the Company’s articles of incorporation and bylaws. Please see the Company’s articles of incorporation and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part.
Purpose
The Company’s purpose, as stated in its articles of incorporation, is to engage in any lawful act or activity for which corporations now or hereafter may be organized under the BCA. The Company’s articles of incorporation and bylaws do not impose any limitations on the ownership rights of the Company’s shareholders.
Authorized Capital Stock
Under the Company’s articles of incorporation, its authorized capital stock consists of 100,000,000 common shares, par value $0.001 per share, of which 39,890,696 shares were issued and outstanding as of March 31, 2019, and 10,000,000 preferred shares, par value $0.001 per share, of which no shares were issued or outstanding as of March 31, 2019.
Common Shares
Subject to the rights of the holders of any series of preferred shares, the holders of Diamond S common shares are entitled to one vote on each matter submitted to a vote at a meeting of shareholders for each Diamond S common share held of record by such holder as of the record date for such meeting. Subject to preferences that may be applicable to any outstanding preferred shares, holders of Diamond S common shares are entitled to receive ratably all dividends, if any, declared by the Company’s board of directors out of funds legally available for dividends. Upon the Company’s dissolution or liquidation or the sale of all or substantially all of the Company’s assets, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of Diamond S common shares are entitled to receive pro rata the Company’s remaining assets available for distribution. Except as otherwise provided in a preferred share designation made by the Company’s board of directors, no holder of shares of the Company of any class, now or hereafter authorized, will have any preferential or preemptive rights to subscribe for, purchase or receive any shares of the Company of any class, now or hereafter authorized or any options or warrants for such shares, or any rights to subscribe to or purchase such shares, or any securities convertible into or exchangeable for such shares, which may at any time be issued, sold or offered for sale by the Company.
Registrar and Transfer Agent
The registrar and transfer agent for the Company’s common shares is Computershare Trust Company, N.A.
Listing
The Diamond S common shares are listed on the NYSE under the trading symbol “DSSI.”
Sale of Unregistered Securities
Except as noted in the next paragraph, in the past three years, the Company has not sold any securities, including sales of reacquired securities, new issues, securities issued in exchange for property, services or other securities, and new securities resulting from the modification of outstanding securities.
In connection with the Transactions, the Company issued 27,165,696 additional Diamond S common shares to DSS LP. The issuance of these shares was not registered under the Securities Act because such issuances did not constitute a public offering.
Number of Directors; Election of Directors
The Company’s articles of incorporation require its board of directors to consist of no fewer than three nor more than 15 members. The Company’s board of directors consists of seven members.

The Company’s directors are elected annually by a plurality of the votes cast by shareholders entitled to vote at an annual meeting of shareholders. The Company’s articles of incorporation prohibit cumulative voting, as defined in Section 71(2) of the BCA. The Company’s bylaws contain provisions granting certain investors the director nomination rights described in the section titled “Certain Relationships and Related Person Transactions — Director Designation Agreement.” Such provisions will be operative until the annual meeting of the Company’s shareholders held in 2024.
Shareholder Meetings
The Company’s bylaws provide for annual and special meetings of shareholders to be held at a time and place selected by the Company’s board of directors or, in the absence of a designation by the Company’s board of directors, the chairman of the Company’s board of directors, the Company’s Chief Executive Officer or the Company’s Secretary. The meetings may be held in or outside of the Republic of the Marshall Islands. Any action required or permitted to be taken by the Company’s shareholders is to be effected at such annual or special meeting of shareholders.
The Company’s board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting. One or more shareholders representing at least a majority of the total voting rights of the Company’s total issued and outstanding shares present in person or by proxy at a shareholder meeting will constitute a quorum for the purposes of the meeting.
The Company’s articles of incorporation and bylaws provide that:
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shareholders seeking to present proposals before a meeting of shareholders or to nominate candidates for election as directors at a meeting of shareholders must provide notice in writing in a timely manner, and also satisfy requirements as to the form and content of a shareholder’s notice;

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any director may be removed from office by the Company’s shareholders only for cause or pursuant to a plan of merger, consolidation or reorganization approved by the Company’s shareholders by the affirmative vote of a majority of the outstanding shares of the Company’s capital stock entitled to vote;

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certain provisions of the Company’s bylaws may be amended only by the affirmative vote of the holders of at least a majority of the voting power of the outstanding shares, voting together as a single class; and

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special meetings of the Company’s shareholders may only be called by the chairman of the Company’s board of directors, the Company’s Chief Executive Officer or the Company’s Secretary at the written request of a majority of the number of directors that the Company would have if there were no vacancies on the Company’s board of directors.

Dissenters’ Rights of Appraisal and Payment
Under the BCA, a corporation’s shareholders have the right to dissent from various corporate actions, including certain mergers or consolidations and the sale or exchange of all or substantially all of such corporation’s assets not made in the usual and regular course of the corporation’s business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the fair value of its shares shall not be available for the shares of any class or series, which shares, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of shareholders to act upon the agreement of merger or consolidation or any sale or exchange of all or substantially all of the property and assets of the corporation not made in the usual course of its business, were either (1) listed on a securities exchange or admitted for trading on an interdealer quotation system or (2) held of record by more than 2,000 holders. In the event of any further amendment of the Company’s articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that the Company and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the Company’s shares are primarily traded on a local or national securities exchange.
Shareholders’ Derivative Actions
Under the BCA, any of the Company’s shareholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of common shares or of a beneficial interest in such shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates, or that his shares or his interest therein devolved upon him by operation of law.
Limitations on Liability and Indemnification of Officers and Directors
The BCA authorizes corporations to limit or eliminate the personal liability of directors to corporations or their shareholders for monetary damages for breaches of directors’ fiduciary duties, provided that such provision shall not eliminate or limit the liability of a director: (1) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (3) for any transaction from which the director received an improper personal benefit. The Company’s articles of incorporation include a provision that eliminates the personal liability of directors for or with respect to any acts or omissions in the performance of his or her duties as a director to the fullest extent permitted by law.
Additionally, the Company’s articles of incorporation provide that the Company must indemnify its directors and officers to the fullest extent authorized by law. The Company is also expressly authorized to advance certain expenses, including attorney’s fees and disbursements and court costs, to the Company’s directors and officers and to carry directors’ and officers’ insurance providing indemnification for the Company’s directors, officers and certain employees for some liabilities. The Company believes that these indemnification provisions and this insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability and indemnification provisions in the Company’s articles of incorporation may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and the Company’s shareholders. In addition, shareholders’ investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding involving any of the Company’s directors, officers or employees for which indemnification is sought.
Anti-Takeover Effect of Certain Provisions of the Company’s Articles of Incorporation and Bylaws
Several provisions of the Company’s articles of incorporation and bylaws, which are summarized herein, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen the Company’s vulnerability to a hostile change of control and enhance the ability of the Company’s board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized herein, could also discourage, delay or prevent (1) the merger or acquisition of us by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.
Blank Check Preferred Shares
Under the terms of the Company’s articles of incorporation, the Company’s board of directors has authority, without any further vote or action by the Company’s shareholders, to issue up to 10,000,000 blank check preferred shares. The Company’s board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control of us or the removal of the Company’s management.

Election and Removal of Directors
The Company’s articles of incorporation prohibit cumulative voting in the election of directors. The Company’s bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. The Company’s articles of incorporation also provide that the Company’s directors may be removed by the shareholders only for cause or pursuant to a plan of merger, consolidation or reorganization approved by the shareholders. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.
Limited Actions by Shareholders
As described above, the Company’s articles of incorporation and the Company’s bylaws provide that any action required or permitted to be taken by the Company’s shareholders must be effected at an annual or special meeting of shareholders. The Company’s articles of incorporation and the Company’s bylaws provide that, unless otherwise prescribed by law, special meetings of the Company’s shareholders may only be called by the chairman of the Company’s board of directors, the Company’s Chief Executive Officer or the Company’s Secretary at the written request of a majority of the number of directors that the Company would have if there were no vacancies on the Company’s board of directors. The business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, a shareholder may be prevented from calling a special meeting for shareholder consideration of a proposal over the opposition of the Company’s board of directors and shareholder consideration of a proposal may be delayed until the next annual meeting.
Advance Notice Requirements for Shareholder Proposals and Director Nominations
The Company’s bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder’s notice must be delivered to or mailed and received by the Company’s Secretary at the Company’s principal executive offices not less than 90 days nor more than 120 calendar days prior to the one year anniversary of the date on which the Company held the preceding year’s annual meeting of shareholders. The Company’s bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may impede shareholders’ ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

DESCRIPTION OF MATERIAL INDEBTEDNESS
The Company’s long-term debt consists of the following credit facilities and lines of credit:
•
An up to $460,000,000 five-year senior secured term loan facility, entered into on June 6, 2016 (the “$460,000,000 Facility”), for the purposes of refinancing a previous facility relating to 30 MR tankers. The amount of  $459,375,000 was advanced under the $460,000,000 Facility and is secured by, inter alia, mortgages over 30 MR tanker vessels, with reductions based on a 17 year age-adjusted amortization schedule, payable on a quarterly basis. Interest is paid quarterly, and the $460,000,000 Facility bears interest at the Eurodollar Rate for a one-month interest period, plus a 2.80% interest rate margin.

•
An up to $235,000,000 five-year senior secured financing facility, entered into on August 19, 2016 (the “$235,000,000 Facility”), for the purposes of refinancing a previous facility relating to eight Suezmax tankers. The $235,000,000 Facility consists of a term loan of up to $220,000,000 and a revolving loan of up to $15,000,000, and is secured by, inter alia, ship mortgages over eight Suezmax vessels, with reductions based on a 17-year age-adjusted amortization schedule, payable on a quarterly basis. The term loan component of the $235,000,000 Facility bears interest at the Eurodollar Rate for a three-month interest period, plus a 2.75% interest rate margin, and the interest is paid quarterly. Commitment fees on undrawn amounts related to the revolving loan component of the $235,000,000 Facility are 0.40% of the interest rate margin, and as of December 31, 2018, $5,000,000 was drawn, while $7,403,805 was available and undrawn.

•
A seven-year senior secured term loan, consisting of a delayed draw term loan of up to $75,000,000 entered into on March 17, 2016 (the “$75,000,000 Facility”). The $75,000,000 Facility was financed and is secured by, inter alia, mortgages over two 2016-build Suezmax vessels, is payable on a quarterly basis, and bears interest at the three-month LIBOR rate plus a margin of 2.20%.

•
An up to $66,000,000 five-year senior secured post-delivery term loan facility entered into on August 9, 2016 (the “$66,000,000 Facility”) for the purpose of financing two Suezmax vessels controlled through a joint venture (the “JV Vessels”) (see note 2 in the table under “Business — The Company’s Fleet”). The $66,000,000 Facility, which is secured by, inter alia, mortgages over the JV Vessels controlled through NT Suez, is a nonrecourse term loan with reductions that are based on a 15 year amortization schedule, and are payable on a quarterly basis. Interest is paid quarterly, and the $66,000,000 Facility bears interest at the Eurodollar Rate for a three-month interest period, plus a 3.25% interest rate margin.

•
An up to $360,000,000 5-year senior secured term loan and revolving credit facility (as amended, the “$360,000,000 Facility”) entered into on March 27, 2019 in connection with the Transactions. The proceeds of the $360,000,000 Facility will be used by the Company (1) to finance the merger and related transactions contemplated by the Transaction Agreement, (2) to refinance all existing indebtedness related to the collateral vessels of CPLP, (3) to refinance all existing indebtedness under the $30,000,000 LOC and (4) for the Company’s general corporate and working capital purposes. Loans under the $360,000,000 Facility are available in two tranches consisting of an up to $300,000,000 term loan and up to $60,000,000 revolving loans, for an aggregate amount not to exceed the lesser of 65% of the fair market value of the vessels pledged as collateral thereunder and $360,000,000. The $360,000,000 Facility is secured by inter alia, mortgages over 28 collateral vessels (including the vessels acquired from CPLP) (the “$360,000,000 Collateral Vessels”). Interest is payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. The $360,000,000 Facility bears interest at the LIBOR rate with three or six- month interest periods, plus a margin of 2.65% per annum. Commitment fees on undrawn amounts are 40% of the margin. The secured term loan is repaid in equal consecutive quarterly installments in an amount which reflects a straight-line amortization reducing the aggregate principal amount of the $360,000,000 Facility to $0 upon the $360,000,000 Collateral Vessels having achieved an average age of 17 years old, commencing on September 30, 2018.

Each of the credit facilities and lines of credit contain restrictive covenants and other non-financial restrictions. The $235,000,000 Facility, $460,000,000 Facility, $360,000,000 Facility, $75,000,000 Facility and $66,000,000 Facility include covenants pertaining to, among other things, the ability to incur indebtedness, restrictions on payment of dividends, minimum cash balance, collateral maintenance, net debt to capitalization ratio, and other customary restrictions. DSS LP was in compliance with its financial covenants as of December 31, 2018. The Company’s ability to continuously comply with the covenants and restrictions contained in the Company’s credit facilities and lines of credit may in the future be affected by events beyond the Company’s control, including prevailing economic, financial and industry conditions, including interest rate developments, changes in the funding costs of the Company’s banks and changes in vessel earnings and vessel asset valuations. If market or other economic conditions deteriorate, the Company’s ability to comply with these covenants may be impaired.

PRINCIPAL AND SELLING SHAREHOLDERS
The following table set forth information as of April 15, 2019, regarding the beneficial ownership of our Shares by:
•
all shareholders known by us to hold more than 5% of the outstanding Diamond S common shares, certain of whom are selling shareholders under this prospectus, as well as other shareholders that to not hold more than 5% of the outstanding Diamond S common shares but who are also selling shareholders under this prospectus;

•
each of our directors and named executive officers; and

•
all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with SEC rules. In computing percentage ownership of each person, shares subject to options held by that person that are currently exercisable or convertible, or exercisable or convertible within 60 days of April 15, 2019, are deemed to be beneficially owned by that person. These shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all shares held by them. Unless otherwise indicated in the table or footnotes below, the address for each director and named executive officer is 33 Benedict Place, Greenwich, Connecticut 06830.
	Beneficial Ownership Prior to Offering		Number of Shares Offered	Beneficial Ownership After Offering†
Name	Number	Percentage of Shares		Number	Percentage of Shares
5% Shareholders:
WL Ross & Co. LLC(1)	9,700,130	24.3	—	9,700,130	24.3
First Reserve Corporation(2)	8,174,705	20.5	—	8,174,705	20.5
CarVal Investors, LLC(3)	2,600,063	6.5	2,600,063	—	—
Chengdong Investment Corporation(4)	2,586,701	6.5	2,586,701	—	—
Evangelos M. Marinakis(5)	2,394,003	6.0	2,394,003	—	—
Other Selling Shareholders:
Siguler Guff Advisers, LLC(6)	1,939,297	4.9	1,939,297	—	—
Fairfax Financial Holdings Limited(7)	1,034,681	2.6	1,034,681	—	—
PPM America Private Equity Fund III, L.P.(8)	776,010	1.9	776,010	—	—
Pecos Shipping LLC(9)	207,812	*	207,812	—	—
Morgan Creek Capital Management, LLC(10)	103,468	*	103,468	—	—
Peter Ekvall	7,567	*	7,567	—	—
Hui-Chi Chang	1,792	*	1,792	—	—
Jasneet Manaise	2,522	*	2,522	—	—
Raghvan Narashimhan	3,783	*	3,783	—	—
Directors and Executive Officers:
Craig H. Stevenson, Jr.(11)	207,812	*	207,812	—	—
Michael G. Fogarty	10,089	*	10,089	—	—
Sanjay Sukhrani	16,647	*	16,647	—	—
Harold L. Malone III	7,901	*	—	7,901	*
Nadim Z. Qureshi	7,901	*	—	7,901	*

	Beneficial Ownership Prior to Offering		Number of Shares Offered	Beneficial Ownership After Offering†
Name	Number	Percentage of Shares		Number	Percentage of Shares
Alexandra Kate Blankenship	1	*	—	1	*
Bart H. Veldhuizen	1	*	—	1	*
All Directors and Executive Officers as a Group (7 persons)	250,352	*	234,548	15,804	*

*
Represents beneficial ownership of less than 1% of the Company’s outstanding common shares.

†
Assumes that the selling shareholders sell all of the Shares held by them that have been registered by the Company pursuant to the registration statement of which this prospectus is a part and do not sell any securities of the Company held by them that are not registered pursuant to the registration statement or acquire any additional securities of the Company. Shares registered pursuant to the registration statement are not required to be sold, and such registration does not necessarily indicate that the shareholder intends to sell such Shares.

(1)
Represents 5,680,163 shares held directly by WLR Recovery Fund IV DSS AIV, L.P., 1,299,144 shares held directly by WLR Recovery Fund V DSS AIV, L.P., 1,940,026 shares held directly by WLR Select Co-Investment, L.P., 747,557 shares held directly by WLR/GS Master Co-Investment, L.P., 21,038 shares held directly by WLR IV Parallel ESC, L.P. and 12,202 shares held directly by WLR V Parallel ESC, L.P. (collectively, the “WLR Investors”). WLR Recovery Associates IV DSS AIV GP, Ltd. is the general partner of WLR Recovery Associates IV DSS AIV, L.P., which in turn is the general partner of WLR Recovery Fund IV DSS AIV, L.P. WLR Recovery Associates V DSS AIV GP, Ltd. is the general partner of WLR Recovery Associates V DSS AIV, L.P., which in turn is the general partner of WLR Recovery Fund V DSS AIV, L.P. WLR Select Associates DSS GP, Ltd. is the general partner of WLR Select Associates DSS, L.P., which in turn is the general partner of WLR Select Co-Investment, L.P. WLR Master Co-Investment GP, LLC, is the general partner of WLR/GS Master Co-Investment, L.P. Invesco Private Capital, Inc. is the managing member of INVESCO WLR IV Associates LLC, which is the general partner of WLR IV Parallel ESC, L.P. Invesco Private Capital, Inc. is the managing member of INVESCO WLR V Associates LLC, which is the general partner of WLR V Parallel ESC, L.P. The address of each of the entities identified in this note is c/o WL Ross & Co. LLC, 1166 Avenue of the Americas, New York, NY 10036. WL Ross & Co. LLC serves as the investment manager to the funds that hold these shares.

(2)
Represents 8,030,541 shares held directly by First Reserve Fund XII, L.P. and 144,164 shares held directly by FR XII-A Parallel Vehicle, L.P. (together, the “First Reserve Investors”). First Reserve GP XII Limited (“XII Limited”) is the general partner of First Reserve GP XII, L.P. (“XII GP”), which in turn is the general partner of each First Reserve Investor. William E. Macaulay is the Chairman of XII Limited and has the right to appoint the board of directors of XII Limited. By virtue of Mr. Macaulay’s right to appoint the directors of XII Limited, Mr. Macaulay may be deemed to have the shared power to vote or direct the vote of  (and the shared power to dispose of or direct the disposition of) the First Reserve Investor shares, and therefore, Mr. Macaulay may be deemed to be a beneficial owner of the First Reserve Investor shares. XII Limited, XII GP and Mr. Macaulay disclaim beneficial ownership of all of the shares held or controlled by each First Reserve Investor. The address of each of the entities identified in this note is c/o First Reserve, 290 Harbor Drive, Stamford, CT 06902.

(3)
Represents 1,821,536 shares held directly by CVI CVF II Lux Master S.à r.l., 36,427 shares held directly by CVI AA Lux Master S.à r.l., 70,563 shares held directly by CVI CHVF Lux Master S.à r.l., 586,906 shares held directly by CVIC Lux Master S.à r.l. and 84,631 shares held directly by CVIC II Lux Master S.à r.l. (each a “CarVal Fund” and collectively, the “CarVal Funds”). CarVal Investors, LLC (the “Investment Manager”) serves as the investment manager to each of the CarVal Funds. Cécile Gadisseur, Paul Hendrik Vermaak, James P. Ganley, David J. Fry and Christopher J. Hedberg as directors of the CarVal Funds share voting and dispositive power over the shares held by the CarVal

Funds. The Investment Manager and each of the directors of the CarVal Funds disclaims beneficial ownership of all of the shares held by each of the CarVal Funds. The address of each of the entities identified in this note is c/o CarVal Investors, LLC, 9320 Excelsior Boulevard, 7th Floor, Hopkins, MN 55343.
(4)
China Investment Corporation is a wholly state-owned company incorporated under the Company Law of the People’s Republic of China. By virtue of China Investment Corporation being the parent of CIC International Co., Ltd., which is the parent of Chengdong Investment Corporation, China Investment Corporation and CIC International Co., Ltd. are deemed to share beneficial ownership of shares beneficially owned by Chengdong Investment Corporation. The address of each of the entities identified in this note is c/o China Investment Corporation, Private Equity Department, Rm. 601, New Poly Plaza, No. 1 Chaoyangmen Beidajie, Dongcheng, Beijing 100010 China, Attn: Lifen Li.

(5)
Represents the number of shares held by Capital Maritime & Trading Corp. (“Capital Maritime”), Capital GP L.L.C. (“Capital GP”) and Crude Carriers Investments Corp. (“CCIC”) that may be deemed to be beneficially owned by the Marinakis family, including Evangelos M. Marinakis. Capital Maritime beneficially owns 2,071,753 shares, including 239,414 shares through its ownership of Capital GP, and CCIC holds 322,250 shares. The address of each of the persons identified in this note is c/o Capital Maritime & Trading Corp., 3 Iassonos Street Piraeus, 18537, Greece.

(6)
Represents 415,564 shares held directly by Maycomb Holdings II, LLC, 969,648 shares held directly by Maycomb Holdings III, LLC, and 554,085 shares held directly by Maycomb Holdings IV, LLC (each a “Siguler Guff Fund” and collectively, the “Siguler Guff Funds”). Each Siguler Guff Fund is a Delaware limited liability company and managed by its managing member (Siguler Guff DOF II GP, LLC, Siguler Guff DOF III GP, LLC, and Siguler Guff DOF IV GP, LLC, respectively, and all Delaware limited liability companies). Siguler Guff Advisers, LLC (“SGA”), a Delaware limited liability company and a registered investment adviser under the Investment Advisers Act of 1940, has investment authority over each managing member as well as the Siguler Guff Funds. SGA is controlled through the voting partners of its parent holding company (“Principals”): George W. Siguler, Andrew J. Guff, Donald P. Spencer and Ken Burns. SGA and its Principals share voting and investment power over the shares held of record by the Siguler Guff Funds. By reason of such authority, SGA and the Principals may be deemed to indirectly beneficially own securities owned by the Siguler Guff Funds. SGA and the Principals each disclaim beneficial ownership of the shares except to the extent of its pecuniary interest, direct or indirect. The address of the entities identified in this note is c/o Siguler Guff  & Co. LP, 200 Park Ave., 23rd Floor, New York, NY 10166.

(7)
V. Prem Watsa, Chief Executive Officer and Chairman of the board of directors of Fairfax Financial Holdings Limited (“Fairfax”), controls The Sixty Two Investment Company Limited (“Sixty Two”), and The One One Zero Nine Holdco Limited (“Holdco”), and himself beneficially owns an additional 85,504 subordinate voting shares and exercises control or direction over an additional 2,100 subordinate voting shares of Fairfax. These shares, together with the shares owned directly by Sixty Two and Holdco, represent approximately 42.5% of the total votes attached to all classes of Fairfax shares (100% of the total votes attached to the multiple voting shares and 1.2% of the total votes attached to the subordinate voting shares). Odyssey Reinsurance Company is an indirect wholly-owned subsidiary of Fairfax. The address of the entities identified in this note is c/o Hamblin Watsa Investment Counsel Ltd., 95 Wellington Street West., Suite 802, Attn: General Counsel, Toronto, Ontario, M5J 2N7.

(8)
PPM America Private Equity Fund III LP (the “PPM Fund”) is a private equity fund that is managed by its general partner, PPM America Capital Partners III, LLC (the “PPM General Partner”). The members of the PPM General Partner are Bruce Gorchow, Scott Rooth, Champ Raju, Mark Staub, Craig Radis, Kevin Keefe, Claudia Baron, Ray Zhang, Austin Krumpfes, and PPM America, Inc. (“PPM America”), a registered investment adviser. PPM America is deemed to have ultimate control over the PPM General Partner and therefore the PPM Fund. The limited partners of the PPM Fund are Jackson National Life Insurance Company and Pacus (UK) Limited, as nominee for The Prudential Assurance Company Limited. Both limited partners and PPM America are indirect subsidiaries of Prudential plc, a financial services company publicly traded on the London Stock Exchange. The address of the shareholder is 225 W. Wacker Drive, Suite 1200, Attn: Champ Raju, Chicago, IL 60606.

(9)
Craig H. Stevenson, Jr. has sole voting and investment power over the shares held of record by Pecos Shipping LLC (“Pecos”). Mr. Stevenson disclaims beneficial ownership of all of the shares held or controlled by Pecos. The address for Pecos is c/o Diamond S Management LLC, 33 Benedict Place, Greenwich, CT 06830.

(10)
Morgan Creek Partners Co-Investment Fund II, LP is a Delaware Limited Partnership managed by Morgan Creek Capital Management, LLC, which is an SEC Registered Investment Advisor and managed by its managing member Mark Yusko. The address of the shareholder is 301 W Barbee Chapel Road, Suite 200, Chapel Hill, NC 27517.

(11)
Represents shares held directly by Pecos. See footnote (9).

PLAN OF DISTRIBUTION
The Shares offered by this prospectus may be sold or distributed from time to time by the selling shareholders, or by their pledgees, donees, partners, members, transferees or other successors, in any one or more of the following ways:
•
directly to one or more purchasers in privately negotiated transactions;

•
through underwriters;

•
through ordinary brokerage transactions, or other transactions involving brokers, dealers or agents;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act;

•
on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of the sale;

•
in the over-the-counter market;

•
through block trades (including crosses) in which the broker or dealer engaged to handle the block trade will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•
through the writing of options (including the issuance by the selling shareholders of derivative securities), whether the options or such other derivative securities are listed on an options exchange or otherwise;

•
through short sales;

•
in hedging transactions;

•
through the distribution by a selling shareholder to its partners, members or shareholders;

•
through a combination of any of the above methods of sale; or

•
by any other method permitted pursuant to applicable law.

Shares may also be exchanged pursuant to this prospectus for satisfaction of the selling shareholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.
The prices at which the Shares offered by this prospectus are sold may include:
•
a fixed price or prices, which may be changed;

•
prevailing market prices at the time of sale;

•
prices related to prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•
varying prices determined at the time of sale; or

•
negotiated prices.

At the time a particular offering of the Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the names of the selling shareholders, the aggregate amount of Shares being offered and the terms of the offering, including, to the extent required, (1) the name or names of any underwriters, broker-dealers or agents, (2) any discounts, commissions and other terms constituting compensation from the selling shareholders, (3) any discounts, commissions or concessions allowed or re-allowed to be paid to broker-dealers, (4) any other offering expenses, (5) any securities exchanges on which the Shares may be listed, (6) the method of distribution of the Shares, (7) the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers, and (8) any other material information.

The selling shareholders may from time to time pledge or grant a security interest in some or all of the Shares, and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the Shares from time to time under this prospectus, or under a supplement or amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee. The list of selling shareholders may similarly be amended to include any donee, transferee or other successor of the selling shareholders.
The selling shareholders and any broker-dealers or agents who participate in the distribution of Shares may be deemed to be “underwriters.” As a result, any profits on the sale of the Shares by selling shareholders and any discounts, commissions or concessions received by any such broker-dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the selling shareholders were deemed to be underwriters, the selling shareholders may be subject to certain statutory liabilities as underwriters under the Securities Act.
The Shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters or dealers to purchase the Shares offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all of the offered Shares if any are purchased. Any public offering price and any discount or concession allowed or re-allowed or paid by underwriters or dealers to other dealers may be changed from time to time.
If Shares are sold through underwriters or broker-dealers, each selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions applicable to the sale of such selling shareholder’s Shares.
Each selling shareholder reserves the right to accept and, together with its agents, to reject, any proposed purchases of Shares to be made directly or through agents.
The selling shareholders and any other person participating in a distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of the Shares by the selling shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the Shares. All of the foregoing may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.
In order to comply with the securities laws of certain states, if applicable, the Shares may be sold in those jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.
We know of no existing arrangements between any selling shareholder, any other shareholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the Shares offered by this prospectus. To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker-dealer or agent regarding the Shares by the selling shareholders. There can be no assurance that any selling shareholder will sell any or all of the Shares pursuant to this prospectus.
Pursuant to the Registration Rights Agreement, we are obligated to provide customary indemnification to the selling shareholders. In addition, we have agreed to pay all reasonable expenses incidental to the registration of the Shares, including the payment of federal securities law and state “blue sky” registration fees excluding underwriting discounts and commissions relating to the sale of Shares by the selling shareholders.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

This offering will terminate on the date that all of the Shares offered by this prospectus have been sold by the selling shareholders.
The selling shareholders may also sell Shares pursuant to Section 4(a)(7) of the Securities Act or Rule 144 under the Securities Act, or other exemption from registration under the Securities Act, rather than this prospectus, in each case if such exemption is available.

LEGAL MATTERS
The validity of the Shares offered hereby will be passed upon by Seward & Kissel LLP.
EXPERTS
The consolidated financial statements of Athena SpinCo Inc. (now known as Diamond S Shipping Inc.) as of December 31, 2018 and for the period from November 14, 2018 (inception date) to December 31, 2018 included in this prospectus have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The combined carve-out financial statements of the crude and product tanker business of Capital Products Partners L.P. as of December 31, 2018 and 2017 and for each of the three years in the period ended December 31, 2018 included in this prospectus have been audited by Deloitte Certified Public Accountants S.A., an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
The consolidated financial statements of DSS Holdings L.P. and subsidiaries as of December 31, 2018 and March 31, 2018 and for the nine months ended December 31, 2018 and for each of the two years in the period ended March 31, 2018 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Athena SpinCo Inc.
Majuro, Republic of the Marshall Islands.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of Athena SpinCo Inc. (the “Company”) as of December 31, 2018, the related consolidated statement of operations, changes in stockholders’ equity, and cash flows, for the period from November 14, 2018 (inception date) to December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018, and the results of its operations and its cash flows for the period from November 14, 2018 (inception date) to December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Deloitte Certified Public Accountants S.A.
Athens, Greece
February 25, 2019 (April 29, 2019 as to Note 5)
We have served as the Company’s auditor since 2018.

Athena SpinCo Inc.
Consolidated balance sheet
As of December 31, 2018
Assets
Total assets	$—
Liabilities and stockholders’ equity
Current liabilities
Trade accounts payable (Note 3)	3,250
Total current liabilities	3,250
Total liabilities	3,250
Commitments and contingencies (Note 3)
Stockholders’ equity
Common stock, par value $0.001 per share, 500 shares authorized, issued and outstanding	0.5
Contribution receivable from Parent	(0.5)
Retained (deficit)	(3,250)
Total stockholders’ equity	(3,250)
Total liabilities and stockholders’ equity	$—

The accompanying notes are an integral part of these consolidated financial statements.

Athena SpinCo Inc.
Consolidated statement of operations
For the period from November 14, 2018 (inception date) to December 31, 2018

Expenses:
General and administrative expenses (Note 3)	$3,250
Operating (loss)	(3,250)
Net (loss)	$(3,250)
Net (loss) per:
Common share basic and diluted	$(6.5)
Weighted-average shares outstanding
Common shares basic and diluted	500
The accompanying notes are an integral part of these consolidated financial statements.

Athena SpinCo Inc.
Consolidated statement of changes in stockholders’ equity
	Number of common stock	Common stock par value	Contribution receivable from Parent	Retained (deficit)	Total equity
Balance, November 14, 2018 (inception date)
Issuance of common shares	500	$0.5	$(0.5)	$—	$—
Net (loss)	—	—		(3,250)	(3,250)
Balance, December 31, 2018	500	$0.5	$(0.5)	$(3,250)	$(3,250)

The accompanying notes are an integral part of these consolidated financial statements.

Athena SpinCo Inc.
Consolidated statement of cash flows
For the period from November 14, 2018, (inception date) to December 31, 2018
Cash flows from operating activities:
Net (loss)	$(3,250)
Changes in operating assets and liabilities:
Trade accounts payable	$3,250
Net cash provided by operating activities	—
Non-cash Financing Activity:
Issuance of common shares	$0.5
The accompanying notes are an integral part of these consolidated financial statements.

Athena SpinCo Inc.
Notes to the consolidated financial statements
1.
General Information

Athena SpinCo Inc., a fully owned subsidiary of Capital Product Partners L.P. (“CPP”), was formed by CPP on November 14, 2018 under the laws of the Republic of the Marshall Islands.
The consolidated financial statements include Athena SpinCo Inc. and the following fully owned subsidiaries (collectively “Athena”) which were all incorporated under the laws of the Marshall Islands.
Subsidiary	Date of Incorporation
Athena MergerCo 1 Inc.	11/14/2018
Athena MergerCo 2 Inc.	11/14/2018
Athena MergerCo 3 LLC	11/14/2018
Athena MergerCo 4 LLC	11/14/2018
On November 27, 2018, Athena (anticipated to be named Diamond S Shipping Inc. (“Diamond S”) prior to the distribution) entered into an agreement (the “Transaction Agreement”) for the purpose of receiving, via contribution from CPP, CPP’s crude and product tanker vessels and associated inventories, $10 million in cash plus prorated charter hire and net payments received from the lockbox date (determined in accordance with the terms of the Transaction Agreement) with specific arrangements relating to the funding of working capital (the “separation”) and combining these assets with the business and operations of DSS Holdings L.P. (“DSS LP”).
More specifically, prior to the distribution, CPP will cause Athena’s articles of incorporation to be amended and the name of Athena to be changed to “Diamond S Shipping Inc.” with authorized common share capital consisting of 100,000,000 shares, par value $0.001 per share, and authorized preferred share capital consisting of 10,000,000 shares, par value $0.001 per share. Following the separation, CPP will distribute all 12,725,000 shares of Diamond S common stock that it owns by way of a pro rata distribution to holders of CPP common units and CPP general partner units (the “distribution”). CPP unitholders will be entitled to receive one share of Diamond S common stock for every 10.19149 CPP common units or CPP general partner units held by such unitholder as of the record date.
Immediately following the distribution, there will be a series of mergers as a result of which Diamond S will acquire the business and operations of DSS LP (the “combination”). In the combination, Diamond S will issue additional shares of Diamond S common stock to DSS LP in such amount as to reflect the relative net asset values of the respective businesses and the agreed implied premium on the net asset value of CPP’s tanker business. DSS LP will in turn distribute these shares to its limited partners.
As of December 31, 2018, the separation had not yet occurred.
2.
Significant Accounting Policies

Basis of presentation: Athena’s financial statements have been prepared in accordance with U.S. generally accepted accounting principles.
3.
Trade accounts payable

As of December 31, 2018 the amount of  $3,250 represents Athena’s incorporation fees.
4.
Commitments and Contingencies

As of December 31, 2018 Athena had no outstanding commitments and contingencies.
5.
Subsequent Events

Athena has evaluated all subsequent events through April 29, 2019, the date the financial statements were available to be issued, to ensure that these financial statements include appropriate recognition and disclosure of recognized events as of December 31, 2018, and material subsequent events thereafter.

On March 27, 2019, Athena completed the merger discussed in Note 1 (the “Merger”), and the combined entity, Diamond S Shipping Inc. (“DSSI”), became a publicly traded company on March 28, 2019, with its shares listed on the New York Stock Exchange. DSSI owns and operates 68 vessels.
The Merger will be accounted for as an asset acquisition under the guidelines of the FASB Accounting Standards Codification 805, and Accounting Standards Update 2017-01, whereby Athena, along with the subsidiaries contributed from Capital Products Partners LP, will be the acquiree for accounting purposes.
As of April 29, 2019, except as disclosed in this note and elsewhere in these consolidated financial statements, there were no additional subsequent events that the Company believes require recognition or disclosure.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Shareholders of
Capital Product Partners L.P.
Majuro, Republic of the Marshall Islands.
Opinion on the Financial Statements
We have audited the accompanying combined carve-out balance sheets of the crude and product tanker business of Capital Product Partners L.P. (the “Company”) as of December 31, 2018 and 2017, the related combined carve-out statements of comprehensive income, changes in net parent investment, and cash flows, for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte Certified Public Accountants S.A.
Athens, Greece
February 25, 2019
We have served as the Company's auditor since 2018.

Crude and product tanker business of Capital Product Partners L.P.

Combined carve-out balance sheets
(In thousands of United States dollars)
	As of December 31, 2018	As of December 31, 2017
Assets
Current assets
Cash and cash equivalents	1,582	4,409
Restricted cash (Note 6)	1,004	—
Trade accounts receivable	13,181	1,580
Prepayments and other assets	1,882	1,428
Inventories	7,183	2,817
Total current assets	24,832	10,234
Fixed assets
Vessels, net (Note 4)	643,682	607,528
Total fixed assets	643,682	607,528
Other non-current assets
Above market acquired charters (Note 5)	7,531	—
Deferred charges, net	2,219	818
Prepayments and other assets	1,035	—
Restricted cash (Note 6)	300	—
Total non-current assets	654,767	608,346
Total assets	679,599	618,580
Liabilities and net parent investment
Current liabilities
Current portion of long-term debt (Note 6)	3,146	328
Trade accounts payable	11,458	5,235
Due to related parties (Note 3)	47	30
Accrued liabilities (Note 8)	7,800	5,831
Deferred revenue, current (Note 3)	1,754	7,273
Total current liabilities	24,205	18,697
Long-term liabilities
Long-term debt (Note 6)	55,318	15,422
Deferred revenue	2	4
Total long-term liabilities	55,320	15,426
Total liabilities	79,525	34,123
Commitments and contingencies (Note 11)
Net parent investment	600,074	584,457
Total liabilities and net parent investment	679,599	618,580

The accompanying notes are an integral part of these combined carve-out financial statements.

Crude and product tanker business of Capital Product Partners L.P.

Combined carve-out statements of comprehensive income
(In thousands of United States dollars)
	For the years ended December 31,
	2018	2017	2016
Revenues
Revenues	148,318	97,806	101,506
Revenues – related party (Note 3)	13,342	34,676	26,681
Total revenues	161,660	132,482	128,187
Expenses:
Voyage expenses (Note 9)	37,202	10,537	6,568
Voyage expenses – related party (Notes 3, 9)	—	—	360
Vessel operating expenses (Note 9)	59,962	47,119	38,329
Vessel operating expenses – related party (Notes 3, 9)	8,444	7,192	6,533
General and administrative expenses – related party (Note 3)	3,832	3,979	3,960
Vessel depreciation and amortization (Note 4)	40,274	38,014	36,814
Operating income	11,946	25,641	35,623
Other (expense)/income, net:
Interest expense and finance cost	(2,578)	(583)	(93)
Other income/(expense)	167	(321)	118
Total other (expense)/income, net	(2,411)	(904)	25
Net income	9,535	24,737	35,648

The accompanying notes are an integral part of these combined carve-out financial statements.

Crude and product tanker business of Capital Product Partners L.P.

Combined carve-out statements of changes in net parent investment
(In thousands of United States dollars)
	2018	2017	2016
Balance at January 1,	584,457	620,286	637,240
Net income	9,535	24,737	35,648
Net transfers from/(to) parent	6,082	(60,566)	(52,602)
Balance at December 31,	600,074	584,457	620,286

The accompanying notes are an integral part of these combined carve-out financial statements.

Crude and product tanker business of Capital Product Partners L.P.
Combined carve-out statements of cash flows
(In thousands of United States dollars)
	For the years ended December 31,
	2018	2017	2016
Cash flows from operating activities:
Net income	9,535	24,737	35,648
Adjustments to reconcile net income to net cash provided by operating activities:
Vessel depreciation and amortization (Note 4)	40,274	38,014	36,814
Amortization of above market acquired charters (Note 5)	2,510	827	234
Changes in operating assets and liabilities:
Trade accounts receivable	(11,601)	(960)	(340)
Prepayments and other assets	(454)	(544)	332
Inventories	(4,366)	(281)	(201)
Trade accounts payable	5,439	1,049	322
Due to related parties	17	28	(66)
Accrued liabilities	1,955	2,110	343
Deferred revenue	(5,521)	35	(2,352)
Dry docking costs paid	(2,312)	(520)	(2,189)
Net cash provided by operating activities	35,476	64,495	68,545
Cash flows from investing activities:
Vessel acquisitions and improvements including time charter agreements (Notes 4, 5)	(41,837)	(359)	(17,192)
Net cash used in investing activities	(41,837)	(359)	(17,192)
Cash flows from financing activities:
Net transfers from/(to) parent	6,082	(60,566)	(52,602)
Payments of long-term debt (Note 6)	(1,244)	—	—
Net cash provided by/(used in) financing activities	4,838	(60,566)	(52,602)
Net (decrease)/increase in cash, cash equivalents and restricted cash	(1,523)	3,570	(1,249)
Cash, cash equivalents and restricted cash at the beginning of the year	4,409	839	2,088
Cash, cash equivalents and restricted cash at the end of the year	2,886	4,409	839
Supplemental cash flow information:
Cash paid for interest expense	$2,285	$526	$80
Non-Cash Investing and Financing Activities
Capital expenditures included in liabilities	373	44	261
Capitalized dry docking costs included in liabilities	474	5	525
Assumption of loans regarding the acquisition of the shares of the companies owning the M/T Aristaios, the M/T Anikitos and the M/T Amor (Notes 4, 6)	43,958	—	15,750
Reconciliation of cash, cash equivalents and restricted cash
Cash and cash equivalents	1,582	4,409	839
Restricted cash – Current assets	1,004	—	—
Restricted cash – Non-current assets	300	—	—
Total cash, cash equivalents and restricted cash shown in the statements of cash flows	2,886	4,409	839

The accompanying notes are an integral part of these combined carve-out financial statements.

Crude and product tanker business of Capital Product Partners L.P.

Notes to the combined carve-out financial statements
(In thousands of United States dollars)
1.
General Information

The accompanying combined carve-out financial statements include the subsidiaries of Capital Product Partners L.P. (“CPP”) listed below for all periods presented and are using the historical carrying costs of the assets and the liabilities of these vessel-owning companies from their dates of incorporation. All these companies are incorporated under the laws of the Marshall Islands and Liberia.
Athena SpinCo Inc. (“Athena”), a fully owned subsidiary of CPP, was formed by CPP on November 14, 2018 under the laws of the Republic of the Marshall Islands. On November 27, 2018 CPP agreed to separate its crude and product tanker business by transferring to Athena, among other things, its interest in 25 subsidiaries, each owning one tanker (collectively, the “crude and product tanker business” or the “Company”). The crude and product tanker business comprises 25 tankers consisting of 21 modern medium-range tankers, all of which are classed as IMO II/III vessels, one aframax crude oil tanker and three suezmax crude oil tankers.
The operations of the vessels are managed by Capital Ship Management Corp. (the “Manager” or “CSM”). The Manager, a related party, provides the Company with a wide range of shipping services such as commercial and technical management services.
The Company’s vessels are capable of carrying a wide range of cargoes, including crude oil, refined oil products, such as gasoline, diesel, fuel oil and jet fuel, edible oils and certain chemicals, such as ethanol under short-term voyage charters and medium to long-term time and bareboat charters.
The fully owned subsidiaries of CPP which are included in the Company’s combined carve-out financial statements are:
Company	Date of Incorporation	Name of Vessel Owned by Subsidiary	Dead Weight Tonnage (“dwt”)	Acquisition Date
Shipping Rider Co.	09/16/2003	M/T Atlantas II	36,760	04/4/2007
Centurion Navigation Limited	08/27/2003	M/T Aktoras	36,759	04/4/2007
Polarwind Maritime S.A.	10/10/2003	M/T Agisilaos	36,760	04/4/2007
Carnation Shipping Company	11/10/2003	M/T Arionas	36,725	04/4/2007
Tempest Maritime Inc.	09/12/2003	M/T Aiolos	36,725	04/4/2007
Apollonas Shipping Company	02/10/2004	M/T Avax	47,834	04/4/2007
Iraklitos Shipping Company	02/10/2004	M/T Axios	47,872	04/4/2007
Laredo Maritime Inc.	02/03/2004	M/T Akeraios	47,781	07/13/2007
Adrian Shipholding Inc.	06/22/2004	M/T Alkiviadis	36,721	06/30/2010
Lorenzo Shipmanagement Inc.	05/26/2004	M/T Apostolos	47,782	09/20/2007
Splendor Shipholding S.A.	07/08/2004	M/T Anemos I	47,782	09/28/2007
Sorrel Shipmanagement Inc.	02/07/2006	M/T Alexandros II	51,258	01/29/2008
Wind Dancer Shipping Inc.	02/07/2006	M/T Aristotelis II	51,226	06/17/2008
Belerion Maritime Co.	01/24/2006	M/T Aris II	51,218	08/20/2008
Navarro International S.A.	07/14/2006	M/T Ayrton II	51,260	04/13/2009
Epicurus Shipping Company	02/11/2004	M/T Atrotos	47,786	03/01/2010
Canvey Shipmanagement Co.	03/18/2004	M/T Assos	47,872	08/16/2010
Isiodos Product Carrier S.A.	05/31/2013	M/T Active	50,136	03/31/2015
Titanas Product Carrier S.A.	05/31/2013	M/T Amadeus	50,108	06/30/2015
Filonikis Product Carrier S.A.	05/31/2013	M/T Amor	49,999	10/24/2016
Miltiadis M II Carriers Corp.	04/06/2006	M/T Miltiadis M II	162,397	09/30/2011

Company	Date of Incorporation	Name of Vessel Owned by Subsidiary	Dead Weight Tonnage (“dwt”)	Acquisition Date
Amoureux Carriers Corp.	04/14/2010	M/T Amoureux	149,993	09/30/2011
Aias Carriers Corp.	04/14/2010	M/T Aias	150,393	09/30/2011
Asterias Crude Carrier S.A.	07/13/2015	M/T Aristaios	113,689	01/17/2018
Iason Product Carrier S.A.	08/28/2013	M/T Anikitos	50,082	05/04/2018
2.
Significant Accounting Policies

(a) Basis of presentation:   The accompanying combined carve-out financial statements include the accounts of the legal entities comprising the Company as discussed in Note 1. These combined carve-out financial statements have been prepared on a stand-alone basis and are derived from the consolidated financial statements and accounting records of CPP. The combined financial statements reflect the financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
These financial statements are presented as if such businesses had been combined throughout the periods presented. All intercompany accounts and transactions between the entities comprising the Company have been eliminated in the accompanying combined carve-out financial statements.
As part of CPP, the Company is dependent upon CPP for the major part of its working capital and financing requirements as CPP uses a centralized approach to cash management and financing of its operations. Financial transactions relating to the Company are accounted for through the net parent investment account. Accordingly, none of CPP’s cash and cash equivalents or debt at the corporate level have been assigned to the Company in the combined carve-out financial statements. Net parent investment represents CPP’s interest in the Company’s net assets and includes the Company’s cumulative earnings as adjusted for cash distributions to and cash contributions from CPP. Transactions with CPP are reflected in the accompanying combined carve-out statements of cash flows as a financing activity, in the combined carve-out changes in net parent investment as “Net transfers from/(to) parent” and in the combined carve-out Balance Sheets within “Net parent investment”.
The combined carve-out statements of comprehensive income reflects expense allocations made to the Company by CPP for certain corporate functions and for shared services provided by CPP. Where possible, these allocations were made by CPP on a pro-rata basis. See Note 3d “Transactions with Related Parties”—“General and administrative expenses” for further information on expenses allocated by CPP. Both the Company and CPP consider the basis on which the expenses have been allocated to be a reasonable reflection of the utilization of services provided to or the benefit received by the Company during the periods presented. Nevertheless, the combined carve-out financial statements may not be indicative of the Company’s future performance and may not include all of the actual expenses that would have been incurred by the Company as an independent publicly traded company or reflect the Company’s financial position, results of operations and cash flows that would have been reported if the Company had been a stand-alone entity during the periods presented.
(b) Use of Estimates:   The preparation of the accompanying combined carve-out financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses recognized during the reporting period. Actual results could differ from those estimates.
(c) Accounting for Revenue, Voyage and Operating Expenses:   The Company generates its revenues from charterers for the charter hire of its vessels. Vessels are chartered on time charters, bareboat charters or voyage charters.
A time charter is a contract for the use of a vessel for a specific period of time and a specified daily charter hire rate, which is generally payable in advance. A time charter generally provides typical warranties and owner protective restrictions. The performance obligations in a time charter are satisfied over the term of the contract beginning when the vessel is delivered to the charterer until it is redelivered back to the owner of the vessel. Some of the Company’s time charters may also contain profit sharing provisions, under which the Company can realize additional revenues in the event that spot rates are higher than the base rates in these time charters. A bareboat charter is a contract in which the vessel owner provides the vessel to the charterer for a fixed period of time at a specified daily rate, which is generally payable in advance, and the charterer generally assumes all risk and costs of operation during the bareboat charter period. The time charter and bareboat contracts are considered operating leases and therefore do not fall under the scope of Accounting Standards Codification (“ASC”) 606 because (i) the vessel is an identifiable asset (ii) the owner of the vessel does not have substantive substitution rights and (iii) the charterer has the right to control the use of the vessel during the term of the contract and derives the economic benefits from such use. Revenues from time and bareboat charters are recognized ratably on a straight line basis over the period of the respective charter. Revenues from profit sharing arrangements in time charters are recognized in the period earned. Under time and bareboat charter agreements, all voyages expenses, except commissions are assumed by the charterer. Operating costs incurred for running the vessel such as crew costs, vessel insurance, repairs and maintenance and lubricants are paid for by the Company under time charter agreements.
A voyage charter is a contract, in which the vessel owner undertakes to transport a specific amount and type of cargo on a load port-to-discharge port basis, subject to various cargo handling terms. The Company accounts for a voyage charter when all the following criteria are met: (1) the parties to the contract have approved the contract in the form of a written charter agreement and are committed to perform their respective obligations, (2) the Company can identify each party’s rights regarding the services to be transferred, (3) the Company can identify the payment terms for the services to be transferred, (4) the charter agreement has commercial substance (that is, the risk, timing, or amount of the Company’s future cash flows is expected to change as a result of the contract) and (5) it is probable that the Company will collect substantially all of the consideration to which it will be entitled in exchange for the services that will be transferred to the charterer. The Company determined that its voyage charters consist of a single performance obligation which is met evenly as the voyage progresses and begin to be satisfied once the vessel is ready to load the cargo. The voyage charter party agreement generally has a demurrage clause according to which the charterer reimburses the vessel owner for any potential delays exceeding the allowed lay-time as per the charter party clause at the ports visited which is recorded as demurrage revenue. Revenues from voyage charters are recognized on a straight line basis over the voyage duration which commences once the vessel is ready to load the cargo and terminates upon the completion of the discharge of the cargo. In voyage charters vessel operating and voyage expenses are paid for by the Company. The voyage charters are considered service contracts which fall under the provisions of ASC 606.
Deferred revenue represents cash received for undelivered performance obligations and deferred revenue resulting from straight-line revenue recognition in respect of charter agreements that provide for varying charter rates. The portion of the deferred revenue that will be earned within the next twelve months is classified as current liability and the remaining as long-term liability.
Vessel voyage expenses are direct expenses to voyage revenues and primarily consist of brokerage commissions, port expenses, canal dues and bunkers. Brokerage commissions are paid to shipbrokers for their time and efforts for negotiating and arranging charter party agreements on behalf of the Company and expensed over the related charter period and all the other voyage expenses are expensed as incurred except for expenses during the ballast portion of the voyage. Any expenses incurred during the ballast portion of the voyage (period between the contract date and the date of the vessel’s arrival to the load port) such as bunker expenses, canal tolls and port expenses are deferred and are recognized on a straight-line basis, in voyage expenses, over the voyage duration as the Company satisfies the performance obligations under the contract because these costs are (1) incurred to fulfill a contract that we can specifically identify, (2) able to generate or enhance resources of the company that will be used to satisfy performance of the terms of the contract, and (3) expected to be recovered from the charterer. These costs are considered ‘contract fulfillment costs’ and are included in ‘prepayments and other assets’ in the combined carve-out balance sheets.

Vessel operating expenses presented in the combined carve-out financial statements mainly consist of:
•
Management fees payable to the Company’s manager under three different types of Management agreements (Note 3); and

•
Crew, repairs and maintenance, insurance, stores, spares, lubricants and other operating expenses.

Vessel operating expenses are expensed as incurred.
(d) Foreign Currency Transactions:   The Company’s functional currency is the U.S. Dollar, because the Company’s vessels operate in international shipping markets that utilize the U.S. Dollar as the functional currency. The accounting records of the Company are maintained in U.S. Dollars. Transactions involving other currencies during the year are converted into U.S. Dollars using the exchange rates in effect at the time of the transactions. At the balance sheet dates, monetary assets and liabilities, which are denominated in currencies other than the U.S. Dollar, are translated into the functional currency using the exchange rate at those dates. Gains or losses resulting from foreign currency transactions are included in other income/(expense) in the accompanying combined carve-out statements of comprehensive income.
(e) Cash and Cash Equivalents:   The Company considers highly liquid investments such as time deposits and certificates of deposit with an original maturity of three months or less to be cash equivalents.
(f) Restricted cash:   For the Company to comply with debt covenants under its credit facilities, it must maintain minimum cash deposits. Such deposits are considered by the Company to be restricted cash.
(g) Trade Accounts Receivable:   The amount shown as trade accounts receivable primarily consists of earned revenue that has not been billed yet or that it has been billed but not yet collected. At each balance sheet date all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate write off. As of December 31, 2018 and 2017 there were no allowances for doubtful receivables.
(h) Inventories:   Inventories consist of consumable bunkers, lubricants, spares and stores and are stated at the lower of cost and net realizable value. Net realizable value is the estimated selling prices less reasonably predictable costs of disposal and transportation. The cost is determined by the first-in, first-out method.
(i) Fixed Assets:   Fixed assets consist of vessels, which are stated at cost, less accumulated depreciation. Vessel cost consists of the contract price for the vessel and any material expenses incurred upon their construction (improvements and delivery expenses, on-site supervision costs incurred during the construction periods, as well as capitalized interest expense during the construction period). Vessels acquired through acquisition of businesses are recorded at their acquisition date fair values. The cost of each of the Company’s vessels is depreciated; beginning when the vessel is ready for its intended use, on a straight-line basis over the vessel’s remaining economic useful life, after considering the estimated residual value. Management estimates the scrap value of the Company’s vessels to be $0.2 per light weight ton (LWT) and useful life to be 25 years.
(j) Impairment of Long-lived Assets:   An impairment loss on long-lived assets is recognized when indicators of impairment are present and the carrying amount of the long-lived asset is greater than its fair value and not believed to be recoverable. In determining future benefits derived from use of long-lived assets, the Company performs an analysis of the anticipated undiscounted future net cash flows of the related long-lived assets. If the carrying value of the asset, including any related intangible assets and liabilities, exceeds its undiscounted future net cash flows, the carrying value is reduced to its fair value. Various factors including future charter rates and vessel operating costs are included in this analysis.
In recent years, changing market conditions resulted in a decrease in charter rates and values of assets. The Company considered these market developments as indicators of potential impairment of the carrying amount of its long-lived assets. The Company has performed an undiscounted cash flow test based on U.S. GAAP as of December 31, 2018 and 2017, determining undiscounted projected net operating cash flows for the vessels and comparing them to the carrying values of the vessels, and any related intangible assets and liabilities. In developing estimates of future cash flows, the Company made assumptions about future charter rates, utilization rates, vessel operating expenses, future dry docking costs and the estimated remaining useful life of the vessels. These assumptions are based on historical trends as well as future expectations that are in line with the Company’s historical performance and expectations for the vessels’ utilization under the current deployment strategy. Based on these assumptions, the Company determined that the vessels held for use and their related intangible assets and liabilities were not impaired as of December 31, 2018 and 2017.
(k) Deferred charges, net:   are comprised mainly of dry docking costs. The Company’s vessels are required to be dry docked every thirty to sixty months for major repairs and maintenance that cannot be performed while the vessels are under operation. The Company has adopted the deferral method of accounting for dry docking activities whereby costs incurred are deferred and amortized on a straight line basis over the period until the next scheduled dry docking activity.
(l) Intangible assets:   The Company records all identified tangible and intangible assets or any liabilities associated with the acquisition of a business or an asset at fair value. When a vessel or a business that owns a vessel is acquired with an existing charter agreement, the Company considers whether any value should be assigned to the attached charter agreement acquired. The value to be assigned to the charter agreement is based on the difference of the contractual charter rate of the agreement acquired and the prevailing market rate for a charter of equivalent duration at the time of the acquisition, determined by independent appraisers as at that date. The resulting above-market (assets) or below-market (liabilities) charters are amortized using the straight line method as a reduction or increase, respectively, to revenues over the remaining term of the charters.
(m) Segment Reporting:   The Company reports financial information and evaluates its operations by charter revenues and not by the length, type of vessel or type of ship employment for its customers, i.e. time or bareboat charters. The Company does not use discrete financial information to evaluate the operating results for each such type of charter or vessel. Although revenue can be identified for these types of charters or vessels, management cannot and does not identify expenses, profitability or other financial information for these various types of charters or vessels. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet, and thus the Company has determined that it operates as one reportable segment. Furthermore, when the Company charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, the disclosure of geographic information is impracticable.
(n) Recent Accounting Pronouncements:
We are an Emerging Growth Company (EGC) as defined by the JOBS Act and have elected to defer the adoption of accounting pronouncements using the dates required for Private Companies.
In January 2017, the Financial Accounting Standards Board (“FASB”) issued the Accounting Standard Update (“ASU”) 2017-01 Business Combinations to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisition (or disposals) of assets or businesses. Under current implementation guidance the existence of an integrated set of acquired activities (inputs and processes that generate outputs) constitutes an acquisition of business. This ASU provides a screen to determine when a set of assets and activities does not constitute a business. The screen requires that when substantially all of the fair value of the gross assets acquired (or disposed of) is concentrated in a single identifiable asset or a group of similar identifiable assets, the set is not a business. This update is effective for private entities with annual reporting periods beginning after December 15, 2018 and interim periods within annual reporting periods beginning after December 15, 2019. The amendments of this ASU should be applied prospectively on or after the effective date. Early adoption is permitted, including adoption in an interim period 1) for transactions for which the acquisition date occurs before the issuance date or effective date of the ASU, only when the transaction has not been reported in financial statements that have been issued or made available for issuance and 2) for transactions in which a subsidiary is deconsolidated or a group of assets is derecognized that occur before the issuance date or effective date of the amendments, only when the transaction has not been reported in financial statements that have been issued or made available for issuance. During 2018 the Company elected the early adoption of this ASU. The implementation of this ASU resulted in acquisitions of vessel owning companies being treated as asset acquisitions while under the old standard may have been treated as acquisitions of a business. However, there is no impact in the combined carve-out financial statements of the Company as in both cases the transaction price was allocated to the vessel and the attached time charter.

In November 2016 the FASB issued the ASU 2016-18 — Restricted cash. This ASU requires that a statement of cash flows explains the change during the period in the total of cash, cash equivalents and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning of period and end of period total amounts shown on the statement of cash flows. This update is effective for private entities with reporting periods beginning after December 15, 2018 and interim periods within annual reporting periods beginning after December 15, 2019 and is required to be applied retrospectively. Early adoption is permitted, including adoption in an interim period. During 2018 the Company elected the early adoption of this ASU. The implementation of this update, on January 1, 2018, affected the presentation in the statement of cash flows relating to changes in restricted cash which are presented as part of cash whereas previously the Company presented these within investing activities and had no impact on the Company’s combined carve-out balance sheet and statement of comprehensive income.
In August 2016, the FASB issued the ASU 2016-15 — classification of certain cash payments and cash receipts. This ASU addresses certain cash flow issues with the objective of reducing the existing diversity in practice. This update is effective for private entities with reporting periods beginning after December 15, 2018 and interim periods within annual reporting periods beginning after December 15, 2019. Early adoption is permitted, including adoption in an interim period. It must be applied retrospectively to all periods presented but may be applied prospectively from the earliest date practicable, if retrospective application would be impracticable. There was no impact from the early adoption of this update as the classification of the related cash payments and cash receipts has always been reported as described in the ASU.
In February 2016, the FASB issued the ASU 2016-02, Leases (Topic 842). The main provision of this ASU is the recognition of lease assets and lease liabilities by lessees for those leases classified as operating leases. Accounting by lessors will remain largely unchanged from current U.S. GAAP. The requirements of this standard include an increase in required disclosures. The Company expects that its time charter arrangements will be subject to the requirements of the new Leases standard as the Company will be regarded as the lessor. The new leases standard requires a modified retrospective transition approach for all leases existing at, or entered into after the date of initial application, with an option to use certain transition relief. This standard is effective for private entities with reporting periods beginning after December 15, 2019 and interim periods within annual reporting periods beginning after December 15, 2020. Early adoption is permitted.
On July 30, 2018, the FASB issued ASU 2018-11 to provide entities with relief from the costs of implementing certain aspects of the new leases standard, ASU 2016-02 (codified as ASC 842). Specifically, under the amendments in ASU 2018-11:
(a)
Entities may elect not to recast the comparative periods presented when transitioning to ASC 842; and

(b)
Lessors may elect not to separate lease and nonlease components when the following criteria are met: Criterion A — the timing and pattern of transfer for the lease component are the same as those for the nonlease components associated with that lease component and Criterion B — the lease component, if accounted for separately, would be classified as an operating lease.

The transition relief amendments in the ASU apply to entities that have not yet adopted ASC 842. The effective date and transition requirements for the amendments in this update for entities that have not adopted Topic 842 before the issuance of this update are the same as the effective date and transition requirements in Update 2016-02.
In December 2018, the FASB issued ASU 2018-20 to provide narrow scope improvements for lessors. The amendments in this update related to sales taxes and other similar taxes collected from lessees affect all lessors that elect the accounting policy election. In addition, amendments in this update related to lessor costs affect all lessor entities that have lease contracts that either require lessees to pay lessor costs directly to a third party or require lessees to reimburse lessors for costs paid by lessors directly to third parties. Finally, the amendments in this update related to recognition of variable payments for contracts with lease and non-lease components affect all lessor entities with variable payments that relate to both lease and non-lease components. The effective date and transition requirements for the amendments in this update for entities that have not adopted Topic 842 before the issuance of this update are the same as the effective date and transition requirements in ASU 2016-02. The Company early adopted this standard for the reporting period commencing on January 1, 2019 and elected the practical expedient under ASU 2018-11 for the vessels under time charter agreements. Furthermore, the Company applied the transition provisions of ASU 2016-02 at its adoption date, rather than the earliest comparative period presented in the financial statements, as permitted by ASU 2018-11. The nature of the lease component and non-lease component that were combined as a result of applying the practical expedient are the contract for the hire of a vessel and the fees for operating and maintaining the vessel respectively. The lease component is the predominant component and the Company accounts for the combined component as an operating lease in accordance with Topic 842. The Company applied the topic 842 with no significant impact on its combined carve out financial statements and as a result no adjustment was posted as of January 1, 2019.
In May, 2014, the FASB issued the ASU No 2014-09 Revenue from Contracts with Customers. ASU 2014-09, as amended, outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. This standard is effective for private entities with reporting periods beginning after December 15, 2018 and interim periods within annual reporting periods beginning after December 15, 2019. The standard shall be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The core principle is that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. Under ASC 606, an entity is required to perform the following five steps: (1) identify the contract(s) with a customer; (2) identify the performance obligations of the contract; (3) determine the transaction price; (4) allocate the transaction price to the performance obligations in the contract; and (5) recognize revenue when (or as) the entity satisfied a performance obligation. Additionally, the guidance requires improved disclosures as to the nature, amount, timing and uncertainty of revenue that is recognized. The Company elected the early adoption of this ASU for the reporting period commencing on January 1, 2018, using the modified retrospective approach for contracts that are not completed at the date of initial application. As such, the comparative information has not been restated and continues to be reported under the accounting standards in effect for periods prior to January 1, 2018. The effect of the implementation of this update was insignificant as most of the Company’s vessels were operated under time charter arrangements as of December 31, 2017 and as a result no adjustment was posted in the Company’s opening retained earnings as of January 1, 2018. Time charter contracts are considered operating leases and therefore do not fall under the scope of ASC 606 because (i) the vessel is an identifiable asset (ii) the Company does not have substantive substitution rights and (iii) the charterer has the right to control the use of the vessel during the term of the contract and derives the economic benefits from such use. Since the Company’s performance obligation under each voyage contract is met evenly as the voyage progresses, the revenue is recognized on a straight-line basis over the voyage days from the date the vessel is ready to load the cargo to completion of its discharge and is not related to the timing of payment received from its customers. Payment terms under voyage charters are disclosed in the relevant voyage charter agreements. Prior to the adoption of this standard, revenues generated under voyage charter agreements were recognized on a pro-rata basis over the period of the voyage which was deemed to commence upon the later of the completion of discharge of the vessel’s previous cargo or upon vessel’s arrival to the agreed upon port, and deemed to end upon the completion of discharge of the delivered cargo. Further, the adoption of ASC 606 impacted the accounts receivable, the prepayments and other assets and the current liabilities on our combined carve-out balance sheet as of December 31, 2018. Under ASC 606, receivables represent an entity’s unconditional right to consideration, billed or unbilled. As of December 31, 2018 prepayments and other assets include bunker expenses of  $397 incurred between the contract date and the date of the vessel’s arrival to the load port. As of January 1, 2018 there was no balance relating to contract fulfilment costs. As of December 31, 2018 and 2017 the unearned revenue related to undelivered performance obligations amounted to $371 and $0 respectively. The Partnership will recognize this revenue in the first quarter of 2019 as the performance obligations are met.

The following table shows the revenues earned from time and bareboat charters and voyage charters for the year ended December 31, 2018:
For the year ended December 31, 2018
Time and bareboat charters (operating leases)	$105,504
Voyage charters (accounted for under ASC 606)	56,156
Total	$161,660

The following table presents the impact of the adoption of ASU 2014-09 on our combined carve-out balance sheet at December 31, 2018:
	As at December 31, 2018
	As reported	Balances without adoption of ASU 2014-09	Effect of change
Assets
Current Assets
Trade accounts receivable	$13,181	$14,581	$(1,400)
Prepayments and other assets	1,882	1,485	397
Liabilities
Current liabilities	24,205	24,240	35
The following table presents the impact of the adoption of ASU 2014-09 on our combined carve-out statement of comprehensive income:
	For the year ended December 31, 2018
	As reported	Balances without adoption of ASU 2014-09	Effect of change
Total revenues	$161,660	$163,060	$(1,400)
Voyage expenses	37,202	37,634	432
Net income	9,535	10,503	(968)
The adoption of ASC 606 had no impact on net cash provided by operating activities, investing activities and financing activities for the year ended December 31, 2018.
3.
Transactions with Related Parties

The Company has related party transactions with the Manager, arising from certain terms of the following three different types of management agreements.
1.
Fixed fee management agreement:   According to this agreement the Manager provides the Company with certain commercial and technical management services for a fixed daily fee per managed vessel which covers the commercial and technical management services, the respective vessels’ operating costs such as crewing, repairs and maintenance, insurance, stores, spares, and lubricants as well as the cost of the first special survey or next scheduled dry-docking, of each vessel. In addition to the fixed daily fees payable under the management agreement, the Manager is entitled to supplementary compensation for additional fees and costs (as defined in the agreement) of any direct and indirect additional expenses it reasonably incurs in providing these services, which may vary from time to time. For the years ended December 31, 2018, 2017 and 2016 management fees under the fixed fee management agreement amounted to $117, $488 and $978, respectively. The Company also pays a fixed daily fee per bareboat chartered vessel in its fleet, mainly to cover compliance and commercial costs, which include those costs incurred by the Manager to remain in compliance with the oil majors’ requirements, including vetting requirements. Since July 2018 none of the Company’s vessel was operated under fixed fee management agreement;

2.
Floating fee management agreement:   Under the terms of this agreement, the Manager provides services, including, but not limited to, crew, repairs and maintenance, insurance, stores, spares, lubricants and other operating costs, for a daily technical management fee per managed vessel that is revised annually based on the United States Consumer Price Index. Costs and expenses associated with a managed vessel’s next scheduled dry docking are borne by the Company and not by the Manager. For the years ended December 31, 2018, 2017 and 2016 management fees under the floating fee management agreement amounted to $7,262, $5,663 and $4,535, respectively; and

3.
Crude management agreement:   During 2011 CPP completed the acquisition of Crude Carriers Corp. and its subsidiaries (“Crude”). Three of the five crude tanker vessels that CPP acquired at the time of the completion of the merger with Crude continue to be managed under a management agreement entered into in March 2010 with the Manager, whose initial term expires on December 31, 2020. Under the terms of this agreement the Manager provides the agreed services, including, but not limited to, crew, repairs and maintenance, insurance, stores, spares, lubricants and other operating and administrative costs. For the years ended December 31, 2018, 2017 and 2016 management fees under the crude management agreement amounted to $1,065, $1,041 and $1,020, respectively. Prior to January 1, 2017 the Company paid its Manager the following fees:

(a)
a daily technical management fee per managed vessel that is revised annually based on the United States Consumer Price Index;

(b)
a sale & purchase fee equal to 1% of the gross purchase or sale price upon the consummation of any purchase or sale of a vessel acquired/disposed by Crude; and

(c)
a commercial services fee equal to 1.25% of all gross charter revenues generated by each vessel for commercial services rendered.

Effective from January 1, 2017 the Manager agreed to waive going forward (i) the sale and purchase fee equal to 1% of the gross purchase or sale price upon the consummation of any purchase or sale of the three vessels and (ii) the commercial services fee equal to 1.25% of all gross charter revenues generated by each of the three vessels for commercial services rendered. For the year ended December 31, 2016 such commercial services amounted to $360 and are included in “Voyage expenses — related party” in the accompanying combined carve-out statements of comprehensive income.
The Manager has the right to terminate the Crude management agreement and, under certain circumstances, could receive substantial sums in connection with such termination. In March 2018 this termination fee was adjusted to $10,347 from $10,124.
All the above three agreements constitute the “Management Agreements” and the related management fees are included in “Vessel operating expenses — related party” in the accompanying combined carve-out statements of comprehensive income.
Balances and transactions with related parties consisted of the following:
Consolidated Balance Sheets	As of December 31, 2018	As of December 31, 2017
Liabilities:
Capital Maritime & Trading Corp. (“CMTC”) – payments on behalf of the Company(a)	$47	$30
Due to related parties	$47	$30
Deferred revenue – current(c)	—	2,828
Total liabilities	$47	$2,858

Combined Statements of Comprehensive Income	For the year ended December 31,
	2018	2017	2016
Revenues(b)	$13,342	$34,676	$26,681
Voyage expenses	—	—	360
Vessel operating expenses	8,444	7,192	6,533
General and administrative expenses(d)	3,832	3,979	3,960

(a)
CMTC:   The amount represents payments made by CMTC on behalf of the Company for operating and voyage expenses.

(b)
Revenues:   The following table includes information regarding the charter agreements that were in place between the Company and CMTC and its subsidiaries during 2018 and 2017.

Vessel Name	Time Charter (TC) in years	Commencement of Charter	Termination or earliest expected redelivery	Gross (Net) Daily Hire Rate
M/T Arionas	1.0	01/2017	05/2018	$11.0 ($10.9)
M/T Ayrton II	2.0	02/2016	03/2018	$18.0 ($17.8)
M/T Miltiadis M II	0.9	08/2016	08/2017	$25.0 ($24.7)
M/T Miltiadis M II	0.8 to 1.0	10/2017	08/2018	$18.0 ($18.0)
M/T Amadeus	2.0	06/2015	08/2017	$17.0 ($16.8)
M/T Atlantas II	1.0	10/2016	12/2017	$13.0 ($12.8)
M/T Atlantas II	0.4 to 0.7	01/2018	07/2018	$11.0 ($10.9)
M/T Amoureux	1.0	04/2017	04/2018	$22.0 ($22.0)
M/T Aktoras	0.8 to 1.0	09/2017	01/2018	$11.0 ($10.9)
M/T Aiolos	0.8 to 1.0	09/2017	07/2018	$11.0 ($10.9)
M/T Amor	0.2	09/2017	01/2018	$14.0 ($13.8)
(c)
Deferred Revenue:   As of December 31, 2017 the Company had received cash in advance for charter hire relating to revenue earned in a subsequent period from CMTC.

(d)
General and administrative expenses:   General and administrative expenses represent allocation of the expenses incurred by CPP based on the number of calendar days of the Company’s vessels operated under CPP’s fleet compared to the number of calendar days of the total CPP’s fleet. These expenses consisted mainly of internal audit, investor relations and consultancy fees.

4.
Vessels, net

An analysis of vessels, net is as follows:
	Vessel Cost	Accumulated depreciation	Net book value
Balance as at January 1, 2017	$920,193	$(276,367)	$643,826
Acquisitions and improvements	142	—	142
Depreciation for the year	—	(36,440)	(36,440)
Balance as at December 31, 2017	$920,335	$(312,807)	$607,528
Acquisitions and improvements	75,048	—	75,048
Depreciation for the year	—	(38,894)	(38,894)
Balance as at December 31, 2018	$995,383	$(351,701)	$643,682

On May 4, 2018, the M/T Anikitos was acquired for a total consideration of  $31,500 comprising $15,875 in cash and the assumption of the then outstanding balance of  $15,625 of a credit facility previously arranged by CMTC with ING Bank NV. The vessel at the time of its acquisition was operated under a thirty month time charter with Petroleo Brasileiro S.A. (“Petrobras”) ending in July 2020, with the option to terminate 30 days earlier at a gross daily rate at $15.3. The Company accounted for the acquisition of the M/T Anikitos as an acquisition of an asset as the fair values of the vessel and the time charter attached, are concentrated in a single identifiable asset. The Company considered whether any value should be assigned to the attached charter party agreement acquired and concluded that the contracted daily charter rate was above the market rates on the acquisition date and therefore the total consideration was allocated to the vessel cost and the above market acquired charter. The Company allocated the cost of the vessel and the time charter acquired on the basis of their relative fair values. Thus the vessel was recorded in Company’s combined carve-out financial statements at a value of  $31,004 and the above market acquired charter at a value of  $496 (Note 5).
On January 17, 2018, the M/T Aristaios was acquired for a total consideration of  $52,500 comprising $24,167 in cash and the assumption of the then outstanding balance of  $28,333 of a term loan under a credit facility previously arranged by CMTC with Credit Agricole Corporate and Investment Bank and ING Bank NV. The vessel at the time of its acquisition was operated under a five year time charter with Tesoro Far East Maritime Company (“Tesoro”) ending in January 2022, with the option to terminate 45 days earlier at a gross daily rate at $26.4. The Company accounted for the acquisition of the M/T Aristaios as an acquisition of an asset as the fair values of the vessel and the time charter attached, are concentrated in a single identifiable asset. The Company considered whether any value should be assigned to the attached charter party agreement acquired and concluded that the contracted daily charter rate was above the market rates on the acquisition date and therefore the total consideration was allocated to the vessel cost and the above market acquired charter. The Company allocated the cost of the vessel and the time charter acquired on the basis of their relative fair values. Thus the vessel was recorded in Company’s combined carve-out financial statements at a value of  $42,955 and the above market acquired charter at a value of  $9,545 (Note 5).
During 2018 and 2017, certain of the Company’s vessels underwent improvements. The costs of these improvements amounted to $1,089 and $142 respectively and were capitalized as part of the vessels’ cost.
During 2018 and 2017 the Company paid advances relating to the construction of exhaust gas cleaning systems and ballast water treatment systems that will be installed to certain of its vessels of  $1,035 and $0 respectively.
On October 24, 2016, the M/T Amor was acquired for a total consideration of  $32,661 through $16,911 cash and the assumption of a term loan previously arranged from CMTC of an outstanding balance of  $15,750. The vessel at the time of its acquisition was operated under a two year time charter with Cargill International S.A. (“Cargill”) at a gross daily rate of  $17.5 which was terminated in September 2017, and immediately thereafter the vessel was operated under a short term time charter with CMTC at a gross daily rate of  $14.0 which was terminated in January 2018. The Company accounted for the acquisition of the company owning the M/T Amor as an acquisition of a business. The Company considered whether any value should be assigned to the attached charter party agreement acquired and concluded that the contracted daily charter rate was above the market rates on the acquisition date and therefore the total consideration was allocated to the vessel cost and the above market acquired charter. The Company allocated the cost of the vessel and the time charter acquired on the basis of their relative fair values. Thus the vessel was recorded in Company’s combined carve out financial statements at a value of  $31,600 and the above market acquired charter at a value of  $1,061.
Total revenues and net income of the company owning the M/T Amor since its acquisition by the Company were $980 and $222 respectively and are included in the Company’s combined carve-out statement of comprehensive income for the year ended December 31, 2016.
•
Unaudited Pro Forma Financial Information

The supplemental pro forma financial information was prepared using the acquisition method of accounting and is based on the following:
•
The Company’s actual results of operations for the years ended December 31, 2016

•
Pro forma results of operations of the company owning the M/T Amor for the period from January 1, 2016 to October 24, 2016 as if the vessel was operating under post acquisition revenue and cost structure.

The combined results do not purport to be indicative of the results of the operations which would have resulted had the acquisition been effected at beginning of the applicable period noted above, or the future results of operations of the combined entity.
The following table summarizes total revenues and net income of the combined entity had the acquisition of company owning the M/T Amor occurred on January 1, 2016:
As of December 31, 2016
Total revenues	$132,392
Net income	$36,739
5.
Above market acquired charters

On May 4, 2018 the Company acquired the M/T Anikitos from CMTC including a time charter attached to the vessel with a time charter daily rate exceeding the market rate for equivalent time charters prevailing at the time of acquisition. The value allocated to the above market acquired time charter of  $496 was determined on the basis of the relative fair values of the assets in the asset group acquired. The fair value of the time charter representing the difference between the time charter rate at which the vessel was fixed and the market rate for comparable charters, as determined by reference to market data on the acquisition date and was recorded as an asset in the combined carve-out financial statements as of the acquisition date under “above market acquired charters” (Note 4).
On January 17, 2018 the Company acquired the M/T Aristaios from CMTC including a time charter attached to the vessel with a time charter daily rate exceeding the market rate for equivalent time charters prevailing at the time of acquisition. The value allocated to the above market acquired time charter of $9,545 was determined on the basis of the relative fair values of the assets in the asset group acquired. The fair value of the time charter representing the difference between the time charter rate at which the vessel was fixed and the market rate for comparable charters, as determined by reference to market data on the acquisition date and was recorded as an asset in the combined carve-out financial statements as of the acquisition date under “above market acquired charters” (Note 4).
For the years ended December 31, 2018, 2017 and 2016 revenues were reduced by $2,510, $827 and $234 corresponding to the amortization of the above market acquired charters, respectively.
An analysis of above market acquired charters is as follows:
Above market acquired charters	Book Value
Carrying amount as at January 1, 2017	$827
Amortization	$(827)
Carrying amount as at December 31, 2017	$—
Acquisitions	$10,041
Amortization	$(2,510)
Carrying amount as at December 31, 2018	$7,531

As of December 31, 2018 the remaining carrying amount of unamortized above market acquired time charters was $7,531 and will be amortized in future years as follows:
For the year ending December 31,	Amount
2019	$2,704
2020	$2,591
2021	$2,236
Total	$7,531

6.
Long-Term Debt

Long-term debt consists of the following:
	Bank loans	As of December 31, 2018	As of December 31, 2017	Margin
(i)	Assumed in October 2016 maturing in November 2022 (the “2015 credit facility”, “the Amor Tranche”)	15,422	15,750	2.50%
(ii)	Assumed in January 2018 maturing in January 2024 (the “Aristaios credit facility”)	27,417	—	2.85%
(iii)	Assumed in May 2018 maturing in June 2023 (the “2015 credit facility” the “Anikitos Tranche”)	15,625	—	2.50%
	Total long-term debt	$58,464	$15,750
	Less: Current portion of long-term debt	(3,146)	(328)
	Long-term debt, net of current portion	$55,318	$15,422

On May 4, 2018, upon the completion of the acquisition of the M/T Anikitos (Note 4), the Company assumed a credit facility previously arranged by CMTC of the then outstanding balance of  $15,625. The term loan is required to be repaid in 13 consecutive equal quarterly instalments of  $355, beginning in May 2020, plus a balloon payment of  $11,010 payable together with the final quarterly instalment in June 2023. The term loan bears interest at LIBOR plus a margin of 2.50%.
On January 17, 2018, upon the completion of the acquisition of the M/T Aristaios (Note 4), the Company assumed a term loan under a credit facility previously arranged by CMTC of the then outstanding balance of  $28,333. The term loan is required to be repaid in 12 consecutive equal semi-annual instalments of  $916, beginning in July 2018, plus a balloon payment of  $17,333 payable together with the final semi-annual instalment due in January 2024. The term loan bears interest at LIBOR plus a margin of 2.85%.
On October 24, 2016, upon the completion of the acquisition of the M/T Amor (Note 4) the Company assumed a term loan previously arranged from CMTC of an outstanding balance of  $15,750. The term loan is payable in 17 consecutive equal quarterly instalments of  $328 each starting two years after the vessel’s acquisition plus a balloon payment of  $10,172 with expected maturity date in November 2022. The term loan bears interest at LIBOR plus a margin of 2.50%.
During 2018 the Company repaid the amount of  $916 in line with the amortization schedule of its Aristaios credit facility and $328 in line with the amortization schedule of the Amor Tranche of its 2015 credit facility.
The credit facilities, that are guaranteed by CPP, contain customary ship finance covenants, including restrictions as to changes in management and ownership of the mortgaged vessels, the incurrence of additional indebtedness and the mortgaging of vessels and requirements for the guarantor such as, the ratio of EBITDA to Net Interest Expense to be no less than 2:1 and the ratio of net Total Indebtedness to the aggregate Market Value of the fleet not to exceed 0.725:1 for the 2015 and Aristaios credit facilities. The 2015 credit facility also contains a collateral maintenance requirement under which the aggregate fair market value of the collateral vessel should not be less than 120%, of the aggregate outstanding amount under the credit facility. In the case of Aristaios credit facility the collateral maintenance requirement should not be less than 125% (as long as the vessel is under charter with Tesoro) and 140% (at all other times). Also the vessel-owning companies may pay dividends or make distributions when no event of default has occurred and the payment of such dividend or distribution has not resulted in a breach of any of the financial covenants. As of December 31, 2018 and 2017 the Company and the guarantor were in compliance with all financial covenants.
The credit facilities have a general assignment of the earnings, insurances and requisition compensation of the respective collateral vessel. Each also requires additional security, such as pledge and charge on current accounts and mortgage interest insurance.
For the years ended December 31, 2018, 2017 and 2016, the Company recorded interest expense of $2,559, $573 and $91 respectively which is included in “Interest expense and finance cost” in the combined carve-out statements of comprehensive income. For the years ended December 31, 2018, 2017 and 2016 the weighted average interest rate of the Company’s loan facility was 4.79%, 3.59% and 3.07% respectively.
The required annual loan payments to be made subsequent to December 31, 2018 are as follows:
	2015 Credit Facility (Amor Tranche (i)	Aristaios Credit Facility (ii)	2015 Credit Facility (Anikitos Tranche) (iii)	Total
2019	$1,313	$1,833	$—	$3,146
2020	1,313	1,833	1,065	4,211
2021	1,313	1,833	1,420	4,566
2022	11,483	1,833	1,420	14,736
2023	—	1,833	11,720	13,553
Thereafter	—	18,252	—	18,252
Total	$15,422	$27,417	$15,625	$58,464

7.
Financial Instruments

(a) Fair value of financial instruments
The Company follows the accounting guidance for financial instruments that establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosure about fair value measurements. This guidance enables the reader of the financial statements to assess the inputs used to develop those measurements by establishing a hierarchy for ranking the quality and reliability of the information used to determine fair values. The statement requires that assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:
Level 1:
Inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date;

Level 2:
Inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly;

Level 3:
Inputs are unobservable inputs for the asset or liability.

The carrying value of cash and cash equivalents and restricted cash, which are considered Level 1 items as they represent liquid assets with short-term maturities, trade receivables, amounts due to related parties, trade accounts payable and accrued liabilities approximates their fair value. The fair value of long-term variable rate bank loans approximate the recorded values, due to their variable interest being the LIBOR and due to the fact the lenders have the ability to pass on their funding cost to the Company under certain circumstances, which reflects their current assessed risk. We believe the terms of our loans are similar to those that could be procured as of December 31, 2018. LIBOR rates are observable at commonly quoted intervals for the full terms of the loans and hence bank loans are considered Level 2 items in accordance with the fair value hierarchy.
(b) Concentration of credit risk
Financial instruments which potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company is dependent upon CPP for the major part of its working capital and financing requirements as CPP uses a centralized approach to cash management and financing of its operations. CPP places its cash and cash equivalents, consisting mostly of deposits, with creditworthy financial institutions rated by qualified rating agencies. A limited number of financial institutions hold the Company’s and CPP’s cash. Most of the Company’s revenues were derived from a few charterers. For the year ended December 31, 2018 Petrobras accounted for 33% of the Company’s total revenue. For the year ended December 31, 2017 Petrobras, and CMTC accounted for 34% and 26% of the Company’s total revenue, respectively. For the year ended December 31, 2016 Petrobras and CMTC accounted for 33% and 21% of the Company’s total revenue, respectively.
8.
Accrued Liabilities

Accrued liabilities consist of the following:
	As of December 31,
	2018	2017
Accrued loan interest and loan fees	$343	$63
Accrued operating expenses	4,050	3,582
Accrued capitalized improvements	23	17
Accrued voyage expenses and commissions	3,384	2,169
Total	$7,800	$5,831

9.
Voyage Expenses and Vessel Operating Expenses

Voyage expenses and vessel operating expenses consist of the following:
	For the years ended December 31,
	2018	2017	2016
Voyage expenses:
Commissions	$3,391	$2,462	$2,588
Bunkers	21,047	3,342	1,698
Port expenses	10,143	2,541	892
Other	2,621	2,192	1,750
Total	$37,202	$10,537	$6,928

	For the years ended December 31,
Vessel operating expenses	2018	2017	2016
Crew costs and related costs	$34,732	$28,141	$22,496
Insurance expense	3,032	2,599	2,815
Spares, repairs, maintenance and other expenses	12,462	8,320	6,416
Stores and lubricants	6,133	4,437	4,332
Management fees	8,444	7,192	6,533
Other operating expenses	3,603	3,622	2,270
Total	$68,406	$54,311	$44,862

10.
Income Taxes

Under the laws of the Marshall Islands and Liberia, the country in which the vessel-owning subsidiaries were incorporated, these companies are not subject to tax on international shipping income. However, they are subject to registration and tonnage taxes in the country in which the vessels are registered and managed from, which have been included in vessel operating expenses in the accompanying combined carve-out statements of comprehensive income.
Under the United States Internal Revenue Code of 1986, as amended (the “Code”), the U.S. source gross transportation income of a ship-owning or chartering corporation, such as the Company, is subject to a 4% U.S. Federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the Treasury Regulations promulgated thereunder. U.S. source gross transportation income consists of 50% of the gross shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States. For the years ended December 31, 2018, 2017 and 2016 the Company qualified for this exemption.
11.
Commitments and Contingencies

Various claims, suits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company’s vessels. The Company is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying combined carve-out financial statements.
The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, the Company is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the combined carve-out financial statements.
An estimated loss from a contingency should be accrued by a charge to expense and a liability recorded only if all of the following conditions are met:
•
Information available prior to the issuance of the financial statement indicates that it is probable that a liability has been incurred at the date of the financial statements.

•
The amount of the loss can be reasonably estimated.

(a)
Lease Commitments:   Future minimum charter hire receipts, excluding any profit share revenue that may arise, based on non-cancellable long-term time and bareboat charter contracts, as of December 31, 2018 were:

Year ended December 31,	Amount
2019	67,449
2020	33,804
2021	8,712
Total	109,965

(b)
Vessel’s Equipment Commitments:   As of December 31, 2018 the Company has the below outstanding commitments relating to the construction of exhaust gas cleaning systems and ballast water treatment systems which are payable as follows:

Year ended December 31,	Amount
2019	$6,325
Total	$6,325

12.
Subsequent Events

The Company evaluated subsequent events up to February 25, 2019, the date the combined carve-out financial statements were available to be issued.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors of
DSS Holdings GP Limited:
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of DSS Holdings L.P. and subsidiaries (the “Company”) as of December 31, 2018 and March 31, 2018, the related consolidated statements of operations, comprehensive (loss) income, changes in partners’ equity, and cash flows for the nine months ended December 31, 2018 and for each of the two years in the period ended March 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and March 31, 2018, and the results of its operations and its cash flows for the nine months ended December 31, 2018 and for each of the two years in the period ended March 31, 2018, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ DELOITTE & TOUCHE LLP
New York, New York
February 24, 2019 (April 29, 2019 as to Note 18)
We have served as the Company’s auditor since 2011.

DSS HOLDINGS L.P. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2018 AND MARCH 31, 2018
	December 31, 2018	March 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$83,053,722	$79,339,584
Due from charterers – Net of provision for doubtful accounts of $1,961,660 and $524,131, respectively	42,637,111	54,545,424
Inventories	20,880,039	23,076,569
Pool working capital contributions	—	2,027,640
Prepaid expenses and other current assets	3,731,465	6,082,835
Derivative assets	—	1,752,360
Total current assets	150,302,337	166,824,412
NONCURRENT ASSETS:
Vessels – Net of accumulated depreciation of $479,532,460 and $442,254,103, respectively	1,454,286,126	1,565,900,423
Other property – Net of accumulated depreciation of $457,602 and $309,799, respectively	755,546	411,354
Deferred drydocking costs – Net of accumulated amortization of $14,573,001 and $17,055,668, respectively	33,286,609	26,317,525
Deferred financing costs – Net of accumulated amortization of $427,869 and $252,602, respectively	168,854	319,120
Restricted cash	5,104,167	5,000,000
Derivative assets	—	4,377,561
Time charter contracts acquired – Net of accumulated amortization of $1,733,470 and $1,552,557, respectively	92,612	273,525
Other noncurrent assets	5,858,484	501,938
Total noncurrent assets	1,499,552,398	1,603,101,446
TOTAL	$1,649,854,735	$1,769,925,858
LIABILITIES AND PARTNERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$97,315,075	$80,372,494
Accounts payable and accrued expenses	25,316,546	22,126,309
Deferred charter hire revenue	3,621,479	2,010,604
Derivative liabilities	630,432	—
Total current liabilities	126,883,532	104,509,407
NONCURRENT LIABILITIES:
Long-term debt – Net of deferred financing costs of $7,147,186 and $9,266,324, respectively	542,225,833	611,363,065
Derivative liabilities	899,578	—
Total noncurrent liabilities	543,125,411	611,363,065
Total liabilities	670,008,943	715,872,472
COMMITMENTS AND CONTINGENCIES (NOTE 15)
PARTNERS’ EQUITY:
DSS Holdings L.P. and Affiliated Entity partners’ equity:
Partners’ contributions	994,770,585	994,770,585
Additional paid-in capital	2,558,076	2,558,076
Accumulated other comprehensive income	4,387,165	6,129,921
(Accumulated deficit) retained earnings	(56,477,250)	15,901,601
Total DSS Holdings L.P. and Affiliated Entity partners’ equity	945,238,576	1,019,360,183
Noncontrolling interest	34,607,216	34,693,203
Total partners’ equity	979,845,792	1,054,053,386
TOTAL	$1,649,854,735	$1,769,925,858

See notes to consolidated financial statements.

DSS HOLDINGS L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2018 AND THE YEARS ENDED MARCH 31, 2018 AND 2017
	For the Nine Months Ended December 31, 2018	For the Year Ended March 31, 2018	For the Year Ended March 31, 2017
REVENUE – Net of amortization of time charter contracts acquired	$275,473,330	$302,943,236	$303,797,183
OPERATING EXPENSES:
Vessel expenses	85,205,849	109,175,959	102,999,955
Voyage expenses	137,773,874	89,911,885	43,343,605
Depreciation and amortization expense	66,101,370	86,624,530	81,048,391
Loss on sale of vessels	19,970,075	—	—
General and administrative	11,383,536	14,641,729	13,200,656
Other corporate expenses	678,483	483,000	579,968
Management fees	—	1,017,739	1,293,222
Total operating expenses – Net	321,113,187	301,854,842	242,465,797
OPERATING (LOSS) INCOME	(45,639,857)	1,088,394	61,331,386
OTHER (EXPENSE) INCOME:
Interest expense	(28,097,188)	(33,754,298)	(31,844,533)
Loss on extinguishment of debt	—	—	(6,365,571)
Other income	1,223,207	1,329,289	699,955
Total other expense – Net	(26,873,981)	(32,425,009)	(37,510,149)
Net (loss) income	(72,513,838)	(31,336,615)	23,821,237
Less: Net (loss) income attributable to noncontrolling interest	(134,987)	(776,252)	138,103
Net (loss) income attributable to DSS Holdings L.P.	$(72,378,851)	$(30,560,363)	$23,683,134

See notes to consolidated financial statements.

DSS HOLDINGS L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE (LOSS) INCOME
FOR THE NINE MONTHS ENDED DECEMBER 31, 2018 AND THE YEARS ENDED MARCH 31, 2018 AND 2017
	For the Nine Months Ended December 31, 2018	For the Year Ended March 31, 2018	For the Year Ended March 31, 2017
Net (loss) income	$(72,513,838)	$(31,336,615)	$23,821,237
Change in unrealized (loss) gain on cash flow hedges	(1,742,756)	1,608,441	5,816,646
Other comprehensive (loss) income	(1,742,756)	1,608,441	5,816,646
Comprehensive (loss) income	(74,256,594)	(29,728,174)	29,637,883
Less: comprehensive (loss) income attributable to noncontrolling interest	(134,987)	(776,252)	138,103
Comprehensive (loss) income attributable to DSS Holdings L.P.	$(74,121,607)	$(28,951,922)	$29,499,780

See notes to consolidated financial statements.

DSS HOLDINGS L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ EQUITY
FOR THE NINE MONTHS ENDED DECEMBER 31, 2018 AND THE YEARS ENDED MARCH 31, 2018 AND 2017
	Partners’ Contributions	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Retained Earnings (Accumulated Deficit)	Noncontrolling Interest	Total
BALANCE – April 1, 2016	$994,770,585	$2,558,076	$(1,295,166)	$82,778,830	$18,142,544	$1,096,954,869
Capital contributions for NT Suez Holdco LLC	—	—	—	—	16,208,808	16,208,808
Dividends distributed	—	—	—	(60,000,000)	—	(60,000,000)
Unrealized gain on cash flow hedges	—	—	5,816,646	—	—	5,816,646
Net loss	—	—	—	23,683,134	138,103	23,821,237
BALANCE – March 31, 2017	994,770,585	2,558,076	4,521,480	46,461,964	34,489,455	1,082,801,560
Capital contributions for NT Suez Holdco LLC	—	—	—	—	980,000	980,000
Unrealized gain on cash flow hedges	—	—	1,608,441	—	—	1,608,441
Net loss	—	—	—	(30,560,363)	(776,252)	(31,336,615)
BALANCE – March 31, 2018	994,770,585	2,558,076	6,129,921	15,901,601	34,693,203	1,054,053,386
Capital contributions for Diamond Anglo Ship Management Pte. Ltd.	—	—	—	—	49,000	49,000
Unrealized loss on cash flow hedges	—	—	(1,742,756)	—	—	(1,742,756)
Net loss	—	—	—	(72,378,851)	(134,987)	(72,513,838)
BALANCE – December 31, 2018	$994,770,585	$2,558,076	$4,387,165	$(56,477,250)	$34,607,216	$979,845,792

See notes to consolidated financial statements.

DSS HOLDINGS L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED DECEMBER 31, 2018 AND THE YEARS ENDED MARCH 31, 2018 AND 2017
	For the Nine Months Ended December 31, 2018	For the Year Ended March 31, 2018	For the Year Ended March 31, 2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(72,513,838)	$(31,336,615)	$23,821,237
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	66,101,370	86,624,530	81,048,391
Loss on sale of vessels	19,970,075	—	—
Amortization of deferred financing charges	2,494,404	2,852,476	3,305,693
Amortization of time charter hire contracts acquired	180,913	240,120	1,825,117
Loss on disposal of vessel equipment	34,058	217,886	—
Loss on extinguishment of debt	—	—	6,365,571
Realized gain from recouponing swaps	(895,825)	—	—
(Earnings) loss in equity method investment	—	(32,953)	26,628
Changes in assets and liabilities:
Decrease (increase) in Due from charterers	11,908,313	(9,264,672)	(7,529,599)
Decrease (increase) in Inventories	1,979,810	(5,659,660)	(5,258,656)
Decrease (increase) in Prepaid expenses and other current assets	2,351,370	(3,559,585)	510,499
Cash paid for drydocking	(17,746,399)	(17,115,084)	(1,853,611)
Decrease in Pool working capital contributions	2,027,640	3,319,591	1,406,303
Dividend received from equity method investment	—	1,443,182	—
(Decrease) increase in Other noncurrent assets	(9,420)	(275,821)	729,675
Increase (decrease) in Accounts payable and accrued expenses	5,993,623	7,179,222	(546,023)
Increase (decrease) in Deferred charter hire	1,610,875	(607,501)	299,750
Decrease in Other noncurrent liabilities	—	—	(261,492)
Net cash provided by operating activities	23,486,969	34,025,116	103,889,483
CASH FLOWS FROM INVESTING ACTIVITIES:
Maturities of (investments in) time deposits	—	52,529,919	(52,529,919)
Payments for vessel under construction	—	—	(123,786,816)
Proceeds from sale of vessels	34,889,810	—	—
Payments for vessel additions	(4,699,777)	(3,487,317)	(3,377,203)
Payments for other property	(527,513)	(422,335)	(20,416)
Acquisition costs	(1,654,395)		—
Return of investment in Gemini Tankers, LLC	—	20,000	—
Net cash provided by investing activities	28,008,125	48,640,267	(179,714,354)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on long-term debt	—	—	782,650,000
Payments to refinance long-term debt	—	—	(678,791,183)
Principal payments on long-term debt	(79,636,370)	(74,372,494)	(54,454,673)
Borrowings on revolving credit facilities	26,532,258	6,000,000	—
Repayments on revolving credit facilities	(1,209,677)	—
Dividends paid to partners	—	—	(60,000,000)
Cash received from recouponing swaps	6,813,000	—
Proceeds from partner’s contribution in subsidiary	49,000	980,000	16,208,808
Payments for deferred financing costs	(225,000)	(283,628)	(13,082,197)
Net cash used in financing activities	(47,676,789)	(67,676,122)	(7,469,245)
Net increase in cash, cash equivalents and restricted cash	3,818,305	14,989,261	(83,294,116)
Cash, cash equivalents and restricted cash – Beginning of period	84,339,584	69,350,323	152,644,439
Cash, cash equivalents and restricted cash – End of period	$88,157,889	$84,339,584	$69,350,323

See notes to consolidated financial statements.

DSS HOLDINGS L.P. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS – (continued)
FOR THE NINE MONTHS ENDED DECEMBER 31, 2018 AND THE YEARS ENDED MARCH 31, 2018 AND 2017
	For the Nine Months Ended December 31, 2018	For the Year Ended March 31, 2018	For the Year Ended March 31, 2017
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest – net of amounts capitalized	$25,815,765	$30,559,620	$27,821,706
Capital items recorded in Accounts payable and accrued expenses	$33,724	$58,465	$834,029
Transfer from Construction in progress to Vessel	$—	$—	$193,924,382
Amortization of Deferred financing charges recorded in Construction in progress	$—	$—	$118,588

See notes to consolidated financial statements.

DSS HOLDINGS L.P. and subsidiaries

NOTES TO Consolidated FINANCIAL STATEMENTS
AS OF December 31, 2018 and march 31, 2018 AND for the nine months ended March 31, 2018 and years ended march 31, 2018 and 2017
1.   business AND basis of presentation
Business — DSS Holdings L.P. (“DHLP” or “Company”), is a Cayman Island limited partnership formed on October 1, 2007. The Company is a seaborne transporter of refined petroleum products, primarily through time charter arrangements with third-party shipping companies, and crude oil through the spot market/operating pools, operating in the international shipping industry.
The Company indirectly wholly-owns Diamond S Management LLC (Marshall Islands) (“DSMM”) and Diamond S Management (Singapore) Pte. Ltd. (“DSMS”). DSMM and DSMS provide commercial management, administrative support service, technical, safety, quality, crewing, marine operations and related services in connection with the operation of the vessels.
The Company indirectly holds a 51% ownership interest in NT Suez Holdco LLC, a Marshall Islands limited liability company, formed on September 23, 2014, which is a joint venture with an affiliate of the Company’s largest shareholder.
The Company indirectly holds a 51% ownership interest in Diamond Anglo Ship Management Pte. Ltd., a Singaporean company, formed on January 11, 2018, which is a joint venture with an unrelated third party.
The Company, through its wholly-owned subsidiaries, owns and operates 41 vessels: 31 medium range (“MR”) vessels and ten Suezmax vessels. The Company also controls and operates two Suezmax vessels through a joint venture (see Note 3).
The list below includes the 43 vessel-owning companies and fleet information as of December 31, 2018:
Wholly-Owned Subsidiary	Vessel	Vessel Type	Size (DWT)(1)	Delivery Date	Year Built
Heroic Andromeda Inc.	High Jupiter	MR	51,603	Sep-27-11	2008
Heroic Aquarius Inc.	Atlantic Aquarius	MR	49,999	Sep-27-11	2008
Heroic Auriga Inc.	Pacific Jewel	MR	48,012	Oct-13-11	2009
Heroic Avenir Inc.	Alpine Madeleine	MR	49,999	Sep-27-11	2008
Heroic Corona Borealis Inc.	Alpine Maya	MR	51,501	Sep-27-11	2010
Heroic Equuleus Inc.	Alpine Melina	MR	51,483	Sep-27-11	2010
Heroic Gaea Inc.	Atlantic Frontier	MR	49,999	Sep-27-11	2007
Heroic Hera Inc.	Atlantic Grace	MR	49,999	Sep-27-11	2008
Heroic Hercules Inc.	Atlantic Star	MR	49,999	Sep-27-11	2008
Heroic Hologium Inc.	Atlantic Polaris	MR	49,999	Sep-27-11	2009
Heroic Hydra Inc.	Atlantic Muse	MR	51,498	Oct-13-11	2009
Heroic Leo Inc.	Atlantic Leo	MR	49,999	Sep-27-11	2008
Heroic Libra Inc.	Atlantic Lily	MR	49,999	Sep-27-11	2008
Heroic Lyra Inc.	Atlantic Pisces	MR	49,999	Sep-27-11	2009
Heroic Octans Inc.	Atlantic Mirage	MR	51,476	Oct-13-11	2009
Heroic Pegasus Inc.	High Mercury	MR	51,501	Sep-27-11	2008

(1)
DWT refers to max Summer deadweight tonnage

Wholly-Owned Subsidiary	Vessel	Vessel Type	Size (DWT)(1)	Delivery Date	Year Built
Heroic Perseus Inc.	Alpine Mystery	MR	49,999	Sep-27-11	2009
Heroic Pisces Inc.	Atlantic Olive	MR	49,999	Sep-27-11	2008
Heroic Rhea Inc.	High Saturn	MR	51,527	Sep-27-11	2008
Heroic Sagittarius Inc.	Atlantic Rose	MR	49,999	Sep-27-11	2008
Heroic Scorpio Inc.	Atlantic Titan	MR	49,999	Sep-27-11	2008
Heroic Scutum Inc.	Adriatic Wave	MR	51,549	Sep-27-11	2009
Heroic Serena Inc.	Alpine Mathilde	MR	49,999	Sep-27-11	2008
Heroic Tucana Inc.	Aegean Wave	MR	51,510	Sep-27-11	2009
Heroic Uranus Inc.	Atlantic Gemini	MR	49,999	Sep-27-11	2008
Heroic Virgo Inc.	High Mars	MR	51,542	Sep-27-11	2008
White Boxwood Shipping S.A.	Alpine Moment	MR	49,999	Sep-27-11	2009
White Holly Shipping S.A.	Alpine Minute	MR	49,999	Sep-27-11	2009
CVI Atlantic Breeze, LLC	Atlantic Breeze	MR	49,999	Dec-12-13	2007
CVI Citron, LLC	Citron	MR	49,999	Dec-12-13	2007
CVI Citrus, LLC	Citrus	MR	49,995	Dec-12-13	2008
DSS 1 LLC	San Saba	Suezmax	159,018	Jun-05-12	2012
DSS 2 LLC	Rio Grande	Suezmax	159,056	Jul-03-12	2012
DSS 5 LLC	Red	Suezmax	159,068	Oct-04-12	2012
DSS 6 LLC	Frio	Suezmax	159,000	Dec-04-12	2012
DSS 7 LLC	Trinity	Suezmax	158,734	Mar-28-16	2016
DSS 8 LLC	San Jacinto	Suezmax	158,658	Jun-21-16	2016
DSS A LLC	Brazos	Suezmax	158,537	Jan-03-12	2012
DSS B LLC	Pecos	Suezmax	158,465	Apr-18-12	2012
DSS C LLC	Sabine	Suezmax	158,493	Jul-02-12	2012
DSS D LLC	Colorado	Suezmax	158,615	Nov-09-12	2012
NT Suez One LLC	Loire	Suezmax	157,463	Oct-17-16	2016
NT Suez Two LLC	Namsen	Suezmax	157,543	Nov-13-16	2016

(1)
DWT refers to max Summer deadweight tonnage

As of December 31, 2018, the average age of the fleet was 6.9 years old.
In November 2018, the Company entered into a definitive transaction agreement with Capital Product Partners, L.P. (“CPLP”) to merge tanker businesses in a share-for-share transaction. Holders of CPLP units will receive approximately 33% of the combined entity with the remaining approximately 67% of the shares distributed to holders of the Company. The combined entity is expected to be renamed Diamond S Shipping Inc. and based on the guidelines of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 805 and Accounting Standards Update (“ASU”) 2017-01, the Company is the acquirer for accounting purposes. If the transaction is consummated, the combined company will own and operate 68 vessels.
2.   SIGNIFICANT ACCOUNTING POLICIES
In January 2019, the Company’s Board of Directors approved changing the Company’s fiscal year end to December 31 of each calendar year from March 31. These consolidated financial statements are for the nine-month period of April 1, 2018 through December 31, 2018.
Principles of Consolidation — The consolidated financial statements include the Company’s controlled subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements are prepared on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”).
Use of Estimates — The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues or additional sources of cash and expenses or additional uses of cash during the reporting period. Actual results could differ from those estimates. Significant estimates include vessel valuations, the valuation of amounts due from charterers, residual value of vessels, useful life of vessels, the fair value of time charter contracts acquired, the fair value of derivative instruments and potential litigation claims and settlements.
Cash and Cash Equivalents, and Restricted Cash — The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.
The following table provides a reconciliation of Cash and cash equivalents and Restricted cash reported within the consolidated balance sheets that sum to the total of the amounts shown in the consolidated statements of cash flows for the nine months ended December 31, 2018 and the years ended March 31, 2018 and 2017:
	December 31, 2018	March 31, 2018	March 31, 2017
Cash and cash equivalents	$83,053,722	$79,339,584	$64,350,323
Restricted cash	5,104,167	5,000,000	5,000,000
Total Cash and cash equivalents, and Restricted cash shown in the consolidated statements of cash flows	$88,157,889	$84,339,584	$69,350,323

Amounts included in restricted cash represent those required to be set aside by the $66 Facility, as defined in Note 7 below. The restriction will lapse when the related long-term debt is paid off.
Due from Charterers — Net — Due from charterers — net includes accounts receivable from charterers, net of the provision for doubtful accounts and reimbursable costs the Company incurred on behalf of its charterers. However, there is always the possibility of dispute over terms and payment of hires and freights. In particular, disagreements may arise concerning the responsibility of lost time and revenue. Accordingly, the Company periodically assesses the recoverability of amounts outstanding and estimates a provision if there is a reasonable possibility of non-recoverability. At December 31, 2018 and March 31, 2018, the Company had reserves of  $1,961,660 and $524,131, respectively, against its Due from charterers balance associated with demurrage and deviation income.
Included in the standard time charter contracts with the Company’s customers are certain performance parameters, which, if not met, can result in customer claims. The Company monitors the vessels’ performances. As of December 31, 2018 and March 31, 2018, there were no customer claims or instances that resulted in the need for reserves related to unmet performance parameters.
Inventories — Inventories consist of bunkers and lubricants on board the vessels at the balance sheet dates. These inventories are stated at cost and determined on a first-in, first-out basis.
Vessels — Net — Vessels are recorded at cost. Depreciation is computed on a straight-line basis over the estimated useful life of the asset, up to the asset’s estimated salvage value. The estimated useful life of a vessel is 25 years from the vessel’s initial delivery from the shipyard. Salvage value is based upon a vessel’s lightweight tonnage multiplied by an estimated scrap rate of  $300 per ton.
Expenditures for maintenance, repairs and minor renewals are expensed as incurred. Capital expenditures for significant improvements and new equipment are capitalized and are depreciated over the shorter of the capitalized asset’s life or the remaining life of the vessel.
Interest costs, which includes deferred financing charges and commitment fees, incurred during the construction of vessels (until the vessel is substantially complete and ready for its intended use) are capitalized. The Company capitalizes interest costs that are attributable to amounts advanced for vessels under construction. Where a loan is directly attributable to vessels under construction, the interest is capitalized in full. Where the advances for vessels under construction are not financed with a loan, capitalized interest attributed to these amounts is based on the weighted average interest rate for the period. During the year ended March 31, 2017, interest costs of  $865,888 were capitalized in relation to the construction of vessels. There were no interest costs capitalized during the nine months ended December 31, 2018 or year ended March 31, 2018.
For the nine months ended December 31, 2018 and the years ended March 31, 2018 and 2017, depreciation expense related to Vessels was $58,920,098, $79,123,574 and $75,908,353 respectively. During the nine months ended December 31, 2018 and the year ended March 31, 2018, the Company disposed of vessel equipment, which resulted in a loss of  $34,058 and $217,886, respectively. There was no vessel equipment disposed of during the year ended March 31, 2017.
Other Property — Net — Other property includes software and office furniture and equipment, and is depreciated on a straight-line basis over the estimated useful life of the asset, which ranges from three to five years. For the nine months ended December 31, 2018 and the years ended March 31, 2018 and 2017, depreciation expense related to Other property was $183,321, $70,919 and $28,913, respectively. During the nine months ended December 31, 2018 and the years ended March 31, 2018 and 2017, the Company disposed of Other property no longer in use, which was fully depreciated.
Impairment of Long-Lived Assets — The Company follows FASB ASC Subtopic 360-10-05, Accounting for the Impairment or Disposal of Long-lived Assets, which requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. The Company evaluates the carrying amounts and periods over which long-lived assets are depreciated to determine if events have occurred that would require modification to the carrying values or their useful lives. In evaluating useful lives and carrying values of long-lived assets, the Company reviews certain indicators of potential impairment, such as vessel appraisals, business plans and overall market conditions. An impairment loss on long-lived assets is recognized when indicators of potential impairment are present and the carrying amount of the long-lived asset is greater than its fair value and not believed to be recoverable. In determining future benefits derived from use of long-lived assets, the Company performs an analysis of the anticipated undiscounted future net cash flows of the related long-lived assets. If the carrying value of the asset, including any related intangible assets and liabilities, exceeds its undiscounted future net cash flows, the carrying value is reduced to its fair value.
When comparing the book value of the long-lived assets to their lower market price as of December 31, 2018, it was determined that an indicator of impairment was present. Accordingly, the Company performed an undiscounted cash flow test based as of December 31, 2018, determining undiscounted projected net operating cash flows for the vessels and comparing them to the carrying values of the vessels, and any related intangible assets and liabilities. In developing estimates of future cash flows, the Company made assumptions about future charter rates, utilization rates, vessel operating expenses, future dry docking costs and the estimated remaining useful life of the vessels. These assumptions are based on historical trends as well as future expectations that are in line with the Company’s historical performance and expectations for the vessels’ utilization under the current deployment strategy. Based on these assumptions, the Company determined that the vessels held for use and their related intangible assets were not impaired as of December 31, 2018.
Deferred Financing Costs — Net — Deferred financing costs include fees, legal expenses and other costs associated with securing loan facilities and lines of credit. The costs are amortized over the life of the related debt and are recorded to Interest expense in the consolidated statements of operations. Debt issuance costs related to loan facilities are recorded as a reduction in the carrying amount of the related debt liability within the Company’s consolidated balance sheets. Debt issuance costs related to lines of credit are recorded to Deferred financing costs — net on the Company’s consolidated balance sheets.
Deferred Drydocking Costs — Net — The Company uses the deferral method of accounting for drydocking costs. Under the deferral method, drydocking costs are deferred and amortized on a straight-line basis over the period to the next anticipated drydock, which is estimated to be approximately 30 to 60 months. The Company capitalizes the costs associated with drydocking as they occur and amortizes these costs on a straight-line basis over the period between drydockings. Deferred drydocking costs include direct costs incurred as part of the drydock to meet regulatory requirements, or costs that add economic life to the vessel, increase the vessel’s earnings capacity or improve the vessel’s efficiency. Direct costs include shipyard costs as well as the costs of placing the vessel in the shipyard. Expenditures for normal maintenance and repairs, whether incurred as part of the drydock or not, are expensed as incurred. If the vessel is drydocked earlier than originally anticipated, any remaining deferred drydock costs that have not been amortized are expensed at the beginning of the next drydock. For the nine months ended December 31, 2018 and the years ended March 31, 2018 and 2017, $6,997,951, $7,430,037 and $5,111,125, respectively, of amortization of Deferred drydocking costs was recorded to Depreciation and amortization expense in the consolidated statements of operations.
Deferred Charter Hire Revenue — Deferred charter hire revenue primarily relates to cash received from charterers prior to it being earned. These amounts are recognized as Revenue in the consolidated statements of operations when earned.
Revenue and Voyage Expense Recognition — Revenues are generated from time charters, voyage charters and pool revenues.
Time Charters — Revenues from the time chartering of vessels are recognized on a straight-line basis over the periods of such charter agreements as service is performed. When the time charter contains a profit-sharing agreement, the Company recognizes the profit-sharing or contingent revenue only after meeting a determinable threshold, which is set forth in the time charter agreement. Amounts receivable arising from profit-sharing arrangements are accrued based on the actual results of the voyages recorded as of the reporting date once the threshold is met. In time charters, there are certain other non-specified voyage expenses such as commissions, which are typically borne by the Company. These expenses are recognized when incurred.
Voyage Charters — Under a voyage charter contract, the revenues are recognized on a pro rata basis based on the relative transit time in each period. The period over which voyage revenues are recognized commences at the time the vessel departs from its last discharge port and ends at the time the discharge of cargo at the next discharge port is completed. The Company does not begin recognizing revenue until a charter has been agreed to by the customer and the Company, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage. The Company does not recognize revenue when a vessel is off hire. Estimated losses on voyages are provided for in full at the time such losses become evident. Voyage expenses primarily include only those specific costs borne by the Company in connection with voyage charters that would otherwise have been borne by the charterer under time charter agreements. These expenses principally consist of fuel, canal and port charges, which are recognized as incurred. Demurrage income represents payments or amounts due from charterer to the vessel owner when loading and discharging time exceed the stipulated time in a voyage charter. Demurrage income is measured in accordance with the provisions of the respective charter agreements and the circumstances under which demurrage claims arise, and is recognized on a pro rata basis over the length of the voyage to which it pertains.
Pool Revenues — During the years ended March 31, 2018 and 2017, the Company employed some of its vessels in vessel pools. None of the Company’s vessels operated in pools during the nine months ended December 31, 2018. The vessel pools in which the Company’s vessels operate provide cost-effective commercial management services for a group of similar class vessels. The pool arrangements provide the benefits of a large-scale operation and chartering efficiencies that might not be available to smaller fleets. Under the pool arrangement, voyage related costs, such as the cost of bunkers and port expenses, are borne by the pool and vessel operating costs including crews, maintenance and insurance are typically paid by the owner of the vessel. Since the members of the pool share in the revenue less voyage expenses generated by the entire group of vessels in the pool, and the pool operates in the spot market, the revenue earned by these vessels is subject to the fluctuations of the spot market. The Company recognizes revenue from these pool arrangements based on its portion of the net distributions reported by the relevant pool, which represents the net voyage revenue of the pool after voyage expenses and certain pool manager fees.
Vessel Expenses — Vessel expenses include crew wages and associated costs, the cost of insurance premiums, expenses relating to repairs and maintenance, lubricants and spare parts, technical management fees and other miscellaneous expenses. Vessel expenses are recognized when incurred.

Management Fees — Management fees consist of fees paid to a charterer that commercially manages certain vessels and fees paid to the pools in which the Company’s vessels operate.
Fair Value Measurements — Fair value is defined as the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. When establishing fair value, a three-tier hierarchy for inputs is used, which prioritizes the inputs used in the valuation methodologies. Fair value is a measurement for certain financial instruments and nonfinancial assets and nonfinancial liabilities. For nonfinancial assets, including fixed assets, fair value is recorded or required to be disclosed in a period in which an impairment occurs.
Fair Value of Financial Instruments — The estimated fair value of the Company’s financial instruments, such as cash equivalents, due from charterers, and accounts payable and accrued expenses approximate their individual carrying amounts as of December 31, 2018 and March 31, 2018, due to their short-term maturity or the variable-rate nature of the respective borrowings under the credit facilities. Derivative assets and liabilities are carried on the balance sheets at fair value.
Derivatives — Interest Rate Risk Management — The Company is exposed to interest rate risk through its variable rate credit facilities. The Company uses interest rate swaps, under which the Company pays a fixed rate in exchange for receiving a variable rate, to achieve a fixed rate of interest on the hedged portion of the debt in order to increase the ability to forecast interest expense. The objective of these swaps is to help to protect the Company against changes in borrowing rates on the current credit facilities and any replacement floating rate Eurodollar credit facility. Upon execution of the swaps, the Company designated the swaps as cash flow hedges of benchmark interest rate risk under ASC 815, Derivatives and Hedging, and has established effectiveness testing and measurement processes. Changes in the fair value of the interest rate swaps are recorded as assets or liabilities, and effective unrealized gains or losses are captured in a component of accumulated other comprehensive income or loss until reclassified to interest expense when the hedged variable rate interest expenses are incurred. The ineffective portion, if any, of the change in fair value of the interest rate swap agreements is required to be recognized in earnings. The Company elected to classify settlement payments as operating activities within the statement of cash flows.
At December 31, 2018 and March 31, 2018, no gains or losses due to ineffectiveness have been recorded in earnings relative to interest rate swaps entered into by the Company that qualify as hedges.
Comprehensive (Loss) Income — The Company follows ASC 220-10, Comprehensive Income, which establishes standards for reporting and displaying comprehensive income and its components in financial statements. Comprehensive income is comprised of net income and amounts related to the Company’s interest rate swaps accounted for as cash flow hedges. These other comprehensive income items are discussed further in Note 9.
Time Charter Contracts Acquired — The Company follows the provisions of ASC 350-20-35, Intangibles-Goodwill and Other. Goodwill and indefinite lived intangible assets and liabilities acquired in a business combination are not amortized but are reviewed for impairment annually or more frequently if impairment indicators arise. Intangible assets with estimable useful lives are amortized over their estimated useful lives.
The Company’s intangible assets consist of charter-in contracts acquired as part of its purchase of 30 vessel-owning companies during the year ended March 31, 2012. Upon the completion of this acquisition, certain time charter contracts with a contractual rate in excess of the fair market charter rate were recorded as an asset on the consolidated balance sheets. The asset is amortized as a net reduction of time charter revenues over the remaining term of such charters. For the nine months ended December 31, 2018 and the years ended March 31, 2018 and 2017, amortization of time charter contracts was $180,913, $240,120 and $1,825,117, respectively.
Unit Compensation — The Company follows ASC 718, Compensation — Stock Compensation, for the expensing of stock options and other share-based payments. This topic requires that stock-based compensation transactions be accounted for using a fair-value-based method. To determine the fair value of the unit awards at March 31, 2012, the Company primarily used the discounted cash flow approach. Prior to this date, as the Company had no operations, the adjusted net assets method was used to determine the fair value of unit awards. See Note 14.

Concentrations of Credit Risk — The Company’s Cash and cash equivalents and Due from charterers may be subject to concentrations of credit risk. The Company deposits a significant portion of its cash and cash equivalents with three financial institutions. None of the Company’s cash and cash equivalent balances maintained at these three financial institutions are covered by insurance in the event of default by either of these banks. The Company’s cash and cash equivalent balances maintained at FDIC-insured institutions exceed the FDIC insured limits. The Company monitors the creditworthiness of these banks regularly.
With respect to Due from charterers, the Company limits its credit risk by performing ongoing credit evaluations and, when deemed necessary, requires letters of credit, guarantees or collateral. For the nine months ended December 31, 2018, the Company earned 13.9% its revenue from one charterer. For the year ended March 31, 2018, the Company earned 12.3% and 21.0% of its revenue from two of the pools in which the Company’s vessels operated during the year. For the year ended March 31, 2017, the Company earned 24.9% and 17.1% of its revenue from two of the pools in which the Company’s vessels operated during the year.
Income Taxes — The Company is a Cayman Islands limited partnership, which is tax exempt. The members of the partnership would be liable for taxes, if any. Substantially all of the activities of the Company and its subsidiaries relate to the operation of vessels in international commerce. Pursuant to various treaties and Section 883 of the U.S. Internal Revenue Code of 1986, management believes that the income of such companies attributable to such operations is exempt from U.S. income tax. Management believes that Section 883 applies to the income of the Company and its subsidiaries, in part, because the countries of incorporation of such companies, which include the Cayman Islands, the Marshall Islands and Liberia, have been officially recognized by the Internal Revenue Service as currently providing a tax exemption to U.S. companies equivalent to Section 883. In addition, management believes that such income is similarly exempt from state and local income taxation. Pursuant to various bilateral agreements that grant reciprocal exemptions, management also believes that the income of such companies from shipping operations is not subject to foreign income taxes. Based on the foregoing, management believes that no provision for income taxes is required. Income from the management company is subject to income taxation, which was not significant.
Recent Accounting Pronouncements
New accounting standard adopted — In October 2016, the FASB issued ASU No. 2016-17 “Consolidation (Topic 810): Interests Held through Related Parties That Are under Common Control” (“ASU 2016-17”), which amends the variable interest entity (“VIE”) guidance within Topic 810. ASU 2016-17 does not change the two required characteristics for a single decision maker to be the primary beneficiary, which are power and economics, but it revised one aspect of the related analysis. ASU 2016-17 changes how a single decision maker of a VIE treats indirect variable interest held through related parties that are under common control when determining whether it is the primary beneficiary of that VIE. ASU 2016-17 requires consideration of such indirect interests on a proportionate basis instead of being the equivalent of direct interests in their entity, thereby making consolidation less likely. For nonpublic entities, ASU 2016-17 is effective for annual reporting periods beginning after December 15, 2016, and interim reporting periods within annual reporting periods beginning after December 15, 2017, allowing for earlier adoption as permitted in the ASUs. The Company adopted ASU 2016-17 during the nine months ended December 31, 2018; this adoption had no impact on the consolidated financial statements.
New accounting standards to be implemented — In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”), which supersedes nearly all existing revenue recognition guidance under U.S. GAAP. The core principle is that a company should recognize revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled for those goods or services. ASU 2014-09 defines a five-step process to achieve this core principle and, in doing so, more judgment and estimates may be required within the revenue recognition process than are required under existing U.S. GAAP. For nonpublic entities, ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019, allowing for earlier adoption as permitted in the ASU, and ASU 2014-09 shall be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. The Company adopted

ASU 2014-09 on January 1, 2019, (the “Adoption Date”). In May 2016, the FASB issued ASU No. 2016-12, Revenue from Contracts with Customers. This update provides further guidance on applying collectability criterion to assess whether the contract is valid and represents a substantive transaction on the basis whether a customer has the ability and intention to pay the promised consideration. The requirements of this standard include an increase in required disclosures. Management has assembled an internal project team and is currently analyzing contracts with customers covering the significant streams of the Company’s annual revenues under the provisions of the new standard as well as changes necessary to information technology systems, processes and internal controls to capture new data and address changes in financial reporting. Management will apply the modified retrospective transition method and will recognize the cumulative effect of adopting this standard as an adjustment to the opening balance of retained earnings as of the Adoption Date. Prior periods will not be retrospectively adjusted. The Company continues to make progress in its implementation and assessment of the new revenue standard. While the assessment is still ongoing, based on the progress made to date, the Company expects that the timing of recognition of revenue for certain ongoing charter contracts will be impacted as well as the timing of recognition of certain voyage related costs. While the assessment of certain effects of the adoption of the ASU 2014-09 are ongoing, the timing of recognition will primarily impact spot voyage charters. Under ASU 2014-09, revenue will be recognized from when the vessel arrives at the load port until the completion of discharge at the discharge port instead of recognizing revenue from the discharge of the previous voyage provided an agreed non-cancellable charter between the Company and the charterer is in existence, the charter rate is fixed and determinable, and collectability is reasonably assured. The financial impact of adoption will depend on the number of spot voyages and time charter arrangements as well as their percentage of completion at the adoption date. The Company expects that the adoption of ASU 2014-09 will result in an increase in the opening Accumulated Deficit balance as of the Adoption Date in the Consolidated Balance Sheet of approximately $2.5 million to $3.0 million as a result of the adjustment of Revenue and Voyage expenses. The above estimate could potentially change upon further evaluation. Additionally, the Company is currently evaluating the adjustment, if any, to other expenses such as Vessel expenses in the Consolidated Statement of Operations and the additional presentation and disclosure requirements of ASU 2014-09 on the consolidated financial statements.
In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments — Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU 2016-01”). The standard addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. For nonpublic entities, ASU 2016-01 is effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019, allowing for earlier adoption as permitted in the ASU. The Company is currently evaluating the potential impact of this pronouncement on the consolidated financial statements.
In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), which establishes a comprehensive new lease accounting model. ASU 2016-02 clarifies the definition of a lease, requires a dual approach to lease classification similar to current lease classifications, and causes lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset for leases with a lease term of more than twelve months. For nonpublic entities, ASU 2016-02 is effective for annual periods beginning after December 15, 2019, and interim reporting periods within annual reporting periods beginning after December 15, 2020, with early adoption permitted. The Company is currently evaluating the potential impact of this pronouncement on the consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805): Clarifying the Definition of a Business” (“ASU 2017-01”). The objective of ASU 2017-01 is to provide guidance to entities when evaluating whether a transaction should be accounted for as an acquisition or disposal of a business. An entity first determines whether substantially all of the fair value of gross assets acquired is concentrated in a single identifiable asset, or a group of similar identifiable assets. If this threshold is met, the assets acquired would not represent a business, and no further assessment is required. If the initial screen is not met, ASU 2017-01 requires that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to produce output and removes the evaluation of whether a market participant could replace the missing elements. For nonpublic entities, ASU 2017-01 is effective for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019, allowing for earlier adoption as permitted in the ASUs, and shall be applied prospectively. The Company does not expect the impact of ASU 2017-01 to have an impact on its consolidated financial statements.
3.   Joint Venture Investments
NT Suez Holdco LLC — In September 2014, the Company formed a joint venture, NT Suez Holdco LLC (“NT Suez”), to purchase two Suezmax newbuildings. The two vessels were delivered in October and November 2016.
NT Suez is owned 51% by the Company and 49% by WLR/TRF Shipping S.a.r.l (“WLR/TRF”). WLR/TRF is indirectly owned by funds managed or jointly managed by WL Ross & Co, LLC (“WLR”), including WLR Recovery Fund V DSS AIV, L.P. and WLR V Parallel ESC, L.P., which are also shareholders of the Company. WLR is a fund manager that manages the Company’s largest shareholders.
The investments NT Suez received from the Company and WLR/TRF during the nine months ended December 31, 2018 and the years ended March 31, 2018 and 2017, which were used for shipyard installment payments and working capital, are as follows:
	Nine Months Ended December31, 2018	Year Ended March 31, 2018	Year Ended March 31, 2017
Total investments in NT Suez – Beginning of period	$72,104,800	$70,104,800	$37,025,600
Company’s investments in NT Suez	—	1,020,000	16,870,392
TRF’s investments in NT Suez	—	980,000	16,208,808
Total year’s investments in NT Suez	—	2,000,000	33,079,200
Total investments in NT Suez – End of period	$72,104,800	$72,104,800	$70,104,800

Management has determined that NT Suez qualifies as a variable interest entity, and, when aggregating the variable interests held by the related parties (i.e. the Company and WLR/TRF), the Company is the primary beneficiary as the Company has the ability to direct the activities that most significantly impacts NT Suez’s economic performance. Accordingly, the Company consolidates NT Suez.
Diamond Anglo Ship Management Pte. Ltd. — In January 2018, the Company and Anglo Eastern Investment Holdings Ltd. (“AE Holdings”), a third party, formed a joint venture, Diamond Anglo Ship Management Pte. Ltd. (“DASM”). DASM is owned 51% by the Company and 49% by AE Holdings as of December 31, 2018, and was formed to provide ship management services to the Company’s vessels.
During the nine months ended December 31, 2018, the Company and AE Holdings contributed investments of  $51,000 and $49,000, respectively, to DASM, which was used for general and administrative expenses.
Management has determined that DASM qualifies as a variable interest entity, and, when aggregating the variable interests held by the Company and AE Holdings, the Company is the primary beneficiary as the Company has the ability to direct the activities that most significantly impacts DASM’s economic performance. Accordingly, the Company consolidates DASM.
4.   Vessel Dispositions
In November 2018, the Board of Directors approved selling the Alpine Minute and Alpine Magic, both 2009-built MR vessels. The Company reached an agreement to sell the Alpine Minute for $17.8 million less a 1% broker commission payable to a third party. The Company reached an agreement to sell the Alpine Magic for $17.0 million less a 1% broker commission payable to a third party. In December 2018, the Company completed the sale of the Alpine Mia and Alpine Magic, receiving total proceeds of $34,889,810, and repaying debt on the $460 Facility, as defined in Note 7 below, of  $24,702,000. The loss on sale of the vessels was $19,970,075, which was recorded to the consolidated statement of operations for the nine months ended December 31, 2018.

5.   prepaid expenses and other current assets
Prepaid expenses and other current assets consist of the following as of December 31, 2018 and March 31, 2018:
	December 31, 2018	March 31, 2018
Advances to technical managers	$578,197	$467,932
Insurance claims receivable	697,258	956,471
Prepaid insurance	579,838	882,347
Deposit	250,000	250,000
Advances to agents	548,968	2,757,518
Other	1,077,204	768,567
Total prepaid expenses and other current assets	$3,731,465	$6,082,835

6.   accounts payable and accrued expenses
Accounts payable and accrued expenses consist of the following as of December 31, 2018 and March 31, 2018:
	December 31, 2018	March 31, 2018
Trade accounts payable and accrued expenses	$11,071,089	$12,505,896
Accrued vessel and voyage expenses	13,845,142	9,406,128
Accrued interest	400,315	214,285
Total accounts payable and accrued expenses	$25,316,546	$22,126,309

7.   Long-Term Debt
Long-term debt at December 31, 2018 and March 31, 2018 was comprised of the following:
	December 31, 2018	March 31, 2018
$460 Facility	$315,368,000	$375,270,000
$235 Facility	186,923,070	194,615,380
$75 Facility	61,875,000	65,625,000
$66 Facility	56,199,443	59,491,503
$30 LOC	20,322,581	—
$20 LOC	6,000,000	6,000,000
Total	646,688,094	701,001,883
Less: Unamortized debt issuance costs	(7,147,186)	(9,266,324)
Less: Current portion	(97,315,075)	(80,372,494)
Long-term debt, net of deferred financing costs	$542,225,833	$611,363,065

$460 Facility — On June 6, 2016, the Company entered into a $460,000,000 five-year senior secured term loan facility, as amended (the “$460 Facility”), for the purposes of refinancing a previous facility. The $460 Facility is a term loan of  $459,375,000, collateralized by 30 vessels, with reductions based on a 17-year age-adjusted amortization schedule, payable on a quarterly basis. Interest is paid quarterly, and the $460 Facility bears interest at the Eurodollar Rate for a one-month interest period, plus a 2.80% interest rate margin.
The $460 Facility contains certain restrictions on the payments of dividends. The $460 Facility permits the Company to pay dividends so long as the payment of dividends does not cause an event of default and the minimum interest coverage ratio is at least 2:50 to 1:00 for the fiscal quarter to which the dividend relates, and limits dividends payable so that they do not exceed in any fiscal year that is equal to 50% of the Consolidated EBITDA of the $460 Facility’s Parent Guarantor, which is the consolidated accounts of Diamond S Shipping III LLC plus 100% of any excess asset sale proceeds amount during that fiscal year. The excess asset sale proceeds amount is the amount of the net cash proceeds received from the sale of any of the $460 Facility’s collateral vessels after the repayment of the collateral vessel’s related financial indebtedness.
$235 Facility — On August 19, 2016, the Company entered into a $235,000,000 five-year senior secured financing facility, as amended (the “$235 Facility”), for the purposes of refinancing a previous facility. The $235 Facility consists of a term loan of  $220,000,000 and a revolving loan of  $15,000,000, and is collateralized by eight vessels, with reductions based on a 17-year age-adjusted amortization schedule, payable on a quarterly basis. The term loan component of the $235 Facility bears interest at the Eurodollar Rate for a three-month interest period, plus a 2.75% interest rate margin, and the interest is paid quarterly. Commitment fees on undrawn amounts related to the revolving loan component of the $235 Facility are 1.10%. As of December 31, 2018, $5,000,000 was drawn, while $7,403,805 was available and undrawn.
The $235 Facility contains certain restrictions on the payments of dividends. The $235 Facility permits the Company to pay dividends so long as the payment of dividends does not cause an event of default, both before and after the payment of the dividend, the leverage ratio is less than 0.55 to 1.00, and the minimum interest coverage ratio is at least 2:50 to 1:00 for the two previous consecutive quarters.
$75 Facility — On March 17, 2016, the Company entered into a seven-year senior secured term loan, as amended (the “$75 Facility”), consisting of a delayed draw term loan of up to $75,000,000. The $75 Facility financed and is collateralized by the two 2016-built Suezmax vessels, is payable on a quarterly basis, and bears interest on LIBOR plus a margin of 2.20%.
The $75 Facility contains certain restrictions on the payments of dividends. The $75 Facility permits the Company to pay dividends so long as the payment of dividends does not cause an event of default, both before and after the payment of the dividend, the leverage ratio is less than 0.55 to 1.00, and the minimum interest coverage ratio is at least 2:50 to 1:00 for the two previous consecutive quarters.
$66 Facility — On August 9, 2016, the Company entered into a $66,000,000 five-year senior secured term loan facility (the “$66 Facility”) for the purpose of financing two vessels controlled through the joint venture (see Note 3). The $66 Facility, which is collateralized by the two vessels controlled through NT Suez, is a nonrecourse term loan with reductions that are based on a 15-year amortization schedule, and are payable on a quarterly basis. Interest is paid quarterly, and the $66 Facility bears interest at the Eurodollar Rate for a three-month interest period, plus a 3.25% interest rate margin.
The $66 Facility contains certain restrictions on the payments of dividends. The $66 Facility LOC permits the Company to pay dividends so long as the payment of dividends does not cause an event of default, and does not exceed an amount equal to 75% of the consolidated net income, as determined in accordance with GAAP, of the borrower, which is the consolidated accounts of NT Suez Holdco LLC.
$20 Line of Credit — On September 29, 2016, the Company amended to extend its $20,000,000 revolving line of credit (the “$20 LOC”), initially entered into on October 1, 2013, and backed by an unfunded capital call. The $20 LOC is renewed annually, and borrowings bear interest at LIBOR plus a margin of 2.75%. Commitment fees on undrawn amounts are 0.375%. As of December 31, 2018, $6,000,000 was drawn on the Amended and Restated $20 LOC, while $11,894,600 was available and undrawn.
$30 Line of Credit — On October 20, 2016, the Company entered into a $30,000,000 three-year revolving line of credit, as amended (the “$30 LOC”), for the purposes of refinancing a previous line of credit. The $30 LOC is collateralized by three vessels acquired in December 2013, and is reduced quarterly by $1,209,677, beginning with the quarter ended March 31, 2017. Borrowings bear interest the Eurodollar Rate plus a margin of 2.75%, and commitment fees on undrawn amounts are 1.10%. As of December 31, 2018, the available balance of  $20,322,581 was drawn.
The $30 LOC contains certain restrictions on the payments of dividends. The $30 LOC permits the Company to pay dividends so long as the payment of dividends does not cause an event of default and the minimum interest coverage ratio is at least 2:50 to 1:00 for the fiscal quarter to which the dividend relates, and limits dividends payable so that they do not exceed in any fiscal year that is equal to 50% of the Consolidated EBITDA of the $30 LOC’s Parent Guarantor, which is the consolidated accounts of Diamond S Shipping III LLC plus 100% of any excess asset sale proceeds amount during that fiscal year. The excess asset sale proceeds amount is the amount of the net cash proceeds received from the sale of any of the $30 LOC’s collateral vessels after the repayment of the collateral vessel’s related financial indebtedness.
The Company sought to refinance the $30 LOC, and currently has a commitment whereby the three vessels that collateralize the $30 LOC will be part of a larger credit agreement that is contingent upon the consummation of the definitive transaction agreement described in Note 1.
Interest Rates — The following table sets forth the effective interest rate associated with the interest costs for the Company’s debt facilities, including the rate differential between the fixed pay rate and the variable receive rate on the interest rate swap agreements that were in effect (see Note 8), combined, as well as the cost associated with commitment fees. Additionally, the table includes the range of interest rates on the debt, excluding the impact of swaps and commitment fees:
	For the Nine Months Ended December 31, 2018	For the Year Ended March 31, 2018	For the Year Ended March 31, 2017
Effective interest rate	4.80%	4.07%	3.76%
Range of interest rates (excluding impact of swaps and commitment fees)	4.50% to 5.64%	3.35% to 5.56%	2.83% to 4.25%
Restrictive Covenants — The Company’s credit facilities and lines of credit contain restrictive covenants and other non-financial restrictions. The $235 Facility, $460 Facility, $75 Facility and $30 LOC include, among other things, the Company’s ability to incur indebtedness, limitations on dividends, minimum cash balance, collateral maintenance, net debt to capitalization ratio, and other customary restrictions. The $66 Facility includes restrictions and financial covenants including, among other things, the Company’s ability to incur indebtedness, limitations on dividends, minimum cash balance, collateral maintenance, and other customary restrictions. The $20 LOC contains certain financial covenants including, among other things, the availability of committed capital of a specified amount. The Company was in compliance with its financial covenants as of December 31, 2018.
Maturities — Aggregate maturities of debt during the next five years from December 31, 2018 are as follows:
2019	$97,315,075
2020	70,992,494
2021	431,505,525
2022	5,000,000
2023	41,875,000
Total	$646,688,094

8.   interest rate swaps
All derivatives are recognized on the Company’s consolidated balance sheets at their fair values. For accounting hedges, on the date the derivative contract is entered into, the Company designates the derivative as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value” hedge) or (2) a hedge of a forecasted transaction (“cash flow” hedge).
The Company has entered into interest rate swap transactions, with multiple counterparties, which have been designated as cash flow hedges. The Company uses interest rate swaps for the management of interest rate risk exposure, as the interest rate swaps effectively convert a portion of the Company’s debt from a floating to a fixed rate. The interest rate swaps are agreements between the Company and counterparties to pay, in the future, a fixed-rate payment in exchange for the counterparties paying the

Company a variable payment. The amount of the net payment obligation is based on the notional amount of the swap contract and the prevailing market interest rates. The Company may terminate the swap contracts prior to their expiration dates, at which point a realized gain or loss would be recognized. The value of the Company’s commitment would increase or decrease based primarily on the extent to which interest rates move against the rate fixed for each swap.
In September 2018, the Company re-couponed its three swaps that initially had an end date of June 4,2021, denoted with an asterisk in the table below. The Company received cash of  $6,813,000 related to re-couponing these three swaps, and the corresponding gain is recognized ratably over the original term of the hedged instruments. The interest rate swaps designated as a cash flow hedge that were in place as of December 31, 2018 and March 31, 2018 are as follows:
Interest Rate Swap Detail				December 31, 2018	March 31, 2018
Trade Date	Fixed Rate	Start Date of Swap	End Date of Swap	Notional Amount Outstanding	Notional Amount Outstanding
13-Sep-16	1.106%	30-Sep-16	25-Sep-18*	$—	$62,037,531
13-Sep-16	1.106%	30-Sep-16	25-Sep-18*	—	62,037,531
13-Sep-16	1.106%	30-Sep-16	25-Sep-18*	—	62,037,531
25-Sep-18	2.906%	31-Aug-18	04-Jun-21	56,030,031	—
25-Sep-18	2.906%	31-Aug-18	04-Jun-21	56,030,031	—
25-Sep-18	2.906%	31-Aug-18	04-Jun-21	56,030,031	—
				$168,090,093	$186,112,593

The Company pays fixed-rate interest amounts and receives floating rate interest amounts based on one month LIBOR settings.
The derivative asset and liability balances at December 31, 2018 and March 31, 2018 are as follows:
	Asset Derivatives			Liability Derivatives
	Balance Sheet Location	Fair Value		Balance Sheet Location	Fair Value
Date		December 31, 2018	March 31, 2018		December 31, 2018	March 31, 2018
Derivatives designated as hedging instruments
Interest rate contracts	Derivative asset (Current assets)	$—	$1,752,360	Derivative liability (Current liabilities)	$630,432	$—
Interest rate contracts	Derivative asset (Noncurrent assets)	—	4,377,561	Derivative liability (Noncurrent liabilities)	899,578	—
Total derivatives designated as hedging instruments		—	6,129,921		1,530,010	—
Total Derivatives		$—	$6,129,921		$1,530,010	$—

The components of Accumulated other comprehensive income included in the consolidated balance sheets consist of net unrealized (loss) gain on cash flow hedges as of December 31, 2018 and March 31, 2018.
The following table presents the gross amounts of these liabilities with any offsets to arrive at the net amounts recognized in the consolidated balance sheets at December 31, 2018 and March 31, 2018:

	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Liabilities Presented in the Consolidated Balance Sheets	Gross Amounts not Offset in the Consolidated Balance Sheets		Net Amount
				Financial Instruments	Cash Collateral Received
December 31, 2018 Derivatives	$1,530,010	$—	$1,530,010	$—	$—	$1,530,010
March 31, 2018 Derivatives	—	—	—	—	—	—
The following table presents the gross amounts of these assets with any offsets to arrive at the net amounts recognized in the consolidated balance sheets at December 31, 2018 and March 31, 2018:
	Gross Amounts of Recognized Assets	Gross Amounts Offset in the Consolidated Balance Sheets	Net Amounts of Assets Presented in the Consolidated Balance Sheets	Gross Amounts not Offset in the Consolidated Balance Sheets		Net Amount
				Financial Instruments	Cash Collateral Received
December 31, 2018 Derivatives	$—	$—	$—	$—	$—	$—
March 31, 2018 Derivatives	6,129,921	—	6,129,921	—	—	6,129,921
9.   Accumulated other comprehensive Income
The components of Accumulated other comprehensive income included in the consolidated balance sheets consist of net unrealized (loss) gain on cash flow hedges as of December 31, 2018 and March 31, 2018.
	Nine Months Ended December 31, 2018	Year Ended March 31, 2018
Accumulated other comprehensive income – Beginning of period	$6,129,921	$4,521,480
Other comprehensive (loss) income before reclassifications	(2,933,839)	991,170
Amounts reclassified from Accumulated other comprehensive income	1,191,083	617,271
Other comprehensive (loss) income for the year	(1,742,756)	1,608,441
Accumulated other comprehensive income – End of period	$4,387,165	$6,129,921

The realized gain for the nine months ended December 31, 2018 reclassified from Accumulated other comprehensive income consists of  $295,258 related to interest rate swap contracts and $895,825 related to the amortizing gain on re-couponed swaps, as discussed in Note 8. The realized gain (loss) for the years ended March 31, 2018 and 2017 reclassified from Accumulated other comprehensive income consists of $617,271 and ($1,723,446), respectively, related to interest rate swap contracts. The realized gains reclassified from Accumulated other comprehensive income are presented in Interest expense in the consolidated statements of operations.
10.   Fair Value of financial instruments
The fair values and carrying amounts of the Company’s financial instruments at December 31, 2018 and March 31, 2018 that are required to be disclosed at fair value, but not recorded at fair value, are as follows:
	December 31, 2018		March 31, 2018
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Cash and cash equivalents	$83,053,722	$83,053,722	$79,339,584	$79,339,584
Restricted cash	5,104,167	5,104,167	5,000,000	5,000,000
Variable rate debt	646,688,094	646,688,094	701,001,883	701,001,883

The following methods and assumptions are used in estimating the fair value of disclosures for financial instruments:
Cash and cash equivalents, and Restricted cash:   The carrying amounts reported in the consolidated balance sheets for Cash and cash equivalents, and Restricted cash approximate fair value. Cash and cash equivalents, and Restricted cash are considered Level 1 items as they represent liquid assets with short-term maturities.
Variable Rate Debt:   The fair value of variable rate debt is based on management’s estimate of rates the Company could obtain for similar debt of the same remaining maturities. Additionally, the Company considers its creditworthiness in determining the fair value of variable rate debt under the credit facilities. The carrying amounts in the above table, which exclude the impact of financing charges, approximate the fair market value for these variable rate debt. Variable rate debt is considered to be a Level 2 item as the Company considers the estimate of rates it could obtain for similar debt.
The fair value of an asset or liability is based on assumptions that market participants would use in pricing the asset or liability. The hierarchies of inputs used when determining fair value are described below:
Level 1:   Valuations based on quoted prices in active markets for identical instruments that the Company is able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.
Level 2:   Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.
Level 3:   Valuations based on inputs that are unobservable and significant to the overall fair value measurement.
The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of financial instruments and the placement of financial instruments within the fair value hierarchy.
The table below provides the financial instruments carried at fair value based on the levels of hierarchy as of the valuation date listed:
	Level 1	Level 2	Level 3	Total
December 31, 2018
Derivative liabilities	$—	$1,530,010	$—	$1,530,010
March 31, 2018
Derivative assets	$—	$6,129,921	—	6,129,921
Derivative Assets and Liabilities:   The fair value of the derivative assets and liabilities, which relate to the interest rate swaps used for hedging purposes, is the estimated amount the Company would receive or pay for the asset or liability, respectively, to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties. Interest rate swaps are considered to be a Level 2 item as the Company, using the income approach to value the derivatives, uses observable Level 2 market inputs at measurement date and standard valuation techniques to convert future amounts to a single present amount assuming that participants are motivated, but not compelled to transact. Level 2 inputs for the valuations are limited to quoted prices for similar assets in active markets (specifically, futures contracts on LIBOR for the first two years) and inputs other than quoted prices that are observable for the asset (specifically, LIBOR, cash and swap rates and credit risk at commonly quoted intervals). Mid-market pricing is used as a practical expedient for fair value measurements. Refer to Note 8 for further information regarding the Company’s interest rate swap agreements.
The Company does not currently have any Level 3 financial assets and there have been no transfers in and/or out of Level 3 during the nine months ended December 31, 2018 and the years ended March 31, 2018 and 2017.

11.   revenue from time charters
The future minimum revenues, before inclusion of profit-sharing revenue, if any, expected to be received on irrevocable time charters for which revenues can be reasonably estimated and the related revenue days (revenue days represent calendar days, less five days annually, not including offhire for drydock) that the vessels are available for employment, and not including charterers’ renewal options, as of December 31, 2018 are $6,736,200 for the year ending December 31, 2019.
12.   Equity Contributions and Partnership Structure
On July 29, 2011, the Company entered into agreements, effective September 26, 2011, with an investment group to obtain up to $950,000,000 in equity capital necessary to fund the capital commitments for remaining obligations under the newbuilding program, provide security for a working capital line of credit and fund an acquisition. As of March 31, 2018, $911,118,036 of equity contributions have been funded to the Company, with $38,881,964 of equity remaining. In addition, on October 1, 2013, the Company entered into the $20 Line of Credit of which it committed $17,894,737 of unfunded equity as security and an additional $8,947,368 in equity to be used if there is an occurrence of an event of default. Accordingly, $12,039,859 of unfunded equity commitments remain available to the Company for working capital and other purposes, pending approval by the Company’s shareholders.
On December 12, 2013, an investor contributed to the Company three vessel subsidiaries in exchange for an $83,652,549 equity interest in the Company, which tracks through to an economic ownership interest in the Company’s wholly-owned subsidiary Diamond S Shipping III LLC. In conjunction with this, on December 12, 2013, the Company entered into an amended and restated partnership agreement that established two classes of partnership interests, Class A Common Units and Class B Common Units, each of which is 100% owned by its partners. The Class A Common Unit holders are entitled to the earnings and, in liquidation, the fair value of the Company’s Suezmax vessels. The Class B Common Unit holders are entitled to the earnings and, in liquidation, the fair value of the Company’s MR vessels. At December 31, 2018, Partners’ contributions associated with the Class A Common Units and Class B Common Units were approximately $410 million and $585 million, respectively. At the time of an event of liquidation, the investors in the Class A and Class B Common Units would be entitled to the liquidation value of their respective fleets, as determinable in the amended and restated partnership agreement.
In September 2016, the Company distributed $60,000,000 in the form of a cash dividend to the investors in the Class A Common Units.
13.   Savings Plan
The Company’s tax-deferred savings plan (the “401(k) Plan”) permits eligible employees to make contributions by salary deduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended. Under the 401(k) Plan, participating employees may defer a portion of their pre-tax earnings, up to the IRS annual contribution limit, and the Company matches and makes contributions up to a certain amount of each employee’s eligible earnings. For the nine months ended December 31, 2018 and the years ended March 31, 2018 and 2017, the Company’s 401(k) contribution expense, which is included in General and administrative expenses in the consolidated statements of operations, was $226,670, $353,989 and $375,042, respectively.
14.   unit compensation
Unit Incentive Plan — The Company was formed pursuant to an exempted limited partnership agreement (the “Agreement”). The Agreement provided for the granting of incentive units to certain employees, where the units granted represent profits interests in the Company, subject to any vesting, forfeiture or other provisions that may be set forth in grants evidencing their issuance. The deemed exercise price for each incentive unit for purposes of the Agreement is $0. The pool of incentive units available for issuance is 750.
Incentive units are comprised of both service and performance units, which employees receiving a grant that generally consists of 20% service units and 80% performance units. The units that contain service conditions vest ratably over the service period on each anniversary date from the date of grant. The units that contain performance conditions become fully vested upon the consummation of an initial purchase and sale of the interests and units in the Company. Distributions, if any, under the service and performance units would be made in accordance with the Agreement, and are based on various factors including achieved internal rate of return and specified levels of return on investor capital, as further described in the Agreement. The foregoing grants are subject to accelerated vesting under certain circumstances set forth in the relevant grant agreement.
A summary of the activity for restricted unit awards during the nine months ended December 31, 2018 and the years ended March 31, 2018 and 2017 is as follows:
	Number of Units	Weighted-Average Fair Value
Outstanding and nonvested – April 1, 2016	501.40	$12,737.10
Granted	—	—
Vested	—	—
Forfeited	—	—
Outstanding and nonvested – March 31, 2017	501.40	$12,737.10
Granted	—	—
Vested	—	—
Forfeited	—	—
Outstanding and nonvested – March 31, 2018	501.40	$12,737.10
Granted	—	—
Vested	—	—
Forfeited	—	—
Outstanding and nonvested – December 31, 2018	501.40	$12,737.10

As of December 31, 2018, there were no unrecognized compensation costs. As of December 31, 2018, the occurrence of the event that would cause the Company’s restricted performance units to vest was not probable. Accordingly, no compensation expense related to performance unit awards was recorded through December 31, 2018. However, at the time the performance condition attached to the performance unit awards becomes probable, the Company will record compensation expense of  $6,386,384.
Total compensation cost recognized for amortization of restricted unit awards, which relates entirely to service units, was recorded to General and administrative expenses in the consolidated statements of operations. There were no unit compensation costs for the nine months ended December 31, 2018 and the years ended March 31, 2018 and 2017.
15.   Commitments and contingencies
Commitments — On May 16, 2013, the Company entered into a consent to assignment with regard to an operating lease for office space in Greenwich, Connecticut on Benedict Place, with a remaining term of six years. The Company’s lease term commenced on August 1, 2013 and, after signing a one-year extension in January 2018, expires on October 18, 2019. Under this operating lease, the future minimum payments during the year following December 31, 2018 is $409,573.
For the nine months ended December 31, 2018 and the years ended March 31, 2018 and 2017, the Company’s rent expense, which is included in General and administrative expenses in the consolidated statements of operations, was $326,484, $498,750 and $487,028, respectively.
In April, July and August 2018, the Company entered into ballast water treatment contracts for certain MR vessels. The eleven contracts currently in place have a total cost of  $11,440,000, of which $9,000,000 remains unpaid at December 31, 2018, and will be paid over the years ending December 31, 2019 and 2020, in amounts totaling $5,584,000 and $416,000, respectively. Amounts paid on these contracts total $2,220,000 as of December 31, 2018 and are included in Other noncurrent assets on the consolidated balance sheet.

In November 2018, the Company entered into scrubber contracts for two of its Suezmax vessels. The two contracts currently in place have a total cost of  $4,700,000, of which $4,230,000 remains unpaid at December 31, 2018, and will be paid over the years ending December 31, 2019 and 2020, in amounts totaling $2,538,000 and $1,692,000, respectively. Amounts paid on these contracts total $846,000 as of December 31, 2018 and are included in Other noncurrent assets on the consolidated balance sheet.
Contingencies — From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of its business. Such claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. The Company is not aware of any legal proceedings or claims that is believes will have, individually or in the aggregate, a material effect on the Company, its financial condition, results of operations or cash flows.
16.   Segment Reporting
The Company is engaged primarily in the ocean transportation of crude oil and petroleum products in the international market through the ownership and operation of a diversified fleet of vessels. The shipping industry has many distinct market segments based, in large part, on the size and design configuration of vessels required and, in some cases, on the flag of registry. Rates in each market segment are determined by a variety of factors affecting the supply and demand for vessels to move cargoes in the trades for which they are suited. Tankers are not bound to specific ports or schedules and therefore can respond to market opportunities by moving between trades and geographical areas. The Company’s vessels regularly navigate in international waters, over hundreds of trade routes, to hundreds of ports and, as a result, the disclosure of geographic information is impracticable. The Company charters its vessels primarily on voyage charters and on time charters.
The Company has two reportable segments, Crude Tankers and Product Carriers. The NT Suez investment in included in the Crude Tankers Segment. Segment results are evaluated based on (loss) income from operations. The accounting policies applied to the reportable segments are the same as those used in the preparation of the Company’s consolidated financial statements.

Results for the Company’s revenue and (loss) income from operations by segment for the nine months ended December 31, 2018 and the years ended March 31, 2018 and 2017, are as follows:
	Crude Tankers	Product Carriers	Total
Nine Months Ended December 31, 2018
Revenue	$94,783,000	$180,690,330	$275,473,330
Vessel expenses	(23,577,059)	(61,628,790)	(85,205,849)
Voyage expenses	(41,177,673)	(96,596,201)	(137,773,874)
Depreciation and amortization	(23,812,293)	(42,289,077)	(66,101,370)
Loss on sale of vessels	—	(19,970,075)	(19,970,075)
General, administrative and management fees(1)	(3,403,560)	(8,658,459)	(12,062,019)
(Loss) income from operations	$2,812,415	$(48,452,272)	$(45,639,857)
Year Ended March 31, 2018
Revenue	$116,826,883	$186,116,353	$302,943,236
Vessel expenses	(30,904,026)	(78,271,933)	(109,175,959)
Voyage expenses	(54,964,336)	(34,947,549)	(89,911,885)
Depreciation and amortization	(31,344,343)	(55,280,187)	(86,624,530)
General, administrative and management fees(1)	(3,785,523)	(12,356,945)	(16,142,468)
(Loss) income from operations	$(4,171,345)	$5,259,739	$1,088,394
Equity income	$32,953	$—	$32,953
Year Ended March 31, 2017
Revenue	$136,230,604	$167,566,579	$303,797,183
Vessel expenses	(26,586,288)	(76,413,667)	(102,999,955)
Voyage expenses	(42,246,158)	(1,097,447)	(43,343,605)
Depreciation and amortization	(26,616,382)	(54,432,009)	(81,048,391)
General, administrative and management fees(1)	(3,583,572)	(11,490,274)	(15,073,846)
Income from operations	$37,198,204	$24,133,182	$61,331,386
Equity income	$(26,628)	$—	$(26,628)

(1)
Includes direct general and administrative expenses and indirect general and administrative expenses (allocated to each segment based on a formula).

The reconciliations of total assets of the segments to amounts included in the consolidated balance sheets are as follows:
	December 31, 2018	March 31, 2018
Crude Tankers	$758,372,068	$778,059,153
Product Carriers	885,220,388	986,293,935
Corporate unrestricted cash and cash equivalents	2,507,658	4,776,106
Other unallocated amounts	3,754,621	796,664
Consolidated total assets	$1,649,854,735	$1,769,925,858

17.   Transition Period Comparative Data
The Company is presenting audited consolidated financial statements for the nine months ended December 31, 2018. The following tables provide certain unaudited comparative financial information for the same period of the prior year.

Consolidated Statements of Operations
	For the Nine Months Ended
	December 31, 2018	December 31, 2017 (unaudited)
REVENUE – Net of amortization of time charter contracts acquired	$275,473,330	$209,799,333
OPERATING EXPENSES:
Vessel expenses	85,205,849	81,146,005
Voyage expenses	137,773,874	45,176,700
Depreciation and amortization expense	66,101,370	64,570,923
Loss on sale of vessels	19,970,075	—
General and administrative	11,383,536	10,683,180
Other corporate expenses	678,483	982,740
Management fees	—	319,203
Total operating expenses – Net	321,113,187	202,878,751
OPERATING (LOSS) INCOME	(45,639,857)	6,920,582
OTHER (EXPENSE) INCOME:
Interest expense	(28,097,188)	(25,172,327)
Other income	1,223,207	977,846
Total other expense – Net	(26,873,981)	(24,194,481)
Net (loss) income	(72,513,838)	(17,273,899)
Less: Net (loss) income attributable to noncontrolling interest	(134,987)	(440,325)
Net (loss) income attributable to DSS Holdings L.P.	$(72,378,851)	$(16,833,574)

Consolidated Statements of Cash Flows
	For the Nine Months Ended
	December 31, 2018	December 31, 2017 (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(72,513,838)	$(17,273,899)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	66,101,370	64,570,923
Loss on sale of vessels	19,970,075	—
Amortization of deferred financing charges	2,494,404	2,129,247
Amortization of time charter hire contracts acquired	180,913	180,913
Loss on disposal of vessel equipment	34,058	197,179
Realized gain from recouponing swaps	(895,825)	—
Changes in assets and liabilities:
Decrease in Due from charterers	11,908,313	1,221,567
Decrease (increase) in Inventories	1,979,810	(7,847,511)
Decrease in Prepaid expenses and other current assets	2,351,370	(3,370,304)
Cash paid for drydocking	(17,746,399)	(12,972,495)
Decrease in Pool working capital contributions	2,027,640	1,239,719
Dividend received from equity method investment	—
Decrease in Other noncurrent assets	(9,420)	(728,614)
Increase in Accounts payable and accrued expenses	5,993,623	5,292,829
Increase (decrease) in Deferred charter hire	1,610,875	(964,936)
Net cash provided by operating activities	23,486,969	31,674,618
CASH FLOWS FROM INVESTING ACTIVITIES:
Maturities of time deposits	—	52,529,919
Proceeds from sale of vessels	34,889,810	—
Payments for vessel additions	(4,699,777)	(2,290,546)
Payments for other property	(527,513)	(411,351)
Acquisition costs	(1,654,395)	—
Net cash provided by investing activities	28,008,125	49,828,022
CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on long-term debt	(79,636,370)	(55,779,370)
Borrowings on revolving credit facilities	26,532,258
Repayments on revolving credit facilities	(1,209,677)	—
Cash received from recouponing swaps	6,813,000	—
Proceeds from partner’s contribution in subsidiary	49,000	980,000
Payments for deferred financing costs	(225,000)	(12,909)
Net cash used in financing activities	(47,676,789)	(54,812,279)
Net increase in cash, cash equivalents and restricted cash	3,818,305	26,690,361
Cash, cash equivalents and restricted cash – Beginning of period	84,339,584	69,350,323
Cash, cash equivalents and restricted cash – End of period	$88,157,889	$96,040,684
SUPPLEMENTAL DISCLOSURES:
Cash paid for interest	$25,753,555	$22,698,172
Capital items recorded in Accounts payable and accrued expenses	$33,724	$—

18.   subsequent events
The Company has evaluated all subsequent events through April 29, 2019, the date the consolidated financial statements were available to be issued, to ensure that these consolidated financial statements include appropriate recognition and disclosure of recognized events as of December 31, 2018, and material subsequent events thereafter.
On March 27, 2019, the Company completed the merger discussed in Note 1 (the “Merger”), and the combined entity, Diamond S Shipping Inc. (“DSSI”), became a publicly traded company on March 28, 2019, with its shares listed on the New York Stock Exchange. DSSI owns and operates 68 vessels.
The Merger will be accounted for as an asset acquisition under the guidelines of the FASB ASC 805, and ASU 2017-01, whereby the Company is the accounting acquirer of the 25 vessels and associated bunker inventories, $10 million in cash and other tangible and intangible assets and liabilities. Such assets and liabilities will be recorded at the cost of acquisition including transaction costs, which will be allocated based on their relative fair value. The Company’s assets, liabilities and results of operations will remain at their historical cost basis.
In connection with the Merger, DSSI entered into a $360,000,000 five-year Credit Agreement (the “$360 Facility”), for the purposes of financing the Merger and refinancing the $30 LOC. The $360 Facility consists of a term loan of  $300,000,000 and a revolving loan of  $60,000,000, and is collateralized by the 25 vessels acquired in the Merger and the three vessels that collateralized the $30 LOC, with reductions based on a 17 year age-adjusted amortization schedule, payable on a quarterly basis. The term loan component of the $360 Facility bears interest at the Eurodollar Rate for a three-month interest period, plus a 2.65% interest rate margin, and the interest is paid quarterly. Commitment fees on undrawn amounts related to the revolving loan component of the $360 Facility are 1.06%.
Also, at the time of the Merger’s completion, all amounts drawn on the $30M LOC were paid off and the $30 LOC was cancelled.
Prior to the completion of the Merger, all amounts drawn on the $20 LOC were paid off and, at the time of the Merger’s completion, the $20 LOC was cancelled.
As of April 29, 2019, except as disclosed in this note and elsewhere in these consolidated financial statements, there were no additional subsequent events that the Company believes require recognition or disclosure.
* * * * * *

Diamond S Shipping Inc.
11,684,435 Common Shares

P R E L I M I N A R Y    P R O S P E C T U S

           , 2019

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
The following table shows the costs and expenses payable in connection with the offering and distribution of the securities being registered. All amounts except the SEC registration fee are estimated.
Amount
SEC registration fee	$18,368
Accounting fees and expenses	(1)
Printing and engraving expenses	(1)
FINRA filing fee	(1)
Legal fees and expenses	(1)
Miscellaneous fees	(1)
Transfer Agent and Registrar Fees	(1)
Total	(1)

(1)
Fees and expenses (other than the SEC registration fee to be paid upon the filing of this registration statement) will depend on the number and nature of any offerings of securities made pursuant to this registration statement, and cannot be estimated at this time. An estimate of the aggregate expenses in connection with the distribution of securities being offered will be included in any applicable prospectus supplement.

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS
Limitations on Liability and Indemnification of Officers and Directors
The Company is a corporation incorporated and existing under the laws of the Republic of the Marshall Islands. Section 60 of the BCA provides that a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe such person’s conduct was unlawful.
A Marshall Islands corporation also has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by such person or in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
To the extent that a director or officer of a Marshall Islands corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the preceding paragraphs, or in the defense of a claim, issue or matter therein, such director or officer shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such director or officer in connection therewith. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation as authorized under Section 60 of the BCA.
Section 60 of the BCA also permits a Marshall Islands corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against such person and incurred by such person in such capacity whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 60 of the BCA.
The indemnification and advancement of expenses provided by, or granted pursuant to, Section 60 of the BCA are not exclusive of any other rights to which those seeking indemnification and advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
The Company’s articles of incorporation include a provision that eliminates the personal liability of directors for monetary damages to the Company for actions taken as a director to the fullest extent permitted by the BCA.
The Company’s articles of incorporation also provide that the Company must indemnify, to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director or an officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent. Such persons will be indemnified and held harmless by the Company to the fullest extent permitted or required by the BCA against all expense, liability and loss (including attorneys’ fees, judgments, fines, excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such person in connection therewith.
The Company’s articles of incorporation also expressly authorize the advancement of certain expenses (including attorneys’ fees and expenses) to directors and officers and the carrying of directors’ and officers’ insurance providing indemnification for the Company’s directors and officers.
The Company expects to enter into indemnification agreements with its directors and officers that will provide for indemnification to the fullest extent permitted by the laws of the Republic of the Marshall Islands.
ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES
In connection with the Transactions, on March 27, 2019, the Company issued 27,165,696 Diamond S common shares to DSS Holdings LP. These shares were issued in reliance upon an exemption from registration pursuant to Section 4(a)(2) under the Securities Act. This issuance was not a “public offering” because only one person was involved in the transaction, the Company did not engage in general solicitation or advertising with regard to the issuance and sale of Diamond S common shares and the Company did not offer to the public in connection with the issuance to DSS Holdings LP.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES
(a) The following Exhibits are filed as part of this registration statement unless otherwise indicated.
The exhibits below are numbered in accordance with the Exhibit Table of Item 601 of Regulation S-K.
Exhibit No.	Description of Exhibit
2.1	Transaction Agreement, dated as of November 27, 2018 (the “Transaction Agreement”), by and among DSS Holdings L.P., DSS Crude Transport Inc., DSS Products Transport Inc., Diamond S Technical Management LLC, Capital Product Partners L.P., Athena SpinCo Inc., Athena Mergerco 1 Inc., Athena Mergerco 2 Inc., Athena Mergerco 3 LLC, and Athena Mergerco 4 LLC (incorporated by reference to Exhibit 2.1 to the Company’s Registration Statement on Form 10, initially filed on December 21, 2018 (the “Form 10”))†
2.2	Amendment No. 1 to the Transaction Agreement, dated as of March 7, 2019 (incorporated by reference to Exhibit 2.2 to the Form 10)
3.1	Amended and Restated Articles of Incorporation of Diamond S Shipping Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed on March 21, 2019 (the “March 21 Form 8-K”))
3.2	Amended and Restated Bylaws of Diamond S Shipping Inc. (incorporated by reference to Exhibit 3.2 to the March 21 Form 8-K)
4.2	Registration Rights Agreement, dated March 27, 2019 (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K, filed on March 29, 2019 (the “March 29 Form 8-K”))
4.3	Director Designation Agreement, dated March 27, 2019, with the Former CPLP Investors (incorporated by reference to Exhibit 10.2 to the March 29 Form 8-K)
4.4	Director Designation Agreement, dated March 27, 2019, with the WLR Investors (incorporated by reference to Exhibit 10.3 to the March 29 Form 8-K)
4.5	Director Designation Agreement, dated March 27, 2019, with the First Reserve Investors (incorporated by reference to Exhibit 10.4 to the March 29 Form 8-K)
5.1	Opinion of Seward & Kissel LLP
10.1	Management and Services Agreement, dated March 27, 2019 (incorporated by reference to Exhibit 10.5 to the March 29 Form 8-K)
10.2	Commercial Management Agreement, dated March 27, 2019 (incorporated by reference to Exhibit 10.6 to the March 29 Form 8-K)
10.3	Form of Technical Management Agreement (incorporated by reference to Exhibit 10.7 to the March 29 Form 8-K)
10.4	Credit Agreement, dated as of March 17, 2016 (the “$75,000,000 Credit Facility Agreement”), relating to a senior secured post-delivery term loan facility in the aggregate principal amount of up to $75,000,000, by and among, inter alios, DSS Vessel IV LLC, as Borrower, the lenders from time to time party thereto, Nordea Bank Finland Plc, New York Branch, as administrative agent, collateral agent and as a lender, and Diamond S Shipping II LLC, as the Parent Guarantor and the subsidiary guarantors party to the guaranty thereunder (incorporated by reference to Exhibit 10.4 to the Form 10)
10.5	Amendment No. 1 to the “$75,000,000 Credit Facility Agreement, dated as of November 27, 2018 (incorporated by reference to Exhibit 10.5 to the Form 10)
10.6	Credit Agreement, dated as of August 19, 2016 (the “$235,000,000 Credit Facility Agreement”), relating to a term loan and revolving loan facility in the aggregate principal amount of up to $235,000,000, by and among, inter alios, DSS Vessel LLC, as Borrower, the lenders from time to time party thereto, DNB Bank, ASA, as administrative agent and collateral agent, Diamond S Shipping II LLC, as Parent Guarantor, and the subsidiary guarantors party to the guaranty thereunder (incorporated by reference to Exhibit 10.6 to the Form 10)

Exhibit No.	Description of Exhibit
10.7	Amendment No. 1 to the $235,000,000 Credit Facility Agreement, dated as of November 27, 2018 (incorporated by reference to Exhibit 10.7 to the Form 10)
10.8	Credit Agreement, dated as of June 6, 2016 (the “$460,000,000 Credit Facility Agreement”), relating to a term loan facility in an amount of up to $460,000,000, by and among, inter alios, DSS Vessel II, LLC, as Borrower, the various other lenders party from time to time thereto, Nordea Bank Finland Plc, New York Branch, as administrative agent, collateral agent and as a lender, Diamond S Shipping III LLC, as Parent Guarantor, and the subsidiary guarantors party to the guaranty thereunder (incorporated by reference to Exhibit 10.8 to the Form 10)
10.9	Amendment No. 1 to the $460,000,000 Credit Facility Agreement, dated as of November 27, 2018 (incorporated by reference to Exhibit 10.9 to the Form 10)
10.10	Credit Agreement, dated as of August 9, 2016 (the “$66,000,000 Credit Facility Agreement”), relating to a term loan facility in the aggregate amount of up to $66,000,000, by and among, inter alios, NT Suez Holdco LLC, as Borrower, the lenders party from time to time thereto, Crédit Agricole Corporate and Investment Bank, as administrative agent, collateral agent and as a lender, NT Suez GP LLC, as Parent Guarantor, and the subsidiary guarantors party to the guaranty thereunder (incorporated by reference to Exhibit 10.10 to the Form 10)
10.11	Amendment No. 1 to the $66,000,000 Credit Facility Agreement, dated as of November 27, 2018 (incorporated by reference to Exhibit 10.11 to the Form 10)
10.12	Credit Agreement, dated as of March 27, 2019, relating to a term loan facility in the aggregate amount of up to $300,000,000 and revolving facility in the amount of up to $60,000,000, by and among, inter alios, Diamond S Finance LLC, as Borrower, the lenders party from time to time thereto, Nordea Bank ABP, New York Branch, as administrative agent and collateral agent (incorporated by reference to Exhibit 10.1 to the March 29 Form 8-K)
10.13	Diamond S Shipping Inc. 2019 Equity and Incentive Compensation Plan, amended as of March 27, 2019 (incorporated by reference to Exhibit 10.9 to the March 29 Form 8-K)
10.14	Form of Director and Officer Indemnification Agreement (incorporated by reference to Exhibit 10.2 to the March 21 Form 8-K)
10.15	Form of Amended and Restated Employment Agreement (incorporated by reference to Exhibit 10.13 to the Form 10)
21.1	Subsidiaries of the Company
23.1	Consent of Deloitte Certified Public Accountants S.A.
23.2	Consent of Deloitte Certified Public Accountants S.A.
23.3	Consent of Deloitte & Touche LLP
23.4	Consent of Seward & Kissel LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)

†
Certain schedules, exhibits and similar attachments have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrant agrees to furnish a copy of any such omitted schedule or similar attachment to the SEC upon request.

ITEM 17.   UNDERTAKINGS
(a)
The undersigned registrant hereby undertakes:

1.
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

5.
That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

6.
That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, New York on the 30th day of April, 2019.
DIAMOND S SHIPPING INC.
By:	/s/ Craig H. Stevenson, Jr.
Name:	Craig H. Stevenson, Jr.
Title:	President, Chief Executive Officer and Director
Each person whose signature appears below constitutes and appoints Craig H. Stevenson, Jr., Kevin M. Kilcullen and Sanjay Sukhrani, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments) and any additional registration statement related thereto permitted by Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto each said attorney-in-fact and agents full power and authority to do and perform each and every act requisite and necessary to be done in connection therewith, as full for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Craig H. Stevenson, Jr. Craig H. Stevenson, Jr.	Chief Executive Officer, President and Director (Principal Executive Officer)	April 30, 2019
/s/ Kevin M. Kilcullen Kevin M. Kilcullen	Chief Financial Officer (Principal Financial and Accounting Officer)	April 30, 2019
/s/ Alexandra Kate Blankenship Alexandra Kate Blankenship	Director	April 30, 2019
/s/ Gerasimos G. Kalogiratos Gerasimos G. Kalogiratos	Director	April 30, 2019
/s/ Harold L. Malone III Harold L. Malone III	Director	April 30, 2019
/s/ Nadim Z. Qureshi Nadim Z. Qureshi	Chairman	April 30, 2019
/s/ Bart H. Veldhuizen Bart H. Veldhuizen	Director	April 30, 2019
/s/ Gerasimos Ventouris Gerasimos Ventouris	Director	April 30, 2019